                      [LETTERHEAD OF THE BERLIN CITY BANK]
                                                              Rule 424(b)(3)
                                                              File No. 333-33033

                                                                 August 12, 1997

Dear Stockholder:

        You are cordially invited to attend a Special Meeting in Lieu of the Annual Meeting of Stockholders of The Berlin City Bank ("BCB"), to be held at the Town and Country Motor Inn, Route 2, Shelburne, New Hampshire, on Tuesday, September 23, 1997, at 2:00 p.m. (the "BCB Meeting").

        BCB has entered into an Agreement and Plan of Merger, dated as of March 14, 1997 (the "Merger Agreement"), by and among BCB, Northway Financial, Inc. ("Northway"), a wholly owned subsidiary of BCB, Pemi Bancorp, Inc. ("PEMI"), and Pemigewasset National Bank ("PNB"), a wholly owned national bank subsidiary of PEMI. Under the terms of the Merger Agreement, (i) Northway will organize a new New Hampshire trust company, Berlin Interim Trust Company ("BITC"), (ii) BITC will merge with and into BCB (the "BCB Reorganization"), as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) following the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the surviving corporation (the "Merger"). As a result of the foregoing transactions, Northway will be the bank holding company for BCB and PNB, and each of BCB and PNB will be wholly owned direct subsidiaries of Northway.

        In connection with the BCB Reorganization and the Merger (i) each outstanding share of BCB common stock will be converted into 16 shares of Northway common stock and (ii) each outstanding share of PEMI common stock will be converted into 1.0419 shares of Northway common stock (the "Exchange Ratio"). Northway has applied to have the common stock to be issued to the BCB and PEMI stockholders quoted on The Nasdaq Stock Market, Inc.'s National Market, which is expected to provide all such stockholders with greater liquidity with respect to their investments.

        At the BCB Meeting, you will be asked to consider and vote upon proposals to approve the BCB Reorganization and the Merger. Following the consummation of such transactions, BCB and PNB will continue their present banking businesses as wholly owned subsidiaries of Northway. With combined assets of more than approximately $370 million, Northway will be the largest independent banking organization in northern New Hampshire and the ninth largest in the state. Following the Merger, the Board of Directors and executive officers of Northway will be comprised of certain directors and executive officers of BCB and PEMI, and the Boards of Directors and executive officers of BCB and PNB will remain the same, although certain current members of the PNB Board will be appointed to the BCB Board, and certain current members of the BCB Board will be appointed to the PNB Board.

        As a bank holding company, Northway generally will have more flexibility in its corporate organization and its banking related activities than is permitted banks under current law. For this and other reasons, the Board of Directors of BCB believes that the combined company will be a more effective competitor in the increasingly competitive financial services industry and that the BCB Reorganization and the Merger are in the best interests of BCB, its stockholders, and the communities in which BCB operates.

        On behalf of the management and directors of BCB, I am pleased to be able to send you the enclosed Joint Proxy Statement/Prospectus which includes information about BCB, Northway, PEMI, and PNB and details about the proposed BCB Reorganization and the Merger. I urge you to read these materials carefully.

        THE BOARD OF DIRECTORS BELIEVES THAT THE BCB REORGANIZATION AND THE MERGER ARE IN THE BEST INTERESTS OF BCB AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE BCB REORGANIZATION PLAN, THE MERGER AGREEMENT, AND THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED THEREBY.

        In arriving at its decision, the Board of Directors considered a number of factors, including the opinion of its financial advisor, Northeast Capital & Advisory, Inc. ("NECA"), that the Exchange Ratio in the Merger is fair to BCB stockholders from a financial point of view. The written opinion of NECA is reproduced in full as Appendix B to the accompanying Joint Proxy Statement/Prospectus, and I urge you to read the opinion carefully.

        The BCB Meeting has also been called for the purpose of electing one director to the Board of Directors of BCB for a two-year term and three directors to the Board of Directors of BCB for three-year terms, and for considering and voting upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors of BCB has fixed the close of business on August 11, 1997, as the record date for determining stockholders entitled to notice of and to vote at the BCB Meeting.

        The Board of Directors of BCB unanimously recommends that stockholders vote "FOR" approval and adoption of the transactions and agreements relating to the BCB Reorganization, "FOR" approval and adoption of the transactions and agreements relating to the Merger, and "FOR" the election of its nominees to the Board of Directors.

        IN VIEW OF THE IMPORTANCE OF THE ACTIONS TO BE TAKEN AT THE BCB MEETING, AND BECAUSE YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE BCB REORGANIZATION, THE MERGER, AND THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED THEREBY, WE URGE YOU TO COMPLETE, SIGN, AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE BCB MEETING. IF YOU ATTEND THE BCB MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU PREVIOUSLY HAVE MAILED YOUR PROXY.

        If the BCB Reorganization is completed, you will receive a letter of transmittal providing instructions as to the procedures to be followed in exchanging your BCB common stock certificates for certificates of Northway common stock. Please do not send your stock certificates with the enclosed proxy card to BCB or to the exchange agent until you receive the letter of transmittal.

        Along with the other members of the Board of Directors, I look forward to greeting you personally at this very important meeting.

                                        Very truly yours,


                                        William J. Woodward
                                        President, Chief Executive Officer, and
                                        Chairman of the Board of Directors

Berlin, New Hampshire
August 12, 1997

                              THE BERLIN CITY BANK
                                  9 MAIN STREET
                           BERLIN, NEW HAMPSHIRE 03570
                             TELEPHONE 603-752-1171

     NOTICE OF SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON TUESDAY, SEPTEMBER 23, 1997

         NOTICE IS HEREBY GIVEN THAT a Special Meeting in Lieu of the Annual Meeting of Stockholders of The Berlin City Bank ("BCB") will be held at the Town and Country Motor Inn, Route 2, Shelburne, New Hampshire, on Tuesday, September 23, 1997, at 2:00 p.m. (the "BCB Meeting").

         BCB has entered into an Agreement and Plan of Merger, dated as of March 14, 1997 (the "Merger Agreement"), by and among BCB, Northway Financial, Inc. ("Northway"), a wholly owned subsidiary of BCB, Pemi Bancorp, Inc. ("PEMI"), and Pemigewasset National Bank ("PNB"), a wholly owned national bank subsidiary of PEMI. Under the terms of the Merger Agreement, (i) Northway will organize a new New Hampshire trust company, Berlin Interim Trust Company ("BITC"), (ii) BITC will merge with and into BCB (the "BCB Reorganization"), as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) following the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the surviving corporation (the "Merger"). As a result of the foregoing transactions, Northway will be the bank holding company for BCB and PNB, and each of BCB and PNB will be wholly owned direct subsidiaries of Northway.

         At the BCB Meeting, you will be asked to consider and vote upon the following proposals:

         (1) To authorize BCB to petition the New Hampshire Banking Commissioner for approval of a Plan of Reorganization, dated September 23, 1997 (the "BCB Reorganization Plan"), by and among BCB, Northway, and BITC, pursuant to which each outstanding share of common stock, par value $5.00 per share, of BCB ("BCB Common Stock") will be converted into 16 shares of common stock, par value $1.00 per share, of Northway ("Northway Common Stock"), and Northway will become the holding company of BCB;

         (2) To ratify the BCB Reorganization Plan at an adjournment of the BCB Meeting (notice of the time and place of which will be given to all BCB stockholders) to be held after receipt of the approval of the New Hampshire Banking Commissioner;

         (3) To approve the Merger Agreement, pursuant to which each outstanding share of common stock, par value $1.00 per share, of PEMI will be converted into 1.0419 shares of Northway Common Stock, and BCB and PNB will become separate bank subsidiaries of Northway;

         (4) To elect one director of BCB for a two-year term to continue until the 1999 Annual Meeting of Stockholders and three directors of BCB for three-year terms to continue until the 2000 Annual Meeting of Stockholders, and until their successors are duly elected and qualified; and

         (5) To transact such other business as may properly come before the BCB Meeting or any adjournments or postponements thereof.

         If the proposals relating to the BCB Reorganization (proposals (1) and (2) above) are approved and/or the proposal relating to the Merger (proposal (3) above) is approved at the BCB Meeting, any stockholder of BCB (i) who delivers to BCB, before the taking of the vote on each such proposal, written objection to the BCB Reorganization or the Merger, stating that he intends to demand payment for his shares of BCB Common Stock if the BCB Reorganization or the Merger, as the case may be, becomes effective, and (ii) whose shares of BCB Common Stock are not voted in favor of the BCB Reorganization proposals or the Merger proposal, as the case may be, has or may have the right to demand in writing from BCB, within 30 days after the date of mailing to him by BCB of notice in writing that the BCB Reorganization and/or the Merger, as the case may be, has become effective, payment for his shares of BCB Common Stock and an appraisal of the value thereof. BCB and any such stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 293-A:13.01 through 293-A:13.31 of the New Hampshire Business Corporation Act, and Section 388:13 of the New Hampshire Revised Statutes Annotated, the full text of which Sections is attached as Appendix D to the accompanying Joint Proxy Statement/Prospectus. See "The BCB Reorganization - Dissenters' Rights of BCB Stockholders" and "The Merger and Related Transactions - Dissenters' Rights of BCB Stockholders in the Merger" in the accompanying Joint Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS BELIEVES THAT THE BCB REORGANIZATION AND THE MERGER ARE IN THE BEST INTERESTS OF BCB AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE BCB REORGANIZATION PLAN, THE MERGER AGREEMENTS, AND THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED THEREBY.

         The Board of Directors has fixed the close of business on August 11, 1997, as the record date for determining the holders of BCB Common Stock entitled to notice of, and to vote at, the BCB Meeting (the "BCB Record Date") or any adjournments or postponements thereof. The outstanding BCB Common Stock, as of the BCB Record Date, consisted of 63,301 shares. The proposals to authorize BCB to submit the BCB Reorganization Plan to the New Hampshire Banking Commissioner for approval and to ratify the BCB Reorganization Plan upon receipt of such approval each require the affirmative vote of two-thirds of the outstanding shares of BCB Common Stock. The proposal to approve the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of BCB Common Stock. The proposal to approve the election of the directors requires the affirmative vote of a plurality of the shares of BCB Common Stock represented in person or by proxy at the BCB Meeting.

         Details of the proposed BCB Reorganization and the Merger and other important information concerning BCB, Northway, BITC, PEMI, and PNB are presented in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.

         All stockholders are cordially invited to attend the BCB Meeting in person; however, to ensure your representation at the BCB Meeting you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.

                                             By Order of the Board of Directors


                                             Paul G. Campagna
                                             Clerk
Berlin, New Hampshire
August 12, 1997


================================================================================
                                   IMPORTANT:

REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING. A PREADDRESSED, POSTAGE PAID ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

================================================================================

                         [PEMI BANCORP, INC. LETTERHEAD]

Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of PEMI Bancorp, Inc. ("PEMI"), to be held at Plymouth Regional Senior Center, R.R. Depot Square, Plymouth, New Hampshire, on Monday, September 22, 1997, at 2:00 p.m. (the "PEMI Meeting").

         PEMI has entered into an Agreement and Plan of Merger, dated as of March 14, 1997 (the "Merger Agreement"), by and among PEMI, Pemigewasset National Bank ("PNB"), a wholly owned national bank subsidiary of PEMI, The Berlin City Bank ("BCB"), and Northway Financial, Inc. ("Northway"), a wholly owned subsidiary of BCB. Under the terms of the Merger Agreement, (i) Northway will organize a new New Hampshire trust company, Berlin Interim Trust Company ("BITC"), (ii) BITC will merge with and into BCB (the "BCB Reorganization"), as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) following the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the surviving corporation (the "Merger"). As a result of the foregoing transactions, Northway will be the bank holding company for PNB and BCB, and each of PNB and BCB will be wholly owned direct subsidiaries of Northway.

         In connection with the BCB Reorganization and the Merger, (i) each outstanding share of BCB common stock will be converted into 16 shares of Northway common stock and (ii) each outstanding share of PEMI common stock will be converted into 1.0419 shares of Northway common stock (the "Exchange Ratio"). Northway has applied to have the common stock to be issued to the BCB and PEMI stockholders quoted on The Nasdaq Stock Market, Inc.'s National Market, which is expected to provide all such stockholders with greater liquidity with respect to their investments.

        At the PEMI Meeting, you will be asked to consider and vote upon a proposal to approve the Merger. Following the consummation of the Merger, PNB and BCB will continue their present banking businesses, as wholly owned subsidiaries of Northway. With combined assets of more than approximately $370 million, Northway will be the largest independent banking organization in northern New Hampshire and the ninth largest in the state. Following the Merger, the Board of Directors and executive officers of Northway will be comprised of certain directors and executive officers of PEMI and BCB, and the Boards of Directors and executive officers of PNB and BCB will remain the same, although certain current members of the BCB Board will be appointed to the PNB Board, and certain current members of the PNB Board will be appointed to the BCB Board.

         The Board of Directors of PEMI believes that the combined company will be a more effective competitor in the increasingly competitive financial services industry and that the Merger is in the best interests of PEMI, its stockholders, and the communities in which it operates.

         On behalf of the management and directors of PEMI, I am pleased to send you the enclosed Joint Proxy Statement/Prospectus which includes information about Northway, BCB, PEMI, and PNB and details about the proposed Merger. I urge you to read these materials carefully.

         THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PEMI AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT AND THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED THEREBY.

         In arriving at its decision, the Board of Directors considered a number of factors, including the opinion of its financial advisor, HAS Associates, Inc. ("HAS"), that the Exchange Ratio in the Merger is fair to PEMI stockholders from a financial point of view. The written opinion of HAS is reproduced in full as Appendix C to the accompanying Joint Proxy Statement/Prospectus, and I urge you to read the opinion carefully.

         The PEMI Meeting has also been called to consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors of PEMI has fixed the close of business on August 11, 1997, as the record date for determining stockholders entitled to notice of and to vote at the PEMI Meeting.

         The Board of Directors of PEMI recommends that stockholders vote "FOR" approval and adoption of the transactions and agreements relating to the Merger.

         IN VIEW OF THE IMPORTANCE OF THE ACTIONS TO BE TAKEN AT THE PEMI MEETING, AND BECAUSE YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AND THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED THEREBY, WE URGE YOU TO COMPLETE, SIGN, AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE PEMI MEETING. IF YOU ATTEND THE PEMI MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU PREVIOUSLY HAVE MAILED YOUR PROXY.

         If the Merger is completed, you will receive a letter of transmittal providing instructions as to the procedures to be followed in exchanging your PEMI common stock certificates for certificates of Northway common stock. Please do not send your stock certificates with the enclosed proxy card to PEMI or to the exchange agent until you receive the letter of transmittal.

         Along with the other members of the Board of Directors, I look forward to seeing you at this very important meeting.

                                Very truly yours,


                                Fletcher W. Adams
                                President, Chief Executive Officer, and Director

Plymouth, New Hampshire
August 12, 1997

                               PEMI BANCORP, INC.
                        287 HIGHLAND STREET, P.O. BOX 29
                             WEST PLYMOUTH, NH 03264
                            TELEPHONE (603) 536-2733


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON MONDAY, SEPTEMBER 22, 1997

         NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders of PEMI BANCORP, INC. ("PEMI") will be held at Plymouth Regional Senior Center, R.R. Depot Square, Plymouth, New Hampshire, on Monday, September 22, 1997 at 2:00 p.m. (the "PEMI Meeting"):

         PEMI has entered into an Agreement and Plan of Merger, dated as of March 14, 1997 (the "Merger Agreement"), by and among PEMI, Pemigewasset National Bank ("PNB"), a wholly owned national bank subsidiary of PEMI, The Berlin City Bank ("BCB"), and Northway Financial, Inc. ("Northway"), a wholly owned subsidiary of BCB. Under the terms of the Merger Agreement, (i) Northway will organize a new New Hampshire trust company, Berlin Interim Trust Company ("BITC"), (ii) BITC will merge with and into BCB (the "BCB Reorganization"), as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) following the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the surviving corporation (the "Merger"). As a result of the foregoing transactions, Northway will be the bank holding company for PNB and BCB, and each of PNB and BCB will be wholly owned direct subsidiaries of Northway.

         At the PEMI Meeting, you will be asked to consider and vote upon the following proposals:

         (1) To approve the Merger Agreement, pursuant to which each outstanding share of common stock, par value $1.00 per share, of PEMI ("PEMI Common Stock") will be converted into 1.0419 shares of common stock, par value $1.00 per share, of Northway, and PNB and BCB will become separate bank subsidiaries of Northway.

         (2) To transact such other business as may properly come before the PEMI Meeting or any adjournments or postponements thereof.

         If proposal (1) above is approved at the PEMI Meeting, any stockholder of PEMI (i) who delivers to PEMI, before the taking of the vote on such proposal, written objection to the Merger, stating that he intends to demand payment for his shares of PEMI Common Stock if the Merger becomes effective, and
(ii) whose shares of PEMI Common Stock are not voted in favor of the Merger, has or may have the right to demand in writing from PEMI, within 30 days after the date of mailing to him by PEMI of notice in writing that the Merger has become effective, payment for his shares of PEMI Common Stock and an appraisal of the value thereof. PEMI and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 293-A:13.01 through 293-A:13.31 of the New Hampshire Business Corporation Act, the full text of which Sections is attached as Appendix D to the accompanying Joint Proxy Statement/Prospectus. See "The Merger and Related Transactions - Dissenters' Rights of PEMI Stockholders in the Merger" in the accompanying Joint Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PEMI AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT AND THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED THEREBY.

         The Board of Directors has fixed the close of business on August 11, 1997, as the record date for determining the holders of PEMI Common Stock entitled to notice of, and to vote at, the PEMI Meeting (the "PEMI Record Date") or any adjournments or postponements thereof. The outstanding PEMI Common Stock, as of the PEMI Record Date, consisted of 690,401 shares. Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of PEMI Common Stock.

         Details of the proposed Merger and other important information concerning PEMI, PNB, Northway, BCB, and BITC are presented in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.

         All stockholders are cordially invited to attend the PEMI Meeting in person; however, to ensure your representation at the PEMI Meeting you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.

                                 By Order of the
                                 Board of Directors


                                 FLETCHER W. ADAMS
                                 President, Chief Executive Officer,
                                 and Director

Plymouth, New Hampshire
August 12, 1997


================================================================================
                                                    IMPORTANT:

REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING. A PREADDRESSED, POSTAGE PAID ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

================================================================================

                              JOINT PROXY STATEMENT
                              THE BERLIN CITY BANK
                               PEMI BANCORP, INC.
                               ------------------

                            NORTHWAY FINANCIAL, INC.
                                   PROSPECTUS

           1,732,145 SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE

        This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of The Berlin City Bank ("BCB") and Pemi Bancorp, Inc. ("PEMI") in connection with the solicitation of proxies by the respective Boards of Directors of such entities for use at stockholder meetings (including any adjournments or postponements thereof) to be held on September 22 and 23, 1997, respectively. This Proxy Statement/Prospectus relates to: (i) with respect to BCB only, (a) the proposed reorganization of BCB into a holding company structure in accordance with applicable New Hampshire law (the "BCB Reorganization") pursuant to a Plan of Reorganization, dated September 23, 1997 (the "BCB Reorganization Plan"), by and among BCB, Northway Financial, Inc. ("Northway"), a wholly owned subsidiary of BCB, and Berlin Interim Trust Company, a newly formed subsidiary of Northway ("BITC"), and (b) the election of four directors of BCB; and (ii) with respect to both BCB and PEMI, the proposed merger (the "Merger") of PEMI with and into Northway pursuant to an Agreement and Plan of Merger, dated March 14, 1997 (the "Merger Agreement"), by and among BCB, Northway, PEMI, and Pemigewasset National Bank ("PNB"), a wholly owned national bank subsidiary of PEMI.

         This Proxy Statement/Prospectus also constitutes a prospectus of Northway with respect to 1,732,145 shares of common stock, par value $1.00 per share, of Northway ("Northway Common Stock"), issuable to BCB common stockholders in connection with the BCB Reorganization and to PEMI common stockholders in connection with the Merger. Following the consummation of the BCB Reorganization and the Merger, former BCB stockholders will hold 58.5% and former PEMI stockholders will hold 41.5% of the outstanding shares of Northway Common Stock.

         This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of BCB and PEMI on or about August 18, 1997. THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED TRANSACTIONS ARE COMPLEX. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

         SEE "RISK FACTORS" ON PAGE 13 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF BCB AND PEMI WITH RESPECT TO THE BCB REORGANIZATION AND THE MERGER.

         THE SHARES OF NORTHWAY COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF NORTHWAY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, OR ANY OTHER GOVERNMENT AGENCY. INVESTMENTS IN NORTHWAY ARE SUBJECT TO RISK, INCLUDING LOSS OF INVESTMENT OR PRINCIPAL.

     NEITHER THE TRANSACTIONS DESCRIBED HEREIN NOR THE NORTHWAY COMMON STOCK OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is August 12, 1997.

                             ADDITIONAL INFORMATION

BCB

         BCB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as administered by the Federal Deposit Insurance Corporation ("FDIC") and in accordance therewith files reports and other information with the FDIC. Such reports, proxy statements and other information can be inspected and copied at the Registration, Disclosure and Securities Operations Unit, Division of Supervision, Room F-640, 550 Seventeenth Street, N.W., Washington, D.C. 20429. Copies of such material can also be obtained from the public reference section of the FDIC, 550 Seventeenth Street, N.W., Washington, D.C. 20429, at prescribed rates.

PEMI

         PEMI is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission" or "SEC") pursuant to
Section 15(d) of the Exchange Act. Reports and other information concerning PEMI can be inspected and copied at the SEC's principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission maintains a WorldWide Web site (http://www.sec.gov) that contains reports and information statements, and other information regarding registrants, such as PEMI, that file electronically with the Commission.

NORTHWAY

         Northway has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Northway Common Stock to be issued in connection with the BCB Reorganization and the Merger. This Proxy Statement/Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to Northway and the Northway Common Stock being issued hereby, reference is hereby made to such Registration Statement and the exhibits thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of all or any part of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

         The Registration Statement and the reports and other information to be filed by Northway following the consummation of the BCB Reorganization and the Merger in accordance with the Exchange Act, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as Northway, that file electronically with the Commission.

         Northway intends to provide its stockholders with annual reports containing audited consolidated financial statements that have been examined and reported upon, with an opinion expressed by, independent certified public accountants and quarterly reports for each of the first three fiscal quarters of each fiscal year containing unaudited condensed, consolidated financial information.

         Northway has filed applications with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Commissioner of the New Hampshire Department of Banking (the "New Hampshire Banking Commissioner") with respect to the BCB Reorganization and the Merger.

         All information in this Proxy Statement/Prospectus relating specifically to Northway, BCB, and BITC has been supplied by BCB and all information herein relating specifically to PEMI and PNB has been supplied by PEMI.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY/STATEMENT PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROXY/STATEMENT PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF NORTHWAY, BCB, PEMI, OR PNB SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                                TABLE OF CONTENTS

                                                                          Page
Section

SUMMARY ...............................................................    1
    The Parties to the Transactions ...................................    1
    Description of the Transactions ...................................    1
    Dates, Times, Places, and Purposes of Special Meetings; Record Dates   2
    Votes Required ....................................................    2
    The BCB Reorganization and the Merger; Conversion of Shares .......    3
    Conditions to the Merger ..........................................    3
    Recommendations of the Boards of Directors of BCB and PEMI ........    3
    Fairness Opinions .................................................    4
    Management of Northway Following the Merger .......................    4
    Non-Solicitation and Termination Fee Agreements ...................    4
    Reorganization Time and Effective Time ............................    5
    Exchange of Certificates ..........................................    5
    Certain Federal Income Tax Consequences ...........................    5
    Accounting Treatment ..............................................    6
    Government and Regulatory Matters .................................    6
    Listing on the Nasdaq National Market .............................    6
    Dissenters' Rights ................................................    6
    Effects of the BCB Reorganization and the Merger on Rights of
      Stockholders ....................................................    6
        Interests of Certain Persons ..................................    7
    Summary of Selected Financial Information of BCB ..................    8
    Summary of Selected Financial Information of PEMI .................    9
    Pro Forma Comparative Per Share Data (Unaudited) ..................   10
    Notes to Pro Forma Comparative Per Share Data (Unaudited) .........   11
    Market Prices of BCB Common Stock and PEMI Common Stock ...........   12

RISK FACTORS ..........................................................   13
    Special Note Regarding Forward Looking Statements .................   13
    Risks Associated with Commercial Real Estate, Commercial, and
      Construction Loans ..............................................   13
    Risks Related to Geographic Concentration of Lending Operations ...   14
    Effect of Changes in Interest Rates ...............................   14
    Asset Quality .....................................................   15
    Risks Associated with the Merger ..................................   15
    Competition .......................................................   16
    Laws and Regulations ..............................................   16
    Certain Potential Anti-Takeover Provisions ........................   16
    Absence of Prior Market for Northway Common Stock; Possible
      Volatility of Stock Prices ......................................   16
    Dependence Upon Key Personnel .....................................   17

THE STOCKHOLDER MEETINGS ..............................................   17
    The Meetings ......................................................   17
    Record Dates ......................................................   17
    Purposes of the Meetings ..........................................   17
    Votes Required at the Meetings ....................................   18
    Proxies; Revocations ..............................................   19
    Solicitation Expenses .............................................   19

THE BCB REORGANIZATION ................................................   20
    Description of the BCB Reorganization .............................   20
    Conversion of Shares of BCB Common Stock ..........................   20
    Procedure for Voting on the BCB Reorganization Proposals ..........   21
    Recommendation of the BCB Board; BCB's Reasons for the BCB
      Reorganization ..................................................   21
    Certain Federal Income Tax Consequences of the BCB Reorganization     22
    Dissenters' Rights of BCB Stockholders ............................   23
    Other Matters .....................................................   25

THE MERGER AND RELATED TRANSACTIONS ...................................   25
    General ...........................................................   25
    Background of the Merger ..........................................   26
    Recommendation of the BCB Board; BCB's Reasons for the Merger .....   28
    Recommendation of the PEMI Board; PEMI's Reasons for the Merger ...   30
    Fairness Opinion of BCB's Financial Advisor .......................   32
    Fairness Opinion of PEMI's Financial Advisor ......................   36
    Certain Federal Income Tax Consequences of the Merger .............   39
    Accounting Treatment ..............................................   40
    Regulatory Matters ................................................   40
    Interests of Certain Persons in the Merger ........................   42
    Listing on the Nasdaq National Market .............................   44
    Deregistration of BCB Common Stock and PEMI Common Stock ..........   45
    Resale of Northway Common Stock ...................................   45
    Dissenters' Rights of BCB Stockholders in the Merger 46
    Dissenters' Rights of PEMI Stockholders in the Merger .............   46

CERTAIN TERMS OF THE MERGER AGREEMENT .................................   48
    Effective Time of the Merger; Closing Date ........................   48
    Conversion of Shares of PEMI Common Stock .........................   48
    Exchange of Northway Certificates for BCB and PEMI Certificates ...   49
    Representations and Warranties Contained in the Merger Agreement ..   50
    Conduct of Business Pending the Merger ............................   50
    No Solicitation ...................................................   51
    Minimum Stockholders' Equity; Allowance for Possible Loan Losses ..   52
    Conditions to Consummation of the Merger ..........................   52
    Termination of the Merger Agreement ...............................   53
    Expenses; Termination Fee .........................................   53
    Amendment and Waiver of the Merger Agreement ......................   54

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF NORTHWAY ........   55

SELECTED HISTORICAL FINANCIAL INFORMATION OF BCB ......................   65

BCB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIALCONDITION AND
  RESULTS OF OPERATIONS ...............................................   66
    Results of Operations .............................................   66
    Three Months Ended March 31, 1997 Compared to Three Months Ended
      March 31, 1996 ..................................................   70
    Year Ended December 31, 1996 Compared to Year Ended December
      31, 1995 ........................................................   72
    Year Ended December 31, 1995 Compared to Year Ended December
      31, 1994 ........................................................   73
    Changes in Financial Condition ....................................   74
    Asset and Liability Management ....................................   74
    Liquidity .........................................................   76
    Regulatory Capital Requirements ...................................   77
    Impact of Inflation and Changing Prices ...........................   77
    Change in Independent Auditors ....................................   77

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PEMI ........   79

PEMI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIALCONDITION AND
  RESULTS OF OPERATIONS ...............................................   80
    Financial Condition and Results of Operations .....................   80
    Allowance For Possible Loan Losses and Non-Performing Assets ......   81
    Average Balances, Interest Income/Expense, and Average Yield/Rates    83
    Liquidity and Capital Resources ...................................   85
    Effects of Inflation ..............................................   86
    Rate Volume Analysis ..............................................   86
    Interest Rate Sensitivity Analysis ................................   87

BUSINESS OF BCB ......................................................    91
    General ..........................................................    91
    Market Area and Competition ......................................    91
    Lending Activities ...............................................    92
    Asset Quality ....................................................    94
    INVESTMENT ACTIVITIES ............................................    97
    Sources of Funds .................................................    99
    Government Regulation ............................................   100
    Properties .......................................................   101
    Legal Proceedings ................................................   101

BCB MANAGEMENT .......................................................   101
    Directors and Executive Officers .................................   101
    Summary of Executive Compensation ................................   102
    Pension Plan .....................................................   103
    Employment Agreements ............................................   104
    Certain Relationships and Related Transactions ...................   104

PRINCIPAL HOLDERS OF BCB COMMON STOCK ................................   105

BUSINESS OF PEMI .....................................................   106
    General ..........................................................   106
    Market Area and Competition ......................................   106
    Loan Portfolio ...................................................   107
    Allowance for Possible Loan Losses ...............................   109
    Investment Securities ............................................   110
    Deposits .........................................................   112
    Employees ........................................................   113
    Properties .......................................................   113
    Legal Proceedings ................................................   113

PEMI MANAGEMENT ......................................................   114
    Directors and Executive Officers .................................   114
    Summary of Executive Compensation ................................   115
    Employment Agreements ............................................   115
    Pension Plan .....................................................   115
    Compensation of Directors ........................................   116
    Certain Relationships and Related Transactions ...................   116

PRINCIPAL HOLDERS OF PEMI COMMON STOCK ...............................   117

BUSINESS OF NORTHWAY .................................................   118

MANAGEMENT OF NORTHWAY FOLLOWING THE MERGER ..........................   119
    Directors and Executive Officers .................................   119
    Committees of the Northway Board .................................   120
    Employment Agreements ............................................   120
    Transactions with Directors ......................................   120

COMPARATIVE STOCK PRICES AND DIVIDENDS ...............................   121
    BCB and PEMI .....................................................   121
    Northway .........................................................   121

DESCRIPTION OF NORTHWAY CAPITAL STOCK ................................   122
    Northway Common Stock ............................................   122
    Northway Preferred Stock .........................................   123
    Certain Anti-Takeover Provisions .................................   123
    Transfer Agent and Registrar .....................................   123

CERTAIN REGULATORY CONSIDERATIONS ....................................   123
    Regulation of Northway ...........................................   123
    Regulation of BCB and PNB ........................................   125
    New Hampshire Bank Regulation ....................................   129
    Other Aspects of Federal and State Law ...........................   130
    Government Policies and Legislative and Regulatory Proposals .....   130

COMPARISON OF RIGHTS OF HOLDERS OF NORTHWAY COMMON STOCK,BCB COMMON
  STOCK, AND PEMI COMMON STOCK .......................................   130
    Certain Anti-Takeover Effects of the Northway Articles and
      the Northway By-laws ...........................................   131
    Matters to Be Considered at Stockholder Meetings and Director
      Nominations ....................................................   131
    Special Meetings of Stockholders .................................   132
    Classification of the Board of Directors .........................   132
    Removal of Directors .............................................   133
    Vacancies on the Board of Directors ..............................   133
    Indemnification and Exculpation of Directors and Officers ........   134
    Conflict of Interest Transactions ................................   136
    Business Combinations ............................................   136
    Amendments to Articles of Incorporation ..........................   138
    Amendments to By-laws ............................................   139
    Financial Reports to Stockholders ................................   140
    Redemption of Shares .............................................   140
    Share Dividends ..................................................   140
    Distributions to Stockholders ....................................   141
    Stockholders' List for Meetings ..................................   141
    Voting Entitlement of Shares .....................................   141
    Cumulative Voting and Preemptive Rights ..........................   142
    Voting Trusts ....................................................   142
    Voting Agreements ................................................   142
    Derivative Proceedings ...........................................   143
    By-law Increasing Quorum or Voting Requirements for Directors ....   143
    Inspection of Records by Stockholders ............................   143
    Qualification of Directors .......................................   144
    Dissenters' Rights ...............................................   144

BCB MEETING-- OTHER MATTERS ..........................................   144
    The BCB Director Proposal ........................................   144
    Meetings of the BCB Board and Committees .........................   145
    Vote Required for Approval .......................................   146
    Stockholder Proposals ............................................   146
    Presence of Auditors at BCB Meeting ..............................   146

OTHER MATTERS ........................................................   146

EXPERTS ..............................................................   147

LEGAL MATTERS ........................................................   147

INDEX TO FINANCIAL STATEMENTS OF BCB, PEMI AND NORTHWAY ..............   F-1

                                   APPENDICES

A. Merger Agreement
B. Opinion of Northeast Capital & Advisory, Inc.
C. Opinion of HAS Associates, Inc.
D. Sections 293-A:13.01 through 293-A:13.31 of the New Hampshire Business Corporation Act and Section 388:13 of the New Hampshire Revised Statutes Annotated
E. BCB Reorganization Plan

                                     SUMMARY

         The following is a brief summary of certain information contained in this Proxy Statement/Prospectus and the Appendices attached hereto. This summary does not contain a complete statement of all material information relating to the proposed BCB Reorganization and the Merger and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices. Consummation of the BCB Reorganization is a condition to the consummation of the Merger and all references and discussions relating to the Merger give effect to the prior consummation of the BCB Reorganization. Stockholders are urged to read this Proxy Statement/Prospectus and the accompanying Appendices in their entirety.

THE PARTIES TO THE TRANSACTIONS

         BCB. BCB is a New Hampshire chartered trust company. BCB has seven offices located in the New Hampshire towns of Berlin, Groveton, Littleton, Gorham (2), and North Conway (2) through which it provides a comprehensive range of banking and related services. BCB's principal executive offices are located at 9 Main Street, Berlin, New Hampshire 03570 and its telephone number is (603) 752-1171.

         As of March 31, 1997, BCB had total assets of $243 million, total deposits of $213 million, total net loans of $155 million, and stockholders' equity of $22 million. Based on total deposits as of December 31, 1996, BCB ranked thirteenth among New Hampshire banking and thrift institutions.

         PEMI. PEMI is a New Hampshire corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. PEMI's wholly owned subsidiary, PNB, is a national bank with five offices located in the New Hampshire towns of Plymouth (2), Ashland, Campton, and North Woodstock through which it provides a comprehensive range of banking and related services. PEMI's principal executive offices are located at 287 Highland Street, Plymouth, New Hampshire 03264, and its telephone number is (603) 536-3339.

         As of March 31, 1997, PEMI had total assets of $128 million, total deposits of $104 million, total net loans of $88 million, and stockholders' equity of $12 million. Based on total deposits as of December 31, 1996, PEMI ranked 23rd among New Hampshire banking and thrift institutions.

         Northway. Northway is a newly formed New Hampshire corporation organized for the initial purpose of effecting the BCB Reorganization, as well as to facilitate the Merger. Other than matters relating to corporate organization and capitalization and other matters incidental to completion of the BCB Reorganization and the Merger, Northway is not engaged, nor will it engage, in any business activity prior to consummation of the BCB Reorganization and the Merger. Following the consummation of such transactions, Northway's business will be to own all of the BCB Common Stock and all of the common stock of PNB, par value $1.00 per share ("PNB Common Stock"). Unless the context otherwise requires, all references herein to Northway include Northway, BCB, and PNB on a consolidated basis. Northway's principal executive offices are located at 9 Main Street, Berlin, New Hampshire 03570 and its telephone number is (603) 752-1171.

DESCRIPTION OF THE TRANSACTIONS

         BCB and PEMI have entered into a Merger Agreement, by and among BCB, Northway, a wholly owned subsidiary of BCB, PEMI, and PNB, a wholly owned national bank subsidiary of PEMI. Under the terms of the Merger Agreement, (i) Northway will organize a new New Hampshire trust company, BITC, (ii) BITC will merge with and into BCB, as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) PEMI will merge with and into Northway, with Northway being the surviving corporation. As a result of the foregoing transactions, Northway will be the bank holding company for BCB and PNB, and each of BCB and PNB will be wholly owned direct subsidiaries of Northway.

         The BCB Reorganization is to be effected in accordance with the terms and conditions of the BCB Reorganization Plan, pursuant to which each share of common stock of BCB, par value $5.00 per share ("BCB Common Stock"), outstanding immediately prior to the date and time at which the BCB Reorganization becomes effective pursuant to the laws of the state of New Hampshire (the "Reorganization Time") will be converted into the right to receive 16 shares of Northway Common Stock, subject to dissenters' rights. A copy of the BCB Reorganization Plan is attached hereto as Appendix E. See "The BCB Reorganization."

         The Merger is to be effected in accordance with the terms and conditions of the Merger Agreement, pursuant to which each share of common stock of PEMI, par value $1.00 per share ("PEMI Common Stock"), outstanding immediately prior to the date and time at which the Merger becomes effective pursuant to the laws of the state of New Hampshire (the "Effective Time") will be converted into the right to receive 1.0419 shares of Northway Common Stock, subject to dissenters' rights. A copy of the Merger Agreement is attached hereto as Appendix A. See "The Merger and Related Transactions."

         The number of shares of Northway Common Stock to be distributed to BCB and PEMI stockholders are fixed under the terms of the Merger Agreement.

DATES, TIMES, PLACES, AND PURPOSES OF SPECIAL MEETINGS; RECORD DATES

         BCB. The BCB Special Meeting in Lieu of the Annual Meeting of Stockholders (the "BCB Meeting") will be held at 2:00 p.m. local time on Tuesday, September 23, 1997 at the Town and Country Motor Inn, Route 2, Shelburne, New Hampshire, to consider and vote upon proposals to authorize and ratify the BCB Reorganization Plan and to approve the Merger Agreement. At the BCB Meeting, stockholders will also consider and vote upon a proposal to elect one director to serve a two-year term and three directors to serve three-year terms. The Board of Directors of BCB (the "BCB Board") has fixed the close of business on August 11, 1997 as the BCB Meeting record date (the "BCB Record Date"). Only holders of record of BCB Common Stock on the books of BCB on the close of business on the BCB Record Date are entitled to notice of and to vote at the BCB Meeting. As of the BCB Record Date, there were 63,301 shares of BCB Common Stock issued and outstanding, each of which is entitled to one vote. See "The Stockholder Meetings."

         PEMI. The PEMI Special Meeting of Stockholders (the "PEMI Meeting") will be held at 2:00 p.m. local time on Monday, September 22, 1997 at the Plymouth Regional Senior Center, R.R. Depot Square, Plymouth, New Hampshire, to consider and vote upon a proposal to approve the Merger Agreement. The Board of Directors of PEMI (the "PEMI Board") has fixed the close of business on August 11, 1997 as the PEMI Meeting record date (the "PEMI Record Date"). Only holders of record of PEMI Common Stock on the books of PEMI at the close of business on the PEMI Record Date are entitled to notice of and to vote at the PEMI Meeting. As of the PEMI Record Date, there were 690,401 shares of PEMI Common Stock issued and outstanding, each of which is entitled to one vote. See "The Stockholder Meetings."

VOTES REQUIRED

         BCB. Approval of the BCB Reorganization Plan requires (i) the affirmative vote of the holders of two-thirds of the outstanding shares of BCB Common Stock to authorize BCB to submit the BCB Reorganization Plan to the New Hampshire Banking Commissioner for approval, (ii) the approval of the BCB Reorganization Plan by the New Hampshire Banking Commissioner, and (iii) the affirmative vote of the holders of two-thirds of the outstanding shares of BCB Common Stock to ratify the BCB Reorganization. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BCB Common Stock. At the BCB Record Date, the directors and executive officers of BCB, and their affiliates, held approximately 14.7% of the outstanding shares of BCB Common Stock. Each of the directors of BCB has executed a voting agreement in which each has agreed to vote his shares in favor of the BCB Reorganization and the Merger. See "The Stockholders Meetings - Votes Required at the Meetings." Approval of the BCB Reorganization Plan is a condition to the consummation of the Merger. Consequently, if the BCB Reorganization is not approved, the Merger will not occur.

         PEMI. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of PEMI Common Stock. At the PEMI Record Date, the directors and executive officers of PEMI, and their affiliates, held approximately 13.6% of the outstanding shares of PEMI Common Stock. Eight of the nine directors of PEMI have executed voting agreements in which they have agreed to vote their shares in favor of the Merger. See "The Stockholder Meetings - Votes Required at the Meetings."

THE BCB REORGANIZATION AND THE MERGER; CONVERSION OF SHARES

         If the transactions necessary to consummate the BCB Reorganization and the Merger are authorized and approved, necessary regulatory approvals are received, and certain other conditions are met, (i) BCB will cause the BCB Reorganization to be effected pursuant to the BCB Reorganization Plan, and each share of BCB Common Stock outstanding immediately prior to the Reorganization Time will be converted into and become exchangeable for 16 shares of Northway Common Stock, subject to dissenters' rights, and (ii) PEMI will merge with and into Northway pursuant to the Merger Agreement, and each share of PEMI Common Stock outstanding immediately prior to the Effective Time will be converted into and become exchangeable for 1.0419 shares of Northway Common Stock, subject to dissenters' rights. As a result of the foregoing transactions, BCB and PNB will become wholly owned direct subsidiaries of Northway. See "The BCB Reorganization
- Conversion of Shares of BCB Common Stock" and "Certain Terms of the Merger Agreement - Conversion of Shares of PEMI Common Stock."

CONDITIONS TO THE MERGER

         The obligation of each of BCB and PEMI to consummate the Merger is subject to the satisfaction of certain conditions, including, among other things, approval of the transactions necessary to consummate the Merger by the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC"), the New Hampshire Board of Trust Company Incorporation, the New Hampshire Banking Commissioner, and the stockholders of BCB and PEMI. See "The Merger and Related Transactions Regulatory Matters" and "Certain Terms of The Merger Agreement - Conditions to Consummation of the Merger."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF BCB AND PEMI

         BCB. The BCB Board believes the BCB Reorganization and the Merger are in the best interests of BCB and its stockholders and has approved the BCB Reorganization Plan and the Merger Agreement. THE BCB DIRECTORS RECOMMEND THAT BCB STOCKHOLDERS VOTE "FOR" THE AUTHORIZATION AND RATIFICATION OF THE BCB REORGANIZATION PLAN AND THE APPROVAL OF THE MERGER AGREEMENT. The BCB Board has evaluated the financial, legal, and market considerations bearing on the BCB Reorganization and the Merger and believes that the BCB Reorganization and the Merger will provide BCB with greater capacity for expansion and diversification. See "The BCB Reorganization - Recommendation of the BCB Board; BCB's Reasons for the BCB Reorganization" and "The Merger and Related Transactions - Recommendation of the BCB Board; BCB's Reasons for the Merger."

         PEMI. The PEMI Board believes the Merger is in the best interests of PEMI and its stockholders and has approved the Merger Agreement. THE PEMI DIRECTORS RECOMMEND THAT PEMI STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. The PEMI Board has evaluated the financial, legal, and market considerations regarding the Merger and believes that the Merger will provide PNB with greater capacity for expansion and diversification. See "The Merger and Related Transactions - Recommendation of the PEMI Board; PEMI's Reasons for the Merger."

FAIRNESS OPINIONS

         The Merger Agreement, after giving effect to the BCB Reorganization in which 16 shares of Northway Common Stock will be exchanged for each share of BCB Common Stock, provides for the exchange of 1.0419 shares of Northway Common Stock for each share of PEMI Common Stock (the "Exchange Ratio").

         BCB. The BCB Board has received the written opinion of Northeast Capital & Advisory, Inc. ("NECA"), BCB's financial advisor, that, as of the date on which the BCB Board approved the Merger Agreement and the date of this Proxy Statement/Prospectus and on the basis of the matters referred to therein, the Exchange Ratio is fair to BCB's stockholders from a financial point of view. A copy of the opinion of NECA delivered on the date of this Proxy Statement/Prospectus is attached hereto as Appendix B and should be read in its entirety by BCB stockholders. BCB has agreed to pay NECA fees of approximately $230,000 which are in part contingent upon the consummation of the Merger. See "The Merger and Related Transactions - Fairness Opinion of BCB's Financial Advisor."

         PEMI. The PEMI Board has received the written opinion of HAS Associates, Inc. ("HAS"), PEMI's financial advisor, that, as of the date on which the PEMI Board approved the Merger Agreement and the date of this Proxy Statement/Prospectus and on the basis of the matters referred to therein, the Exchange Ratio is fair to PEMI's stockholders from a financial point of view. A copy of the opinion of HAS delivered on the date of this Proxy Statement/Prospectus is attached hereto as Appendix C and should be read in its entirety by PEMI stockholders. PEMI has agreed to pay HAS fees of approximately $45,000. See "The Merger and Related Transactions - Fairness Opinion of PEMI's Financial Advisor."

MANAGEMENT OF NORTHWAY FOLLOWING THE MERGER

         The Merger Agreement provides that the Board of Directors of Northway (the "Northway Board") will, as of the Effective Time, consist of ten persons, six of whom will be designated, after consultation with PEMI, by BCB, and four of whom will be designated, after consultation with BCB, by PEMI. The six directors designated by BCB are William J. Woodward, currently the Chairman of the Board, President and Chief Executive Officer of BCB, and Peter H. Bornstein, Arnold P. Hanson, Jr., Barry J. Kelley, Randall G. Labnon, and John D. Morris, all of whom are currently directors of BCB. The four directors designated by PEMI are Fletcher W. Adams, currently the President and Chief Executive Officer of PEMI, and Charles H. Clifford, Jr., Andrew L. Morse, and John H. Noyes, all of whom are currently directors of PEMI. The Merger Agreement provides that such persons (or other designees of BCB and PEMI, as the case may be) shall be nominated for reelection on a staggered three year schedule, with certain directors standing for reelection each year according to their respective classifications. The Merger Agreement also provides that Mr. Woodward shall be Chairman of the Board, President, and Chief Executive Officer of Northway and that Mr. Adams shall be Vice Chairman of the Board of Northway. See "The Merger and Related Transactions - Interests of Certain Persons in the Merger."

NON-SOLICITATION AND TERMINATION FEE AGREEMENTS

         Under the terms of the Merger Agreement, BCB and PEMI each has agreed that, unless and until the Merger Agreement is terminated, it will not hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group concerning any merger, disposition of a significant portion of its assets, acquisition of a significant portion of its capital stock, or similar transactions. In addition, the Merger Agreement contains a provision whereby, in the event the Merger Agreement is terminated, the terminating or breaching party may be required under certain circumstances to pay the other party a cash termination fee of $2,500,000. The parties agreed to the termination fee provision as a method of reimbursing the non-terminating or non-breaching party for incurring the costs and expenses related to entering into the Merger Agreement. See "Certain Terms of the Merger Agreement - Termination of the Merger Agreement." Nothing prohibits the parties from taking and disclosing to their respective shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making other disclosures that may be required under applicable law.

REORGANIZATION TIME AND EFFECTIVE TIME

         If the BCB Reorganization Plan is authorized by the requisite vote of the BCB stockholders, approved by the New Hampshire Banking Commissioner, and ratified by the requisite vote of the BCB stockholders, and the parties receive the necessary regulatory approvals, the BCB Reorganization will be consummated and become effective at the time specified in the Articles of Merger to be filed in accordance with the BCB Reorganization Plan with the Secretary of State of the State of New Hampshire pursuant to the New Hampshire Business Corporation Act (the "NHBCA"). See "The BCB Reorganization."

         If the transactions necessary to consummate the Merger are approved and authorized by the requisite vote of the stockholders of BCB and PEMI, as the case may be, the parties receive the necessary regulatory approvals, and the other conditions to the Merger are satisfied or waived, the Merger will be consummated and become effective at the time specified in the Articles of Merger to be filed in accordance with the Merger Agreement with the Secretary of State of the State of New Hampshire pursuant to the NHBCA. See "Certain Terms of the Merger Agreement - Effective Time of the Merger; Closing Date."

EXCHANGE OF CERTIFICATES

         As soon as practicable after the Reorganization Time or the Effective Time, as the case may be, The First National Bank of Boston, the exchange agent, will mail to each holder of record of a certificate or certificates that, immediately prior to the Reorganization Time or the Effective Time, as the case may be, represented outstanding shares of BCB Common Stock or PEMI Common Stock, a letter of transmittal and instructions for effecting the surrender and cancellation of such certificates in exchange for certificates representing shares of Northway Common Stock. After the Reorganization Time and the Effective Time, each outstanding certificate or certificates that represented shares of BCB Common Stock or PEMI Common Stock as of such time shall be deemed to evidence only the right of the holder thereof to receive the number of whole shares of Northway Common Stock to which such person is entitled and, in the case of certificates representing PEMI Common Stock, cash in lieu of fractional shares of Northway Common Stock into which the shares of PEMI Common Stock have been converted. Stockholders should not send any stock certificates prior to receipt of the letter of transmittal. See "The BCB Reorganization - Conversion of Shares of BCB Common Stock" and "Certain Terms of The Merger Agreement - Exchange of Northway Certificates for BCB and PEMI Certificates."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is a condition to BCB's and PEMI's respective obligations to consummate the Merger that each of BCB and PEMI receive opinions from their respective counsel, substantially to the effect that, on the basis of factual and other representations consistent with the state of facts existing at the respective times that the BCB Reorganization and the Merger are consummated, and on certain assumptions, such transactions will each constitute one or more reorganizations within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, no gain or loss would be recognized by a BCB stockholder who exchanges his shares of BCB Common Stock solely for shares of Northway Common Stock pursuant to the BCB Reorganization by consummation of the BCB Reorganization Plan, and no gain or loss would be recognized by a PEMI stockholder who exchanges his shares of PEMI Common Stock solely for shares of Northway Common Stock pursuant to the Merger by consummation of the Merger Agreement. Due to the individual nature of the tax consequences to each stockholder, BCB and PEMI stockholders are urged to consult their own tax advisors to determine the effect of the BCB Reorganization and the Merger on them under federal, state, local and foreign tax laws. For a further discussion of the federal income tax consequences of the BCB Reorganization and the Merger, see "The BCB Reorganization - Certain Federal Income Tax Consequences of the BCB Reorganization" and "The Merger and Related Transactions
- Certain Federal Income Tax Consequences of the Merger."

ACCOUNTING TREATMENT

         The Merger is intended and expected to qualify as a "pooling of interests" for both accounting and financial reporting purposes, and all pro forma financial information presented herein has been prepared on a "pooling of interests" basis. See "The Merger Agreement and Related Transactions - Accounting Treatment." In the event the requirements for a "pooling of interests" are not met, the Merger will be accounted for as a "purchase" for both accounting and financial reporting purposes. However, if such a change in accounting treatment occurs subsequent to stockholder approval and such change would materially and adversely affect the parties to the Merger Agreement, the transaction would be re-submitted to the stockholders of BCB and PEMI for approval or would be terminated.

GOVERNMENT AND REGULATORY MATTERS

         It is a condition to the consummation of the Merger that the necessary approvals of the requisite federal and state governmental agencies be obtained. Applications for approval and other necessary filings and notices have been or will be submitted to the Federal Reserve Board, the FDIC, the New Hampshire Board of Trust Company Incorporation, and the New Hampshire Banking Commissioner. There can be no assurance that necessary approvals will be forthcoming or as to the conditions to or timing of such approvals. See "The Merger and Related Transactions - Regulatory Matters" and "Certain Terms of the Merger Agreement - Conditions to Consummation of the Merger."

LISTING ON THE NASDAQ NATIONAL MARKET

         It is a condition to PEMI's obligation to consummate the Merger that the Northway Common Stock be approved for quotation or listing on The Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq National Market") or on the American Stock Exchange. Application has been made for quotation of the Northway Common Stock on the Nasdaq National Market under the symbol "NWFI." See "The Merger and Related Transactions - Listing on the Nasdaq National Market." There can be no assurance that Northway's application will be approved. See "Certain Terms of the Merger Agreement - Conditions to Consummation of the Merger."

DISSENTERS' RIGHTS

         To exercise dissenters' rights under New Hampshire law ("Dissenter's Rights"), both BCB and PEMI stockholders must (i) deliver to BCB or PEMI, as applicable, before the taking of the necessary stockholder vote pertaining to the transactions necessary to consummate the BCB Reorganization and the Merger, as the case may be, written objection to such transactions stating that they intend to demand payment for their shares if the transactions are effected, (ii) not vote their shares in favor of the proposals relating to the BCB Reorganization and the Merger, as the case may be, and (iii) within 30 days after the date of the mailing to them of a notice in writing that the BCB Reorganization and/or the Merger has become effective, demand in writing from BCB, in the case of BCB stockholders, or Northway, in the case of PEMI stockholders, payment for their shares of BCB Common Stock or PEMI Common Stock, as applicable. See "The BCB Reorganization - Dissenters' Rights of BCB Stockholders," "The Merger and Related Transactions - Dissenters' Rights of BCB Stockholders in the Merger," "The Merger and Related Transactions - Dissenters' Rights of PEMI Stockholders in the Merger," and Appendix D hereto. It is a condition to BCB's obligation to consummate the Merger that the amount of cash consideration paid to PEMI stockholders as a result of their exercise of Dissenters' Rights not exceed 35% of the total consideration paid to such stockholders. See "Certain Terms of the Merger Agreement - Conditions to Consummation of the Merger."

EFFECTS OF THE BCB REORGANIZATION AND THE MERGER ON RIGHTS OF STOCKHOLDERS

         For a comparison of applicable New Hampshire law and the charter and by-law provisions of Northway, BCB, and PEMI governing the rights of Northway, BCB, and PEMI stockholders, see "Comparison of Rights of Holders of Northway Common Stock, BCB Common Stock, and PEMI Common Stock."

INTERESTS OF CERTAIN PERSONS

         Pursuant to the terms of the Merger Agreement, at the Effective Time, Northway will enter into employment agreements with William J. Woodward, Chairman of the Board, President, and Chief Executive Officer of BCB, and Fletcher W. Adams, President and Chief Executive Officer of PEMI. In addition, certain members of the Boards of Directors of BCB and PEMI will become Directors of Northway. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger."

SUMMARY OF SELECTED FINANCIAL INFORMATION OF BCB

                                                  THE BERLIN CITY BANK
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              At or For the Three
                                             Months Ended March 31,       At or For the Years Ended December 31,
                                             ----------------------       --------------------------------------
                                                 (Unaudited)
                                               1997        1996       1996      1995       1994       1993       1992
                                               ----        ----       ----      ----       ----       ----       ----
BALANCE SHEET DATA:
Total assets                                 $243,466    $241,586  $243,602   $240,594   $236,278   $214,033   $208,680
Investment securities (1)                      65,908      81,142    70,395     77,063     85,781     73,037     68,143
Loans, net of unearned income                 158,109     136,265   151,981    136,531    132,550    120,875    122,743
Allowance for possible loan losses              2,618       2,524     2,635      2,506      2,115      1,976      1,776
Real estate acquired by foreclosure
  or substantively repossessed                    246         422       148        430        442        832      1,202
Deposit purchase premium                        1,229       1,719     1,300      1,800      2,122         --         --
Deposits                                      212,685     213,267   216,398    213,775    213,003    186,830    189,915
Securities sold under agreements to
  repurchase                                    7,663       7,174     4,620      6,087      6,882     10,370      3,229
Stockholders' equity (2)                       21,657      19,543    21,454     19,708     15,393     15,925     14,883
INCOME STATEMENT DATA:
Net interest and dividend income             $  2,305    $  9,671  $  9,684   $  9,049   $  7,660   $  7,575   $  2,569
Provision for possible loan losses                 90          90       360        540        540        795        920
Noninterest income                                374         202       948        584        702      1,164        688
Noninterest expense                             1,779       1,456     6,333      6,146      5,931      5,104      5,289
Net income                                        799         622     2,580      2,321      2,125      1,943      1,555
PER COMMON SHARE DATA:
Net income (3)                               $   9.83    $  40.76  $  36.66   $  33.58   $  30.69   $  24.56   $  12.63
Cash dividends paid (5)                            --          --      7.00       6.60       6.30       6.00       5.00
Book value (2)                                 342.13      308.73    338.92     311.34     243.18     251.57     235.11
Tangible book value (4)                        322.71      281.58    318.38     282.90     209.65     251.57     235.11

(1) Investment securities includes investment securities "available-for-sale" and investment securities
    "held-to-maturity." Federal Home Loan Bank stock is excluded.
(2) Stockholders' equity as of March 31, 1997 and 1996, and as of December 31, 1996 and 1995 has been reduced by the unrealized loss on investment securities "available-for-sale." Stockholders' equity as of December 31, 1994 and 1993 has been reduced by the unrealized loss on investment securities "available-for-sale" and the unrealized loss on investment securities transferred to "held-to-maturity." See Note 3 to BCB's Financial Statements.
(3) Computed using the weighted average number of shares outstanding.
(4) Stockholders' equity as of March 31, 1997 and 1996, and as of December 31, 1996, 1995, and 1994 has been reduced by the deposit purchase premium.
(5) Dividends are generally paid semi-annually as of July and December each year.

SUMMARY OF SELECTED FINANCIAL INFORMATION OF PEMI

                                                   PEMI BANCORP, INC.
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              At or For the Three
                                             Months Ended March 31,       At or For the Years Ended December 31,
                                             ----------------------       --------------------------------------
                                                 (Unaudited)
                                               1997        1996       1996      1995       1994       1993       1992
                                               ----        ----       ----      ----       ----       ----       ----
BALANCE SHEET DATA:
Total assets                                $128,062     $118,322   $128,979   $117,323   $113,169   $115,450    $112,539
Investment securities (1)                     28,993       28,510     30,432     23,113     19,001     23,558      18,935
Loans, net of unearned income                 89,132       81,987     88,402     81,447     85,498     83,138      81,560
Allowance for possible loan losses             1,283        1,380      1,306      1,360      1,567      1,730       1,741
Real estate acquired by foreclosure
  or substantively repossessed                   109          257         54         62        223        519       1,359
Deposit purchase premium                         158           --        162         --         --         --          --
Deposits                                     103,602       95,039    105,685     96,416     91,766     93,770      97,982
FHLB and other borrowings                      9,891        9,692      8,703      7,492      8,992      9,851       3,139
Stockholders' equity (2)                      12,401       11,551     12,214     11,394     10,720     10,243       9,598
INCOME STATEMENT DATA:
Net interest and dividend income            $  1,473     $  1,441   $  6,046   $  5,809   $  5,472   $  4,882    $  5,083
Provision for possible loan losses                30           36        152        112        120        180         975
Noninterest income                               163          157        673        680        724        684         782
Noninterest expense                            1,189        1,126      4,662      4,474      4,373      4,423       4,426
Net income                                       279          294      1,277      1,275      1,151        832         440
PER COMMON SHARE DATA:
Net income (3)                                 $0.40        $0.43      $1.85      $1.85      $1.53      $1.11       $0.58

Cash dividends paid (5)                           --           --       0.65       0.50       0.40       0.25        0.20
Book value (2)                                 17.96        16.73      17.69      16.50      14.85      13.62       12.76
Tangible book value (4)                        17.73        16.73      17.46      16.50      14.85      13.62       12.76

(1) Investment securities includes investment securities "available-for-sale" and investment securities
    "held-to-maturity." Federal Home Loan Bank stock and Federal Reserve Bank stock are excluded.
(2) Stockholders' equity as of March 31, 1997 and 1996, and as of December 31, 1996, 1995, 1994, and 1993 has been reduced or increased by the unrealized loss or gain on investment securities "available-for-sale." See Note 3 to
    PEMI's Consolidated Financial Statements.
(3) Computed using the weighted average number of shares outstanding.
(4) Stockholders' equity as of March 31, 1997, and December 31, 1996, has been reduced by the deposit purchase premium.
    See Note 8 to PEMI's Consolidated Financial Statements.
(5) Dividends are generally paid semi-annually as of July and December each year.

PRO FORMA COMPARATIVE PER SHARE DATA (UNAUDITED)

         The following table presents selected comparative unaudited per share data for BCB and PEMI on a historical basis and for Northway on a consolidated and a pro forma combined basis, giving effect to the Merger using the pooling-of-interests method of accounting. The Northway consolidated pro forma information reflects the consummation of the BCB Reorganization without giving effect to the Merger. The information is derived from the consolidated historical financial statements of BCB and PEMI, including the related notes thereto, appearing elsewhere in this Proxy Statement/Prospectus, and the pro forma combined financial information giving effect to the Merger, including the related notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma combined financial statements and the related notes thereto. See "Unaudited Pro Forma Combined Financial Information of Northway." The per share data included herein is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                                                                                 Common Stock
                                                         ---------------------------------------------------------------
                                                                                   Northway       BCB            PEMI
                                                             BCB        PEMI       Pro Forma    Pro Forma       Pro Forma
                                                         Historical  Historical    Combined     Equivalent      Equivalent
                                                         ----------  ----------    --------     ----------      ----------
Book value per share (1):
   March 31, 1997                                        $342.13       $17.96       $19.66        $314.56         $20.48
   December 31, 1996                                      338.92        17.69        19.43         310.88          20.24
Tangible book value per share:
   March 31, 1997                                        $322.71       $17.73       $18.86        $301.76         $19.65
   December 31, 1996                                      318.38        17.46        18.59         297.44          19.37
Dividends declared per share (2):
   Quarter Ended:
     March 31, 1997                                           --           --           --             --             --
     March 31, 1996                                           --           --           --             --             --
   Year Ended:
     December 31, 1996                                     $7.00        $0.65        $0.51          $8.16          $0.53
     December 31, 1995                                      6.60         0.50         0.44           7.04           0.49
     December 31, 1994                                      6.30         0.40         0.39           6.24           0.41
Earnings before extraordinary items per share (3):
   Quarter Ended:
     March 31, 1997                                       $12.63        $0.40        $0.62          $9.92          $0.66
     March 31, 1996                                         9.83         0.43         0.53           8.48           0.55
   Year Ended:
     December 31, 1996                                    $40.76        $1.85        $2.23         $35.68          $2.32
     December 31, 1995                                     36.66         1.85         2.04          32.64           2.13
     December 31, 1994                                     33.58         1.53         1.82          29.12           1.90

NOTES TO PRO FORMA COMPARATIVE PER SHARE DATA (UNAUDITED)

(1) The Northway pro forma combined book value per share figures as of March 31, 1997 and December 31, 1996, are calculated by dividing the historical total stockholders' equity for BCB and PEMI by the total pro forma common shares of the combined entity, after giving effect to (i) the exchange of each share of BCB Common Stock for 16 shares of Northway Common Stock pursuant to the BCB Reorganization Plan, and (ii) the exchange of each share of PEMI
    Common Stock for 1.0419 shares of Northway Common Stock pursuant to the Merger Agreement. The Northway pro forma combined book value per share is based upon total pro forma common shares of 1,732,145 shares at March 31, 1997 and
    December 31, 1996.
(2) The Northway pro forma combined dividends declared per share figures for the three months ended March 31, 1997 and
    1996 and for the years ended December 31, 1996, 1995, and 1994 are calculated by dividing the sum of total dividends declared by BCB and PEMI during such periods by the average pro forma common shares of the combined entity.
(3) The Northway pro forma combined earnings per share figures for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, and 1994 are calculated by dividing the combined historical net income of BCB and PEMI by the average pro forma common shares of the combined entity.

MARKET PRICES OF BCB COMMON STOCK AND PEMI COMMON STOCK

         The BCB Common Stock and the PEMI Common Stock are not traded on any exchange nor in the over-the-counter market. On occasion, shares are traded between individuals or through one or more local broker-dealers. Because there is no established market for the BCB Common Stock and the PEMI Common Stock, the following table sets forth, to the best knowledge and belief of BCB and PEMI management, the respective highest and lowest prices paid in the isolated transactions that have occurred during the past two years. However, the prices set forth below may not be indicative of current value.

                                   BCB                          PEMI
                          --------------------             ---------------
Year                        High         Low                High     Low
-----------------         --------------------             ---------------
1995                      $260.00      $210.00             $11.50   $ 8.50
1996                      $306.00      $270.00             $13.50   $ 9.50
1997 First Quarter        $318.00      $307.00             $22.00   $13.50
1997 Second Quarter       $323.00      $321.00             $22.00   $19.50

                                                                  Northway
                                                                 Pro Forma
Market Value per Share (1)        BCB          PEMI            Equivalent(2)
--------------------------      -------       ------           -------------
March 14, 1997                  $312.00       $13.50              $16.78
July 31, 1997                   $324.00       $19.50              $19.61


(1) The market values of BCB Common Stock and PEMI Common Stock represent, to the best knowledge and belief of BCB and PEMI management, the purchase prices paid in connection with the last sales of such shares (i) prior to the first public announcement of the Merger on March 14, 1997 and (ii) between March 14, 1997 and July 31, 1997, the latest practicable date prior to the date of this Proxy Statement/Prospectus. See "Comparative Stock Prices and Dividends."
(2) The Northway Pro Forma Equivalent figures are calculated by (i) multiplying the market prices of BCB Common Stock and PEMI Common Stock set forth above by the respective number of shares of such common stock then outstanding and
    (ii) dividing the aggregate market value of the BCB Common Stock and the PEMI Common Stock so determined by the number of shares of Northway Common Stock to be outstanding following the Merger. No assurance can be given as to future market prices for Northway Common Stock.

                                  RISK FACTORS

         In addition to the other information set forth in this Proxy Statement/Prospectus, the following factors should be considered by the stockholders of BCB and PEMI before voting on the proposals described herein.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         This Proxy Statement-Prospectus contains certain statements which are other than statements of historical fact ("Forward-Looking Statements"). Such Forward-Looking Statements may include, but may not be limited to, projections of revenue, income or loss, plans for future operations and acquisitions, and plans related to products or services of Northway, BCB, PEMI, or PNB, as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify Forward-Looking Statements, which speak only as of the date the statement was made. Forward-Looking Statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. The following important factors, among others, may have affected BCB and PEMI and could in the future affect the actual results of operations of the combined company, and could cause the actual results of operations for subsequent periods to differ materially from those set forth in, contemplated by, or underlying any Forward-Looking Statement made herein: (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, with which the combined company must comply, including the effect of the cost of such compliance; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or of changes in the combined company's organization, compensation and benefit plans; (iii) the effect on the competitive position of BCB or PEMI within its market area resulting from increased consolidation within the banking industry and increased competition from larger regional and out-of-state banking organizations, as well as from nonbank providers of various financial services; (iv) the effect of unforeseen changes in interest rates; (v) the effect of changes in the business cycle and downturns in the New Hampshire, New England, and national economies; and (vi) other factors discussed herein, including under the captions "Risk Factors," "BCB Management's Discussion and Analysis of Financial Condition and Results of Operations" and "PEMI Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH COMMERCIAL REAL ESTATE, COMMERCIAL, AND CONSTRUCTION LOANS

         The operations of BCB and PEMI include the funding of commercial real estate, commercial, and construction loans. Commercial real estate and commercial lending involve significant additional risks compared with one-to-four family residential mortgage lending, and therefore typically account for a disproportionate share of delinquent loans and real estate owned through foreclosure. Such lending generally involves larger loan balances to single borrowers or groups of related borrowers than does residential lending, and repayment of the loan depends in part on the underlying business and financial condition of the borrower and is more susceptible to adverse future developments. If the cash flow from an income-producing property is reduced (for example, because leases are not obtained or renewed), the borrower's ability to repay the loan may be materially impaired. These risks can be significantly affected by considerations of supply and demand in the market for office, manufacturing and retail space and by general economic conditions. As a result, commercial real estate and commercial loans are likely to be subject, to a greater extent than residential property loans, to adverse conditions in the economy generally.

         Construction loans are, in general, subject to the same risks as commercial real estate loans, but involve additional risks due to uncertainties inherent in estimating construction costs, delays arising from labor problems, shortages of material, uncertain marketability of a completed project and other unpredictable contingencies that make it relatively difficult to determine accurately the total loan funds required to complete a project or the value of the completed project. Construction loan funds are advanced on the security of the project under construction, which is of uncertain value prior to the completion of construction. When a construction project encounters cost overruns or marketing or other problems, it may become necessary, in order to sustain the project and to preserve collateral values, for the lender to advance additional funds and to extend the maturity of its loan. In a declining market, there is no assurance that this strategy will successfully enable the lender to recover outstanding loan amounts and interest due. Moreover, foreclosing on such properties results in administrative expense and substantial delays in recovery of outstanding loan amounts and provides no assurance that the lender will recover all monies due to it, either by developing the property (subject to regulatory limitations and to the attendant risks of development) or by selling the property to another developer.

         As of March 31, 1997, BCB's loan portfolio totaled $158.7 million, or 65.2% of assets, of which $92.7 million, or 58.4%, consisted of one-to-four family residential mortgages, $35.5 million, or 22.4%, consisted of commercial real estate loans, $10.5 million, or 6.6%, consisted of of commercial loans, and $9.2 million, or 5.8%, consisted of consumer loans. As of March 31, 1997, PNB's loan portfolio totaled $89.2 million, or 69.7% of assets, of which $53.6 million, or 60.1%, consisted of residential real estate loans, $26.9 million, or 30.1%, consisted of commercial and commercial real estate loans, $7.3 million, or 8.2%, consisted of consumer loans, and $1.2 million, or 1.4%, consisted of municipal loans. See "Business of BCB - Lending Activities" and "Business of PEMI - Loan Portfolio."

RISKS RELATED TO GEOGRAPHIC CONCENTRATION OF LENDING OPERATIONS

         BCB's and PEMI's lending operations are concentrated primarily in New Hampshire. As a result, the financial condition and results of operations of the combined company will be subject to the effects of changes in the business cycle and downturns in the economy of the state, regional, and national economies, as well as other general economic conditions, particularly the conditions in the single-family or multi-family residential real estate markets prevailing in New Hampshire. In an economic downturn, there tends to be a run-off in deposits. If economic conditions in New Hampshire or the New England region worsen or if the market for residential real estate in particular declines, the combined company may not be able to originate the volume of high quality single-family or multi-family residential mortgage loans or achieve the level of deposits bearing interest rates on which the Forward-Looking Statements are based. See "Business of BCB - Lending Activities" and "Business of PEMI - Loan Portfolio."

         During the past three years, the New Hampshire economy and its real estate market showed signs of recovery from the recessionary levels of the early 1990s. The Forward-Looking Statements regarding BCB's and PEMI's results of operations assume that the New Hampshire economy and real estate market will continue to remain at least stable. A worsening of current economic conditions or a significant decline in real estate values in New Hampshire could cause actual results to vary materially from the Forward-Looking Statements.

EFFECT OF CHANGES IN INTEREST RATES

         Northway's operating results will depend to a large extent on its net interest income, which is the difference between its interest income on interest-earning assets and its interest expense on interest-bearing liabilities, and may be adversely affected by rapid changes in interest rates. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply, international disasters, and other factors beyond Northway's control may also affect interest rates.

         Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between repricing or maturity characteristics of assets and liabilities and may be measured in terms of the ratio of the cumulative interest sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. At December 31, 1996, on a pro forma basis, Northway's interest-earning assets which were estimated to mature or reprice within one year exceeded Northway's interest-bearing liabilities which were estimated to mature or reprice within one year by $20.0 million for a positive one year gap position of 5.4%.

         As of March 31, 1997 on a pro forma basis, Northway had $56.3 million in mortgage-backed securities, substantially all of which bear interest at a fixed rate. Such fixed rate securities will not reprice as interest rates fluctuate. Furthermore, as interest rates decline the underlying fixed rate mortgages tend to prepay and Northway generally will have to reinvest the funds received from prepayments at lower interest rates. Conversely, as interest rates rise, prepayments generally decline, and Northway will have less cash flow to invest at the higher interest rates. While Northway, on a pro forma basis, is asset-sensitive in the near term, it still faces interest rate risk which it believes could adversely affect its net interest income if interest rates should fall rapidly.

         Northway intends to structure its asset and liability management strategies to mitigate the impact of changes in interest rates and, in particular, intends to manage its interest rate risk through investments in adjustable-rate loans. Initially it is expected that BCB and PEMI will continue their respective asset liability management strategies, including with respect to the origination of adjustable rate loans. To date no further decision has been made regarding such strategies for future periods. There can be no assurances, however, of Northway's ability to continue to achieve positive net interest income. See "BCB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset and Liability Management" and "PEMI Management's Discussion and Analysis of Financial Condition and Results of Operations -- Interest Rate Sensitivity Analysis."

ASSET QUALITY

         Industry experience indicates that a portion of a bank's loans will become delinquent and that a portion of such delinquent loans will require partial or entire charge-off. Regardless of the underwriting criteria that a lender utilizes, losses may be experienced as a result of various factors beyond the lender's control, including, among others, changes in market conditions affecting the value of security and problems affecting the credit of the borrower. BCB's and PNB's determination of the adequacy of their respective allowances for possible loan losses is based on various considerations, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the view of outside loan review specialists and regulators, and geographic and industry loan concentration. However, if delinquency levels were to increase as a result of adverse general economic conditions, particularly in New Hampshire where BCB's and PNB's loan operations are concentrated, the loan loss reserve so determined by such banks may not be adequate. There can be no assurance that BCB's or PNB's allowance will be adequate to cover loan losses or that either bank will not experience losses in its loan portfolios which may require significant increases to its allowance for possible loan losses in the future. See "Business of BCB -- Asset Quality -- Allowance for Possible Loan Losses" and "Business of PEMI -- Allowance for Possible Loan Losses."

RISKS ASSOCIATED WITH THE MERGER

         The Forward-Looking Statements include the expected benefits from the proposed transactions (see "Recommendation of the BCB Board; BCB's Reasons for the Merger" and "Recommendation of the PEMI Board; PEMI's Reasons for the Merger"), pro forma financial data, and similar information relied upon as a basis for the opinions of BCB's and PEMI's financial advisors. Such Forward-Looking Statements utilize BCB's and PEMI's internal estimates of growth and results of operations and generally make no provisions for any possible negative effects of the Merger. In addition, the Forward-Looking Statements estimate certain cost savings from the consolidation of operations which may not materialize or which may be delayed as a result of difficulties in consolidating operations. To the extent that events differ from the assumptions, Northway's actual results of operations may vary materially from the Forward-Looking Statements. The Forward-Looking Statements assume that the deposit base of both BCB and PEMI will remain substantially intact pending the Merger and will grow at historical rates following the Merger. To the extent that the reorganization of BCB into a holding company structure, the change in ownership of PNB, or other factors result in either a temporary or long-term loss of deposits for BCB or PNB, Northway's actual results of operations may vary materially from the results anticipated by the Forward-Looking Statements.

COMPETITION

         BCB and PNB both face significant competition in their respective markets. Increasing consolidation within the banking and financial services industry, as well as increased competition from larger regional and out-of-state banking organizations and nonbank providers of various financial services, may adversely affect the combined company's ability to achieve the financial goals reflected in the Forward-Looking Statements. Many of these large competitors have significantly more financial resources, larger market share, and greater name recognition in the market area to be served by the combined company. At this time management has no intention to close or consolidate branch offices.

LAWS AND REGULATIONS

         The businesses of Northway, BCB, and PNB are subject to extensive federal and state supervision and regulation. Changes in (i) laws and regulations, including federal and state banking laws and regulations, with which the combined company and its subsidiaries must comply, and the associated costs of compliance with such laws and regulations, (ii) accounting policies and practices, as may be adopted by the relevant regulatory agencies as well as by the Financial Accounting Standards Board, or (iii) Northway's organization, compensation, and benefit plans, could cause actual results to vary from the Forward-Looking Statements. See "Certain Regulatory Considerations."

CERTAIN POTENTIAL ANTI-TAKEOVER PROVISIONS

         Certain provisions of Northway's Amended and Restated Articles of Incorporation effective as of the Reorganization Time (the "Northway Articles") and By-laws effective as of the Reorganization Time (the "Northway By-laws") could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer, or proxy contest involving Northway, even if such events could be perceived as beneficial to the interests of Northway's stockholders. See "Comparison of Rights of Holders of Northway Common Stock, BCB Common Stock, and PEMI Common Stock."

ABSENCE OF PRIOR MARKET FOR NORTHWAY COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICES

         Prior to the Effective Time of the Merger, there has been no public trading market for the Northway Common Stock and there can be no assurance that a regular trading market for the Northway Common Stock will develop after the Merger or, if developed, that it will be sustained following the Merger. The market price of the Northway Common Stock could be subject to significant fluctuations in response to such factors as, among others, variations in the anticipated or actual results of operations of Northway or other companies in the financial services industry, changes in conditions affecting the economy generally, analyst reports, general trends in the industry, and other events or factors. Northway has applied for quotation of the Northway Common Stock on the Nasdaq National Market under the symbol "NWFI." One requirement of such listing is that two market makers agree to make a market in its stock. Northway will seek to encourage at least three market makers to make a market in Northway Common Stock. Although Northway does not anticipate difficulty in securing three market makers, there can be no assurance that it will be able to do so. See "The Merger and Related Transactions -- Listing on the Nasdaq National Market."

DEPENDENCE UPON KEY PERSONNEL

         Northway's future success will depend upon the continued services of its senior management as well as its ability to attract additional members to its management team with experience in the financial services industry. The unexpected loss of the services of any of Northway's key management personnel, or its inability to attract new management personnel when necessary, could have a material adverse effect upon Northway. At the Effective Time, Northway intends to enter into employment agreements (which include non-competition provisions) with Mr. William J. Woodward, who will be Northway's Chairman of the Board, President, and Chief Executive Officer, and Mr. Fletcher W. Adams, who will be Northway's Vice Chairman of the Board. See "The Merger and Related Transactions
- Interests of Certain Persons in the Merger - Employment Agreements" and "Management of Northway Following the Merger - Employment Agreements."

                            THE STOCKHOLDER MEETINGS

THE MEETINGS

         BCB. The BCB Meeting will be held on Tuesday, September 23, 1997 at 2:00 p.m. at the Town and Country Motor Inn, Route 2, Shelburne, New Hampshire.

         PEMI. The PEMI Meeting will be held on Monday, September 22, 1997 at 2:00 p.m. at Plymouth Regional Senior Center, R.R. Depot Square, Plymouth, New Hampshire.

RECORD DATES

         BCB. The BCB Board has fixed the close of business on August 11, 1997 as the BCB Record Date. Only the holders of shares of BCB Common Stock of record at the close of business on the BCB Record Date will be entitled to notice of and to vote at the BCB Meeting and any adjournments or postponements thereof. Stockholders of BCB are entitled to one vote at the BCB Meeting for each share of BCB Common Stock held of record at the close of business on the BCB Record Date. At the BCB Record Date, 63,301 shares of BCB Common Stock were outstanding and entitled to vote.

         PEMI. The PEMI Board has fixed the close of business on August 11, 1997 as the PEMI Record Date. Only the holders of shares of PEMI Common Stock of record at the close of business on the PEMI Record Date will be entitled to notice of and to vote at the PEMI Meeting and any adjournments or postponements thereof. Stockholders of PEMI are entitled to one vote at the PEMI Meeting for each share of PEMI Common Stock held of record at the close of business on the PEMI Record Date. At the PEMI Record Date, 690,401 shares of PEMI Common Stock were outstanding and entitled to vote.

PURPOSES OF THE MEETINGS

         BCB. At the BCB Meeting, BCB stockholders will consider and vote upon:
(i) a proposal to authorize BCB to petition the New Hampshire Banking Commissioner for approval of the BCB Reorganization Plan; (ii) following receipt of the approval of the New Hampshire Banking Commissioner, a proposal to ratify the BCB Reorganization Plan (proposals (i) and (ii) are sometimes referred to herein collectively as the "BCB Reorganization Proposals"); (iii) a proposal to approve the Merger Agreement (the "BCB Merger Proposal"); (iv) a proposal to elect one director for a two-year term, to continue until the 1999 Annual Meeting of Stockholders, and three directors for three-year terms, to continue until the 2000 Annual Meeting of Stockholders, and until their successors are duly elected and qualified (the "BCB Director Proposal"); and (v) such other business as may properly come before the BCB Meeting and any adjournments or postponements thereof.

         THE BCB BOARD HAS APPROVED THE BCB REORGANIZATION PROPOSALS AND THE BCB MERGER PROPOSAL AND RECOMMENDS A VOTE "FOR" THE BCB REORGANIZATION PROPOSALS AND THE BCB MERGER PROPOSAL. THE BCB BOARD HAS ALSO APPROVED AND RECOMMENDS A VOTE "FOR" THE BCB DIRECTOR PROPOSAL.

         PEMI. At the PEMI Meeting, PEMI stockholders will consider and vote upon a proposal to approve the Merger Agreement (the "PEMI Merger Proposal"); and (ii) such other business as may properly come before the PEMI Meeting and any adjournments or postponements thereof.

         THE PEMI BOARD HAS APPROVED THE PEMI MERGER PROPOSAL AND RECOMMENDS A VOTE "FOR" THE PEMI MERGER PROPOSAL.

VOTES REQUIRED AT THE MEETINGS

         BCB. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares entitled to vote at the BCB Meeting is required to constitute a quorum. Abstentions and "broker non-votes" (as defined below) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the BCB Meeting. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

         The affirmative vote of the holders of two-thirds of the outstanding shares of BCB Common Stock entitled to vote at the BCB Meeting will be required to approve the BCB Reorganization Proposals. The affirmative vote of the holders of a majority of the outstanding shares of BCB Common Stock entitled to vote at the BCB Meeting will be required to approve the BCB Merger Proposal. Abstentions and broker non-votes will not be counted as votes "for" the BCB Reorganization Proposals and the BCB Merger Proposal and, therefore, will have the effect of votes against such proposals.

         The affirmative vote of a plurality of the votes cast is required for the election of BCB directors pursuant to the BCB Director Proposal. Abstentions and broker non-votes will not be counted as "votes cast" for purposes of electing BCB directors and, therefore, will not affect the election of the directors.

         At the BCB Record Date, the directors and executive officers of BCB, and their affiliates, held approximately 9,332 shares, or approximately 14.7%, of the 63,301 outstanding shares of BCB Common Stock. See "Principal Holders of BCB Common Stock." Each of the directors of BCB has executed a voting agreement pursuant to which each has agreed to vote his shares in favor of the BCB Reorganization and the Merger. Assuming that each director and executive officer of BCB votes in favor of the BCB Reorganization Proposals and the BCB Merger Proposal, the affirmative vote of holders of approximately 32,869 and 22,318 additional shares of BCB Common Stock, respectively, representing approximately 51.9% and 35.2%, respectively, of the shares issued and outstanding and entitled to vote at the BCB Meeting on the BCB Record Date, will be required to approve such proposals.

         PEMI. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares entitled to vote at the PEMI Meeting is required to constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the PEMI Meeting.

         The affirmative vote of the holders of a majority of the outstanding shares of PEMI Common Stock entitled to vote at the PEMI Meeting will be required to approve the PEMI Merger Proposal. Abstentions and broker non-votes will not be counted as votes "for" the PEMI Merger Proposal and, therefore, will have the effect of votes against such proposal.

         At the PEMI Record Date, the directors and executive officers of PEMI, and their affiliates, held approximately 93,877 shares, or approximately 13.6%, of the 690,401 outstanding shares of PEMI Common Stock. See "Principal Holders of PEMI Common Stock." Eight of the nine directors of PEMI have executed voting agreements pursuant to which they have agreed to vote their shares in favor of the Merger. Assuming that each director and executive officer of PEMI votes in favor of the PEMI Merger Proposal, the affirmative vote of holders of approximately 252,324 additional shares of PEMI Common Stock, representing approximately 36.5% of the shares issued and outstanding and entitled to vote at the PEMI Meeting on the PEMI Record Date, will be required to approve the PEMI Merger Proposal.

PROXIES; REVOCATIONS

         BCB. The proxies of holders of BCB Common Stock are being solicited by the BCB Board. Stockholders are requested to complete, date, sign, and promptly return the accompanying proxy card in the enclosed envelope. Shares represented by a properly executed proxy received prior to the vote at the BCB Meeting and not revoked will be voted at the BCB Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE PROPOSALS TO BE CONSIDERED AT THE BCB MEETING.

         The persons named as proxies by a BCB stockholder may propose and vote for one or more adjournments or postponements of the BCB Meeting to permit further solicitation of proxies; provided, however, that a proxy voted against the BCB Reorganization Proposals or the BCB Merger Proposal, as the case may be, will not be voted in favor of such adjournments.

         A holder of record of BCB Common Stock may revoke a proxy by filing an instrument of revocation with Paul G. Campagna, Clerk, The Berlin City Bank, 9 Main Street, Berlin, New Hampshire 03570. Any such holder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the BCB Meeting in person, notifying the Clerk, and voting by ballot at the BCB Meeting. Any stockholder of record attending the BCB Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Clerk) of a stockholder at the BCB Meeting will not constitute revocation of a previously given proxy.

         PEMI. The proxies of holders of PEMI Common Stock are being solicited by the PEMI Board. Stockholders are requested to complete, date, sign, and promptly return the accompanying proxy card in the enclosed envelope. Shares represented by a properly executed proxy received prior to the vote at the PEMI Meeting and not revoked will be voted at the PEMI Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE PROPOSAL TO BE CONSIDERED AT THE PEMI MEETING.

         The persons named as proxies by a PEMI stockholder may propose and vote for one or more adjournments or postponements of the PEMI Meeting to permit further solicitation of proxies; provided, however, that a proxy voted against the PEMI Merger Proposal will not be voted in favor of such adjournments.

         A holder of record of PEMI Common Stock may revoke a proxy by filing an instrument of revocation with Charles H. Clifford, Jr., Secretary, Pemi Bancorp, Inc., 287 Highland Street, Plymouth, New Hampshire 03264. Any such holder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the PEMI Meeting in person, notifying the Secretary, and voting by ballot at the PEMI Meeting. Any stockholder of record attending the PEMI Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the PEMI Meeting will not constitute revocation of a previously given proxy.

SOLICITATION EXPENSES

         Each of BCB and PEMI will bear the cost of soliciting proxies from their respective stockholders, including mailing costs, and each will pay their proportionate share of all printing costs in connection with this Proxy Statement/Prospectus. In addition to the use of the mails, proxies may be solicited by the directors, officers, and certain employees of BCB and PEMI, and by personal interview, telephone, or facsimile. Such directors, officers, and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. BCB and PEMI may also make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of their Common Stock. BCB and PEMI may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith. BCB and PEMI have retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for the BCB Meeting and the PEMI Meeting at an aggregate fee estimated to be approximately $9,000 plus reimbursement of reasonable out-of-pocket expenses, which fee and expense reimbursement shall be shared equally between BCB and PEMI.

                             THE BCB REORGANIZATION

DESCRIPTION OF THE BCB REORGANIZATION

         The BCB Board has unanimously approved the proposed BCB Reorganization whereby the business of BCB will be conducted under a holding company structure. BCB, Northway, and BITC have entered into the BCB Reorganization Plan under the terms of which BITC will merge with and into BCB, as a result of which BCB will become a wholly owned subsidiary of Northway. For purposes of this section only, because the identities and businesses of both BCB and BITC will be merged into one entity that will continue after the BCB Reorganization as one bank, the bank surviving the BCB Reorganization is referred to in this section as the "Continuing Bank." BCB will be the Continuing Bank pursuant to the BCB Reorganization.

         At the Reorganization Time: (i) BITC will be merged with and into BCB, and Northway will, without any further action on its part or on the part of any other party, automatically and by operation of law acquire and become the owner for all purposes of all of the issued and outstanding shares of BCB Common Stock; (ii) each share of BCB Common Stock issued and outstanding immediately prior to the Reorganization Time (other than shares of BCB Common Stock held as treasury stock by BCB or by a dissenting stockholder) will automatically and by operation of law be converted into 16 shares of Northway Common Stock; (iii) any shares of BCB Common Stock held immediately prior to the Reorganization Time as treasury stock of BCB will be canceled, retired, and cease to exist, and no payment or exchange will be made with respect thereto; (iv) BCB's Articles of Agreement and By-laws will remain the Articles of Agreement and By-laws of the Continuing Bank; and (v) the Continuing Bank will continue to conduct business under the name of "The Berlin City Bank." In conjunction with the conversion of BCB Common Stock into Northway Common Stock, and to evidence the BCB Reorganization, (i) Northway will issue and deliver to BCB a certificate evidencing the number of shares of Northway Common Stock into which the shares of BCB Common Stock held by stockholders of BCB immediately prior to the Reorganization Time have been converted, and (ii) the 1,000 shares of Northway Common Stock issued to and held by BCB will be canceled and retired to the status of authorized and unissued shares of Northway Common Stock.

         The Continuing Bank will conduct its business in the same manner as it did prior to the BCB Reorganization. In addition, the Continuing Bank will succeed to and hold all the rights, franchises, and interests in and to every type of property (real, personal, and mixed) that were held by both BCB and BITC immediately prior to the BCB Reorganization. The Continuing Bank also will be liable for all liabilities of BCB and BITC at the time of the BCB Reorganization (BITC will not incur any significant liabilities pursuant to the BCB Reorganization nor will it open for business prior to the BCB Reorganization). The officers and personnel of BCB will continue in their same capacity with the Continuing Bank.

CONVERSION OF SHARES OF BCB COMMON STOCK

         Each share of BCB Common Stock outstanding immediately prior to the Reorganization Time (other than shares of BCB Common Stock owned by dissenting stockholders) will, by virtue of the BCB Reorganization and without any further action by the holder thereof, be converted into and become exchangeable for the right to receive 16 shares of Northway Common Stock. Each certificate (other than certificates representing shares owned by dissenting stockholders) which immediately prior to the Reorganization Time represented outstanding shares of BCB Common Stock, will on and after the Reorganization Time be deemed for all purposes to represent the right to receive 16 shares of Northway Common Stock for each share of BCB Common Stock formerly represented by such certificate.

         In addition, notwithstanding anything in the BCB Reorganization Plan to the contrary and unless otherwise provided by applicable law, shares of BCB Common Stock that are owned by any dissenting stockholder with respect to which such dissenting stockholder (i) has filed his notice with BCB in accordance with the provisions of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA of his intention to object to the BCB Reorganization Proposals and to demand payment for his shares if the BCB Reorganization is effected, and (ii) has not voted in favor of the BCB Reorganization Proposals at the BCB Meeting, will not be converted into and exchangeable for Northway Common Stock, unless and until such dissenting stockholder fails to perfect or effectively withdraws or loses his right of appraisal and payment under applicable law. Each such dissenting stockholder will be entitled to demand payment for his shares of BCB Common Stock. If any such dissenting stockholder fails to perfect or withdraws or loses such right of appraisal, however, each share of BCB Common Stock owned by such dissenting stockholder will thereupon be deemed to have been converted into and become exchangeable for the right to receive, at the Reorganization Time, the shares of Northway Common Stock into which such shares would have been ultimately converted had he or she not been a dissenting stockholder.

         As a result of the BCB Reorganization, Northway will be, as of the Reorganization Time, the only owner of issued and outstanding shares of BCB Common Stock and the former stockholders of BCB, as of the Reorganization Time, will be stockholders of Northway. Upon the Reorganization Time, the stockholders of BCB will receive or have a right to obtain a certificate or certificates representing the shares of Northway Common Stock into which such stockholder's shares of BCB Common Stock are converted. See "The Merger and Related Agreements
- Exchange of Northway Certificates for BCB and PEMI Certificates."

         BCB will pay all expenses incurred in connection with the BCB Reorganization, including the costs of organizing Northway and BITC.

PROCEDURE FOR VOTING ON THE BCB REORGANIZATION PROPOSALS

         The first order of business at the BCB Meeting will be the taking of the vote on the proposal to authorize BCB to submit the BCB Reorganization Plan to the New Hampshire Banking Commissioner for approval. Stockholder approval for such authorization requires the affirmative vote of the holders of two-thirds of the outstanding shares of BCB Common Stock (Northway, as the sole stockholder of BITC, will effect the necessary stockholder approval with respect to BITC). If such proposal is approved, the BCB Meeting will be adjourned briefly while the BCB Reorganization Plan is presented to the New Hampshire Banking Commissioner for approval. Upon receiving such approval, it is expected that the BCB Meeting will be reconvened that day, and a vote will be taken on the ratification of the BCB Reorganization Plan. Stockholder approval for such ratification also requires the affirmative vote of the holders of two-thirds of the outstanding shares of BCB Common Stock. Following the approval of the BCB Reorganization Proposals, votes will be taken on the approval of the BCB Merger Proposal and the BCB Director Proposal and such other business as may properly come before the BCB Meeting and any adjournments thereof.

         Approval of the BCB Reorganization Proposals is a condition to the consummation of the Merger. Consequently, if the BCB Reorganization Proposals are not approved, votes will be taken on the BCB Director Proposal and such other business as may properly come before the BCB Meeting and any adjournments thereof, but a vote will not be taken on the BCB Merger Proposal.

RECOMMENDATION OF THE BCB BOARD; BCB'S REASONS FOR THE BCB REORGANIZATION

         General. The BCB Board believes the BCB Reorganization is in the best interest of BCB and its stockholders and has approved the BCB Reorganization Plan and the transactions contemplated thereby. The BCB Board also believes the BCB Reorganization is in the best interests of its customers, employees, and other constituencies. THE BCB DIRECTORS RECOMMEND THAT BCB STOCKHOLDERS VOTE "FOR" THE BCB REORGANIZATION PROPOSALS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         The BCB Reorganization. The financial services industry is one of the most rapidly changing segments of the American economy. Historical distinctions between various types of financial institutions are eroding rapidly as a result of legislative changes and changing regulatory philosophies. In addition, traditional restrictions on branch banking have given way to multi-state banking and multi-bank holding companies. Accordingly, banks are subject to aggressive competition from a wide variety of institutions offering an expansive array of financial products and services. As a result of current laws and regulation, however, banks have limited ability to supplement the traditional financial services and products they offer, or to enter into other banking-related ventures, in response to this increasing competition and rapidly changing customer needs.

         The laws and regulations applicable to bank holding companies, on the other hand, provide such entities with potentially greater flexibility in expanding the variety of services and products they and their subsidiaries offer their customers. Consequently, such holding companies are in a potentially better position to expand their customer bases and effectively compete with other types of financial services providers. The BCB Board has determined that the reorganization of BCB into a holding company structure will enable it to take advantage of such flexibility and, thus, is in the best interests of BCB, its stockholders, and the communities in which it operates. In making this determination, the BCB Board considered, among other factors, the benefits that a holding company structure would be expected to yield, including the facilitation of possible acquisitions of other financial institutions (such as PEMI) and greater flexibility with respect to possible acquisitions of different types of financial institutions. In addition, the BCB Board considered that the NHBCA would be the principal corporate law governing Northway, reducing the burden of certain restrictions under New Hampshire banking laws relating to BCB's charter, capital stock, and governance.

         Currently, neither BCB nor Northway has made any commitment to expand significantly its market through the acquisition of existing banks or to engage in activities other than those currently conducted by BCB and, following consummation of the Merger, PNB. If the BCB Reorganization is approved, the BCB Board anticipates that, even if the Merger is not approved, the new holding company structure will provide a mechanism to facilitate future combinations with other financial institutions, should suitable opportunities arise for acquisition, expansion, or affiliation. In addition, this structure may provide opportunities to engage in new activities related to banking.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE BCB REORGANIZATION

         The following is a general description of the material federal income tax consequences of the BCB Reorganization to a stockholder of BCB whose shares of BCB Common Stock are converted into shares of Northway Common Stock pursuant to the BCB Reorganization Plan. The discussion does not address all aspects of federal income taxation that may be important to particular stockholders and may not be applicable to stockholders who are not citizens or residents of the United States. The effects of any applicable foreign, state, local, or other tax laws are not addressed. This discussion assumes that BCB stockholders hold their shares of BCB Common Stock as capital assets as defined in the Internal Revenue Code of 1986, as amended (the "Code"). BCB stockholders should consult their own tax advisors as to the particular tax consequences of the BCB Reorganization to them.

         BCB and Northway do not intend to seek a ruling from the Internal Revenue Service ("IRS") with respect to the tax consequences of the BCB Reorganization. Based upon the opinion of Goodwin, Procter & Hoar LLP, counsel to BCB and Northway, BCB believes that (i) the BCB Reorganization, consisting of Northway's acquisition of BCB as a wholly owned subsidiary, effected by the exchange of Northway Common Stock for all outstanding BCB Common Stock (other than shares held by dissenting BCB stockholders, if any) in accordance with the terms of the BCB Reorganization Plan, should constitute, for federal income tax purposes, one or more reorganizations within the meaning of section 368(a)(1) of the Code, and (ii), accordingly, no gain or loss should be recognized by BCB stockholders who exchange their shares of BCB Common Stock solely for shares of Northway Common Stock pursuant to and in accordance with the BCB Reorganization Plan. In rendering such opinion, counsel to BCB and Northway has relied upon, among other things, certain factual assumptions. Prior to the closing of the BCB Reorganization, certain of such factual assumptions are to be confirmed in writing by BCB and Northway.

         The principal federal income tax consequences of the BCB Reorganization to BCB stockholders will be as set forth below.

         Consequences to Holders of BCB Common Stock. No gain or loss will be recognized by holders of BCB Common Stock upon the receipt of Northway Common Stock in the BCB Reorganization, and the tax basis of the Northway Common Stock received will be equal to the tax basis of the BCB Common Stock surrendered in exchange therefor. For federal income tax purposes, the holding period of the Northway Common Stock received will include the holding period of the BCB Common Stock surrendered.

         Consequences to Northway. Northway will recognize no gain or loss on the issuance of Northway Common Stock to the BCB stockholders in the BCB Reorganization.

         EACH BCB STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH REGARD TO ANY FEDERAL, STATE, OR LOCAL TAX CONSEQUENCES OF THE BCB REORGANIZATION.

DISSENTERS' RIGHTS OF BCB STOCKHOLDERS

         Sections 293-A:13.01 through 293-A:13.31 of the NHBCA and Section 388:13 of the New Hampshire Revised Statutes Annotated (copies of which are attached hereto as Appendix D) may entitle any holder of record of shares of BCB Common Stock who delivers a written objection to the BCB Reorganization Proposals or the BCB Merger Proposal before the votes to approve the BCB Reorganization Proposals or the BCB Merger Proposal are taken at the BCB Meeting, and who does not vote his or her shares in favor of the BCB Reorganization Proposals or the BCB Merger Proposal, to receive in cash the fair value of such shares plus accrued interest. For purposes of the discussion below, a dissent from the BCB Reorganization Proposals and a dissent from the BCB Merger Proposal are treated as separate matters.

         Any stockholder of record contemplating making a demand for appraisal is urged to review carefully the provisions of Sections 293-A:13.01 through 293-A:13.31 the NHBCA, particularly the procedural steps necessary to perfect Dissenter's Rights thereunder. Dissenters' Rights will be lost if the procedural requirements of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA are not fully satisfied.

         Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. The following summary does not purport to be a complete statement of the provisions of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA and is qualified in its entirety by reference to Appendix D hereto and to any amendments to such sections as may be adopted after the date of this Proxy Statement/Prospectus.

         Filing Written Objection. Before the stockholders' votes are taken on the BCB Reorganization Proposals or the BCB Merger Proposal, a stockholder who intends to exercise Dissenters' Rights with respect to any of such proposals must deliver to BCB a written notice of his or her intention to demand payment for the shares held by the stockholder if the BCB Reorganization or the Merger, as the case may be, becomes effective. Such written notice should be addressed to The Berlin City Bank, 9 Main Street, Berlin, New Hampshire 03570, Attention:
Clerk. The written objection to the BCB Reorganization Proposals and the BCB Merger Proposal must be in addition to and separate from any proxy or vote against the such proposals.

         No Vote in Favor of the BCB Reorganization Proposals or the BCB Merger Proposal. Shares of BCB Common Stock for which the holders thereof desire to exercise Dissenters' Rights must not be voted in favor of the proposals to approve the BCB Reorganization or the proposal to approve the Merger. By properly executing a proxy card with no voting instructions indicated thereon, a BCB stockholder will vote in favor of the approval and adoption of the BCB Reorganization Proposals and the BCB Merger Proposal, and accordingly, will not be entitled to exercise Dissenters' Rights in connection with the BCB Reorganization or the Merger.

         Dissenters' Notice. Within 10 days after the BCB Reorganization becomes effective, BCB will notify each holder of record of shares of BCB Common Stock who has purported to comply with the provisions of Section 293-A:13.21 of the NHBCA and whose shares were not voted in favor of the BCB Reorganization Proposals that the BCB Reorganization has become effective. Within 10 days after the Merger becomes effective, BCB will notify each holder of record of shares of BCB Common Stock who has purported to comply with the provisions of Section 293-A:13.21 of the NHBCA and whose shares were not voted in favor of the BCB Merger Proposal that the Merger has become effective. In either case, such notice shall (i) state where the payment demand shall be sent and where and when certificates for certificated shares of BCB Common Stock shall be deposited,
(ii) inform holders of uncertificated shares of BCB Common Stock, if any, to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to BCB stockholders of the terms of the BCB Reorganization or the Merger, as the case may be, and requires that the person asserting Dissenters' Rights certify whether or not he or she acquired beneficial ownership of the shares before that date, (iv) set a date by which BCB shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered, and (v) be accompanied by a copy of the sections of the NHBCA regarding Dissenters' Rights. The giving of such notice shall not be deemed to create any rights in the stockholder receiving the same to demand payment for such holder's shares of BCB Common Stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at such stockholder's last known address as it appears on the records of BCB immediately prior to the effective time of the BCB Reorganization or the Merger, as the case may be, and shall contain certain specified information.

         Duty to Demand Payment. A BCB stockholder who receives a dissenters' notice shall demand payment, certify whether he or she acquired beneficial ownership of the shares of BCB Common Stock before the date set forth in the dissenters' notice, and deposit his or her certificates in accordance with the terms of the notice. BCB stockholders who demand payment and deposit their share certificates as required retain all other rights of a stockholder until these rights are canceled or modified by the consummation of the BCB Reorganization or the Merger, as the case may be. Any BCB stockholders who do not demand payment or deposit their share certificates where required, each by the date set in the dissenters' notice, are not entitled to payment for their shares.

         Payment. Except as hereinafter provided, as soon as the BCB Reorganization or the Merger, as the case may be, is consummated, or upon receipt of a payment demand, BCB shall pay each dissenter who complied with the procedures described above the amount BCB estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be accompanied by (i) BCB's balance sheet as of the end of the fiscal year ended December 31, 1996, an income statement for that year, a statement of changes in stockholders' equity for that year, and the latest available interim financial statements, if any,
(ii) a statement of BCB's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment; and (v) a copy of the NHBCA sections relating to Dissenters' Rights. If the BCB Reorganization or the Merger, as the case may be, is not consummated within 60 days after the date set for demanding payment and depositing share certificates, BCB shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If after returning deposited certificates and releasing transfer restrictions, the BCB Reorganization or the Merger, as the case may be, is consummated, BCB shall send a new dissenters' notice and repeat the payment demand procedure.

         After-Acquired Shares. BCB may elect to withhold payment required from a dissenting stockholder, unless such stockholder was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to stockholders of the terms of the BCB Reorganization or the Merger, as the case may be. To the extent BCB elects to withhold payment, after consummation of the BCB Reorganization or the Merger, as the case may be, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. BCB shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment.

         Payment Demand. A dissenter may notify BCB in writing of such stockholder's own estimate of the fair value of such shares and the amount of interest due, and demand payment of such estimate, less any payment previously made by BCB, or reject BCB's offer and demand payment of the fair value of such shares and interest due, if (i) the dissenter believes that the amount paid or offered is less than the fair value of such stockholder's shares or that the interest due is incorrectly calculated, (ii) BCB fails to make payment within 60 days after the date set for demanding payment, or (iii) the BCB Reorganization or the Merger, as the case may be, having failed to be consummated, BCB does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenter waives the right to demand payment under this section unless he or she notifies BCB of his or her demand in writing within 30 days after BCB made or offered payment for his or her shares.

         Settlement or Appraisal. If BCB and any stockholder exercising Dissenters' Rights have not agreed on the fair value of such holder's shares of BCB Common Stock and the interest due within such 30-day period, BCB must commence a proceeding in the Coos County Superior Court within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest of any such stockholder who has complied with
Section 293-A:13.21 of the NHBCA. If BCB does not commence such a proceeding within such 60-day period, it must pay to each such dissenter whose demand remains unsettled the amount demanded. Upon the commencement of such proceeding, a copy of the petition shall be delivered to all stockholders who have demanded payment for their shares and with whom agreements as to the fair value of their shares have not been reached. After the hearing on such petition, the court will determine the stockholders who have complied with the provisions of Section 293-A:13.21 of the NHBCA and who have become entitled to exercise Dissenters' Rights. After determining those stockholders entitled to exercise Dissenters' Rights, the court (which may appoint one or more appraisers to receive evidence and recommend decisions on the question of the fair value of such shares) shall determine the fair value of the shares as of the day preceding the BCB Meeting, plus accrued interest. Such determination shall be binding on all such stockholders. BCB has no present intention to make any offer or offers after the effective time of the BCB Reorganization or the Merger, as the case may be, to stockholders who have demanded Dissenters' Rights, other than to make payment in the form of shares of Northway Common Stock as provided in the BCB Reorganization Plan and the Merger Agreement, respectively, or to commence a proceeding for determination of fair value within the statutory provision.

         Payment and Costs. When the value is so determined, the court will direct payment by BCB, plus accrued interest, if any, as the court determines, to the stockholders entitled to receive the same upon surrender to Northway by such stockholders of the certificates representing their shares of BCB Common Stock. The court shall assess all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, against BCB, except that the court may assess costs against all or some of the dissenting stockholders, in amounts the court finds equitable, to the extent the court finds such dissenting stockholders acted arbitrarily, vexatiously, or not in good faith in demanding payment for their shares.

         ANY HOLDER OF BCB COMMON STOCK WHO DESIRES TO EXERCISE DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW THE NHBCA AND IS ADVISED TO CONSULT SUCH STOCKHOLDER'S LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

OTHER MATTERS

         For information regarding the proposed listing of the Northway Common Stock to be received by BCB stockholders in exchange for their shares of BCB Common Stock on the Nasdaq National Market, as well as the ability of BCB stockholders to resell such shares of Northway Common Stock, see "The Merger and Related Transactions - Listing on the Nasdaq National Market" and "The Merger and Related Transactions - Resale of Northway Common Stock."

                       THE MERGER AND RELATED TRANSACTIONS

GENERAL

         The Merger Agreement provides that, subject to the satisfaction of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, the approval by the stockholders of BCB and PEMI, and the consummation of the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the survivor. As a result of the Merger, the separate corporate existence of PEMI will cease, the stockholders of PEMI will become stockholders of Northway along with the stockholders of BCB, and each of BCB and PNB will continue its business as a wholly owned subsidiary of Northway. The date and time when the Merger will become effective is herein referred to as the "Effective Time." See "Certain Terms of the Merger Agreement - Effective Time of the Merger; Closing Date."

         The description of the Merger Agreement and the related agreements included in the Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and which is incorporated herein by this reference.

BACKGROUND OF THE MERGER

         Over the past several years, the Boards of Directors and managements of BCB and PEMI, individually, have considered a variety of strategic alternatives, including remaining independent, acquiring other smaller institutions, and, in the case of PEMI, being acquired by a larger banking organization. During this period neither BCB nor PEMI received any offers regarding possible business combinations, nor did they solicit any such offers.

         In April 1996, William J. Woodward, Chairman of the Board, President, and Chief Executive Officer of BCB, and other senior members of BCB management first discussed the possibility of approaching PEMI regarding a possible business combination between BCB and PEMI. Shortly thereafter, Mr. Woodward contacted BCB's financial advisor, NECA, regarding BCB's initial interest in PEMI. At that time, NECA expressed to Mr. Woodward its view that certain financial and strategic benefits that would accrue to BCB as a result of a combination with PEMI, and it was decided that Mr. Woodward would contact Mr. Fletcher W. Adams, the President and Chief Executive Officer of PEMI, to explore generally the possibility of PEMI entering into a business combination with BCB.

         In May and June 1996, Mr. Woodward met with Mr. Adams and the two spoke in general terms about the business philosophies of BCB and PEMI, their complementary geographic and product franchises, and the rationale for a potential business combination between the two companies. Following this initial meeting, Messrs. Woodward and Adams met several more times with one another and further discussed the possibility of a business combination that would be consistent with a community-based banking strategy. The parties noted that both BCB and PEMI had strong local identities in their respective communities, and they agreed on the value of avoiding disruption of the strong relationships that each had with its customers and community. Consequently, Messrs. Woodward and Adams agreed that any transaction between the two companies should be structured in a manner that could enable BCB and PNB to draw upon the strengths of their individual organizations.

         In late June 1996, Messrs. Woodward and Adams met with a representative of NECA, BCB's financial advisor, to discuss certain business and financial aspects of a possible combination between BCB and PEMI, and later met with their respective senior management teams. At this meeting with NECA, the discussion centered around the strategic alternatives available to both BCB and PEMI and the advantages and disadvantages to both organizations of the acquisition by BCB of PEMI. The acquisition analysis included a discussion of accounting methods, the manner in which the companies might be combined, and a detailed financial analysis of the possible combination. In July, the regular meetings of the BCB Board and PEMI Board were held, at which time Messrs. Woodward and Adams apprised their respective boards of their discussions. At these meetings, the BCB Board and the PEMI Board concluded that it would be in the best interests of their respective companies to explore further the possibility of a business combination, and authorized Messrs. Woodward and Adams, respectively, to continue their preliminary discussions regarding the same. The BCB Board and the PEMI Board evaluated a range of potential strategies, including the potential for growth and expansion into contiguous markets through acquisition or de novo branches, strategic combinations with comparably sized institutions, and, in the case of the PEMI Board, opportunities to sell the franchise to large, out-of-market institutions. Subsequent to its July 1996 board meeting, the PEMI Board met with several advisers and consultants regarding the potential range of consideration that PEMI stockholders could expect to receive in a business combination. The range included the form of consideration (stock, cash or a combination of both) as well as the amount of consideration, stated as a multiple of book value and earnings, based upon the consideration paid to shareholders of banks and bank holding companies in other recent transactions in New England.

         In October 1996, representatives of PEMI contacted BCB and expressed interest in continuing discussions. Mr. Woodward convened further meetings with senior management of BCB, NECA, and Mr. Adams to discuss the feasibility of a transaction. At their regular November 1996 meetings, the BCB Board and the PEMI Board, following their receipt of updates on the discussions between the two companies, authorized BCB and PEMI, respectively, to enter into a confidentiality agreement for the purpose of sharing information necessary to discuss and evaluate a transaction involving the operation of the two institutions within a multi-bank holding company structure.

         A special meeting of the BCB Board was held on December 4, 1996, for the purpose of discussing the business and financial aspects of merger and acquisition transactions generally. At this meeting, among other things, NECA gave a presentation to the BCB Board regarding the financial and strategic benefits that would accrue to BCB as a result of a combination with a company possessing the characteristics of PEMI. Later that month, PEMI retained HAS as its financial advisor, and BCB and PEMI began sharing information for the purpose of conducting due diligence reviews of one another. Messrs. Woodward and Adams kept their respective boards apprised of developments regarding the potential business combination throughout the entire process.

         Discussions continued during January 1997, and the managements of BCB and PEMI reached a consensus on the Exchange Ratio after considering the ratio of each party's contribution to assets, recurring earnings per share, book value, and market share. During the first two weeks of February 1997, the parties conducted on-site due diligence investigations of one another and discussed many of the issues relating to a possible transaction. In early March 1997, during meetings and discussions between BCB and PEMI management and their respective representatives, drafts of a definitive agreement were circulated and negotiated. BCB and PEMI scheduled special board meetings to take place in March 1997 in order to discuss the complete terms of the transaction with their respective Boards of Directors, followed by additional meetings to vote upon the transaction.

         On March 10, 1997, the BCB Board and the PEMI Board met separately to review the terms of the Merger and to consult with their respective financial and legal advisors. On March 11, 1997, the BCB Board again met and unanimously approved the BCB Reorganization Plan, the Merger Agreement, and the related agreements necessary to facilitate such transactions and voted to recommend approval of the BCB Reorganization Plan, the Merger Agreement, and such related agreements to the BCB stockholders. All seven BCB directors were present and voted at the March 11, 1997, meeting of the BCB Board.

         The PEMI Board also met again on March 11, 1997, and certain PEMI Board members expressed concerns regarding the proposed transaction with respect to the following: the size and composition of the Northway Board following the Merger; the proposed break-up fee set forth in the definitive agreement; the number of shares to be issued by Northway to BCB pursuant to the BCB Reorganization; and certain aspects of the proposed employment arrangements involving Mr. Adams. In addition, certain members of the PEMI Board sought further confirmation regarding certain elements of the combined entity's strategic mission following the Merger. Consequently, the PEMI Board directed representatives of PEMI to pursue further discussions with BCB.

         Mr. Woodward and BCB's financial and legal representatives met to continue discussions with Mr. Adams and PEMI's financial and legal representatives. In accordance with the authorization previously received from the BCB Board, BCB agreed to: (i) increase the Northway Board from eight to ten members, with six (rather than five) members to be appointed by BCB and four (rather than three) to be appointed by PEMI; (ii) reduce the break-up fee to be paid by one party to the other in certain circumstances following such party's termination of the Merger Agreement from $3.25 million to $2.5 million; (iii) increase from 15 to 16 the number of shares of Northway Common Stock to be issued in exchange for each outstanding share of BCB Common Stock pursuant to the BCB Reorganization Plan (which change did not result in any change in the value of the aggregate or individual consideration being paid to PEMI stockholders, but increased from 0.9767 to 1.0419 the number of shares of Northway Common Stock to be issued in exchange for each outstanding share of PEMI Common Stock pursuant to the Merger Agreement), and (iv) confirm certain employment arrangements. In addition, Mr. Woodward offered to make a presentation to the PEMI Board and to respond to any questions regarding the strategic mission of Northway following consummation of the Merger. At the conclusion of this meeting, Mr. Adams agreed to call another PEMI Board meeting, which was held on March 14, 1997.

         At the March 14, 1997, meeting of the PEMI Board, Mr. Woodward made a presentation to the PEMI Board and responded to questions regarding the benefits of the transaction to BCB, PEMI, and their respective stockholders and communities. After reviewing the terms of the Merger, including the revised terms agreed to by BCB following the previous PEMI Board meeting, and consulting with its financial advisors and legal counsel, the PEMI Board approved by an eight-to-one vote the Merger Agreement and the related agreements necessary to implement the Merger and voted to recommend approval of the Merger Agreement and such related agreements to its stockholders. The lone dissenting director cited reservations regarding the commitment of the combined entity following the Merger to continuing to serve the communities currently served by PEMI, the future career opportunities for current PEMI employees within the combined entity, and whether the consolidation taking place in the banking industry was in the best long term interests of consumers, small businesses, and the commuties served by community-based banks, as his reasons for not voting to approve the Merger. All PEMI directors were present in person or by teleconference and voted at the March 14, 1997, meeting.

RECOMMENDATION OF THE BCB BOARD; BCB'S REASONS FOR THE MERGER

         General. The BCB Board believes the Merger is in the best interests of BCB and its stockholders and has approved the Merger Agreement and the transactions contemplated thereby. The BCB Board also believes the Merger is in the best interests of its customers, employees, and other constituencies. THE BCB DIRECTORS RECOMMEND THAT BCB STOCKHOLDERS VOTE "FOR" THE BCB MERGER PROPOSAL AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         The BCB Board, after careful study and evaluation of financial, market, and other factors, including the impact of the Merger on its customers, employees, and the communities in which it operates, and after consultation with its outside financial and legal advisors, believes that the Merger will provide BCB with increased financial and other resources and greater opportunity and flexibility for expansion and diversification. As a result, the BCB Board believes the Merger is in the best interests of BCB and its stockholders, both in the immediate future and in the long run, and voted unanimously to recommend approval of the Merger Agreement and related agreements to BCB stockholders. The primary factors impacting the BCB Board's decision are discussed below.

         Community Bank Philosophy. The BCB Board believes that the proposed structure of the Merger, whereby BCB and PNB will operate as independent community bank subsidiaries of Northway, presents the combined entity with a valuable market opportunity. As a result of mergers among New England's regional banks, and the consolidation of smaller financial institutions into the branch networks of such regional banks, many customers of these small financial institutions have been forced into banking relationships with a small number of very large, centralized banking organizations. The BCB Board believes that these centralized banking organizations have difficulty maintaining the close relationships that smaller financial institutions enjoy with the businesses and residents in the communities they serve. The BCB Board's objective in structuring the transaction to retain the independence of BCB and PNB is not only to maintain but to enhance the ability of each individual bank to satisfy its local community's banking needs. The BCB Board believes that both banks benefit from a true community bank image in their respective markets, which is reinforced through the personalized products and services they offer, their knowledge of and involvement in the community, and their commitment to their employees. By preserving the personalized approach to servicing customers, keeping the decision making at the local level, and maintaining close contacts with the community in general, the BCB Board believes that Northway has the opportunity to continue to fill an important niche in the existing market for financial services in northern New England.

         Enhanced Competitiveness. The BCB Board believes the combined entity will be a more effective competitor in the rapidly changing financial services industry. By retaining local identity at the bank board and management level, the BCB Board believes that BCB and PNB will maintain the community reputations necessary to compete against other community-based financial institutions in their respective markets. In addition, by combining the capital and other resources of both BCB and PNB, by providing a larger revenue base over which to spread needed expenditures on such items as management information systems, regulatory compliance, improved products and services, and a more sophisticated marketing program, and by providing the opportunity to realize cost savings through consolidation of various "back office" functions and other economies of scale, the Merger will, in the opinion of the BCB Board, place the combined entity in a stronger position to meet the financial needs of customers, respond to technological changes, and compete more effectively against the larger, more centralized banking organizations. Furthermore, the BCB Board believes that Northway's status as the third largest independent banking organization in New Hampshire and ninth largest in the state overall will enable it to better attract, develop, and retain management personnel, thereby further strengthening BCB's position in the marketplace. The BCB Board views a strengthening of BCB's competitive posture as especially important at this time in light of the fact that the New Hampshire banking and financial services industry is becoming increasingly concentrated and competitive.

         Geographic and Economic Diversification. The BCB Board believes that the Merger will provide both BCB and PNB with needed geographic and economic diversification. The banks currently serve contiguous markets in northern New Hampshire, although their customer bases differ. Although BCB has already expanded to some extent by the acquisition of certain branches of HomeBank from the Resolution Trust Corporation in 1994, the Merger will significantly expand the geographic market of the combined organization throughout northern New Hampshire. Such added diversity is expected to assist Northway in addressing economic downturns in its constituent communities, decrease the reliance of BCB and PNB on certain industries, and enable the combined entity to market its products and services to a greater variety of demographic groups.

         Expected Consolidation Economies. The BCB Board believes that the Merger provides opportunities for earnings growth through the advantages of economies of scale in certain non-customer functions. By consolidating such functions, the BCB Board anticipates that the combined entity could realize pre-tax cost savings of approximately $500,000 during the first twelve months after the Effective Time, on a consolidated basis. The areas contributing to these potential cost savings include management information systems; legal, accounting, and other professional services and activities, including audit and regulatory compliance; investor relations; marketing; investment management; asset-liability management; planning; data processing; corporate overhead; and merger and acquisition activities. At this time it is not expected that any branch offices of PEMI or BCB will be closed or consolidated.

         Factors Considered by the BCB Board. In the course of its deliberations concerning the approval of the Merger Agreement, the BCB Board considered all of the factors which it believed to be material. The material factors considered by the Board were the companies' similarities in operating philosophy and business and management style, the reputation of PNB in its market, the proposed members of the Board of Directors and management of Northway, possible uses of Northway's capital, the relative size and competitive position of each company, the outlook for each company in the current market environment, and the social and economic effects of the Merger on the companies' employees, customers, and the communities in which they operate. In considering the terms of the Merger, the BCB Board, in consultation with its financial advisor, also considered the amount and source of earnings of each company and the expected pro forma earnings per share for Northway, the financial condition and risk profile of each company, each company's relative contribution to the combined entity's assets, liabilities, and income, the possibility that the market for Northway Common Stock will be more liquid than that of BCB because of its listing on the Nasdaq National Market, as well as the greater number of shares outstanding and total market value capitalization, the tax-free nature of the Merger, and the accounting treatment of the Merger.

         The BCB Board also considered management's belief that the Merger will be accretive to earnings as a result of the consolidation economies discussed above. In addition, the BCB Board considered the advice of NECA and received from NECA a written opinion to the effect that the Exchange Ratio is fair to the BCB stockholders from a financial point of view. NECA has confirmed its opinion as to the fairness of the Exchange Ratio in writing as of the date of this Proxy Statement/Prospectus.

         The BCB Board did not identify any material disadvantages to the Merger, although certain potentially negative considerations were identified and discussed. These included the resulting dilution to BCB's shareholders, BCB management's relative lack of familiarity with the PEMI market, the adequacy of PEMI's loan loss reserves, increased regulatory compliance burden and the additional demand on BCB's management resources resulting from the Merger and the BCB Reorganization. See "PEMI Management's Discussion and Analysis of Financial Condition and Results of Operations - Allowance for Possible Loan Losses and Non-Performing Assets."

         Structure of Northway Following the Merger; Liquidity. Upon consummation of the Merger, the Northway Board will be comprised of ten persons, six of whom will have been designated, after consultation with PEMI, by BCB and four of whom will have been designated, after consultation with BCB, by PEMI. See "Management of Northway Following the Merger." Because Northway's Board, management, and functional positions will be filled from the managements and employees of the two companies, no net additions to employment are anticipated as a result of the Merger. Stockholders of both companies will have a substantial equity ownership interest in Northway (approximately 58.5% for the existing BCB stockholders and approximately 41.5% for the existing PEMI stockholders) on a fully diluted basis, assuming no stockholders of BCB or PEMI, as the case may be, exercise Dissenters' Rights to receive the fair value of their BCB Common Stock or PEMI Common Stock in cash. See "The BCB Reorganization
- Dissenters' Rights of BCB Stockholders," "The Merger and Related Transactions
- Dissenters' Rights of BCB Stockholders in the Merger," and "The Merger and Related Transactions - Dissenters' Rights of PEMI Stockholders in the Merger." Upon consummation of the Merger, the current stockholders of BCB and PEMI will together own a bank holding company with assets in excess of $370 million. In addition, Northway's listing on the Nasdaq National Market will provide such stockholders with much greater liquidity than their investments in BCB and PEMI individually currently provide.

         Conclusion. The BCB Board has concluded that the Merger will provide BCB with greater flexibility to compete under existing laws and regulations and to respond effectively to changing market conditions. In addition, the BCB Board has concluded that the Merger will afford BCB improved potential for long-term growth and will offer enhanced abilities to meet the needs of the communities served by BCB and PNB. The combined organization will expand the geographic scope of the areas currently served by each while providing needed economic diversity with respect to their customer bases. BCB and PNB expect to reduce their combined costs by consolidating and integrating various functional areas, eliminating redundant corporate expenses such as professional and other fees, and achieving certain operating efficiencies. The larger size of the combined company, together with increased efficiencies in operations, are expected to enhance BCB's and PNB's ability to serve customers, to attract quality borrowers, depositors, and employees, and to remain a strong, independent competitor, better positioned to face ongoing changes in the current market conditions in New Hampshire and New England.

         Based on the foregoing, the BCB Board believes that the Merger is in the best interests of BCB and its stockholders and other constituencies. See "- Background of the Merger," "- Fairness Opinion of BCB's Financial Advisor," and Appendix B hereto.

RECOMMENDATION OF THE PEMI BOARD; PEMI'S REASONS FOR THE MERGER

         General. The PEMI Board believes the Merger is in the best interest of PEMI and its stockholders and has approved the Merger Agreement and the transactions contemplated thereby. The PEMI Board also believes the Merger is in the best interests of its customers, employees and other constituencies. THE PEMI DIRECTORS RECOMMEND THAT PEMI STOCKHOLDERS VOTE "FOR" THE PEMI MERGER PROPOSAL AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         The PEMI Board considered a number of factors in determining that the Merger was in the best interest of PEMI stockholders and in voting to recommend the Merger to PEMI stockholders. The material factors considered by the PEMI Board are discussed below.

         The management of PEMI and the PEMI Board believe that the banking industry will continue to undergo changes as banks respond to increasing competition and continuing demand for technological improvements in the nature and delivery of financial services. Competition for financial products and services continues to intensify within a consolidating banking industry and among financial service providers outside of the traditional banking industry.

         While large banks have very large customer bases over which to spread their investments and costs relating to technology, compliance, advertising, and similar functions, community banks like PEMI and BCB must look for alternatives which will allow them to continue to serve their customers while controlling costs. A multi-bank holding company structure offers some solutions to these problems. By joining together under a single bank holding company, two or more community banks can "pool" their resources to gain the economies of scale otherwise available only to the larger institutions.

         Some of the savings potential offered by joining together will be derived by more efficiently utilizing resources owned by one of the member institutions. For example, by utilizing the "in-house" data processing facility of PEMI to service the accounts and customers of BCB, BCB can hopefully reduce its costs and PEMI can benefit from the utilization of some of its excess capacity. This efficiency reduces the cost of servicing the accounts of all the member banks of a multi-bank holding company, helping them to remain competitive and keeping costs down for their customers. The management of PEMI believes there are many such opportunities for savings which can be achieved through joining with another institution as a multi-bank organization.

         Within a multi-bank holding company, member banks maintain their identities and charters. Each individual bank's directors and managers continue to be responsible for the prudent and profitable operation of the bank. While it is difficult to project the cost savings associated with the Merger, the management teams of PEMI and BCB anticipate savings resulting from combining aspects of operations and data processing related expenses, as well as from improving efficiencies and economies in purchasing goods and services such as insurance and professional services. Economies may also arise from the sharing of specialized resources such as compliance, marketing, advertising, audit, and finance, and from reduced aggregate costs for regulatory reporting.

         The PEMI Board believes that prudently operated, well-capitalized community banks can continue to be successful providers of financial services in the communities in which they operate, but such banks must continually evaluate ways in which they can achieve efficiencies and economies of scale without sacrificing their community focus and localized decision making. It was this shared opinion that generated the interest within both PEMI and BCB to explore potential operations within a multi-bank holding company structure.

         The PEMI Board, with input from its financial advisor, determined that the terms of the Merger Agreement are in the best interests of the stockholders of PEMI. Among other things, stockholders are expected to benefit, following the Merger, from the opportunity to participate in the performance of a larger and more diversified institution with its common stock listed for trading on the Nasdaq National Market.

         In the course of considering and approving the Merger Agreement, the PEMI Board consulted with its legal and financial advisor, as well as its management, and considered numerous factors including, without limitation, the following:

         (i) the oral and written presentations of its financial advisor that the Exchange Ratio is fair to the stockholders of PEMI from a financial point of view, as more fully discussed below under "Fairness Opinion of PEMI's Financial Advisor";

         (ii) the terms of comparable transactions involving other financial institutions based, among other things, on information supplied by its financial advisor;

         (iii) the PEMI Board's familiarity with and review of the business, results of operations, financial conditions, and prospects of BCB on a separate and pro forma combined basis, as well as industry conditions generally and the changing environment for banking and financial services, including the trend towards increasing industry consolidation and efficiencies;

         (iv) the effect of the proposed Merger on the employees, customers, and the communities in which PEMI operates;

         (v) the PEMI Board's views, based in part on presentations by management and advisors regarding the due diligence review of business, operations, earnings, and financial condition of BCB on both an historical and a prospective basis, regarding the enhanced opportunities for growth in stockholder values that the Merger would make possible, and the customer bases, product lines, and other contributions the respective institutions would bring to a combined institution;

         (vi) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay; and

         (vii) the PEMI Board's beliefs, based upon its analysis of the anticipated financial effects of the Merger, that, upon consummation of the Merger, PNB would continue to be well managed and well-capitalized, and able to continue to serve the banking needs of its customers and the communities in which it operates.

         The PEMI Board did not assign any specific or relative weight to the specific factors considered in reaching its determinations. Further, the PEMI Board did not identify any material disadvantages to the Merger, although certain potentially negative considerations were identified and discussed. These included the current lack of an active and liquid trading market for BCB stock, the possibility that PEMI shareholders might receive a higher premium or cash consideration in connection with an acquisition by another party at some point in the future, and the uncertain economic prospects for BCB's market area. In addition, the PEMI Board considered the fact that a new Board of Directors consisting of directors predominantly of BCB rather than PEMI would control the combined bank holding company and that the executive management of Northway could also possibly be comprised of persons who, with the exception of Fletcher
W. Adams, are not members of the current executive management team of PEMI.

         Based on the foregoing, the PEMI Board believes that the terms of the Merger Agreement are in the best interests of PEMI and its stockholders and other constituencies. See "- Background of the Merger," "- Fairness Opinion of PEMI's Financial Advisor," and Appendix C hereto.

FAIRNESS OPINION OF BCB'S FINANCIAL ADVISOR

         For a number of years, BCB has engaged NECA on an annual retainer basis to provide financial advisory services to BCB in connection with possible business combination and other strategic matters, including BCB's acquisition of certain branches of HomeBank from the Resolution Trust Corporation in 1994, and certain personnel of NECA have advised BCB on various matters since 1989. In February 1997, BCB made specific arrangements to engage NECA with respect to a possible combination with PEMI.

         NECA is an investment banking firm that specializes in the commercial banking, thrift institution, and mortgage banking business. As part of NECA's investment banking business, NECA is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. BCB selected NECA because of its expertise in merger and acquisition matters, and its particular knowledge of and experience in working with BCB. In connection with its financial advisory services with respect to the Merger, NECA assisted BCB in conducting an analysis of different transaction structures and helped negotiate the transaction between the parties. Other than as described in this section, neither NECA nor any of its affiliates has any material relationship with BCB or PEMI, or any of BCB's or PEMI's affiliates. In addition, neither NECA nor any of its affiliates is an affiliate of either BCB or PEMI, or any affiliate of BCB or PEMI.

         On March 10, 1997, NECA delivered to the BCB Board its oral opinion, which it subsequently confirmed in writing dated as of March 14, 1997 and as of the date of this Proxy Statement/Prospectus, that the Exchange Ratio is fair, from a financial point of view, to holders of BCB Common Stock. The full text of NECA's opinion, dated the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached hereto as Appendix B. The summary set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion, and stockholders are urged to read such opinion for a description of the procedures followed, matters considered, and limitations on the review undertaken in connection therewith.

         In forming its March 14, 1997, opinion, NECA reviewed, among other things: (i) a draft of the Merger Agreement, which draft was substantially similar to and contained no material changes from the definitive Merger Agreement; (ii) BCB's Annual Report to Stockholders on Form F-2 and related financial information for the fiscal year ended December 31, 1995; (iii) PEMI's Annual Reports on Form 10-K and related financial information for each fiscal year in the three-year period ended December 31, 1995; (iv) certain of BCB's Quarterly Reports on Form F-4; (v) certain of PEMI's Quarterly Reports on Form 10-Q; (vi) certain unaudited interim reports and press releases to the respective stockholders of BCB and PEMI; (vii) financial information furnished to NECA by BCB and PEMI management, including forecasts of earnings, cash flow, and assets, which NECA discussed with senior management of BCB and PEMI; (viii) historical market price and trading data for BCB Common Stock and PEMI Common Stock, to the extent available; (ix) the financial performance and condition of BCB and PEMI and similar data for other New England banking companies which NECA believed to be relevant; (x) the financial terms of the Merger contemplated by the Merger Agreement and the financial terms of other mergers and acquisitions, which NECA believed to be relevant; (xi) the pro forma effect of the Merger on Northway earnings (including projected cost savings and merger synergies), tangible book value and book value per share, capitalization, market value, dividends, franchise, market share, and asset growth; (xii) the relative contributions of BCB and PEMI to the combined company, including 1996 earnings, estimated 1997 earnings, tangible book value, and market value; (xiii) the sensitivity of the Exchange Ratio to changes in certain assumptions, including merger cost savings and future earnings; and (xiv) such other matters as NECA deemed necessary. NECA also met with certain senior officers of BCB and PEMI, separately and on a combined basis, to discuss the foregoing as well as other matters relevant to NECA's opinion, including the past and current business operations, financial condition, and future prospects of BCB and PEMI. NECA also considered such additional financial and other factors as it deemed relevant, including its assessment of economic, market, and financial conditions, its experience in similar transactions, its experience in securities valuations, and its knowledge of the commercial banking and thrift industries.

         In conducting its review and preparing its opinion, NECA relied upon, and assumed the accuracy and completeness of all of, the financial and other information provided to it or publicly available and did not attempt independently to verify any such information. NECA generally relied upon the management of BCB and PEMI as to the reasonableness and achievability of the financial and operating forecasts and projections (and their assumptions and bases therefor) provided to NECA, and generally assumed that such forecasts and projections reflected the best currently available estimates and judgments of BCB and PEMI management and that such forecasts and projections will generally be realized in the amounts and in the time periods currently estimated by such managements. Management of BCB and PEMI, respectively, believe that NECA's reliance upon the information provided by each of them, respectively, is justified and that the information is reasonably complete and accurate for the purposes required. In addition, NECA assumed, without independent verification, that the aggregate allowances for loan losses at BCB and PEMI were adequate to cover such losses. NECA did not inspect any properties, assets, or liabilities of BCB or PEMI and did not make or obtain any evaluations or appraisals of any properties, assets, or liabilities of BCB or PEMI. NECA did examine independently certain individual loan credit files of PEMI and did produce independently certain projections and operating forecasts to assure that the assumptions generated by management of BCB and PEMI did not materially or adversely alter the adequacy of the financial consideration being exchanged by BCB stockholders from a financial point of view.

         NECA's opinions are directed solely to the Exchange Ratio and do not constitute a recommendation to any BCB stockholder as to how such stockholder should vote at the BCB Meeting. NECA did not make any recommendation to the BCB Board with respect to any approval of the transaction. NECA received no instructions from BCB or any of its affiliates, and neither BCB nor any of its affiliates imposed any limitation on NECA or on the scope of NECA's investigation in connection with the preparation or rendering of its opinion.

         In connection with rendering its opinions to the BCB Board, NECA performed a variety of financial analyses that are summarized below. The summary of NECA's analyses is not a complete description thereof. Because the preparation of a fairness opinion is a complex process involving subjective judgments and quantitative analysis, NECA believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, creates an incomplete view of the analyses and processes underlying NECA's opinion. In its analyses, NECA made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of BCB and PEMI. Any estimates used in NECA's analyses are not necessarily indicative of actual future value or results, which may be significantly more or less favorable than as suggested by such estimates. Estimates of value are not appraisals and may not necessarily reflect the prices at which companies or their securities may be sold. No company or previous transaction used in NECA's analyses was identical to BCB or PEMI or Northway. Accordingly, such analyses are not based solely upon arithmetic calculations, but involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and transactions, and other factors that could affect the companies concerned.

         In connection with its opinion and the presentation of its opinion to BCB's Board, NECA performed (i) an analysis of publicly traded comparable companies, (ii) an analysis of comparable prices and terms of recent transactions involving banks and bank holding companies, (iii) a discounted cash flow analysis, and (iv) certain other analyses of the combined company described below. The following is a summary of such analyses:

         Comparable Company Analysis. In performing the comparable company analysis, NECA analyzed the operating performance of BCB and PEMI relative to
(i) 29 publicly traded banks and thrifts in New England with assets between $100 million and $400 million, (ii) 12 publicly traded banks in New England with similar asset size, and (iii) seven publicly traded banks and thrifts in New England with a comparable loan portfolio composition with assets between $100 million and $400 million. NECA also analyzed ten major regional banks nationally, with assets in excess of $10 billion. The purpose of this latter analysis was to identify the amount of liquidity discount in the smaller, comparably sized banks and thrifts in New England.

         NECA analyzed the relative performance and outlook for BCB and PEMI by comparing certain financial and market trading information of BCB and PEMI with the comparable companies. Among the financial information compared was profitability, loan mix composition, trading volume, and trading multiples.

         In considering an adequate value to better reflect the absence of a liquid trading market for the BCB Common Stock, NECA considered banks of similar size to BCB. NECA reviewed the price to earnings multiple, the price to tax adjusted earnings multiple, the price to tangible book value multiple, and the core deposit premium multiple. The table below reflects the data and imputed value for the BCB Common Stock:

                                           Price to                     Market
                                              Tax        Price to       Cap to
                             Price to      Adjusted      Tangible        Core
                             Earnings      Earnings     Book Value      Deposits
                             ---------------------------------------------------
$100-$400 Million Assets
      Banks and Thrifts      $546.47       $583.09       $463.12        $488.97
      Banks Only              542.14        577.25        512.72         517.72
      Banks and Thrifts       437.34        528.67        483.25         501.17
        (similar loans)
             Overall Median                  $515.22 (19.8% above $430)

                                                                         Market
                                                        Price to         Cap to
                             Price to      Price to     Tangible         Core
                             Earnings     Book Value   Book Value       Deposits
                             ---------------------------------------------------
Major Regional
  ($10 Billion + Assets)       13.39x       193.47%       236.05%         25.00%
      Implied BCB            $545.59       $615.96       $751.18        $800.22
      23% Discount           (125.49)      (141.67)      (172.77)       (184.05)
      Implied BCB            $420.10       $474.29       $578.41        $616.17
        (net of discount)
             Overall Median            $526.34  (22.4% above $430)

         The imputed value in the table ranges between $515.00 and $526.00 per share. NECA considered that this value would normally be discounted approximately 15% to 20% in connection with an initial public offering. Based on this analysis, NECA calculated an imputed value for BCB of approximately $416.00 to $442.00 per share. As a result of extensive arm's length negotiations between BCB and PEMI, an imputed value of $430.00 per share for BCB Common Stock was agreed upon by both parties.

         Comparable Transaction Analysis. NECA performed an analysis of multiples paid for 15 selected banks in New England involved in transactions announced since January 1, 1995, in which the seller's assets were under $250 million. In addition, NECA performed a similar analysis on a national basis for 153 bank transactions publicly announced since January 1, 1996, where the sellers' total assets averaged $109.1 million. NECA compared price to earnings, core deposit premiums, and price to tangible book value multiples along with such performance characteristics as return on average assets of buyer and seller, capital adequacy of buyer and seller, and asset size of buyer and seller. Set forth below are the deal multiples presented by NECA to the BCB Board.

                                               Core       Price to     Deal
                                 Price to     Deposit     Tangible     Value
                                 Earnings     Premium    Book Value   (Millions)
                                 -----------------------------------------------
Average National Bank
  Acquisitions                     18.94x      11.35%      193.97%      $18.9
Average Northeast Bank
  Acquisitions                     22.67        7.76       174.84        23.1
Median Northeast Bank & Thrift
  Acquisitions                     12.75        7.26       169.14        18.0

BCB/PEMI                           15.3x        6.75%      161.10%      $19.3

         No company or transaction used in the comparable company and comparable transaction analyses is identical to BCB, PEMI, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of BCB and PEMI and other factors that could affect the public trading value or the acquisition of the companies to which BCB and PEMI are being compared.

         Discounted Cash Flow Analysis. NECA performed a series of discounted cash flow analyses of PEMI. The two factors that varied were the discount rate, which ranged between 12.5% and 17.5%, and the projected level of fully phased in annual savings, which ranged between $0 and $800,000 before tax.

         The discount rate varied to reflect assumptions concerning the required rate of return of holders or prospective buyers of PEMI Common Stock. The projected fully phased in annual savings represents up to approximately 17.5% of PEMI's 1996 non-interest expense levels. This compares to cost savings projected in certain comparable transactions, which when fully phased in ranged from 10%-25% of the non-interest expense of the seller. These savings, if any, are expected to occur at both BCB and PEMI.

         Based on the projected earnings, any relevant savings, and the various discount rates, the imputed per share value of PEMI Common Stock ranged between $24.96 and $33.96 per share.

         Combined Company Analysis. NECA analyzed certain balance sheet and income statement data for BCB and PEMI on a stand alone basis and on a pro forma combined basis. Such analysis reviewed the composition of income, loans, and deposits at each bank and the profitability, capital, credit quality, and market niches of BCB and PEMI. The analyses showed that, among other things, the combined company would have combined assets of approximately $373 million and stockholders' equity of nearly $34 million.

         NECA also analyzed the effect of the Merger on the capital, earnings, and tangible book value of BCB. Based on BCB's financial condition and results of operations for the fiscal year ended December 31, 1996, the $28.00 imputed per share value for PEMI Common Stock, the $430.00 imputed per share value for BCB Common Stock, and a 100% stock exchange, NECA calculated an 8.66% pro forma tangible equity to assets ratio, a 5.20% earnings per share dilution (assuming $500,000 in pre-tax savings), and a 6.72% tangible book value per share dilution.

         Contribution Analysis. NECA considered the contribution of each of BCB and PEMI to the pro forma combined entity. Based on the $28.00 imputed per share value for PEMI Common Stock, the $430.00 imputed per share value for BCB Common Stock, and a 100% stock exchange, BCB contributes 62.7% of the pro forma equity, 65.4% of the pro forma assets, and 66.9% of the pro forma earnings (assuming no savings). Based on the foregoing, PEMI stockholders will receive 41.5% of the pro forma Northway Common Stock and BCB stockholders will receive 58.5% of the pro forma Northway Common Stock.

         In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, NECA confirmed the appropriateness of its reliance on the analyses done in connection with its oral opinion and written opinion dated as of March 14, 1997, by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. In addition, NECA reviewed (i) BCB's Annual Report on Form F-2 and related financial information for the fiscal year ended December 31, 1996, and BCB's Quarterly Report on Form F-4 for the fiscal quarter ended March 31, 1997, and (ii) PEMI's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1996, and PEMI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

         NECA and BCB entered into a letter agreement dated February 10, 1997, relating to the services NECA is providing in connection with the Merger. Under this agreement, BCB agreed to pay NECA a fee of approximately $230,000, 30% of which was payable upon execution of the Merger Agreement and the remainder of which is payable upon consummation of the Merger. In such letter agreement, BCB agreed to reimburse NECA for its reasonable out-of-pocket expenses and to indemnify NECA against certain liabilities related to its engagement, including liabilities under the federal securities laws.

FAIRNESS OPINION OF PEMI'S FINANCIAL ADVISOR

         PEMI retained HAS to provide it with an opinion on the proposed Merger. HAS is a regional bank consulting firm which, as part of its business, is engaged in the valuation of banks and bank holding companies' securities in connection with mergers and acquisitions and for various other purposes.

         On March 14, 1997, HAS delivered its written opinion to the PEMI Board to the effect that, as of March 14, 1997, the consideration being offered in the Merger Agreement was fair, from a financial point of view, to the holders of PEMI Common Stock. This opinion was reconfirmed in writing as of the date of this Proxy Statement/Prospectus. The full text of the HAS opinion is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C.

         In connection with its opinion, HAS reviewed, analyzed, and relied upon material relating to the financial and operating conditions of PEMI including, among other things, the following: (i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1994, 1995 and 1996, of PEMI; (iii) certain Quarterly Reports on Form 10-Q, proxy solicitation material of PEMI, and certain other communications from PEMI to its stockholders; (iv) other financial information concerning the business and operations of PEMI furnished to HAS by PEMI for purposes of its analysis, including certain internal financial analyses and forecasts for PEMI prepared by senior management of PEMI; (v) corporate minutes of PEMI for three years; (vi) audit reports certified by the independent accountants of PEMI for three years; (vii) regulatory filings of PEMI for three years; (viii) PEMI policies and procedures, certain loan files, and its investment portfolio; and
(ix) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions HAS considered relevant to its inquiry. In addition, HAS reviewed certain market information concerning BCB, analyzed data concerning private and publicly owned banks in New England, reviewed stock market data of other banks generally deemed comparable whose securities are publicly traded, publicly available information concerning certain recent business combinations, and such additional financial and other information as HAS deemed necessary. In addition, HAS reviewed certain internal reports and documents of PEMI, including loan lists grouped by risk rating, past due and non-accrual loan reports, internal loan watch lists, loan relationship reports, restructured loan reports, OREO and ISF reports, loan loss reserve analysis reports, securities portfolio-book value and market value reports, and a schedule of threatened or pending litigations. HAS also held discussions with senior management of PEMI concerning its past and current operations, financial condition, and prospects, as well as the results of regulatory examinations.

         In conducting its review and arriving at its opinion, HAS relied upon, and assumed the accuracy and completeness of, all of the financial and other information provided to it or publicly available, and HAS did not attempt to verify such information independently or undertake an independent appraisal of the assets and liabilities of PEMI. HAS relied upon the accuracy and opinion of the audit reports prepared by PEMI's independent accountants. HAS assumes no responsibility for the accuracy and completeness of the financial and other information relied upon.

         The preparation of a fairness opinion involves various methods and determinations which vary from bank to bank and the use of different factors depending upon location, size, method of operation, etc. The determination of the opinion is a subjective process which uses qualitative judgments, but does not rely solely upon one approach. The analyses should be considered as a whole and HAS believes that considering any portion of such analyses and of the factors considered without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the process of developing a fairness opinion.

         The fairness opinion process made numerous assumptions concerning the economy, banking industry performance, and general business conditions which may or may not have an impact on PEMI. Any estimates considered in these analyses are not necessarily indicative of actual value or predictive of future result or value, which may be significantly more or less favorable than is set forth therein.

         The following is a summary of certain of the analyses performed by HAS in connection with its opinion dated March 14, 1997, and reconfirmed as of the date of this Proxy Statement/Prospectus.

         (1) Stock Price and Trading History. The PEMI Common Stock is not listed on the Nasdaq National Market or any other major stock exchange. As a result, accurate trading history is not available and trades that have occurred may not reflect fair value.

         (2) Selected Group Analysis. Using publicly available information, HAS compared the financial performance of PEMI with the nine selected New Hampshire financial institutions with assets of between $90 million and $160 million deemed relevant by HAS (the "Comparable Group"). Indications of financial performance evaluated by HAS included profitability expressed as a return on average assets of 1.04% for the Comparable Group and 1.05% for PEMI; return on average equity of 11.06% for the Comparable Group and 10.90% for PEMI; the ratio of equity capital to average assets of 10.18% for the Comparable Group and 9.43% for PEMI; the ratio of non-performing assets to equity plus loan loss reserve of 10.72% for the Comparable Group and 9.43% for PEMI; a net interest margin of 4.42% for the Comparable Group and 5.14% for PEMI; the loan to deposit ratio of 81.09% for the Comparable Group and 83.31% for PEMI; non-interest income as a percent of average assets of 0.43% for the Comparable Group and 0.55% for PEMI; and non-interest expense as a percent of average assets of 2.92% for the Comparable Group and 3.81% for PEMI.

         The above ratios are based on the most recent publicly available financial information for the Comparable Group. In this comparison, HAS concluded that PEMI compares favorably in return on average assets, loan to deposit ratio, net interest margin, the ratio of non-performing assets to equity plus loan loss reserves, and non-interest income as a percent of average assets. HAS further concluded that PEMI compares less favorably in return on average equity, ratio of equity capital to average assets, and non-interest expense as a percent of average assets.

         Because of the differences in product mix and number of banking offices between the operations of PEMI and the Comparable Group, HAS believed that a purely quantitative comparable analysis should not be the sole criteria in developing its opinion in the context of the proposed merger. HAS believed that an appropriate use of the comparable analysis in this instance should involve qualitative judgments concerning differences between the financial and operating characteristics of PEMI and the selected companies which could affect the market value of PEMI and the selected companies. The qualitative judgments made by HAS in connection with its opinion included HAS' views as to business conditions and prospects in various markets in which these selected companies operate, as well as such companies' business mix, sources of revenue, and risk profile.

         (3) Comparable Transaction Analysis. Using publicly available information, HAS reviewed certain terms and financial characteristics of sixteen bank merger and acquisition transactions completed in 1996 and 1997 (the "1996-1997 Comparable Transaction Group") and ten pending bank merger and acquisition transactions announced in 1996 and 1997 but not yet concluded (the "1996-1997 Comparable Pending Group"), which HAS deemed to be comparable to the Merger. The price to twelve months earning ratio for the Merger amounted to 15.1, which was slightly below, but within a reasonable range of, the mid-points of such ratios for both the 1996-1997 Comparable Transactions Group and the 1996-1997 Comparable Pending Group which had mid-points of 16.1 and 17.4, respectively, and which ranged from 7.2 to 29.1 and 5.7 to 26.5, respectively. Similarly, the price to book value of the Merger of 1.6 was slightly below, but within a reasonable range of, the mid-points of such ratios for both the 1996 - 1997 Comparable Transactions Group and the 1996-1997 Comparable Pending Group, which had mid-points of 1.8 and 1.7, respectively, and which ranged from 1.4 to
2.6 and 1.1 to 2.3, respectively. Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the differences between the operations of PEMI and the selected companies, HAS believed that a purely quantitative comparable analysis should not be the sole criteria in developing its opinion in the context of the Merger. HAS believed that an appropriate use of a comparable transaction analysis in this instance should involve qualitative judgments concerning differences between the characteristics of these transactions and the Merger which could affect the acquisition value of PEMI. The qualitative judgments made by HAS in connection with its opinion included HAS' views as to the universe of potential buyers in each of these transactions, their potential levels of interest in an acquisition of these companies, and the ability of the acquirers to implement cost savings at, and business synergies with, the acquired companies and, in addition, HAS' views as to the business conditions and prospects in the various markets in which these acquired companies operate and business mix, sources of revenues, risk profile, and prospects for these acquired companies.

         (4) Imputed Value of BCB Common Stock. The BCB Common Stock is not listed on the Nasdaq National Market or other national exchanges. The lack of liquidity and trading history required HAS to develop an imputed value for the BCB Common Stock. HAS performed certain analyses on 20 publicly traded New England banks and thrifts with assets between $100 and $300 million. HAS analyzed the price to book value, price to tangible book value, price to current earnings and price to last twelve month earnings for the selected banks and thrifts with the following results:

        Average Market Price to Book Value                       148.10%
        Average Market Price to Tangible Book Value              151.80%
        Average Price to Current Earnings                         12.31x
        Average Price to Last Twelve Month Earnings               13.72x

        The above values applied to the BCB Common Stock resulted in the following valuations:

        Price to Book Value                                      $501.94
        Price to Tangible Book Value                              483.30
        Price to Current Earnings                                 505.98
        Price to Last Twelve Month Earnings                       563.48

         The calculated average of the above is $513.68. HAS applied a discount factor of 10% to 20% to account for the historical illiquidity of the BCB Common Stock resulting in an imputed valuation in the range of $410.94 to $462.31. The imputed value of $430.00 is below the mid-point of the imputed value range.

         (5) Discounted Cash Flow Analysis. HAS discounted projected dividends on PEMI Common Stock and an estimated terminal value of PEMI Common Stock for five years, using a discount rate of 10% which was chosen to reflect assumptions regarding the required rates of return of holders or prospective buyers of the PEMI Common Stock. In connection with this analysis, PEMI management provided HAS with net income, book value, and dividend projections, and HAS applied premiums and discounts to net income projections to reflect different assumptions concerning the achievability of management's forecasts. This analysis, following the application of such premiums and discounts to net income projections, yielded a value of PEMI Common Stock of approximately $27.61 per share, using a terminal price to earnings multiple of approximately 12 times.

         (6) Contribution Analysis. HAS analyzed the pro forma contribution of BCB and PEMI to the combined company, assuming a 100% stock exchange at 1.0419 shares of Northway Common Stock for each share of PEMI Common Stock with the following results:

                                              PEMI              BCB
                                              ----              ---
              Assets                          34.6%            65.4%
              Equity                          36.2%            63.8%
              Earnings                        33.3%            66.7%
              Northway Common Stock           41.5%            58.5%

         (7) Summary of Analysis. The exchange of 1.0419 shares of Northway Common Stock for each share of PEMI Common Stock results in the following valuations:

              Per share value of BCB Common Stock                  $430.00
              Per share value of Northway Common Stock
                following BCB Reorganization                         26.875
              Per share value received for each share of
                PEMI Common Stock                                    28.00

         The valuations resulting from any particular analysis described above should not be taken to be HAS' view of the actual value of PEMI. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         In performing its analyses, HAS made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of PEMI. The analyses performed by HAS are not necessarily indicative of actual values of actual future results, which may be significantly different than those suggested by analyses. Such analyses were prepared solely as part of HAS' analysis of the fairness of the Exchange Ratio and were provided to the PEMI Board in connection with the delivery of HAS' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, HAS' opinion, along with its presentations to the PEMI Board, is one of the factors taken into consideration by the PEMI Board.

         The HAS opinion is directed to the PEMI Board and does not constitute a recommendation to any PEMI stockholder as to how such stockholder should vote at the PEMI Meeting. HAS received no instructions from PEMI or any of its affiliates, and neither PEMI nor any of its affiliates imposed any limitation on HAS or on the scope of HAS' investigation in connection with the preparation or rendering of its opinion.

         In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, HAS confirmed the appropriateness of its reliance on the analyses done in connection with its oral opinion and written opinion dated as of March 14, 1997, by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. In addition, HAS reviewed (i) PEMI's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1996, and PEMI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, and (ii) BCB's Annual Report on Form F-2 and related financial information for the fiscal year ended December 31, 1996, and BCB's Quarterly Report on Form F-4 for the fiscal quarter ended March 31, 1997.

         HAS and PEMI entered into a letter agreement dated December 6, 1996, relating to the services HAS is providing in connection with the Merger. Under this agreement, PEMI agreed to pay HAS a fee of approximately $45,000. In such letter agreement, PEMI agreed to indemnify HAS against certain liabilities related to its engagement, including liabilities under the federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a general description of the material federal income tax consequences of the Merger to a stockholder of PEMI whose shares of PEMI Common Stock are converted into shares of Northway Common Stock pursuant to the Merger Agreement. The discussion does not address all aspects of federal income taxation that may be important to particular stockholders and may not be applicable to stockholders who are not citizens or residents of the United States. The effects of any applicable foreign, state, local, or other tax laws are not addressed. This discussion assumes that PEMI stockholders hold their shares of PEMI Common Stock as capital assets as defined in the Code. PEMI stockholders should consult their own tax advisors as to the particular tax consequences of the Merger to them.

         Northway and PEMI do not intend to seek a ruling from the IRS with respect to the tax consequences of the Merger. Based upon the opinions of Goodwin, Procter & Hoar LLP and Cranmore, FitzGerald & Meaney, counsel to Northway and PEMI, respectively, Northway and PEMI believe (i) that the transactions constituting the Merger, consisting of Northway's acquisition of PNB as a wholly owned subsidiary, effected by the exchange of Northway Common Stock for all outstanding PEMI Common Stock (other than PEMI shares held by dissenting PEMI stockholders, if any) in accordance with the terms of the Merger Agreement, should constitute, for federal income tax purposes, one or more reorganizations within the meaning of section 368(a)(1) of the Code, and (ii) that, accordingly, no gain or loss should be recognized by PEMI stockholders who exchange their shares of PEMI Common Stock solely for shares of Northway Common Stock pursuant to and in accordance with the Merger Agreement. In rendering such opinions, such counsel have relied upon, among other things, certain factual assumptions. Prior to the closing of the Merger, certain of such factual assumptions are to be confirmed in writing by Northway and PEMI.

         The principal federal income tax consequences of the Merger to PEMI stockholders and Northway will be as set forth below.

         Consequences to Holders of PEMI Common Stock. No gain or loss will be recognized by holders of PEMI Common Stock upon the receipt of Northway Common Stock in the Merger, and the tax basis of the Northway Common Stock received will be equal to the tax basis of the PEMI Common Stock surrendered in exchange therefor. For federal income tax purposes, the holding period of the Northway Common Stock received will include the holding period of the PEMI Common Stock surrendered.

         Consequences to Northway. Northway will recognize no gain or loss on the issuance of Northway Common Stock to the PEMI stockholders in the Merger.

         EACH PEMI STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH REGARD TO ANY FEDERAL, STATE, OR LOCAL TAX CONSEQUENCES OF THE MERGER.

         For a general description of the federal income tax consequences to a stockholder of BCB whose shares of BCB Common Stock are converted into shares of Northway Common Stock pursuant to the BCB Reorganization Plan, see "The BCB Reorganization - Certain Federal Income Tax Consequences of the BCB Reorganization."

ACCOUNTING TREATMENT

         Under generally accepted accounting principles, it is expected that the Merger, including the interim steps involving the reorganization of BCB into a holding company structure and the merger of PEMI with and into Northway, will qualify as a "pooling of interests" transaction for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Northway and PEMI will be carried forward at their previously recorded historical amounts. Revenues and expenses will be retroactively combined as if Northway and PEMI were combined for the entire fiscal period in which the Merger occurs and for all periods prior to the Merger at previously recorded amounts.

         BCB and PEMI each have agreed to use all reasonable efforts to cause the Merger to qualify for pooling of interests accounting treatment. See "Unaudited Pro Forma Combined Financial Information of Northway." In the event the requirements for a "pooling of interests" are not met, the Merger will be accounted for as a "purchase" for both accounting and financial reporting purposes. Under the purchase method of accounting, the book value of the assets and liabilities of PEMI, as reported on its balance sheet, would be increased or decreased to their fair market value at the Effective Time and goodwill would be recorded to the extent that the purchase price exceeds the fair market value of the net assets and liabilities. However, if such a change in accounting treatment occurs subsequent to stockholder approval and such change would materially and adversely affect the parties to the Merger Agreement, the transaction would be re-submitted to the stockholders of BCB and PEMI for approval or would be terminated.

REGULATORY MATTERS

         Under the Merger Agreement, it is a condition to each party's obligation to effect the Merger that all regulatory approvals, authorizations, and consents required to consummate the Merger (collectively, the "Requisite Regulatory Approvals") shall have been obtained and shall be in full force and effect and all waiting periods in respect thereof shall have expired. BCB and PEMI have agreed to use all reasonable efforts to obtain the approvals discussed below. There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals or that none of the Requisite Regulatory Approvals will impose a condition or restriction that would materially adversely affect the benefits to BCB, PEMI, or Northway or their stockholders so as to render the consummation of the Merger inadvisable.

         Approvals Required for Consummation of the BCB Reorganization. BCB must submit an application (the "FDIC Application") to the FDIC pursuant to Section 18(c) of the Federal Deposit Insurance Act (the "FDIA") seeking the prior approval of the FDIC to consummate the merger of BITC with and into BCB. Under applicable law, the FDIC may not approve any transaction under Section 18(c) of the FDIA: (i) that would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (ii) the effect of which in any section of the United States may be substantially to lessen competition, or to tend to create a monopoly, or result in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In addition, the FDIC must also take into consideration the financial and managerial resources and future prospects of BCB and BITC, and the convenience and needs of the communities to be served. Under the FDIA, BCB must publish public notice of the FDIC Application. A merger subject to Section 18(c) of the FDIA may not be consummated before thirty days following approval by the FDIC or such shorter period as the FDIC may permit, during which period the Attorney General of the United States may object to the merger on antitrust grounds.

         BCB and Northway must also submit applications (the "New Hampshire Applications") to the New Hampshire Board of Trust Company Incorporation and the New Hampshire Banking Commissioner, respectively, (i) seeking authority to organize BITC as a de novo New Hampshire-chartered interim trust company, and
(ii) seeking approval to consummate the merger of BITC with and into BCB. Under New Hampshire law, the New Hampshire Board of Trust Company Incorporation may only approve an application to form a trust company after considering the adequacy of the proposed trust company's capital structure, the earnings prospects of the proposed trust company, and the convenience and needs of the community. Likewise, the New Hampshire Banking Commissioner may only approve a merger application upon finding that the public convenience and advantage and the interest of the merging institutions and their depositors will be promoted.

         Approvals Required for Consummation of the Merger. In order to consummate the merger of PEMI with and into Northway, Northway must submit an application (the "FRB Application") to the Federal Reserve Board pursuant to Sections 3(a)(1) and 3(a)(5) of the Bank Holding Company Act of 1956, as amended (the "BHCA") (i) seeking the prior approval of the Federal Reserve Board for Northway to become a bank holding company by virtue of its acquisition of BCB, and (ii) seeking the prior approval of the Federal Reserve Board to consummate the merger of PEMI with and into Northway. Assuming the Federal Reserve Board approves the FRB Application, the Merger may not be consummated for up to 30 days after such approval, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds.

         The Federal Reserve Board is prohibited from approving any acquisition or merger pursuant to Section 3 of the BHCA: (i) that would result in a monopoly or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (ii) the effect of which in any section of the United States may be substantially to lessen competition, or to tend to create a monopoly, or result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         Additionally, in reviewing the FRB Application, the Federal Reserve Board will consider the financial condition and future prospects of Northway, BCB, and PEMI as well as the competency, experience, and integrity of their respective officers and directors. In addition, the Federal Reserve Board's Regulation Y provides that the Federal Reserve Board may not approve an application if the applicant has failed to provide the Federal Reserve Board with adequate assurances it will make available information about its operations and activities to permit the Federal Reserve Board to determine and enforce compliance with the BHCA. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of the parties, current and projected economic conditions in the New England region, and the overall capital and safety and soundness considerations established by Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Both BCB and PNB are currently considered "well capitalized" institutions under the framework established by FDICIA.

         In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the records of performance of BCB and PNB in meeting the convenience and needs of their entire communities, including the low and moderate income neighborhoods existing therein. BCB and PNB both received CRA ratings of "satisfactory" after their most recent CRA regulatory examinations.

         Regulation Y, which is the implementing Federal Reserve Board regulation under the BHCA, requires the Federal Reserve Board to furnish notice and a copy of the FRB Application to the primary banking supervisor of the bank or banks to be acquired, which in BCB's case is the FDIC, and in PNB's case is the Office of the Comptroller of the Currency ("OCC"). The primary banking supervisor has 30 days to submit its views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the primary banking supervisor within such 30-day period.

         Furthermore, the BHCA and Regulation Y require publication of notice of, and the opportunity for public comment on, the FRB Application and authorize the Federal Reserve Board to permit interested parties to intervene in the proceedings and to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such intervention by third parties could prolong the period during which the FRB Application is subject to review by the Federal Reserve Board.

         As noted above, the Merger may not be consummated until up to 30 days after Federal Reserve Board approval, during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ would reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects. Furthermore, failure of the DOJ to object to the Merger does not prevent the filing of antitrust actions by private persons.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Employee Benefits Generally. It is contemplated that, following the Effective Time, BCB and PNB will continue to provide employee benefit plans, programs, and arrangements for their respective employees that are substantially equivalent, in the aggregate, to the benefits provided by BCB and PNB, respectively, as of the date of the Merger Agreement, to the extent feasible and consistent with tax requirements.

         Employment Agreements. Pursuant to the terms of the Merger Agreement, at the Effective Time, Northway will enter into employment agreements with William J. Woodward, Chairman of the Board, President, and Chief Executive Officer of BCB, and Fletcher W. Adams, President and Chief Executive Officer of PEMI (each an "Employment Agreement," and, together, the "Employment Agreements"). Under the terms of such Employment Agreements, Mr. Woodward will become the Chairman of the Board, President, and Chief Executive Officer of Northway, while retaining the same positions with BCB, and Mr. Adams will become the Vice Chairman of Northway, while retaining the positions of President and Chief Executive Officer of PNB.

         Pursuant to the Employment Agreements, Messrs. Woodward and Adams will provide ongoing services to Northway on a full-time basis through the third anniversary of the Effective Time, subject to earlier termination in certain circumstances; provided, however, that it is contemplated that Mr. Woodward, subject to the approval of the Northway Board, will continue to serve as treasurer and provide consulting services to Vaillancourt & Woodward, Inc., an independent insurance agency in which Mr. Woodward has retained an ownership interest and for which he formerly served as President. The Employment Agreements will provide for base salaries of between approximately $180,000 and $227,000 for Mr. Woodward and between $126,000 and $157,000 for Mr. Adams, respectively, during the term of such agreements (with the actual base salaries to be recommended by an independent compensation consultant and approved by the Northway Board following the Effective Time), subject to increase from time to time in the discretion of the Northway Board. As a result of the increased responsibilities of the respective executives, these base salary ranges provide for higher base salaries than each of Messrs. Woodward and Adams would have received in 1997 under their existing compensation arrangements (approximately $156,000 and $97,000, respectively). The Employment Agreements also provide that each of Messrs. Woodward and Adams will be entitled to participate in any incentive or bonus program established by the Northway Board, as well as other employee benefit plans which Northway may from time to time have in effect for all or most of its senior executives.

         The Employment Agreements contain confidentiality and non-compete provisions. If either Mr. Woodward or Mr. Adams is terminated from full-time employment with Northway without cause prior to the third anniversary of the Effective Time, then he will be entitled to receive payments equal to his base salary under the Employment Agreement for the remainder of the term and to continue to receive group health benefits; provided, that in the event such executive commences any employment or self-employment during the period during which he is entitled to receive the termination payments, the remainder of such payments, for the period from the commencement of such employment or self-employment to the end of the termination period, will be reduced by one-half of the salary such executive receives from such employment or self-employment. In addition, if such executive receives benefits from such employment or self-employment comparable to those benefits provided by Northway, the continuation of group health benefits shall cease. If the termination without cause provisions in the proposed Employment Agreements were triggered, it is anticipated that Mr. Woodward would receive a maximum of between $538,200 and $678,730 and Mr. Adams would receive a maximum of between $376,740 and $469,430 (an aggregate of between $914,940 and $1,148,160).

         The Employment Agreements also provide for termination benefits if the executives' employment with Northway is terminated under certain circumstances following a "change of control." If, within 18 months following a change of control, Mr. Woodward's or Mr. Adam's employment is terminated by Northway or by such executive following the occurrence of certain adverse actions taken with respect to such executive's employment, or if such executive's employment is terminated without cause, Northway must, in lieu of any other termination payments described above, pay to such executive (or such executive's estate, if applicable) a lump-sum payment equal to 2.99 times such executive's base salary preceding the change of control. If the change of control provisions in the proposed Employment Agreements were triggered, it is anticipated that Mr. Woodward would receive a maximum of between $538,200 and $678,730 and Mr. Adams would receive a maximum of between $376,740 and $469,430 (an aggregate of between $914,940 and $1,148,160).

         Management of Northway. As provided in the Merger Agreement, the Northway Board will initially be fixed at ten members, composed of six directors designated, after consultation with PEMI, by BCB and four directors designated, after consultation with BCB, by PEMI. In addition, certain executive officers of BCB and PEMI will become executive officers of Northway. The Merger Agreement and By-laws of Northway provide that, until the third anniversary of the Effective Time, vacancies occurring on the Northway Board will be filled solely by the affirmative vote of two-thirds of the remaining directors then in office, even if less than a quorum of the Northway Board. The executive officers of Northway will be as follows: William J. Woodward, Chairman of the Board, President, and Chief Executive Officer; Fletcher W. Adams, Vice Chairman of the Board; David J. O'Connor, Executive Vice President, Chief Financial Officer, and Treasurer; and Paul G. Campagna, Senior Vice President and Clerk. See "Management of Northway Following the Merger - Directors and Executive Officers."

         Continuation of Rights to Indemnification. All rights to indemnification and all limitations on personal liability existing in favor of the directors, officers, and employees of BCB and PEMI as provided in such companies' respective charter documents and bylaws or otherwise in effect prior to the Merger will continue in full force and effect after the Merger.

         Limitation of Liability of Directors; Indemnification by Northway. The Northway Articles contain a provision limiting or eliminating the personal liability of directors or officers to Northway or its stockholders for money damages for any action taken, or any failure to take any action, as a director or an officer, except liability for: (i) the amount of a financial benefit received by such director or officer to which he is not entitled; (ii) an intentional infliction of harm on Northway or its stockholders; (iii) a violation of Section 293-A.8.33 of the NHBCA regarding unauthorized distributions to stockholders; or (iv) an intentional violation of criminal law. The Northway Articles further provide that if the NHBCA is amended after the effective date of the Northway Articles or any amendments thereto to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Northway will be eliminated or limited to the fullest extent permitted by the NHBCA. In addition, any repeal or modification of Northway Articles with respect to such limitation of liability by stockholders of Northway shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of Northway for acts or omissions occurring prior to the effective date of such repeal or modification.

         The Northway By-laws require Northway to indemnify and hold harmless each director and officer of Northway to the fullest extent authorized by the NHBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Northway to provide broader indemnification rights than such law permitted Northway to provide prior to such amendment) against any and all expenses and liabilities that are incurred by such director or officer or on such director or officer's behalf in connection with any proceeding or any claim, issue, or matter therein, which such director or officer is a party to or participant in by reason of such director or officer's status as a director or officer, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of Northway and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Northway By-Laws further provide that the rights of indemnification provided therein shall continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. Notwithstanding the foregoing, Northway shall indemnify any director or officer seeking indemnification in connection with a proceeding initiated by such director or officer only if such proceeding was authorized by the Northway Board.

         The Northway By-laws also provide that Northway shall advance all expenses incurred by or on behalf of any director in connection with any proceeding in which such director is involved by reason of such director's status as a director within ten days after the receipt by Northway of a written statement from such director requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding, provided, that such director shall affirm his or her good faith belief that he or she has met the standard of conduct set forth above, and shall undertake in writing to repay any expenses so advanced if it shall ultimately be determined that such director is not entitled to be indemnified against such expenses. The Northway By-laws further provide that such indemnification rights are contract rights and that any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The Northway By-laws further provide that Northway may maintain insurance, at its expense, to protect itself and any director, officer, or non-officer employee against any liability of any character asserted against or incurred by Northway or such person, or arising out of any such person's status as such, whether or not Northway would have the power to indemnify such person against such liability under the NHBCA or the provisions of the By-laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Northway pursuant to the foregoing provisions, or otherwise, Northway has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LISTING ON THE NASDAQ NATIONAL MARKET

         The BCB Common Stock and PEMI Common Stock are not traded on any exchange or in the over-the-counter market. Northway was formed recently and, other than 1,000 shares of Northway Common Stock issued to BCB in connection with its formation, has never issued capital stock. Application has been made for quotation of the Northway Common Stock on the Nasdaq National Market under the symbol "NWFI" and Northway will seek to encourage at least three market makers to make a market in the Northway Common Stock.

         Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desirable characteristics of depth, liquidity, and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither Northway nor any market maker has control. Accordingly, there can be no assurance that an active and liquid trading market for Northway Common Stock will develop or, if developed, will continue. See "Risk Factors - Absence of Prior Market for Northway Common Stock; Possible Volatility of Stock Prices."

DEREGISTRATION OF BCB COMMON STOCK AND PEMI COMMON STOCK

         If the Merger is consummated, the BCB Common Stock and PEMI Common Stock will cease to be traded, and BCB and PEMI intend to seek the deregistration of their Common Stock from the provisions of the Exchange Act. Accordingly, neither BCB nor PEMI would continue to file reports and other documents with the FDIC or the Commission, respectively, or with their respective stockholders. However, the Northway Common Stock would be registered with the Commission and Northway has applied for quotation of the Northway Common Stock on the Nasdaq National Market. See "Additional Information."

RESALE OF NORTHWAY COMMON STOCK

         The Northway Common Stock issued pursuant to the BCB Reorganization and the Merger will be freely transferable under the Securities Act, except for shares issued to any BCB or PEMI stockholder who may be deemed to be an affiliate (an "Affiliate") of BCB or PEMI, as the case may be, for purposes of Rule 145 under the Securities Act. Affiliates are generally defined as persons (generally executive officers and directors) who control, are controlled by, or are under common control with (i) BCB or PEMI at the time of their respective stockholder meetings or (ii) Northway at or after the Effective Time.

         Rules 144 and 145 promulgated by the Commission under the Securities Act restrict the sale of Northway Common Stock received in the BCB Reorganization and the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the Effective Time, Affiliates of BCB and PEMI, provided they are not Affiliates of Northway, may publicly resell the Northway Common Stock received by them in the BCB Reorganization and the Merger, subject to certain limitations as to the amount of Northway Common Stock sold by them in any three-month period and as to the manner of sale. Following the initial one-year period, Affiliates of BCB and PEMI who are not Affiliates of Northway may resell their shares without such restrictions so long as there is adequate current public information with respect to Northway as required by Rule 144. Persons who become Affiliates of Northway prior to, at, or after the Effective Time may publicly resell the Northway Common Stock received by them in the BCB Reorganization and the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. The ability of Affiliates to resell shares of Northway Common Stock received in the BCB Reorganization and the Merger under Rule 144 or 145 as summarized herein generally will be subject to Northway's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Northway Common Stock received in the BCB Reorganization and the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

         This Proxy Statement/Prospectus does not cover any resales of Northway Common Stock received by persons who may be deemed to be Affiliates of BCB, PEMI, or Northway. The Merger Agreement provides that BCB and PEMI shall use all reasonable efforts to cause each such Affiliate of BCB and PEMI to deliver, prior to the date of their respective stockholder meetings, a written agreement providing that such Affiliate will not (i) sell, pledge, transfer, or otherwise dispose of any shares of Northway Common Stock received in the BCB Reorganization or the Merger, as the case may be, except in compliance with the Securities Act, and (ii) in addition, to protect the pooling-of-interests accounting treatment of the Merger, sell, pledge, transfer, or otherwise dispose of BCB Common Stock, PEMI Common Stock, or Northway Common Stock during the period commencing 30 days prior to the Effective Time through the date on which financial results have been published covering at least 30 days of combined operations of the companies after the Merger.

DISSENTERS' RIGHTS OF BCB STOCKHOLDERS IN THE MERGER

         Sections 293-A:13.01 through 293-A:13.31 of the NHBCA and Section 388:13 of the New Hampshire Revised Statutes Annotated (a copy of which sections are attached hereto as Appendix D) may entitle any holder of record of shares of BCB Common Stock who delivers a written objection to the BCB Merger Proposal before the vote to approve the BCB Merger Proposal is taken at the BCB Meeting, and who does not vote his or her shares in favor of the BCB Merger Proposal, to receive in cash the fair value of such shares plus accrued interest.

         Any stockholder of record contemplating making a demand for appraisal is urged to review carefully the provisions of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA, particularly the procedural steps necessary to perfect Dissenter's Rights thereunder. Dissenters' Rights will be lost if the procedural requirements of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA are not fully satisfied.

         For a summary of the procedures relating to the exercise of Dissenters' Rights by BCB stockholders, see "The BCB Reorganization - Dissenters' Rights of BCB Stockholders."

DISSENTERS' RIGHTS OF PEMI STOCKHOLDERS IN THE MERGER

         Sections 293-A:13.01 through 293-A:13.31 of the NHBCA (a copy of which is attached hereto as Appendix D) of the NHBCA may entitle any holder of record of shares of PEMI Common Stock who delivers a written objection to the PEMI Merger Proposal before the vote to approve the PEMI Merger Proposal is taken at the PEMI Meeting, and who does not vote his or her shares in favor of the PEMI Merger Proposal, to receive in cash the fair value of such shares plus accrued interest.

         Any stockholder of record contemplating making a demand for appraisal is urged to review carefully the provisions of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA, particularly the procedural steps necessary to perfect Dissenter's Rights thereunder. Dissenters' Rights will be lost if the procedural requirements of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA are not fully satisfied.

         Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. The following summary does not purport to be a complete statement of the provisions of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA and is qualified in its entirety by reference to Appendix D hereto and to any amendments to such sections as may be adopted after the date of this Proxy Statement/Prospectus.

         Filing Written Objection. Before the stockholders' vote is taken on the PEMI Merger Proposal, a stockholder who intends to exercise Dissenters' Rights with respect to such proposal must deliver to PEMI a written notice of his or her intention to demand payment for the shares held by the stockholder if the Merger becomes effective. Such written notice should be addressed to Pemi Bancorp, Inc., 287 Highland Street, Plymouth, New Hampshire 03264, Attention:
Secretary. The written objection to the PEMI Merger Proposal must be in addition to and separate from any proxy or vote against the PEMI Merger Proposal.

         No Vote in Favor of the PEMI Merger Proposal. Shares of PEMI Common Stock for which the holders thereof desire to exercise Dissenters' Rights must not be voted in favor of the PEMI Merger Proposal. By properly executing a proxy card with no voting instructions indicated thereon, a PEMI stockholder will vote in favor of the PEMI Merger Proposal, and, accordingly, will not be entitled to exercise Dissenters' Rights in connection with the Merger.

         Dissenters' Notice. Within 10 days after the Merger becomes effective, Northway, the surviving corporation in the merger of PEMI with and into Northway, will notify each holder of record of shares of PEMI Common Stock who has purported to comply with the provisions of Section 293-A:13.21 of the NHBCA and whose shares were not voted in favor of the PEMI Merger Proposal that the Merger has become effective. Such notice shall (i) state where the payment demand shall be sent and where and when certificates for certificated shares of PEMI Common Stock shall be deposited, (ii) inform holders of uncertificated shares of PEMI Common Stock to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to PEMI stockholders of the terms of the Merger and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date, (iv) set a date by which PEMI shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered, and (v) be accompanied by a copy of the sections of the NHBCA regarding Dissenters' Rights. The giving of such notice shall not be deemed to create any rights in the stockholder receiving the same to demand payment for such holder's shares of PEMI Common Stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at such stockholder's last known address as it appears on the records of PEMI immediately prior to the Effective Time of the Merger and shall contain certain specified information.

         Duty to Demand Payment. A PEMI stockholder who receives a dissenters' notice shall demand payment, certify whether he or she acquired beneficial ownership of the shares of PEMI Common Stock before the date set forth in the dissenters' notice, and deposit his or her certificates in accordance with the terms of the notice. PEMI stockholders who demand payment and deposit their share certificates as required retain all other rights of a stockholder until these rights are canceled or modified by the consummation of the Merger. Any PEMI stockholders who do not demand payment or deposit their share certificates where required, each by the date set in the dissenters' notice, are not entitled to payment for their shares.

         Payment. Except as hereinafter provided, as soon as the Merger is consummated, or upon receipt of a payment demand, PEMI shall pay each dissenter who complied with the procedures described above the amount PEMI estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be accompanied by (i) PEMI's balance sheet as of the end of the fiscal year ended December 31, 1996, an income statement for that year, a statement of changes in stockholders' equity for that year, and the latest available interim financial statements, if any, (ii) a statement of PEMI's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated,
(iv) a statement of the dissenter's right to demand payment; and (v) a copy of the NHBCA sections relating to Dissenters' Rights. If the Merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, PEMI shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If after returning deposited certificates and releasing transfer restrictions, the Merger is consummated, PEMI shall send a new dissenters' notice and repeat the payment demand procedure.

         After-Acquired Shares. PEMI may elect to withhold payment required from a dissenting stockholder, unless such stockholder was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to stockholders of the terms of the Merger. To the extent PEMI elects to withhold payment, after consummation of the Merger, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. PEMI shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment.

         Payment Demand. A dissenter may notify PEMI in writing of such stockholder's own estimate of the fair value of such shares and the amount of interest due, and demand payment of such estimate, less any payment previously made by PEMI, or reject PEMI's offer and demand payment of the fair value of such shares and interest due, if (i) the dissenter believes that the amount paid or offered is less than the fair value of such stockholder's shares or that the interest due is incorrectly calculated, (ii) PEMI fails to make payment within 60 days after the date set for demanding payment, or (iii) the Merger having failed to be consummated, PEMI does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenter waives his right to demand payment under this section unless he or she notifies PEMI of his or her demand in writing within 30 days after the corporation made or offered payment for his shares.

         Settlement or Appraisal. If PEMI and any stockholder exercising Dissenters' Rights have not agreed on the fair value of such holder's shares of PEMI Common Stock and the interest due within such 30-day period, PEMI must commence a proceeding in the Grafton County Superior Court within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest of any such stockholder who has complied with
Section 293-A:13.21 of the NHBCA. If PEMI does not commence such a proceeding within such 60-day period, it must pay to each such dissenter whose demand remains unsettled the amount demanded. Upon the commencement of such proceeding, a copy of the petition shall be delivered to all stockholders who have demanded payment for their shares and with whom agreements as to the fair value of their shares have not been reached. After the hearing on such petition, the court will determine the stockholders who have complied with the provisions of Section 293-A:13.21 of the NHBCA and who have become entitled to exercise Dissenters' Rights. After determining those stockholders entitled to exercise Dissenters' Rights, the court (which may appoint one or more appraisers to receive evidence and recommend decisions on the question of the fair value of such shares) shall determine the fair value of the shares as of the day preceding the PEMI Meeting, plus accrued interest. Such determination shall be binding on all such stockholders. Northway has no present intention to make any offer or offers after the Effective Time to stockholders who have demanded Dissenters' Rights, other than to make payment in the form of shares of Northway Common Stock as provided in the Merger Agreement, or to commence a proceeding for determination of fair value within the statutory provision.

         Payment and Costs. When the value is so determined, the court will direct payment by PEMI, plus accrued interest, if any, as the court determines, to the stockholders entitled to receive the same upon surrender to Northway by such stockholders of the certificates representing their shares of PEMI Common Stock. The court shall assess all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, against Northway, except that the court may assess costs against all or some of the dissenting stockholders, in amounts the court finds equitable, to the extent the court finds such dissenting stockholders acted arbitrarily, vexatiously, or not in good faith in demanding payment for their shares.

         ANY HOLDER OF PEMI COMMON STOCK WHO DESIRES TO EXERCISE DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW THE NHBCA AND IS ADVISED TO CONSULT SUCH STOCKHOLDER'S LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

         It is a condition to the obligation of BCB and Northway to effect the Merger that the amount of cash consideration to be paid to the stockholders of PEMI in the Merger (pursuant to the exercise of Dissenter's Rights) as a percentage of the total consideration to be paid to the stockholders of PEMI not exceed 35%. See "Certain Terms of the Merger Agreement - Conditions to Consummation of the Merger."

                      CERTAIN TERMS OF THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

         The Effective Time will be the date and time at which the Merger becomes effective pursuant to the laws of the state of New Hampshire. The Merger Agreement provides that the closing will occur within five business days after the date on which all of the Requisite Regulatory Approvals have been obtained, including the expiration of all required waiting periods, or at such other date or time as BCB and PEMI mutually agree upon.

CONVERSION OF SHARES OF PEMI COMMON STOCK

         Each share of PEMI Common Stock outstanding immediately prior to the Effective Time (other than shares of PEMI Common Stock owned by dissenting stockholders) will, by virtue of the Merger and without any further action by the holder thereof, be converted into and become exchangeable for the right to receive 1.0419 shares of Northway Common Stock. Each certificate (other than certificates representing shares owned by dissenting stockholders) which immediately prior to the Effective Time represented outstanding shares of PEMI Common Stock, will on and after the Effective Time be deemed for all purposes to represent the right to receive 1.0419 shares of Northway Common Stock for each share of PEMI Common Stock formerly represented by such certificate.

         In addition, notwithstanding anything in the Merger Agreement to the contrary and unless otherwise provided by applicable law, shares of PEMI Common Stock that are owned by any dissenting stockholder with respect to which such dissenting stockholder (i) has filed his notice with PEMI in accordance with the provisions of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA of his intention to object to the PEMI Merger Proposal and to demand payment for his shares if the Merger is effected, and (ii) has not voted in favor of the PEMI Merger Proposal at the PEMI Meeting, will not be converted into and exchangeable for Northway Common Stock, unless and until such dissenting stockholder fails to perfect or effectively withdraws or loses his right of appraisal and payment under applicable law. Each such dissenting stockholder will be entitled to demand payment for his shares of PEMI Common Stock. If any such dissenting stockholder fails to perfect or withdraws or loses such right of appraisal, however, each share of PEMI Common Stock owned by such dissenting stockholder will thereupon be deemed to have been converted into and become exchangeable for the right to receive, at the Effective Time, the shares of Northway Common Stock into which such shares would have been ultimately converted had he or she not been a dissenting stockholder.

EXCHANGE OF NORTHWAY CERTIFICATES FOR BCB AND PEMI CERTIFICATES

         On or prior to the Reorganization Time and the Effective Time, Northway will deposit, or cause to be deposited, with The First National Bank of Boston, or another bank which is mutually acceptable to BCB and PEMI (the "Exchange Agent"), for the benefit of holders of certificates representing BCB Common Stock and PEMI Common Stock, certificates representing the shares of Northway Common Stock to be issued in exchange for outstanding shares of BCB Common Stock and PEMI Common Stock.

         Within three business days after the Reorganization Time and the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Reorganization Time and the Effective Time represented BCB Common Stock (the "BCB Certificates") or PEMI Common Stock (the "PEMI Certificates" and together with the BCB Certificates, the "Certificates"), as the case may be, a form letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent). Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holders of such Certificates will be entitled promptly to receive in exchange therefore a certificate representing the number of shares of Northway Common Stock to which such holders of BCB Common Stock and PEMI Common Stock will have become entitled, and the Certificates so surrendered will be canceled. Lost Certificates will be treated in accordance with existing procedures of BCB and PEMI, respectively, and will generally require the posting of an indemnity bond by the stockholder at the stockholders' expense. Northway will not be liable for any shares of Northway Common Stock (or dividends or distributions with respect thereto) properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         Subject to the effect, if any, of applicable law, after the surrender and exchange of any Certificates, the record holder will be entitled to receive any dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Northway Common Stock represented by such Certificates.

         If any certificate representing shares of Northway Common Stock is to be issued in a name other than that in which the Certificate surrendered is registered, it will be a condition of the issuance thereof that the Certificate so surrendered be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and that the person requesting such exchange pay to the Exchange Agent, in advance, any transfer or other taxes required by reason of the issuance of a certificate representing shares of Northway Common Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         After the Reorganization Time and the Effective Time, as the case may be, there will be no transfers on the stock transfer books of either BCB or PEMI of the shares of BCB Common Stock or PEMI Common Stock that were outstanding immediately prior to the Reorganization Time and the Effective Time. If, after the Reorganization Time and the Effective Time, any Certificates representing such shares are presented for transfer to the Exchange Agent, they will be canceled and exchanged for certificates representing shares of Northway Common Stock. After the Reorganization Time and the Effective Time, each outstanding Certificate shall be deemed to evidence only the right of the holder thereof to receive the number of whole shares of Northway Common Stock to which such person is entitled and, in the case of PEMI Certificates, cash in lieu of fractional shares of Northway Common Stock into which the shares of PEMI Common Stock have been converted.

REPRESENTATIONS AND WARRANTIES CONTAINED IN THE MERGER AGREEMENT

         The Merger Agreement contains customary representations and warranties, including, without limitation, representations by each of BCB, on behalf of itself and Northway, and PEMI, on behalf of itself and PNB, as to due organization and corporate good standing, capitalization, corporate authority with respect to the execution, delivery, and consummation of the Merger Agreement and related transactions, certain reports and financial statements, absence of certain changes or events, adequacy of reserves for possible loan losses, absence of certain legal proceedings, employee benefit plans, compliance with laws, environmental matters (such as material compliance with all applicable environmental laws and regulations and suits, claims or actions for alleged noncompliance with environmental laws or regulations or relating to releases or presence of hazardous materials), and tax matters.

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, each party agreed that, during the period from the date of execution of the Merger Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by the Merger Agreement or with the prior written consent of the other parties thereto, such party would carry on its respective business in the ordinary course consistent with past practice and with prudent banking practice. Each of BCB, PEMI, and PNB also agreed to use all reasonable efforts to (i) preserve its business organization, (ii) keep available to itself the present services of its employees, and (iii) preserve for itself and each other party the goodwill of its customers and others with whom business relationships exist.

         In addition, the Merger Agreement provides that, between the date of execution of the Merger Agreement and the Effective Time, neither BCB nor PEMI nor their respective subsidiaries, except as otherwise specifically permitted or required by the Merger Agreement or consented to by the other party, will, among other things: (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except for its regular semi-annual cash dividends to a specified limit if the closing of the Merger has not yet occurred by the respective date on which such dividend is payable; (ii)(a) split, combine, or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect thereof, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs, or arrangements, all to the extent outstanding and in existence on the date of the Merger Agreement, or (b) repurchase, redeem, or otherwise acquire any shares of capital stock, or any securities convertible into or exercisable for any shares of capital stock; (iii) issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing; (iv) amend its Articles of Agreement or Articles of Incorporation, as the case may be, or By-Laws, or elect or appoint any new directors; (v) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure, or troubled loan or debt restructurings in the ordinary course of business, which would be material; (vi) take any action that is intended or would result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied, or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law;
(vii) change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by its independent auditors; (viii) (a) except as required by applicable law or to maintain qualification pursuant to the Code, (x) adopt, amend, renew, or terminate any employee benefit plan or any agreement, arrangement, plan, or policy between such party and one or more of its current or former directors, officers, or employees or (y) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof or (b) enter into, modify, or renew any employment, severance, or other agreement with any director, officer, or employee, or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, agreement, trust, fund, policy, or arrangement providing for any benefit to any director, officer, or employee; (ix) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code;
(x) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon such commercial real estate if such Phase I environmental assessment indicates the presence of hazardous material in amounts which, if such foreclosure were to occur, would be reasonably likely to result in a Material Adverse Effect (as defined in the Merger Agreement); (xi) make any loan other than in accordance with loan and credit policies and customary terms, conditions, and standards, and in accordance with applicable law and consistent with prudent banking practices; (xii) waive any material right, whether in equity or at law, that it has with respect to any loan, except in the ordinary course of business consistent with prudent banking practices; or (xiii) agree to do any of the foregoing.

         In addition to the above, PEMI and PNB have agreed that, between the date of execution of the Merger Agreement and the Effective Time, except as otherwise specifically permitted or required by the Merger Agreement or consented to by BCB, neither will, among other things: (i) enter into any real property lease for a term longer than one year, or extend the term of any lease currently in effect; (ii) make any capital expenditures in excess of $10,000 individually, or $50,000 in the aggregate; (iii) enter into any new line of business or offer deposit and loan pricing which is materially different relative to its competitors in the local market; (iv) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other individual, corporation, or other entity; (v) file any application to open, relocate, or terminate the operations of any banking or other office or facility; (vi) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, statements in lieu of foreclosure, or troubled loan or debt restructurings in the ordinary course of business; (vii) sell, lease, encumber, assign, or otherwise dispose of, or agree to sell, lease, encumber, assign, or otherwise dispose of any of its material assets, properties, or other rights or agreements or purchase or sell any loans in bulk; (viii) make any tax election or settle or compromise any material federal, state, local, or foreign tax liability; (ix) pay, discharge, or satisfy any claim, liability, or obligation, other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the balance sheet for the fiscal year ended December 31, 1996, or subsequently incurred in the ordinary course of business and consistent with past practice;
(x) sell any securities in its investment portfolio, except in the ordinary course of business; (xi) change its loan policies or procedures in effect at December 31, 1996; or (xii) enter into or renew, amend, or terminate, or give notice of a proposed renewal, amendment, or termination or make any commitment with respect to, (a) any contract, agreement, or lease for office space, operations space, or branch space to which PEMI or PNB is a party or by which PEMI or PNB or their respective properties is bound; (b) any lease, contract, or agreement other than in the ordinary course of business consistent with past practices, or (c) regardless of whether consistent with past practices, any lease, contract, agreement, or commitment involving an aggregate payment by or to PEMI or PNB of more than $25,000 or having a term of one year or more from the time of execution.

NO SOLICITATION

         Pursuant to the Merger Agreement, the parties have agreed that neither they nor any of their respective directors, officers, employees, representatives, agents, and advisors or other persons controlled by such parties will, except to the extent required by applicable law relating to fiduciary obligations of directors, upon advice of counsel, solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group (other than parties to the Merger Agreement) concerning any merger, disposition of a significant portion of their assets, or acquisition of a significant portion of their capital stock or similar transaction. Nothing prohibits the parties or their respective Boards of Directors from taking and disclosing to their respective stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to their respective stockholders which, in the judgement of such party, based upon the advice of counsel, may be required under applicable law. Each party has also agreed that it will promptly communicate to the other party, upon receipt, the terms of any proposal, discussion, negotiation, or inquiry relating to a merger or disposition of a significant portion of its capital stock or similar transaction and the identity of the party making such proposal or inquiry.

MINIMUM STOCKHOLDERS' EQUITY; ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The Merger Agreement provides that, at the Effective Time, (i) PEMI shall have (a) consolidated stockholders' equity (exclusive of unrealized investment losses) at least equal to that reflected in PEMI's audited financial statements for the year ended December 31, 1996 and (b) an allowance for possible loan and lease losses at least equal to 95% of that reflected in PEMI's audited financial statements for December 31, 1996, and (ii) BCB shall have (a) consolidated stockholders' equity (exclusive of unrealized investment losses) at least equal to that reflected in BCB's audited financial statements for the year ended December 31, 1996 and (b) an allowance for possible loan and lease losses at least equal to 95% of that reflected in BCB's audited financial statements for December 31, 1996, less $500,000.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of each party under the Merger Agreement will be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived: (i) the Merger Agreement and the transactions contemplated thereby, including the BCB Reorganization, will have been approved in accordance with applicable law by the requisite vote of the stockholders, as applicable, of each of BCB and PEMI, (ii) none of the parties will be subject to any order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, or any other transaction contemplated thereby, (iii) all necessary approvals, authorizations, and consents of all governmental agencies and authorities required to consummate the Merger as contemplated in the Merger Agreement will have been obtained and remain in full force and effect and all statutory waiting periods relating to any such approvals, authorizations, or consents will have expired or been terminated, and (iv) with respect to the shares of Northway Common Stock that will be issued to holders of BCB Common Stock and PEMI Common Stock, the Registration Statement will have become effective under the Securities Act and will not be subject to a stop order or threatened stop order, all necessary state securities and "blue sky" permits and other authorizations will have been received, and the Northway Common Stock will have been approved for listing on the Nasdaq National Market or the American Stock Exchange.

         In addition, the respective obligations of BCB and PEMI under the Merger Agreement will be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (i) the representations and warranties of the parties set forth in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date, (ii) the obligations of each of BCB, Northway, PEMI, and PNB required to be performed at or prior to the closing pursuant to the terms of the Merger Agreement will have been duly performed and complied with in all material respects, (iii) no events or circumstances will have occurred which would have caused a material adverse effect on PEMI and PNB or BCB and Northway, respectively, in each case taken as a whole, (iv) with respect to PEMI and PNB, all permits, consents, waivers, clearances, approvals, and authorizations of all nongovernmental and nonregulatory third parties required to be obtained by PEMI and PNB to consummate the Merger and all other transactions contemplated by the Merger Agreement will have been obtained and will remain in full force and effect, (v) BCB and PEMI will have received opinions from their respective counsel, subject to customary conditions and qualifications, to the effect that, for federal income tax purposes, the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code, (vi) none of the Requisite Regulatory Approvals will have imposed any condition or restriction upon any of Northway, BCB, PEMI, or PNB that in the reasonable opinion of such party's Board of Directors, would result in a "burdensome condition," as such term is defined in the Merger Agreement, (vii) each of BCB and PEMI will have used all reasonable efforts to deliver to the other party prior to the date of the other party's stockholder meeting, a letter identifying the "affiliates" of such party for purposes of Rule 145 and for purposes of qualifying the Merger for "pooling of interests" accounting treatment and executed agreements from such affiliates pertaining to restrictions on their trading of shares of BCB Common Stock, PEMI Common Stock, and Northway Common Stock prior to and after the Effective Time,
(viii) BCB and PEMI will have received letters with respect to the Merger in form and substance satisfactory to both parties from the independent public accountants of BCB and PEMI, and lastly, (ix) BCB and PEMI will have received opinions from their respective financial advisors, dated as of the date of this Proxy Statement/Prospectus to the effect that, as of such date, the Exchange Ratio is fair to BCB and PEMI stockholders from a financial point of view.

         In addition to the foregoing, the obligation of BCB and Northway to effect the Merger is also subject to the condition that the amount of cash consideration to be paid the stockholders of PEMI in the Merger (pursuant to the exercise of Dissenters' Rights) as a percentage of the total consideration to be paid to the stockholders of PEMI not exceed 35%.

         No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event that the Merger is not deemed to be a tax free reorganization under 368(a) of the Code and this condition is waived by either BCB or PEMI, shareholders' approvals will be resolicited. In the event the Merger is not effected on or before February 15, 1998, the Merger Agreement may be terminated and the Merger abandoned. See "Certain Terms of the Merger Agreement -- Termination of the Merger Agreement."

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of PEMI: (i) by mutual consent of BCB and PEMI approved by a vote of a majority of the members of their respective Boards of Directors; (ii) by either BCB or PEMI upon written notice to the other party (a) ninety days after the date on which any request or application for a Requisite Regulatory Approval required to consummate the Merger has been denied or withdrawn at the request or recommendation of the governmental entity which must grant such Requisite Regulatory Approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable governmental entity, provided, however, that no party has the right to terminate the Merger Agreement pursuant to this provision if such denial or request or recommendation for withdrawal is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein, or (b) if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement;
(iii) by either BCB or PEMI if the Merger has not been consummated on or before February 15, 1998, unless the failure of the closing of the Merger to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe in any material respect the covenants and agreements of such party set forth therein; (iv) by either BCB or PEMI (provided that the terminating party shall not be in material breach of any of its obligations under the Merger Agreement) if any approval of the stockholders of BCB or PEMI required for the consummation of the Merger has not been obtained by reason of the failure to obtain the required vote at their respective meetings of stockholders or at any adjournment or postponement thereof; (v) by either BCB or PEMI (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement) if there has been a material breach of any of the representations, warranties, covenants, or agreements set forth in the Merger Agreement on the part of the other party, which breach is not cured within forty-five days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing; (vi) by BCB, if the PEMI Board does not publicly recommend in the Proxy Statement/Prospectus that PEMI's stockholders approve and adopt the Merger Agreement, or if after recommending in the Proxy Statement/Prospectus that PEMI stockholders approve and adopt the Merger Agreement, the PEMI Board withdraws, modifies, or amends such recommendation in any respect materially adverse to BCB; or (vii) by PEMI, if the BCB Board does not publicly recommend in the Proxy Statement/Prospectus that BCB's stockholders approve and adopt the Merger Agreement, or if after recommending in the Proxy Statement/Prospectus that BCB stockholders approve and adopt the Merger Agreement, the BCB Board withdraws, modifies, or amends such recommendation in any respect materially adverse to PEMI.

EXPENSES; TERMINATION FEE

         Pursuant to the Merger Agreement, the parties have agreed that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby are to be paid by the party incurring such expense, except that the costs and expenses of printing and mailing the Proxy Statement/Prospectus, and all filing and other fees paid to the Commission or any other governmental entity in connection with the Merger and the other transactions contemplated hereby, are to be shared evenly by PEMI and BCB.

         As an inducement to enter into the Merger Agreement and to provide reimbursement for incurring the costs and expenses related to entering into the Merger Agreement and consummating the transaction contemplated thereby, each party has agreed to make a cash payment to the other party of $2,500,000 as liquidated damages if and only if: (i) the other party terminates the Merger Agreement pursuant to a breach of a representation, warranty, covenant, or agreement which was caused by the action, failure to take action, or an occurrence which is within the control of the paying party; or (ii) the paying party terminates the Merger Agreement and at the time of such termination any person other than the non-terminating party or any subsidiary or affiliate of the non-terminating party has made a bona fide proposal to the paying party or its stockholders to engage in an Acquisition Transaction (as defined in the Merger Agreement) by public announcement or written communication, or at the time of or within six months of any such termination, the paying party enters into an agreement to engage in an Acquisition Transaction with any person other than the non-terminating party or any subsidiary or other affiliate of the non-terminating party, or the Board of Directors of the paying party approves an Acquisition Transaction or recommends that their stockholders approve or adopt any Acquisition Transaction with any person other than the non-terminating party or any subsidiary or other affiliate of the non-terminating party.

AMENDMENT AND WAIVER OF THE MERGER AGREEMENT

         Subject to compliance with applicable law, the Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of BCB and PEMI. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. If BCB and PEMI were to mutually agree to amend or change the Merger Agreement subsequent to stockholder approval, and such change would materially and adversely affect the rights of the BCB or PEMI stockholders, the Merger Agreement, as so amended, would again be submitted to a vote of the BCB and PEMI stockholders for approval.

         At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver is valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF NORTHWAY

         The following unaudited pro forma combined financial statements assume a business combination between BCB and PEMI (in the form of the Merger) accounted for on a pooling of interests basis. The pro forma combined balance sheets combine BCB's March 31, 1997, and December 31, 1996, balance sheets with PEMI's March 31, 1997, and December 31, 1996, consolidated balance sheets, respectively, giving effect to the Merger as if such transaction had occurred as of such dates. The pro forma combined statements of income combine BCB's historical statements of income for the unaudited three month periods ended March 31, 1997 and 1996, and the three fiscal years ended December 31, 1996, 1995, and 1994, with the corresponding PEMI historical consolidated statements of income for such periods, giving effect to the Merger as if such transaction had happened at the beginning of the respective periods.

         The unaudited historical financial statement data of BCB as of March 31, 1997, and for the three month periods ended March 31, 1997 and 1996, and the unaudited historical consolidated financial statement data of PEMI as of March 31, 1997, and for the three month periods ended March 31, 1997 and 1996, have been prepared on the same basis as the historical information derived from audited financial statements, and, in the opinion of their respective managements, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for such periods.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position of the combined entity that would have been achieved had the Merger been consummated at the dates presented, nor is it necessarily indicative of the combined entity's future operating results or financial position. The unaudited pro forma combined financial statements do not incorporate any benefits from cost savings or synergies of operations of the combined entity that may occur. BCB and PEMI anticipate incurring direct transaction costs and integration costs related to the Merger.

         The pro forma combined financial statements are based on the historical financial statements of BCB and notes thereto and the historical consolidated financial statements of PEMI and the notes thereto, and should be read in conjunction with the financial statements of BCB and PEMI included elsewhere in this Proxy Statement/Prospectus.

                            NORTHWAY FINANCIAL, INC.
                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                 BCB                 PEMI             NORTHWAY
                                                                 ---                 ----             --------
Assets                                                      (Historical)        (Historical)         (Pro Forma
------                                                                                                Combined)
Cash and due from banks..............................        $    8,149          $   4,474         $     12,623
Federal funds sold...................................             3,000                 --                3,000
Interest bearing deposits............................                80                 --                   80
Investment securities available-for-sale.............            61,684             17,389               79,073
Investment securities held-to-maturity...............             4,224             11,604               15,828
Federal Reserve Bank stock, at cost..................                --                 80                   80
Federal Home Loan Bank stock, at cost................             1,082                740                1,822
Loans held for sale..................................               147                 --                  147
Loans................................................           158,678             89,233              247,911
   Unearned income...................................              (569)              (101)                (670)
   Allowance for possible loan losses................            (2,618)            (1,283)              (3,901)
                                                             ----------          ---------         ------------
     Loans, net......................................           155,491             87,849              243,340
Real estate acquired by foreclosure or
   substantively repossessed.........................               246                109                  355
Accrued interest receivable..........................             1,376                828                2,204
Deferred income tax asset, net.......................             2,115                374                2,489
Premises and equipment, net..........................             4,380              4,099                8,479
Deposit purchase premium, net........................             1,229                158                1,387
Other assets.........................................               263                358                  621
                                                             ----------          ---------         ------------
     Total assets....................................        $  243,466          $ 128,062         $    371,528
                                                             ==========          =========         ============

Liabilities and Stockholders' Equity
------------------------------------

Liabilities:
   Deposits..........................................        $  212,685          $ 103,221         $    315,906
   Federal Home Loan Bank advances...................                --              9,891                9,891
   Securities sold under agreements to repurchase....             7,663                 --                7,663
   Mortgagors' escrow accounts.......................               402                381                  783
   Other liabilities.................................             1,059              2,168                3,227
                                                             ----------          ---------         ------------
      Total liabilities..............................           221,809            115,661              337,470
                                                             ----------          ---------         ------------

Stockholders' equity:
   Preferred stock...................................                --                 --                   --
   Common stock......................................               317                752                1,732(a)
   Surplus...........................................             1,000              2,384                2,106(a)
   Retained earnings.................................            21,747              9,993               31,740
   Treasury stock....................................                --               (615)                  __
   Unrealized loss on investment securities
     available-for-sale, net of tax..................            (1,407)              (113)              (1,520)
                                                             ----------          ---------         ------------
       Total stockholders' equity....................            21,657             12,401               34,058
                                                             ----------          ---------         ------------
       Total liabilities and stockholders' equity....        $  243,466          $ 128,062         $    371,528
                                                             ==========          =========         ============

See accompanying notes to unaudited pro forma combined financial statements.

                            NORTHWAY FINANCIAL, INC.
                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                                DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                 BCB                 PEMI             NORTHWAY
                                                                 ---                 ----             --------
Assets                                                      (Historical)        (Historical)         (Pro Forma
------                                                                                                Combined)
Cash and due from banks..............................        $    9,277          $   4,980         $     14,257
Federal funds sold...................................             3,025                 --                3,025
Interest bearing deposits............................               279                 --                  279
Investment securities available-for-sale.............            70,171             18,457               88,628
Investment securities held-to-maturity...............               224             11,975               12,199
Federal Reserve Bank stock, at cost..................                --                 80                   80
Federal Home Loan Bank stock, at cost................             1,082                740                1,822
Loans held for sale..................................                58                 --                   58
Loans................................................           152,587             88,515              241,102
   Unearned income...................................              (606)              (113)                (719)
   Allowance for possible loan losses................            (2,635)            (1,306)              (3,941)
                                                             ----------          ---------         ------------
     Loans, net......................................           149,346             87,096              236,442
Real estate acquired by foreclosure or
   substantively repossessed.........................               148                 54                  202
Accrued interest receivable..........................             1,748                863                2,611
Deferred income tax asset, net.......................             1,740                308                2,048
Premises and equipment, net..........................             4,786              3,979                8,765
Deposit purchase premium, net........................             1,300                162                1,462
Other assets.........................................               418                285                  703
                                                             ----------          ---------         ------------
     Total assets....................................        $  243,602          $ 128,979         $    372,581
                                                             ==========          =========         ============

Liabilities and Stockholders' Equity
------------------------------------

Liabilities:
   Deposits..........................................          $216,398          $ 105,599         $    321,997
   Federal Home Loan Bank advances...................                --              8,703                8,703
   Securities sold under agreements to repurchase....             4,620                 --                4,620
   Mortgagors' escrow accounts.......................               232                 86                  318
   Other borrowings..................................               221                 --                  221
   Other liabilities.................................               677              2,377                3,054
                                                             ----------          ---------         ------------
      Total liabilities..............................           222,148            116,765              338,913
                                                             ----------          ---------         ------------

Stockholders' equity:
   Preferred stock...................................                --                 --                   --
   Common stock......................................               317                752                1,732(a)
   Surplus...........................................             1,000              2,384                2,106(a)
   Retained earnings.................................            20,948              9,714               30,662
   Treasury stock, at cost...........................                --               (615)                  --
   Unrealized loss on investment securities
     available-for-sale, net of tax..................              (811)               (21)                (832)
                                                             ----------          ---------         ------------
       Total stockholders' equity....................            21,454             12,214               33,668
                                                             ----------          ---------         ------------
       Total liabilities and stockholders' equity....        $  243,602          $ 128,979         $    372,581
                                                             ==========          =========         ============

See accompanying notes to unaudited pro forma combined financial statements.

                            NORTHWAY FINANCIAL, INC.
               PRO FORMA COMBINED STATEMENTS OF INCOME (UNAUDITED)
                      FOR THE QUARTER ENDED MARCH 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 BCB                 PEMI             NORTHWAY
                                                                 ---                 ----             --------
                                                                                                     (Pro Forma
                                                            (Historical)        (Historical)          Combined)
Interest and dividend income:
   Loans.............................................        $    3,394          $   1,993         $      5,387
   Interest and dividend income on investments.......               999                490                1,489
   Federal funds sold................................                69                 12                   81
   Interest bearing deposits.........................                 3                 --                    3
                                                             ----------          ---------         ------------
     Total interest and dividend income..............             4,465              2,495                6,960
                                                             ----------          ---------         ------------

Interest expense:
   Deposits..........................................             1,806                885                2,691
   Borrowed funds....................................                90                137                  227
                                                             ----------          ---------         ------------
     Total interest expense..........................             1,896              1,022                2,918
                                                             ----------          ---------         ------------

     Net interest and dividend income................             2,569              1,473                4,042

Provision for possible loan losses...................                90                 30                  120
                                                             ----------          ---------         ------------

     Net interest and dividend income after
      provision for possible loan losses.............             2,479              1,443                3,922
                                                             ----------          ---------         ------------

Noninterest income:
   Service charges on deposit accounts and fees......                92                111                  203
   Securities gains (losses), net....................               220                 --                  220
   Other.............................................                62                 52                  114
                                                             ----------          ---------         ------------
     Total noninterest income........................               374                163                  537
                                                             ----------          ---------         ------------

Noninterest expense:
   Salaries and employee benefits....................               767                605                1,372
   Office occupancy and equipment....................               209                242                  451
   Merger related expenses...........................               276                 --                  276
   Foreclosed real estate, net.......................                 9                  6                   15
   Amortization of deposit purchase premium..........                71                  4                   75
   Other.............................................               447                332                  779
                                                             ----------          ---------         ------------
     Total noninterest expense.......................             1,779              1,189                2,968
                                                             ----------          ---------         ------------

     Income before income tax expense................             1,074                417                1,491

Income tax expense...................................               275                138                  413
                                                             ----------          ---------         ------------
     Net income......................................        $      799          $     279         $      1,078
                                                             ==========          =========         ============
Earnings per common share............................        $    12.63          $     .40         $        .62
                                                             ==========          =========         ============
Weighted average number of common shares
     outstanding.....................................            63,301            690,401            1,732,145(a)
                                                             ==========          =========         ============

See accompanying notes to unaudited pro forma combined financial statements.

                            NORTHWAY FINANCIAL, INC.
               PRO FORMA COMBINED STATEMENTS OF INCOME (UNAUDITED)
                      FOR THE QUARTER ENDED MARCH 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 BCB                PEMI              NORTHWAY
                                                                 ---                ----              --------
                                                                                                     (Pro Forma
                                                            (Historical)        (Historical)          Combined)
Interest and dividend income:
   Loans.......................................              $    3,096          $   1,973         $      5,069
   Interest and dividend income on investments.......             1,143                411                1,554
   Federal funds sold................................               124                 12                  136
   Interest bearing deposits.........................                34                 21                   55
                                                             ----------          ---------         ------------
     Total interest and dividend income..............             4,397              2,417                6,814
                                                             ----------          ---------         ------------

Interest expense:
   Deposits..........................................             1,997                861                2,858
   Borrowed funds....................................                95                115                  210
                                                             ----------          ---------         ------------
     Total interest expense..........................             2,092                976                3,068
                                                             ----------          ---------         ------------

     Net interest and dividend income................             2,305              1,441                3,746

Provision for possible loan losses...................                90                 36                  126
                                                             ----------          ---------         ------------

     Net interest and dividend income after
      provision for possible loan losses.............             2,215              1,405                3,620
                                                             ----------          ---------         ------------

Noninterest income:
   Service charges on deposit accounts and fees......                86                108                  194
   Securities gains (losses), net....................                62                 --                   62
   Other.............................................                54                 49                  103
                                                             ----------          ---------         ------------
     Total noninterest income........................               202                157                  359
                                                             ----------          ---------         ------------

Noninterest expense:
   Salaries and employee benefits....................               714                583                1,297
   Office occupancy and equipment....................               220                209                  429
   Foreclosed real estate, net.......................                18                 --                   18
   Amortization of deposit purchase premium..........                81                 --                   81
   Other.............................................               423                334                  757
                                                             ----------          ---------         ------------
     Total noninterest expense.......................             1,456              1,126                2,582
                                                             ----------          ---------         ------------

     Income before income tax expense................               961                436                1,397

Income tax expense...................................               339                142                  481
                                                             ----------          ---------         ------------

     Net income......................................        $      622          $     294         $        916
                                                             ==========          =========         ============

Earnings per common share............................        $     9.83          $     .43         $        .53
                                                             ==========          =========         ============

Weighted average number of common shares
     outstanding.....................................            63,301            690,401            1,732,145(a)
                                                             ==========          =========         ============

See accompanying notes to unaudited pro forma combined financial statements.

                            NORTHWAY FINANCIAL, INC.
               PRO FORMA COMBINED STATEMENTS OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 BCB                PEMI              NORTHWAY
                                                                 ---                ----              --------
                                                                                                     (Pro Forma
                                                            (Historical)        (Historical)          Combined)
Interest and dividend income:
   Loans.............................................        $   12,822          $   8,257         $     21,079
   Interest and dividend income on investments.......             4,581              1,866                6,447
   Federal funds sold................................               273                 52                  325
   Interest bearing deposits.........................                99                 25                  124
                                                             ----------          ---------         ------------
     Total interest and dividend income..............            17,775             10,200               27,975
                                                             ----------          ---------         ------------

Interest expense:
   Deposits..........................................             7,746              3,632               11,378
   Borrowed funds....................................               358                522                  880
                                                             ----------          ---------         ------------
     Total interest expense..........................             8,104              4,154               12,258
                                                             ----------          ---------         ------------

     Net interest and dividend income................             9,671              6,046               15,717

Provision for possible loan losses...................               360                152                  512
                                                             ----------          ---------         ------------

     Net interest and dividend income after
      provision for possible loan losses.............             9,311              5,894               15,205
                                                             ----------          ---------         ------------

Noninterest income:
   Service charges on deposit accounts and fees......               385                438                  823
   Securities gains (losses), net....................               306                 --                  306
   Other.............................................               257                235                  492
                                                             ----------          ---------         ------------
     Total noninterest income........................               948                673                1,621
                                                             ----------          ---------         ------------

Noninterest expense:
   Salaries and employee benefits....................             3,033              2,390                5,423
   Office occupancy and equipment....................               892                867                1,759
   Foreclosed real estate, net.......................                29                 41                   70
   Amortization of deposit purchase premium..........               500                 13                  513
   Other.............................................             1,879              1,351                3,230
                                                             ----------          ---------         ------------
     Total noninterest expense.......................             6,333              4,662               10,995
                                                             ----------          ---------         ------------

     Income before income tax expense................             3,926              1,905                5,831

Income tax expense...................................             1,346                628                1,974
                                                             ----------          ---------         ------------

     Net income......................................        $    2,580          $   1,277         $      3,857
                                                             ==========          =========         ============

Earnings per common share............................        $    40.76          $    1.85         $       2.23
                                                             ==========          =========         ============

Weighted average number of common shares
     outstanding.....................................            63,301            690,401(d)          1,732,145(a)
                                                             ==========          =========         ============

See accompanying notes to unaudited pro forma combined financial statements.

                            NORTHWAY FINANCIAL, INC.
               PRO FORMA COMBINED STATEMENTS OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 BCB                PEMI              NORTHWAY
                                                                                                     (Pro Forma
                                                            (Historical)        (Historical)          Combined)
Interest and dividend income:
   Loans.............................................        $   12,243          $   8,123         $     20,366
   Interest and dividend income on investments.......             4,706              1,251                5,957
   Federal funds sold................................               476                127                  603
   Interest bearing deposits.........................                47                  1                   48
                                                             ----------          ---------         ------------
     Total interest and dividend income..............            17,472              9,502               26,974
                                                             ----------          ---------         ------------

Interest expense:
   Deposits..........................................             7,475              3,079               10,554
   Borrowed funds....................................               313                614                  927
                                                             ----------          ---------         ------------
     Total interest expense..........................             7,788              3,693               11,481
                                                             ----------          ---------         ------------

     Net interest and dividend income................             9,684              5,809               15,493

Provision for possible loan losses...................               540                112                  652
                                                             ----------          ---------         ------------

     Net interest and dividend income after
      provision for possible loan losses.............             9,144              5,697               14,841
                                                             ----------          ---------         ------------

Noninterest income:
   Service charges on deposit accounts and fees......               433                432                  865
   Securities gains (losses), net....................               (75)                --                  (75)
   Other.............................................               226                248                  474
                                                             ----------          ---------         ------------
     Total noninterest income........................               584                680                1,264
                                                             ----------          ---------         ------------

Noninterest expense:
   Salaries and employee benefits....................             2,764              2,376                5,140
   Office occupancy and equipment....................               889                743                1,632
   Foreclosed real estate, net.......................              (79)                 93                   14
   Amortization of deposit purchase premium..........               322                 --                  322
   Other.............................................             2,250              1,262                3,512
                                                             ----------          ---------         ------------
     Total noninterest expense.......................             6,146              4,474               10,620
                                                             ----------          ---------         ------------

     Income before income tax expense................             3,582              1,903                5,485

Income tax expense...................................             1,261                628                1,889
                                                             ----------          ---------         ------------

     Net income......................................        $    2,321          $   1,275         $      3,596
                                                             ==========          =========         ============

Earnings per common share............................        $    36.66          $    1.85         $       2.04
                                                             ==========          =========         ============

Weighted average number of common shares
     outstanding.....................................            63,301            691,188(d)         1,765,173(b)
                                                             ==========          =========         ============

See accompanying notes to unaudited pro forma combined financial statements.

                                             NORTHWAY FINANCIAL, INC.
                                PRO FORMA COMBINED STATEMENTS OF INCOME (UNAUDITED)
                                       FOR THE YEAR ENDED DECEMBER 31, 1994
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                 BCB                PEMI             NORTHWAY
                                                                 ---                ----             --------
                                                                                                     (Pro Forma
                                                            (Historical)        (Historical)          Combined)
Interest and dividend income:
   Loans.............................................        $   10,496          $   7,190         $     17,686
   Interest and dividend income on investments.......             4,540              1,299                5,839
   Federal funds sold................................               367                 34                  401
   Interest bearing deposits.........................                 4                  1                    5
                                                             ----------          ---------         ------------
     Total interest and dividend income..............            15,407              8,524               23,931
                                                             ----------          ---------         ------------

Interest expense:
   Deposits.....................................                  6,012              2,628                8,640
   Borrowed funds....................................               346                424                  770
                                                             ----------          ---------         ------------
     Total interest expense..........................             6,358              3,052                9,410
                                                             ----------          ---------         ------------

     Net interest and dividend income................             9,049              5,472               14,521

Provision for possible loan losses...................               540                120                  660
                                                             ----------          ---------         ------------

     Net interest and dividend income after
      provision for possible loan losses.............             8,509              5,352               13,861
                                                             ----------          ---------         ------------

Noninterest income:
   Service charges on deposit accounts and fees......               416                428                  844
   Securities gains (losses), net....................                90                 22                  112
   Other.............................................               196                274                  470
                                                             ----------          ---------         ------------
     Total noninterest income........................               702                724                1,426
                                                             ----------          ---------         ------------

Noninterest expense:
   Salaries and employee benefits....................             2,851              2,282                5,133
   Office occupancy and equipment....................               838                716                1,554
   Foreclosed real estate, net.......................               (95)                91                   (4)
   Amortization of deposit purchase premium..........               134                 --                  134
   Other.............................................             2,203              1,284                3,487
                                                             ----------          ---------         ------------
     Total noninterest expense.......................             5,931              4,373               10,304
                                                             ----------          ---------         ------------

     Income before income tax expense................             3,280              1,703                4,983

Income tax expense...................................             1,155                552                1,707
                                                             ----------          ---------         ------------

     Net income.....................................         $    2,125          $   1,151         $      3,276
                                                             ==========          =========         ============

Earnings per common share............................        $    33.58          $    1.53         $       1.82
                                                             ==========          =========         ============

Weighted average number of common shares
  outstanding........................................            63,301            751,020(d)         1,796,222(c)
                                                             ==========          =========         ============

See accompanying notes to unaudited pro forma combined financial statements.

                            NORTHWAY FINANCIAL, INC.

        NOTES TO THE PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)

(a) The following indicates the computation of the pro forma combined shares of Northway Common Stock that will be outstanding following consummation of the BCB Reorganization and the Merger and the related pro forma combined common stock and surplus at March 31, 1997 and 1996, and December 31, 1996:

        Number of shares of BCB Common Stock outstanding prior to
            consummation of BCB Reorganization                          63,301
                                                                     =========

        Number of shares of Northway Common Stock that will be
            outstanding following exchange of 16 shares of Northway
            Common Stock for each share of BCB Common Stock pursuant
            to the BCB Reorganization                                1,012,816

        Number of shares of Northway Common Stock that will be issued to holders of PEMI Common Stock in the Merger at the
            Exchange Ratio (690,401 shares at the rate of 1.0419)      719,329

        Pro forma number of shares of Northway Common Stock to be
            outstanding following consummation of the BCB
            Reorganization and the Merger                            1,732,145
                                                                     =========

     Historical capital (dollars in thousands):

            Common stock                BCB             $  317
                                        PEMI               752

            Surplus                     BCB              1,000
                                        PEM I            2,384

            Treasury stock              BCB                --
                                         PEMI             (615)
                                                       -------

            Total historical capital                     3,838

     Less   Pro forma Northway
              Common Stock (1,732,145
              shares, par value $1.00 per share)         1,732
                                                       -------

         Difference in Northway pro forma surplus      $ 2,106
                                                       =======

(b) The following indicates the computation of the weighted average Northway pro forma combined shares that would have been outstanding in 1995 if the Merger had taken place on January 1, 1995:

        Number of shares of BCB Common Stock outstanding prior to
            consummation of BCB Reorganization                          63,301
                                                                     =========

        Number of shares of Northway Common Stock outstanding following exchange of 16 shares of Northway Common Stock for each
            share of BCB Common Stock pursuant to the BCB
            Reorganization                                           1,012,816

        Number of shares of Northway Common Stock issued to holders
            of PEMI Common Stock in the Merger at the Exchange Ratio   752,357
            (722,101 shares at the rate of 1.0419)

        Pro forma weighted average number of shares of Northway
            Common Stock outstanding following consummation
            of the BCB Reorganization and the Merger                 1,765,173
                                                                     =========

(c) The following indicates the computation of the weighted average Northway pro forma combined shares that would have been outstanding in 1994 if the Merger had taken place on January 1, 1994:

        Number of shares of BCB Common Stock outstanding prior to
            consummation of BCB Reorganization                          63,301
                                                                     =========

        Number of shares of Northway Common Stock outstanding
            following exchange of 16 shares of Northway Common
            Stock for each share of BCB Common Stock pursuant to
            the BCB Reorganization                                   1,012,816

        Number of shares of Northway Common Stock issued to holders
            of PEMI Common Stock in the Merger at the Exchange Ratio   783,406
            (751,901 shares at the rate of 1.0419)

        Pro forma weighted average number of shares of Northway
            Common Stock outstanding following consummation
            of the BCB Reorganization and the Merger                 1,796,222
                                                                     =========

(d) In the fourth quarter of 1994, PEMI repurchased an aggregate of 61,500 shares of its outstanding common stock for gross aggregate price of $298,000. No debt was incurred by PEMI in connection with this transaction. In the first quarter of 1995, PEMI repurchased a total of 31,700 shares of its common stock for a gross aggregate price of $317,000. No debt was incurred by PEMI in connection with this transaction.

                SELECTED HISTORICAL FINANCIAL INFORMATION OF BCB

         The following table sets forth selected historical financial information of BCB for the three month periods ended March 31, 1997 and 1996, and for each of the years in the five-year period ended December 31, 1996. Such data has been derived from the unaudited financial statements (including related notes thereto) of BCB for the three months ended March 31, 1997 and 1996, and the audited financial statements (including related notes thereto) of BCB for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. All adjustments in the unaudited interim period are of a normal and recurring nature, which in the opinion of management are necessary for a fair presentation of the results for the interim periods presented.

                                      At or For the Three Months
                                            Ended March 31,                      At or for the years ended December 31,
                                      ---------------------------    --------------------------------------------------------------
                                                                (Dollars in thousands, except per share data)
                                           1997         1996           1996         1995          1994         1993           1992
                                           ----         ----           ----         ----          ----         ----           ----
Balance Sheet Data:
    Total assets........................ $243,466     $241,586       $243,602     $240,594      $236,278     $214,033     $208,680
    Investment securities
      available-for-sale................   61,684       76,640         70,171       76,686        22,285       53,930        4,845
    Investments securities
      held-to-maturity..................    4,224        4,502            224          377        63,496       19,107       63,298
    Loans, net of unearned income.......  158,109      136,265        151,981      136,531       132,550      120,875      122,743
    Allowance for possible loan losses..    2,618        2,524          2,635        2,506         2,115        1,976        1,776
    Total nonperforming loans ..........    2,461        2,210          2,343        2,605         2,317        2,128        3,383
    Total nonperforming assets..........    2,751        2,677          2,536        3,080         2,853        3,221        4,917
    Real estate acquired by foreclosure
      or substantively repossessed......      246          422            148          430           442          832        1,202
    Deposit purchase premium............    1,229        1,719          1,300        1,800         2,122           --           --
    Deposits............................  212,685      213,267        216,398      213,775       213,003      186,830      189,915
    Securities sold under agreements
      to repurchase.....................    7,663        7,174          4,620        6,087         6,882       10,370        3,229
    Stockholders' equity (1)............   21,657       19,543         21,454       19,708        15,393       15,925       14,883

Income Statement Data:
    Net interest and dividend income.... $  2,569     $  2,305       $  9,671     $  9,684      $  9,049     $  7,660      $ 7,575
    Provision for possible loan losses..       90           90            360          540           540          795          920
    Noninterest income..................      374          202            948          584           702        1,164          688
    Noninterest expense ................    1,779        1,456          6,333        6,146         5,931        5,104        5,289
    Net income..........................      799          622          2,580        2,321         2,125        1,943        1,555

Per Common Share Data:
    Net income (2)...................... $  12.63     $   9.83       $  40.76     $  36.66      $  33.58     $  30.69     $  24.56
    Cash dividends paid.................      --            --           7.00         6.60          6.30         6.00         5.00
    Book value (1)......................   342.13       308.73         338.92       311.34        243.18       251.57       235.11
    Tangible book value (3).............   322.71       281.58         318.38       282.90        209.65       251.57       235.11

Selected Ratios:
    Return on average assets (4)........     1.31%        1.02%          1.06%        0.97%         0.93%        0.90%        0.76%
    Return on average equity (4)........    14.61        12.46          12.78        13.52         13.76        12.27        10.76
    Dividend payout.....................      --           --           17.17        18.00         18.76        19.55        20.36
    Interest  rate  spread..............     4.12         3.70           3.88         4.03          3.97         3.61         3.82
    Net interest margin.................     4.56         4.08           4.29         4.35          4.24         3.88         4.07
    Operating expenses to average
      assets (5) .......................     2.47         2.39           2.60         2.58          2.60         2.37         2.57
    Average interest earning assets to
      average interest bearing
      liabilities ......................   111.84       109.11         111.53       109.28        108.92       108.38       106.09
    Efficiency ratio ...................    63.26        59.12          61.15        60.86         63.38        62.19        58.69
    Tier 1 leverage capital ratio.......     8.93         7.89           8.63         7.65          6.77         7.69         7.13
    Tier 1 risk-based capital ratio.....    16.56        15.80          16.19        15.12         13.76        14.99        15.17
    Total risk-based capital ratio......    17.81        17.05          17.44        16.37         15.01        16.24        16.42

Asset Quality Ratios:
    Non-performing loans to total loans      1.56%        1.62%          1.54%        1.91%         1.75%        1.76%        2.76%
    Non-performing assets to total assets    1.13         1.11           1.04         1.28          1.21         1.51         2.36
    Allowance for possible loan losses to
      non-performing loans..............   106.38       114.21         112.46        96.20         91.28        92.86        52.50
    Allowance for possible loan losses
       as a percentage of loans.........     1.66         1.85           1.73         1.84          1.60         1.63         1.45

----------------
(1) Stockholders' equity as of March 31, 1997 and 1996, and as of December 31, 1996 and 1995 has been reduced by the unrealized loss on investment securities "available-for-sale." Stockholders' equity as of December 31, 1994 and 1993 has been reduced by the unrealized loss on investment securities "available-for-sale" and the unrealized loss on investment securities transferred to "held-to-maturity."
(2) Computed using the weighted average number of shares outstanding.
(3) Stockholders' equity as of March 31, 1997 and 1996, and as of December 31, 1996, 1995, and 1994 has been reduced by the deposit purchase premium.
(4) Results for the three months ended March 31, 1997 and 1996, are calculated on an annualized basis.
(5) Excludes expenses related to the Merger.

              BCB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis provides information regarding BCB's financial position as of March 31, 1997 and 1996, and as of December 31, 1996 and 1995, and its results of operations for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995, and 1994. This discussion should be read in conjunction with the preceding "Selected Historical Financial Information of BCB" and BCB's Financial Statements and related Notes thereto and other financial data appearing elsewhere in this Proxy Statement/Prospectus. In the opinion of management, unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present BCB's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year. While management is not aware of the occurrence of any events since March 31, 1997, that would materially affect the information presented below, for information relating to factors that could affect future operating results, see "Risk Factors." Any forward-looking statements included in this Proxy Statement/Prospectus should be considered in light of such factors, as well as the information set forth below.

RESULTS OF OPERATIONS

         Net Interest Income. The largest component of BCB's operating income is net interest income, which is the difference between the interest and dividend income received from interest-earning assets and the interest expense paid on its interest-bearing liabilities. For purposes of this discussion, interest income earned on tax-exempt loans and securities is adjusted to a fully-taxable equivalent basis to facilitate comparison with interest earned which is subject to statutory taxation. Net interest income is determined by an institution's net interest spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative balances and amount of interest-earning assets and interest-bearing liabilities, and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Changes in nonperforming assets together with interest lost and recoveries on those assets also impact comparisons of net interest income.

         Yields Earned and Rates Paid. The following tables set forth, for the periods indicated, information regarding the total amount of income from interest-earning assets, and the resultant average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period calculated by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest spread is the yield on interest-earning assets less the rate paid on interest-bearing liabilities. Net interest margin is net interest income divided by average interest-earning assets. Non-accrual loans are included in asset balances for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

                                                        Three Months Ended March 31,
                                                        ----------------------------
                                                     1997                           1996
                                         ---------------------------    -----------------------------
                                                             Average                         Average
                                         Average    Income/  Yield/     Average    Income/   Yield/
                                         Balance    Expense   Rate      Balance    Expense    Rate
                                         -------    -------   ----      -------    -------    ----
                                                             (Dollars in thousands)
AVERAGE ASSETS:
Federal funds sold...............      $   5,347   $    69    5.22%  $   9,270     $  124    5.39%
Interest bearing deposits........            210         3    5.86       2,289         34    5.90
Investment and mortgage-backed
     securities (1)(2) ..........         71,110     1,023    5.77      81,971      1,162    5.67
Loans, net (1)(3) ...............        152,728     3,399    9.03     134,153      3,099    9.29
                                       ---------   -------           ---------     ------
     Total interest-earning assets (1)   229,395     4,494   7.92%     227,683      4,419    7.79%
                                                   -------                         ------

Cash and due from banks..........          6,762                         6,843
Premises and equipment...........          4,484                         4,596
Other assets.....................          3,066                         4,283
                                       ---------                     ---------
     Total assets................      $ 243,707                     $ 243,405
                                       =========                     =========

AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY:
Regular savings accounts.........       $ 49,442   $   281    2.31%  $  49,678    $   295    2.39%
NOW and Super NOW accounts.......         28,358        79    1.13      28,348         93    1.32
Money market accounts............          9,921        66    2.68       8,900         60    2.68
Certificates of deposit..........        107,286     1,380    5.22     111,941      1,549    5.55
Borrowed funds...................          7,435        90    4.91       6.954         95    5.47
                                       ---------   -------           ---------     ------
     Total interest-bearing
       liabilities ..............        202,442     1,896    3.80%    205,821      2,092    4.09%
                                                   -------                         ------

Noninterest bearing deposits.....         18,282                        16,318
Other liabilities................          1,105                         1,296
                                       ---------                     ---------
     Total liabilities ..........       221,829                       223,435

Stockholders' equity.............         21,878                        19,970
                                       ---------                     ---------
     Total liabilities and
       stockholders' equity......      $ 243,707                     $ 243,405
                                       =========                     =========

Net interest income (1)..........                  $ 2,598                        $ 2,327
                                                   =======                        =======

Net interest spread  ............                             4.12%                          3.70%
                                                              ====                           ====

Net interest margin .............                             4.56%                          4.08%
                                                              ====                           ====

----------------
(1) Reported on a tax equivalent basis.
(2) The average  balance of investment and  mortgage-backed  securities is calculated  using the adjusted cost basis.
(3) Net of unearned income and allowance for possible loan losses.

         Net interest income increased by $271,000, or 11.6%, to $2.6 million for the three months ended March 31, 1997 from $2.3 million for the three months ended March 31, 1996, primarily due to the lower cost of interest-bearing liabilities as a result of lower interest rates. The net interest spread increased by 42 basis points to 4.12% for the three months ended March 31, 1997, from 3.70% for the three months ended March 31, 1996. The net interest margin for the 1997 period increased by 48 basis points to 4.56% from 4.08% for the 1996 period.

                                                                       Years  Ended December 31,
                                        ------------------------------------------------------------------------------------------
                                                     1996                           1995                           1994
                                        ----------------------------    ----------------------------    --------------------------
                                                             Average                         Average                         Average
                                         Average    Income/  Yield/     Average    Income/   Yield/     Average    Income/   Yield/
                                         Balance    Expense   Rate      Balance    Expense    Rate      Balance    Expense    Rate
                                         -------    -------   ----      -------    -------    ----      -------    -------    ----
                                                                          (Dollars in thousands)
AVERAGE ASSETS:
Federal funds sold..............       $   5,116   $    273   5.34%  $   8,201   $    476     5.80%  $   8,516   $    367     4.31%
Interest bearing deposits........          1,678         99   5.90         771         47     6.01          67          4     6.59
Investment and mortgage-backed
     securities (1)(2)...........         82,749      4,698   5.68      82,396      4,741     5.75      82,518      4,607     5.58
Loans, net (1)(3)................        139,022     12,837   9.23     132,480     12,267     9.26     124,192     10,505     8.46
                                       ---------   --------          ---------   --------            ---------   --------
     Total interest-earning assets (1)   228,565     17,907   7.83%    223,848     17,531     7.83%    215,293     15,483     7.19%
                                                   --------                      --------                        --------

Cash and due from banks..........          6,847                         6,866                           6,580
Premises and equipment...........          4,657                         4,697                           4,239
Other assets.....................          3,792                         2,954                           2,285
                                       --------                       --------                        ---------
     Total assets................       $243,861                      $238,365                        $228,397
                                        ========                      ========                        ========

AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY:
Regular savings accounts.........      $  49,696     $1,157   2.33%  $  52,342     $1,255     2.40%   $ 57,128     $1,375     2.41%
NOW and Super NOW accounts.......         28,340        336   1.19      29,057        482     1.66      27,669        476     1.72
Money market accounts............          9,733        254   2.61       9,279        260     2.80       8,465        204     2.41
Certificates of deposit..........        110,591      5,999   5.42     107,965      5,478     5.07      96,245      3,957     4.11
Borrowed funds...................          6,568        358   5.45       6,203        313     5.05       8,148        346     4.25
                                       ---------   --------          ---------   --------            ---------   --------
     Total interest-bearing
       liabilities ..............        204,928      8,104   3.95%    204,846      7,788     3.80%    197,655      6,358     3.22%
                                                   --------                      --------                        --------

Noninterest bearing deposits.....         17,523                        15,312                          14,088
Other liabilities................          1,229                         1,042                           1,218
                                       ---------                     ---------                       ---------
     Total liabilities...........        223,680                       221,200                         212,961

Stockholders' equity.............         20,181                        17,165                          15,436
                                       ---------                     ---------                       ---------
     Total liabilities and
        stockholders' equity.....      $ 243,861                      $238,365                        $228,397
                                       ==+======                      ========                        ========

Net interest income (1)..........                   $ 9,803                       $ 9,743                          $9,125
                                                    =======                       =======                          ======

Net interest spread  ............                             3.88%                           4.03%                           3.97%
                                                              ====                            ====                            ====

Net interest margin..............                             4.29%                           4.35%                           4.24%
                                                              ====                            ====                            ====
----------------------------

(1) Reported on a tax equivalent basis.
(2) The average  balance of investment and  mortgage-backed  securities is calculated  using the adjusted cost basis.
(3) Net of unearned income and allowance for possible loan losses.

         Net interest income increased by $60,000, or .6%, to $9.8 million for the year ended December 31, 1996, from $9.7 million for the year ended December 31, 1995. The net interest spread decreased by 15 basis points to 3.88% for the year ended December 31, 1996, from 4.03% for the year ended December 31, 1995, although this decline was offset by an increase in the volume of earning assets. The net interest margin for 1996 decreased by six basis points to 4.29% from 4.35% for 1995, primarily due to the increase in the cost of interest-bearing liabilities.

         Net interest income increased by $618,000, or 6.8%, to $9.7 million for the year ended December 31, 1995, from $9.1 million for the year ended December 31, 1994, primarily due to an increase in average earning assets of $8.6 million, or 4.0%, to $223.8 million for the year ended December 31, 1995, from $215.3 for the year ended December 31, 1994. The net interest spread increased by six basis points to 4.03% for the year ended December 31, 1995, from 3.97% for the year ended December 31, 1994. The net interest margin for 1995 increased by 11 basis points to 4.35% from 4.24% for 1994, primarily due to the rise in interest rates in 1995, which enabled the yield on earning assets to outpace the increased cost of funding sources.

         Rate/Volume Analysis. The following tables describe the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected BCB's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume), and
(iii) total change in rate and volume. Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

                                              Three Months Ended March 31, 1997 Compared
                                                 to Three Months Ended March 31, 1996
                                                 Increase/(Decrease) Due to Change In
                                             --------------------------------------------

                                                  Volume   Rate     Mix   One Day   Total
                                                  ------   ----     ---   -------   -----
Interest-Earning Assets:

    Federal funds sold                       $ (52)   $  (4)   $  2    $ (1)   $ (55)

    Interest bearing deposits                  (31)    --       --      --       (31)

    Investment and mortgage-backed
      securities                              (154)      18      (3)    --      (139)

    Loans, net                                 433      (84)    (12)    (37)     300
                                             -----    -----    ----    ----    -----
       Total interest-earning assets           196      (70)    (13)    (38)      75
                                             -----    -----    ----    ----    -----
Interest-Bearing Liabilities:

    Regular savings accounts                    (1)     (10)    --       (3)     (14)

    NOW and Super NOW accounts                --        (13)    --       (1)     (14)

    Money market accounts                        7     --       --       (1)       6

    Certificates of deposit                    (64)     (94)      4     (15)    (169)

    Borrowed funds                               7      (10)     (1)     (1)      (5)
                                             -----    -----    ----    ----    -----
      Total interest-bearing liabilities       (51)    (127)      3     (21)    (196)
                                             -----    -----    ----    ----    -----
Increase (decrease) in net interest income   $ 247    $  57    $(16)   $(17)   $ 271
                                             =====    =====    ====    ====    =====

                                   Year Ended December 31, 1996 Compared
                                      to Year Ended December 31, 1995
                                    Increase/(Decrease) Due to Change In
                                    ------------------------------------

                                                Volume            Rate           Mix       One Day        Total
                                                ------            ----           ---       -------        -----

Interest-Earning Assets:

    Federal funds sold                          $ (179)         $  (39)       $   15        $   --       $(203)
                                                ------          ------        ------         ------       -----

    Interest bearing deposits                       54              (1)           (1)           --          52

    Investment and mortgage-backed
      securities                                    20             (63)           --            --          (43)

    Loans, net                                     658            (117)           (6)            35         570
                                                ------          ------        ------         ------       -----
       Total interest-earning assets               553            (220)            8             35         376
                                                ------          ------        ------         ------       -----

Interest-Bearing Liabilities:

    Regular savings accounts                       (63)            (40)            2              3         (98)

    NOW and Super NOW accounts                     (17)           (136)            6              1        (146)

    Money market accounts                           13             (18)           (1)            --          (6)

    Certificates of deposit                        133             363             9             16         521

    Borrowed funds                                  14              25             5              1          45
                                                ------          ------        ------         ------       -----

      Total interest-bearing liabilities            80             194            21             21         316
                                                ------          ------        ------         ------       -----
Increase (decrease) in net interest income      $  473          $ (414)       $  (13)        $   14       $  60
                                                ======          ======        ======         ======       =====



THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

         Interest and Dividend Income. Interest and dividend income increased by $68,000, or 1.5%, to $4.5 million for the three months ended March 31, 1997, from $4.4 million for the three months ended March 31, 1996. Average earning assets increased by $1.7 million, or 0.7%, to $229.4 million for the three months ended March 31, 1997, from $227.7 million for the three months ended March 31, 1996. Average loans increased by $18.5 million, or 13.8%, to $152.7 million for the three months ended March 31, 1997, from $134.2 million for the three months ended March 31, 1996. Increases in the level of residential adjustable-rate mortgages, and commercial real estate, commercial business, and consumer loans accounted for the increase in loan interest income of $298,000. The average balance of investment securities (including mortgage-backed securities) decreased by $10.9 million, or 13.3%, to $71.1 million for the three months ended March 31, 1997, from $82.0 million for the three months ended March 31, 1996. The average level of federal funds sold decreased by $3.9 million, or 42.3%, to $5.4 million for the three months ended March 31, 1997, from $9.3 million for the three months ended March 31, 1996. The decrease in the average balance of investment securities and the average level of federal funds sold, which caused a decrease in interest income on investment securities and federal funds sold of $199,000, reflects the increased investment of available short-term funds in loans over the past twelve months.

         Interest Expense. Interest expense decreased by $196,000, or 9.4%, to $1.9 million for the three months ended March 31, 1997, from $2.1 million for the three months ended March 31, 1996. Average interest-bearing liabilities decreased by $3.4 million, or 1.7%, to $202.4 million for the three months ended March 31, 1997, from $205.8 million for the three months ended March 31, 1996. Average time deposits decreased $4.6 million, or 4.1%, to $107.3 million for the three months ended March 31, 1997, from $111.9 million for the three months ended March 31, 1996, while the average balances for NOW, Super NOW, and savings accounts decreased by $226,000 to $77.8 million for the three months ended March 31, 1997, from $78.0 million for the three months ended March 31, 1996. For the current year, lower interest rates prevailed for certificates of deposit as BCB was not as aggressively priced in its marketplace.

         Provision for Possible Loan Losses. The provision for possible loan losses was $90,000 for the three months ended March 31, 1997 and 1996. Net charge offs increased by $35,000, or 48.6%, to $107,000 for the three months ended March 31, 1997, from $72,000 for the three months ended March 31, 1996. Management evaluates the provision and the level of the allowance on a regular basis based on such factors as the previous loss experience, current economic conditions and their effect on borrowers and the market area in general, and the performance of individual credits in relation to contract terms. Loan losses are charged to earnings when management believes that the collectability of the loan balance is unlikely. For a detailed discussion of BCB's asset quality and allowance for possible loan losses, see "Business of BCB - Asset Quality."

         Noninterest Income. Noninterest income increased $172,000, or 85.1%, to $374,000 for the three months ended March 31, 1997, from $202,000 for the three months ended March 31, 1996. The results for the 1997 period reflected a net gain of $220,000 from the sale of securities compared to a net gain of $62,000 from securities sales during the 1996 period. Other noninterest income (sources of which include automated teller fees, and safe deposit fees) increased by $14,000, or 10.0%, to $154,000 for the three months ended March 31, 1997, from $140,000 for the three months ended March 31, 1996.

         Noninterest Expense. Noninterest expense increased $323,000, or 22.2%, to $1.8 million for the three months ended March 31, 1997, from $1.5 million for the three months ended March 31, 1996. Salaries and employee benefits increased $53,000, or 7.4%, to $767,000 for the quarter ended March 31, 1997, from $714,000 for the three months ended March 31, 1996, reflecting staff additions in the lending function and the addition of a new retail office in Littleton, New Hampshire, as well as a slight increase in normal salary and benefit increases. Office occupancy and equipment expense decreased $11,000, or 5.0%, to $209,000 for the three months ended March 31, 1997, from $220,000 for the three months ended March 31, 1996, as the result of BCB's sale of the former Berlin, New Hampshire, office of HomeBank, which was one of the branches of HomeBank purchased by BCB in 1994. Amortization of the deposit purchase premium associated with the purchase of HomeBank's deposits decreased by $10,000, or 12.3%, to $71,000 for the three months ended March 31, 1997, from $81,000 for the three months ended March 31, 1996, as a result of BCB's previous acceleration of the amortization of this premium.

         During the three months ended March 31, 1997, BCB incurred $276,000 of expenses related to the BCB Reorganization and the Merger, including legal and advisory fees.

         BCB pays deposit insurance and other assessment expenses to the FDIC for deposits insured by the Bank Insurance Fund ("BIF") or the Savings Association Insurance Fund ("SAIF"). Deposit insurance and other assessment expenses decreased $5,000, or 33.3%, to $10,000 for the three months ended March 31, 1997, from $15,000 for the three months ended March 31, 1996. These figures continue to reflect the decrease in BIF insurance premiums from $0.23 per $100 of deposits to $0.04 per $100 of deposits in June 1995 to $0.00 beginning January 1996.

         For detailed information regarding the principal components of BCB's noninterest expense during the periods discussed herein, see Note 13 to BCB's Financial Statements.

         Income Tax Expense. Income tax expense decreased by $64,000, or 18.9%, to $275,000 for the three months ended March 31, 1997, from $339,000 for the three months ended March 31, 1996. This decrease reflects a decrease in BCB's effective income tax rate to 25.6% for the 1997 period from 35.3% for the 1996 period, resulting from BCB's application of a charitable contribution deduction received on its sale of the HomeBank branch.

         Net Income. Net income increased by $177,000, or 28.5%, to $799,000, or $12.63 per share, for the three months ended March 31, 1997, from $622,000, or $9.83 per share, for the three months ended March 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

         Interest and Dividend Income. Interest and dividend income increased by $303,000, or 1.7%, to $17.8 million for the year ended December 31, 1996, from $17.5 million for the year ended December 31, 1995. Average earning assets increased by $4.8 million, or 2.1%, to $228.6 million for the year ended December 31, 1996, from $223.8 million for the year ended December 31, 1995. Average loans increased by $6.5 million, or 4.9%, to $139.0 million for the year ended December 31, 1996, from $132.5 million for the year ended December 31, 1995. Increases in the level of consumer, residential adjustable, commercial real estate, and commercial business loans accounted for this increase, which growth is consistent with BCB's focus on lending to small- and medium-sized businesses within its geographical markets. The average balance of investment securities (including mortgage-backed securities) increased by $353,000 to $82.7 million for the year ended December 31, 1996, from $82.4 million for the year ended December 31, 1995. The average level of federal funds sold for the year ended December 31, 1996, decreased by $3.1 million, or 37.6%, to $5.1 million for the year ended December 31, 1996, from $8.2 million for the year ended December 31, 1995. The decrease in the average level of federal funds sold reflects the increased investment of available short-term funds in loans over the past twelve months.

         Interest Expense. Interest expense increased by $316,000, or 4.1%, to $8.1 million for the year ended December 31, 1996, from $7.8 million for the year ended December 31, 1995. Average interest-bearing liabilities increased by $82,000 to $204.9 million for the year ended December 31, 1996, from $204.8 million for the year ended December 31, 1995. Average time deposits increased $2.6 million, or 2.4%, to $110.6 million for the year ended December 31, 1996, from $108.0 million for the year ended December 31, 1995, while the average balances for NOW, Super NOW, and savings accounts decreased by $3.4 million, or 4.1%, to $78.0 million for the year ended December 31, 1996, from $81.4 million for the year ended December 31, 1995. Lower market rates prevailed for certificates of deposit as BCB was not as aggressively priced in its marketplace.

         Following a period of rapid downward movement in 1995, interest rates moved moderately upward in the first half of 1996 and then moved moderately downward in the fourth quarter. To satisfy liquidity needs and in response to competition for deposits, BCB adopted a more aggressive deposit pricing policy in the first half of 1996. Beginning in the third quarter of 1996, however, and continuing through the remainder of the year, BCB moved to a less competitive pricing policy. The result was a rising cost of deposits earlier in 1996, which subsided during the latter half of the year.

         Provision for Possible Loan Losses. The provision for possible loan losses decreased by $180,000, or 33.3%, to $360,000 for the year ended December 31, 1996, from $540,000 for the year ended December 31, 1995. Net charge offs increased by $82,000, or 55.0%, to $231,000 for the year ended December 31, 1996, from $149,000 for the year ended December 31, 1995.

         Noninterest income. Noninterest income increased $364,000, or 62.3%, to $948,000 for the year ended December 31, 1996, from $584,000 for the year ended December 31, 1995. The results for 1996 reflected net gains of $306,000 from the sale of securities during 1996 compared to a net loss of $75,000 from securities sales during 1995. Other noninterest income (sources of which include credit card merchant and fee income, automated teller fees, and safe deposit fees) decreased by $17,000, or 2.6%, to $642,000 for the year ended December 31, 1996, from $659,000 for the year ended December 31, 1995.

         Noninterest Expense. Noninterest expense increased $187,000, or 3.0%, to $6.3 million for the year ended December 31, 1996, from $6.1 million for the year ended December 31, 1995. Salaries and employee benefits increased $269,000, or 9.7%, to $3.0 million for the year ended December 31, 1996, from $2.8 million for the year ended December 31, 1995, reflecting staff additions in the lending function and the addition of a new retail office in Littleton, New Hampshire, as well as a slight increase in normal salary and benefit increases. Office occupancy and equipment expense increased $3,000, or 0.3%, to $892,000 for the year ended December 31, 1996, from $889,000 for the year ended December 31, 1995. Amortization of the deposit purchase premium increased by $178,000, or 55.3%, to $500,000 for the year ended December 31, 1996, from $322,000 for the year ended December 31, 1995, as a result of BCB's decision to accelerate the amortization of the premium associated with the purchase of HomeBank's deposits.

         Deposit and other assessment expenses decreased by $432,000, or 96.6%, to $15,000 for the year ended December 31, 1996, from $447,000 for the year ended December 31, 1995. This decrease is directly attributable to the reduction in BIF insurance premiums from $0.23 per $100 of deposits to $0.04 per $100 of deposits in June 1995 to $0.00 beginning January 1996. During the fourth quarter of 1995, BCB accrued an estimated one-time assessment on SAIF insured deposits of $167,000. During the second half of 1996, BCB was actually assessed $137,000 for this one-time assessment, which resulted in a credit to the accrual of $30,000.

         Income Tax Expense. Income tax expense increased by $85,000, or 6.7%, to $1.4 million for the year ended December 31, 1996, from $1.3 million for the year ended December 31, 1995. This increase primarily reflected the difference in the amount of BCB's taxable income. BCB's effective income tax rate was 34% in 1996 and 35% in 1995.

         Net Income. Net income increased by $259,000, or 11.2%, to $2.6 million, or $40.76 per share, for the year ended December 31, 1996, from $2.3 million, or $36.66 per share, for the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

         Interest and Dividend Income. Interest and dividend income increased by $2.1 million, or 13.4%, to $17.5 million for the year ended December 31, 1995, from $15.4 million for the year ended December 31, 1994. Average earning assets increased by $8.5 million, or 4.0%, to $223.8 million for the year ended December 31, 1995, from $215.3 million for the year ended December 31, 1994. Average loans increased by $8.3 million, or 6.7%, to $132.5 million for the year ended December 31, 1995, from $124.2 million for the year ended December 31, 1994. The average balance of investment securities (including mortgage-backed securities) decreased by $122,000 to $82.4 million for the year ended December 31, 1995, from $82.5 million for the year ended December 31, 1994. The average level of federal funds sold decreased by $315,000, or 3.7%, to $8.2 million for the year ended December 31, 1995, from $8.5 million for the year ended December 31, 1994.

         Interest Expense. Interest expense increased by $1.4 million, or 22.5%, to $7.8 million for the year ended December 31, 1995, from $6.4 million for the year ended December 31, 1994. Average interest-bearing liabilities increased by $7.1 million, or 3.6%, to $204.8 million for the year ended December 31, 1995, from $197.7 million for the year ended December 31, 1994. Average time deposits increased $11.8 million, or 12.2%, to $108.0 million for the year ended December 31, 1995, from $96.2 million for the year ended December 31, 1994, while the average balances for NOW, Super NOW, and savings accounts decreased by $3.4 million, or 4.0%, to $81.4 million for the year ended December 31, 1995, from $84.8 million for the year ended December 31, 1994.

         Provision for Possible Loan Losses. The provision for possible loan losses was $540,000 for the years ended December 31, 1995 and 1994. Net charge offs decreased by $252,000, or 62.8%, to $149,000 for the year ended December 31, 1995, from $401,000 for the year ended December 31, 1994.

         Noninterest income. Noninterest income decreased $118,000, or 16.8%, to $584,000 for the year ended December 31, 1995, from $702,000 for the year ended December 31, 1994. The results for 1995 reflected a net loss of $75,000 from the sale of securities during 1995 compared to a net gain of $90,000 from securities sales during 1994. Other noninterest income (sources of which include automated teller fees, and safe deposit fees) increased by $47,000, or 7.7%, to $659,000 for the year ended December 31, 1995, from $612,000 for the year ended December 31, 1994.

         Noninterest expense. Noninterest expense increased $215,000, or 3.6%, to $6.1 million for the year ended December 31, 1995, from $5.9 million for the year ended December 31, 1994. This increase was predominantly due to an increase in the amortization of deposit purchase premium and increased regulatory assessments arising from BCB's purchase of certain branches of HomeBank. Salaries and employee benefits decreased $87,000, or 3.1%, to $2.8 million for the year ended December 31, 1995, from $2.9 million for the year ended December 31, 1994. Office occupancy and equipment expense increased $51,000, or 6.1%, to $889,000 for the year ended December 31, 1995, from $838,000 for the year ended December 31, 1994. Amortization of the deposit purchase premium increased by $188,000, or 140.3%, to $322,000 for the year ended December 31, 1995, from
$134,000 for the year ended December 31, 1994, as a result of taking a full-year of amortization charge in 1995 versus a partial year charge in 1994.

         Deposit and other assessment expenses increased by $28,000, or 6.7%, to $447,000 for the year ended December 31, 1995, from $419,000 for the year ended December 31, 1994, reflecting a reduction in the insurance premium paid to the FDIC for deposit insurance of $140,000 offset by the accrual of a one-time expense of $167,000 in anticipation of an assessment to strengthen the SAIF fund.

         Income Tax Expense. Income tax expense increased by $106,000, or 9.2%, to $1.3 million for the year ended December 31, 1995, from $1.2 million for the year ended December 31, 1994. This increase primarily reflected the difference in the amount of taxable income. BCB's effective income tax rate was 35% in 1995 and 1994.

         Net Income. Net income increased by $196,000, or 9.2%, to $2.3 million, or $36.66 per share, for the year ended December 31, 1995, from $2.1 million, or $33.58 per share, for the year ended December 31, 1994. This increase reflected an increase in net interest income due to favorable interest rate spreads offset by a decrease in noninterest income.

CHANGES IN FINANCIAL CONDITION

         BCB had total assets of $243.5 million at March 31, 1997, and $243.6 million and $240.6 million at December 31, 1996 and 1995, respectively. Average earning assets were $229.4 million for the three months ended March 31, 1997, including average loans of $152.7 million and average investment securities of $71.1 million, and average earning assets were $228.6 million and $223.8 million for the years ended December 31, 1996 and 1995, respectively, including average loans of $139.0 million and $132.5 million and average investment securities of $82.7 million and $82.4 million, respectively. BCB had nonperforming assets totaling $2.8 million at March 31, 1997, including impaired loans of $2.5 million and real estate acquired by foreclosure or substantively repossessed of $246,000, and nonperforming assets of $2.5 million and $3.1 million for the years ended December 31, 1996 and 1995, respectively, including impaired loans of $2.3 million and $2.6 million, respectively, and real estate acquired by foreclosure or substantively repossessed of $148,000 and $430,000, respectively.

ASSET AND LIABILITY MANAGEMENT

         BCB attempts to structure its balance sheet to maximize net interest income while controlling its exposure to interest rate risk. BCB's Asset/Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. BCB's Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of BCB's interest-rate sensitivity "gap," which provides a static analysis of the maturity and repricing characteristics of BCB's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

         Interest Rate Sensitivity "Gap" Analysis. An interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market interest rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

         The following table sets forth the estimated maturity or repricing of BCB's interest-earning assets and interest-bearing liabilities at March 31, 1997. BCB prepares its interest rate sensitivity "gap" analysis by scheduling assets and liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except (i) adjustable-rate loans, securities, and Federal Home Loan Bank of Boston ("FHLB") advances are included in the period when they are first scheduled to adjust and not in the period in which they mature, (ii) fixed-rate mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by BCB, and empirical data, (iii) fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayments, and (iv) NOW, Super NOW, money market, and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies by BCB of the sensitivity of each such category of deposit to changes in interest rates. Management believes that these assumptions approximate actual experience and considers them reasonable. However, the interest rate sensitivity of BCB's assets and liabilities in the table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.



                                                                    March 31, 1997
                                                                    --------------
                                                             Cumulative Repriced within
                                        ----------------------------------------------------------------------
                                         3 Months    4 to 12     12 to 24     2 to 5      After 5
Dollars in thousands, by repricing date  or Less      Months      Months       Years       Years         Total
---------------------------------------  -------      ------      ------       -----       -----         -----
Interest sensitive assets:
   Federal Funds Sold                    $ 3,000      $    --     $     --    $     --     $     --   $   3,000
   Investments available for sale          2,220       13,252        9,638       9,478       27,176      61,764
   Investments held to maturity               --        4,100           59          65           --       4,224
   FHLB Stock                                 --           --           --          --        1,082       1,082
   Loans (fixed and adjustable rate)(1)   63,030       47,072       10,463      29,945        5,858     156,368
                                         -------      -------     --------    --------     --------   ---------
      Total interest sensitive assets     68,250       64,424       20,160      39,488       34,116     226,438
                                         =======      =======     ========    ========     ========   =========

Interest sensitive liabilities:
   Certificates of deposit                25,403       56,936       19,430       5,779           --     107,548
   Other deposits                          9,071       16,061       16,061       6,990       38,039      86,222
   Borrowed funds                          1,178        2,975        3,510          --           --       7,663
                                         -------      -------     --------    --------     --------   ---------
      Total interest sensitive
        liabilities                       35,652       75,972       39,001      12,769       38,039     201,433
                                         =======      =======     ========    ========     ========   =========

Net interest rate sensitivity gap         32,598      (11,548)     (18,841)     26,719       (3,923)     25,005

Cumulative net interest rate
      sensitivity gap                     32,598       21,050        2,209      28,928       25,005          --

Cumulative net interest rate
      sensitivity gap as a
      percentage of total assets           13.39%        8.65%        0.91%      11.88%       10.27%

Cumulative interest sensitivity gap
      as a percentage of total
      interest-earning assets              14.40%        9.30%        0.98%      12.78%       11.04%

Cumulative net interest earning
      assets as a percentage of
      cumulative interest-bearing
      liabilities                         191.43%      118.86%      101.47%     117.70%      112.41%

-----------------
(1) Includes loans held for sale of $147,000 and excludes non-accrual loans of $2,457,000.

         Simulation Analysis. In its simulation analyses, BCB uses computer simulations to determine the impact on net interest income and capital of various interest rate scenarios, balance sheet trends, and strategies. These simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth, loan and deposit pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. Based on the results of these simulations, BCB is able to quantify its interest rate risk and develop and implement appropriate strategies.

LIQUIDITY

         Liquidity is a measurement of BCB's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. BCB's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities available-for-sale, and earnings and funds provided from operations. In addition, as a member of the FHLB, BCB has access to a pre-approved line of credit up to 2% of total assets and the capacity to borrow an amount up to 30% of total assets less other borrowings.

         While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. BCB's liquidity is actively managed on a daily basis, monitored by the Asset/Liability Committee, and reviewed periodically with the Board of Directors. BCB's Asset/Liability Committee sets liquidity targets based on BCB's financial condition and existing and projected economic and market conditions. The committee measures BCB's marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of BCB's sensitive or volatile liabilities, such as brokered deposits, core deposits in excess of $100,000, term deposits with short maturities, and credit commitments outstanding. The committee's primary objective is to manage BCB's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments, and to maintain a portfolio of investment securities.

         BCB's operating activities provided cash flows of $1.7 million and $1.6 million during the three months ended March 31, 1997 and 1996, respectively, and cash flows of $3.3 million, $3.2 million, and $3.0 million during the years ended December 31, 1996, 1995, and 1994, respectively. During the foregoing periods, cash resources were provided primarily by net income.

         BCB's cash flows from investing activities utilized $2.1 million and $4.9 million during the three months ended March 31, 1997 and 1996, respectively, and $7.5 million and $31.8 million during years ended December 31, 1996 and 1994, respectively, while investing activities provided cash flows of $5.9 million during the year ended December 31, 1995. During the foregoing periods, purchases of investment securities available-for-sale aggregated $802,000 and $11.6 million during the three months ended March 31, 1997 and 1996, respectively, and $10.8 million, $10.0 million, and $33.4 million during the years ended December 31, 1996, 1995, and 1994, respectively, and were the principal reasons why net cash was used in investing activities during each period except 1995. During the year ended December 31, 1995, proceeds from sales of securities available-for-sale provided $11.4 million, offsetting the purchases during that period.

         BCB's financing activities used $721,000 and $458,000 during the three months ended March 31, 1997, and the year ended December 31, 1995, respectively, and provided cash flows of $687,000, $969,000, and $22.3 million during the three months ended March 31, 1996, and the years ended December 31, 1996 and 1994, respectively. Cash flows from financing activities primarily relate to changes in BCB's deposits and, to a lesser extent, borrowings. During the year ended December 31, 1994, significant cash was provided by financing activities as a result of BCB's acquisition of $33.2 million in deposits in connection with its purchase of certain branches of HomeBank.

         BCB management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 75% of BCB's certificates of deposit will mature within twelve months, management believes, based upon past experience, that BCB will retain a substantial portion of these deposits, and management expects to implement a pricing strategy to facilitate such retention. Any reduction in total deposits could be offset by purchases of federal funds, borrowing on a term basis from the Federal Home Loan Bank, or liquidating investment securities. Such steps could result in an increase in BCB's cost of funds.

REGULATORY CAPITAL REQUIREMENTS

         A bank's capital serves to support growth and provide protection against loss to depositors and creditors. Equity capital represents the stockholders' investment in BCB. Management strives to maintain an optimal level of capital on which an attractive return to the stockholders will be realized over both the short-term and long-term while serving depositors' and creditors' needs. Federally insured banks, such as BCB, must also maintain capital at levels specified by applicable minimum capital ratios. For a detailed discussion of these requirements, see "Certain Regulatory Considerations."

         As of March 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized BCB as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, BCB must maintain minimum total risk-based and Tier I risk-based capital and minimum Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed BCB's category. The following table sets forth BCB's actual capital amounts and ratios against the amounts and ratios required by the capital adequacy guidelines and the amounts and ratios necessary to be categorized as well-capitalized (dollars in thousands):

                                                                                   To Be Well
                                                                                Capitalized Under
                                                          For Capital           Prompt Corrective
                                   Actual             Adequacy Purposes:       Action Provisions:
                                   ------             ------------------       ------------------
                             Amount     Ratio        Amount       Ratio         Amount      Ratio
                             ------     -----        ------       -----         ------      -----
As of March 31, 1997:
  Total Capital (to
    Risk Weighted Assets)   $23,371     18.10%       $10,330     (+-)8.0%      $12,913    (+-)10.0%
  Tier 1 Capital (to
    Risk Weighted Assets)   $21,745     16.71%       $ 5,205     (+-)4.0%      $ 7,807    (+-) 6.0%
  Tier 1 Capital (to
    Average Assets)         $21,745      8.92%       $ 9,752     (+-)4.0%      $12,190    (+-) 5.0%

IMPACT OF INFLATION AND CHANGING PRICES

         BCB's Financial Statements presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurements of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on BCB's total expenses. Interest rates have a more significant impact on BCB's financial performance than the effect of general inflation. Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

CHANGE IN INDEPENDENT AUDITORS

         KPMG Peat Marwick LLP ("KPMG") served as the independent auditors for BCB for the fiscal years ending December 31, 1995 and 1994. Effective April 17, 1996, BCB terminated KPMG's engagement and engaged Shatswell, MacLeod & Company, P.C., as BCB's independent auditing firm. BCB's decision to change auditors was approved by the BCB Board and the Audit Committee.

         In connection with the audit of BCB's financial statements as of and for the years ended December 31, 1995 and 1994, and for the period from January 1, 1996 through April 17, 1997, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with its report to the subject matter of the disagreement. KPMG's report on BCB's financial statements as of and for the years ended December 31, 1995 and 1994, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PEMI

         The following table sets forth selected historical consolidated financial information of PEMI for the three month periods ended March 31, 1997 and 1996, and for each of the years in the five-year period ended December 31, 1996. Such data has been derived from the unaudited consolidated financial statements (including related notes thereto) of PEMI for the three months ended March 31, 1997 and 1996, and the audited consolidated financial statements (including related notes thereto) of PEMI for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. All adjustments in the unaudited interim periods are of a normal and recurring nature, which in the opinion of management are necessary for a fair presentation of the results for the interim periods presented.

                                      At or For the Three
                                     Months Ended March 31,             At or For the Year Ended December 31,
                                --------------------------------    --------------------------------------------
                                  1997        1996        1996        1995        1994        1993        1992
                                --------    --------    --------    --------    --------    --------    --------
                                                          (Dollars in thousands except per share data)
Balance Sheet Data:
  Total assets ..............   $128,062    $118,322    $128,979    $117,323    $113,169    $115,450    $112,539
  Interest bearing deposits
  with other banks ..........       --             1        --          --          --          --            99
  Net loans .................     87,849      80,607      87,096      80,087       83,93     181,408      79,819
  Allowance for possible loan
    losses ..................      1,283       1,380       1,306       1,360       1,567       1,730       1,741
  Total non-performing loans       1,385         463         618         542         827         434         911
  Total non-performing assets      1,494         720         672         604       1,050         953       2,270
  Investments in securities .     29,813      29,330      31,252      23,933      19,678      24,187      19,529
  Deposits ..................    103,602      95,039     105,685      96,416      91,766      93,770      97,982
  Borrowings ................      9,891       9,692       8,703       7,492       8,992       9,851       3,139
  Stockholders' equity (1) ..     12,401      11,551      12,214      11,394      10,720      10,243       9,598

Income Statement Data:
  Net interest and
    dividend income .........   $  1,473    $  1,441    $  6,046    $  5,809    $  5,472    $  4,882    $  5,083
  Provision for possible
    loan losses .............         30          36         152         112         120         180         975
  Other income ..............        163         157         673         680         724         684         782
  Other expense .............      1,189       1,126       4,662       4,474       4,373       4,423       4,426
  Net income ................        279         294       1,277       1,275       1,151         832         440

Per Common Share Data:
  Net income (2) ............   $    .40    $    .43    $   1.85    $   1.85    $   1.53    $   1.11    $    .58
  Dividends declared
    per share ...............       --          --           .65         .50         .40         .25         .20
  Book value (1) ............      17.96       16.73       17.69       16.50       14.85       13.62       12.76

Selected Ratios:
  Net yield on interest
    earnings assets .........       5.15%       5.49%       5.39%       5.60%       5.30%       4.94%       5.15%
  Interest rate margin ......       4.44        4.80        4.70        4.97        4.80        4.46        4.62
  Net income as a
    percentage of
  Average assets ............        .22         .25        1.02        1.10        1.00         .74         .39
  Average equity (1) ........       2.26        2.54       10.77       11.46       11.04        8.33        4.58
  Dividend payout ratio .....        N/A         N/A       35.13       27.07       26.13       22.60       34.21
  Operating expenses to
    average assets ..........        .92         .96        3.73        3.88        3.79        3.95        3.93
  Average interest-earning
    assets to average
    interest-bearing
    liabilities .............     120.39      119.11      119.41      118.23      117.17      114.49      112.61
  Efficiency ratio ..........      72.68       70.46       69.39       68.95       70.58       79.46       75.48
  Tier 1 leverage capital
    ratio ...................       9.59       10.19        9.50        9.91        9.39        8.51        8.12
  Tier 1 risk-based capital
    ratio ...................      16.29       16.62       16.08       16.45       14.57       13.83       12.81
  Total risk-based capital
    ratio ...................      17.61       17.87       17.41       17.82       15.97       15.26       14.23

Asset Quality Ratios:
  Non-performing loans to
    total loans .............       1.55%        .56%        .70%        .66%        .96%        .52%       1.11%
  Non-performing assets to
    total assets ............       1.17         .61         .52         .51         .93         .83        2.02
  Allowance for possible
    loan losses to
    non-performing loans ....      92.63      298.06      211.33      250.92      189.48      398.62      191.11
  Allowance for possible
    loan losses as a
    percentage of loans .....       1.44        1.68        1.48        1.66        1.83        2.07        2.13

-------------------
(1) Stockholders' equity as of March 31, 1997 and 1996, and as of December 31, 1996, 1995, 1994, and 1993 has been reduced or increased by the unrealized loss or gain on investment securities "available-for-sale."
(2) Computed using the weighted average number of shares outstanding.

N/A - Not applicable.

             PEMI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis provides information regarding PEMI's financial position as of March 31, 1997 and 1996, and as of December 31, 1996 and 1995, and its results of operations for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995, and 1994. This discussion should be read in conjunction with the preceding "Selected Historical Financial Information of PEMI" and PEMI's Financial Statements and related Notes thereto and other financial data appearing elsewhere in this Proxy Statement/Prospectus. In the opinion of management, unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present PEMI's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year. While management is not aware of the occurrence of any events occurring since March 31, 1997, that would materially affect the information presented below, for information relating to factors that could affect future operating results, see "Risk Factors." Any forward-looking statements included in this Proxy Statement/Prospectus should be considered in light of such factors, as well as the information set forth below.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         For the three months ended March 31, 1997, PEMI reported net income of $279,000, or $.40 per share, a decrease of $.03 per share from net income of $294,000, or $.43 per share, reported for the same period in 1996. Fees and expenses associated with the conversion of PEMI's data processing systems as well as expenses relating to the Merger Agreement were responsible for the decrease in the net income compared to the first quarter of 1996.

         PEMI had total assets of $128.1 million at March 31, 1997. Non-performing loans at March 31, 1997, totaled $1.4 million.

         Interest and Dividend Income. For the quarter ended March 31, 1997, total interest and dividend income amounted to $2.5 million, compared to $2.4 million for the same period in 1996. For the same period, average earnings assets were $119.0 million compared to $108.9 million in the prior year period. Average loans for the quarter ended March 31, 1997, amounted to $87.2 million versus $80.0 million for the quarter ended March 31, 1996. Increases in the level of consumer and commercial business loans accounted for the gain in loan interest income. The average balance of investment securities for the quarter ended March 31, 1997, was $30.8 million versus $26.4 million in the prior year period. The average level of federal funds sold for the quarter ended March 31, 1997, decreased to $978,000 from $2.4 million for the quarter ended March 31, 1996.

         Interest Expense. For the quarter ended March 31, 1997, total interest expense was $1.0 million, an increase of $46,000 from $976,000 reported for the quarter ended March 31, 1996. Average interest bearing deposits for the quarter ended March 31, 1997, were approximately $89.9 million as compared to approximately $83.6 million for the same quarter in the prior year. Average time deposits for the quarter ended March 31, 1997, increased to approximately $46.2 million from approximately $42.5 million for the quarter ended March 31, 1996.

         Noninterest Income. Noninterest income for the quarter ended March 31, 1997, increased $6,000 or 3.8% to $163,000 from $157,000 for the comparable quarter in 1996. This increase is primarily attributable to increases in service charges and fee income.

         Noninterest Expense. Total noninterest expense for the three months ended March 31, 1997, was $1.2 million reflecting an increase of $63,000 from the $1.1 million in the corresponding period in fiscal year 1996. This increase stems primarily from higher personnel costs and increased operating expense.

         Office occupancy and equipment expense amounted to $242,000 for the three months ended March 31, 1997, and represented an increase of $33,000 or 15.8% from the three months ended March 31, 1996. This increase was the result of fees and expenses associated with the data processing conversion.

         Income Tax Expense. For the three months ended March 31, 1997 and 1996, PEMI's effective income tax rate was 32.6%.

         PEMI reported net income for the fiscal year ended December 31, 1996 of $1.3 million and declared dividends amounting to $449,000, or $.65 per share. PNB's capital ratios and reserves are considered to be healthy, the lending staff is seasoned, PNB's traditional, conservative practices will continue, and PNB's facilities are modern, with ample space for any foreseeable growth. As a community bank, PNB's health and profitability is somewhat dependent upon the local economy and other pressures on community banks, such as the increasing costs of regulation and FDIC insurance premiums. PNB's market area is reasonably stable with no business concentrations other than the resort business.

         Net income for the fiscal year ended December 31, 1996 was $1.3 million as compared with $1.3 million for the year ended 1995 and $1.2 million for the year ended 1994. Interest and fees on loans, PEMI's primary source of income, for the year ended December 31, 1996 amounted to $8.3 million, $8.1 million in 1995 and $7.2 million in 1994. This represents an increase of 1.65% from 1995 to 1996. An increase in loan rates is the primary reason for this increase. Total interest expense for the fiscal year ended December 31, 1996 was $4.2 million as compared with $3.7 million for 1995 and $3.1 million for 1994. These increases reflect an increase in short term rates.

         For the fiscal year ending December 31, 1996 other income decreased by $7,000 or 1.0% from December 31, 1995 and decreased $44,000 or 6.1% from December 31, 1994 to December 31, 1995. Other expense in 1996 increased by $188,000 or 4.2% compared to an increase of $101,000 or 2.3% from 1994 to 1995.
An increase in equipment expenses primarily contributed to this result.

ALLOWANCE FOR POSSIBLE LOAN LOSSES AND NON-PERFORMING ASSETS

         At March 31, 1997, PNB's Allowance for Possible Loan Losses ("APLL") amounted to $1.3 million, or 1.4% of total loans, which was $97,000 less than the $1.4 million balance, representing 1.7% of total loans, at March 31, 1996. During the first quarter of 1997, PNB made provisions to the APLL of $30,000 as compared to $36,000 the first quarter of March 1996. Provisions are based on the evaluation by management and the board of directors of current and anticipated economic conditions, changes in character and size of the loan portfolio and other indicators. The balance in the APLL is considered adequate by management and the board to absorb the risk of loss inherent in PNB's loan portfolio.

         As of March 31, 1997, non-performing loans (non-accrual loans and loans past due 90 days or more) totaled $1.4 million, or 1.6% of total loans, an increase of $922,000 as compared to $463,000, or .6%, at March 31, 1996. Most of the increase in non-performing loans is attributable to four separate loan relationships. In two of these instances, the deaths of the borrowers have resulted in a disruption to the scheduled repayment of the loans and the loans are considered to be non-performing. However, based upon the appraised value of the collateral that secures such loans, management has established specific reserves and does not expect PNB to incur additional material losses from these loans when the administration of the estates is completed and the properties sold and/or the loans are repaid. In two other instances, borrowers have experienced personal tragedies which have effected their business and resulted in their commencement of bankruptcy proceedings. In light of the pending bankruptcy proceedings, the loans are considered to be non-performing. However, based upon the appraised values of the collateral which secures such loans and the terms of a purchase and sale agreement with a third party which would substantially protect PNB's interest with regard to the largest of these two credit relationships, management has established specific reserves and does not anticipate that PNB will experience any further material losses in the ultimate resolution of these loans. See Note 4 to PEMI's Consolidated Financial Statements. The largest of these credit relationships, which amounted to approximately one-half of the total increase in non-performing loans, was fully performing through March 31, 1997. However, in early April 1997, upon the commencement of the bankruptcy proceeding, PNB placed the loan on non-accrual status retroactively through the first calendar quarter of 1997.

         Management is concerned regarding the increase in non-performing loans and is working aggressively to obtain repayment of these credits. Management remains optimistic regarding PNB's ability to significantly reduce non-performing loans and does not consider these credits to reflect any economic trend affecting PNB's loan portfolio, market area or customer base generally.

         The ratio of non-performing assets (non-performing loans and OREO) to total assets for March 31, 1997 was 1.2% as compared to .6% for March 31, 1996.

         Net charge-offs totaled $53,000, or .1% of total loans as of March 31, 1997 as compared to $16,000 as of March 31, 1996.

         At December 31, 1996, PNB's Allowance for Possible Loan Losses ("APLL") amounted to $1.3 million, which was $54,000 less than the $1.4 million balance at December 31, 1995. During 1996, PNB made provisions to the APLL of $152,000 for loan losses as compared to $112,000 in 1995. This compares with provisions of $120,000 in 1994. Increased provisions during 1996 reflect the growth of the loan portfolio.

         As of December 31, 1996, non-performing loans (nonaccrual loans and loans past due 90 days or more) totaled $618,000, or .7% of total loans as compared to $542,000 or .7% at December 31, 1995. This represents an increase of $77,000.

         The ratio of APLL to nonaccrual loans for December 31, 1996 was 246.1% as compared to 274.3% for December 31, 1995.

         The ratio of APLL to nonaccrual loans plus loans which are past due ninety (90) days or more for December 31, 1996 was 211.4% as compared to 251.2% for December 31, 1995.

         The ratio of nonperforming assets (non-performing loans and OREO) to total assets for December 31, 1996 was .52% as compared to .51% for December 31, 1995. Nonaccrual loans totaled $531,000 as of December 31, 1996, as compared with $496,000 at December 31, 1995.

         Net charge-offs totaled $206,000 or .23% of total loans as of December 31, 1996 as compared to $319,000 or .39% of total loans as of December 31, 1995.

         PEMI's assets increased to $129.0 million at year end December 31, 1996 as compared to $117.3 million at year end December 31, 1995 and $113.2 million at year end 1994. This represents a 10.0% increase from December 31, 1995. Net loans increased by 8.8% from December 31, 1995 to the period ended December 31, 1996 and deposits increased by 9.6% for the same period.

         The average yield on interest earning assets for 1996, 1995 and 1994 was 9.0%, 9.1% and 8.2%, respectively. For 1996, this represents a 6 basis point decrease in yield on assets. The cost of interest bearing liabilities was 4.3% in 1996, 4.1% in 1995 and 3.4% in 1994. For 1996, this represents a 20 basis point increase in cost of funds.

AVERAGE BALANCES, INTEREST INCOME/EXPENSE, AND AVERAGE YIELD/RATES

         The tables that follow present the average balances, the amount of interest income from earning assets, and the interest paid on interest-bearing liabilities (expressed both in dollars and rates) for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994 (dollars in thousands).

                                       Three Months Ended March 31, 1997        Three Months Ended March 31, 1996
                                       ---------------------------------        ---------------------------------
                                        Average                   Yield/        Average                    Yield/
                                        Balance    Interest(1)     Rate         Balance      Interest(1)    Rate
                                        -------    -----------     ----         -------      -----------    ----
Interest earnings assets:
   Interest bearing deposits.........  $      --     $     --        -- %     $       --      $      --      -- %
   Federal funds sold................        978           12       5.21           2,448             33     5.46
   Taxable investment securities.....     26,293          428       6.60          21,965            349     6.39
   Tax-exempt investment securities..      4,547           94       8.42           4,480             94     8.42
   Loans (net of unearned
     income((2)(3)...................     87,185        2,000       9.30          80,046          1,986     9.98
                                       ---------     --------                 ----------      ---------
       Total interest earning assets.    119,003        2,534       8.64         108,939          2,462     9.09
                                                     --------                                 ---------
   Non-interest earning assets.......      9,665                                   8,871
                                       ---------                              ----------
       Total assets..................  $ 128,668                              $  117,810
                                       =========                              ==========

Interest bearing liabilities:

   NOW and money market accounts.....  $  27,164     $    136       2.03      $   27,446      $     145     2.60
   Savings deposits..................     16,403          102       2.52          13,718             89     5.98
   Time deposits $100,000 and over...      5,490           76       5.65           5,205             77     5.93
   Other time deposits...............     40,742          571       5.68          37,277            550     5.89
   Short-term borrowings.............      3,837           58       6.11           7,321            107     6.13
   Long-term borrowings..............      5,210           79       6.16             491              8     4.29
                                       ---------     --------                 ----------      ---------
       Total interest bearing
         liabilities.................     98,846        1,022       4.20          91,458            976     4.27
                                       ---------     --------                 ----------      ---------

Non-interest bearing liabilities:

   Demand deposits...................     15,389                                  12,863
   Other.............................      2,101                                   1,901
                                       ---------                              ----------
   Total non-interest bearing
     liabilities.....................     17,490                                  14,764
                                       ---------                              ----------
   Stockholders' equity..............     12,332                                  11,588
                                       ---------                              ----------
   Total liabilities and stockholders'
     equity..........................  $ 128,668                              $  117,810
                                       =========                              ==========

Net interest income/interest
   rate margin.......................                $  1,512      4.44%                      $   1,486    4.82%
                                                     ========                                 =========

Earning balance/net yield on
   interest earning assets...........  $  20,157                   5.08%      $   17,481                   5.46%
                                       =========                              ==========
-------------
(1)      Tax effect  increases in interest  income on municipal  loans and securities  were $39,000 and $45,000 for three months ended March 31, 1997 and 1996, respectively.
         The federal tax rate of 34% was used for the three months ended March 31, 1997 and 1996.
(2)      Included in  interest on loans are loan fees which  totaled  $36,000  and $66,000 for three  months  ended
         March 31, 1997 and 1996, respectively.
(3)      Includes nonaccruing loan balances and interest received on such loans.

                                Period Ended December 31, 1996     Period Ended December 31, 1995     Period Ended December 31, 1994
                               -----------------------------------------------------------------------------------------------------
                                  Average                Yield/     Average                Yield/     Average                Yield/
                                  Balance    Interest(1)  Rate      Balance    Interest(1)  Rate      Balance     Interest(1) Rate
                                  -------    -----------  ----      -------    -----------  ----      -------     ----------------
Interest earnings assets:
  Interest bearing deposits.... $      --    $     --      --%    $       12   $      1   5.95%     $      23      $    1      3.69%
  Federal funds sold...........     1,385          77    5.53%         2,263        127   5.63            922          34      3.71
  Taxable investment securities    25,156       1,617    6.43         17,261      1,094   6.34         18,954       1,139      6.01
  Tax-exempt investment
    securities ................     4,538         378    8.33          2,558        239   9.35          2,558         243      9.49
  Loans (net of unearned
    income((2)(3)..............    84,284       8,306    9.85         84,357      8,190   9.71         83,667       7,255      8.67
                                ---------    --------             ----------   --------             ---------      ------
      Total interest earning
       assets .................   115,363      10,378    9.00%       106,451      9,651   9.07%       106,124       8,672      8.17%
  Non-interest earning assets..     9,495                              8,970                           9,266
                                ---------                         ----------                        ---------
      Total assets............. $ 124,858                         $  115,421                        $ 115,390
                                =========                         ==========                        =========

Interest bearing liabilities:

  Now and Money Market......... $  27,793         587    2.11     $   28,301        626   2.21      $  32,797         712      2.17
  Savings deposit..............    15,338         394    2.57         13,677        366   2.67         14,670         362      2.47
  Time $100,000 and over.......     5,192         309    5.95          4,168        235   5.63          3,979         183      4.60
  Other time...................    39,439       2,342    5.94         33,678      1,852   5.50         30,557       1,371      4.49
  Short-term borrowings........     7,500         437    5.82          7,202        451   6.27            962          48      4.92
  Long-term borrowings.........     1,348          85    6.31          3,015        163   5.39          7,605         376      4.95
                                ---------    --------             ----------   --------             ---------      ------
    Total interest bearing
      liabilities..............    96,610       4,154    4.30%        90,041      3,693   4.10%        90,570       3,052     3.37%
                                ---------    --------             ----------   --------             ---------      ------
Non-interest bearing
  liabilities:

  Demand deposits..............    14,366                             12,665                           12,891
  Other........................     2,024                              1,591                            1,501
                                ---------                         ----------                        ---------
  Total non-interest bearing
    liabilities................    16,390                             14,256                           14,392
                                ---------                         ----------                        ---------
  Stockholders' equity.........    11,858                             11,124                           10,428
                                ---------                         ----------                        ---------
  Total liabilities and
    stockholders' equity....... $ 124,858                         $  115,421                        $ 115,390
                                =========                         ==========                        =========

Net interest income/interest
  rate margin..................              $  6,224    4.70%                 $  5,958   4.97%     $   5,620                  4.80%
                                             ========    ====                  ========   ====      =========                  ====

Earning balance/net yield on
  interest earning assets...... $  18,753                5.39%    $   16,410              5.60%     $  15,554                  5.30%
                                =========                ====     ==========              ====      =========                  ====

--------------
(1) Tax effect increases in interest income on municipal loans and 9 securities were $178,000 for 1996, $148,000 for 1995 and
    $147,000 for 1994. The federal tax rate of 34% was used for the years ended December 31, 1996, 1995 and 1994.
(2) Included in interest on loans are loan fees which totaled $320,000 for 1996, $199,000 for 1995 and $203,000 for 1994.
(3) Includes nonaccruing loan balances and interest received on such loans.

LIQUIDITY AND CAPITAL RESOURCES

         Banking institutions measure liquidity as the ability to meet unexpected deposit withdrawals of a short-term nature and to meet increased loan demand. It is management's objective to ensure a continuous ability to meet cash needs as they arise. As of December 31, 1996 PNB's liquidity ratio stood at 14.1% as compared to 11.6% at December 31, 1995. With available FHLB Advances included, these ratios become 32.8% and 35.5%, respectively.

         The liquidity ratio is determined by the use of PNB's Basic Surplus Model which represents a static analysis of the relationship between liquid assets and short-term liabilities which are vulnerable to non-replacement under abnormally stringent conditions. This controlled level of liquidity reflects the efforts of PNB to redeploy its assets into loans to respond to the credit needs of the community and hopefully improve PNB's return on assets. Management believes PNB's liquidity to be adequate to meet the needs of PNB.

         Liquidity is measured by PNB's ability to raise cash when needed at a reasonable cost and with a minimum of loss. PNB must be capable of meeting all obligations to customers at any time and, therefore, the active management of liquidity is important.

         Given the uncertain nature of customers' demands as well as PNB's desire to take advantage of earnings enhancement opportunities, PNB must have available adequate sources of on and off balance sheet funds that can be acquired in time of need. Accordingly, in addition to the liquidity provided by balance sheet cash flows, liquidity must be supplemented with alternative sources such as Fed Funds and Lines of Credit, FHLB Advances, and wholesale and retail repurchase agreements.

         Accordingly, when making investments and loans, their marketability and collateral value must be considered. When the necessity for pledging arises, the least marketable should generally be used.

         Two methods of measuring liquidity are generally utilized. The first is a static analysis of the relationship between liquid assets and short-term liabilities which are vulnerable to non-replacement under abnormally stringent conditions. The second measure of liquidity operationalizes the static analysis. It is a cash-flow forecast expressed in terms of the relationship between identified funding needs and the estimated level of cash in flows over a 90-day horizon. Monitoring and managing both liquidity measurements is important in developing prudent and effective deposit pricing and investment strategies.

         The equity capital of PEMI as of March 31, 1997, amounted to $12.4 million, or 9.7% of total assets, as compared to $11.6 million, or 9.8% of total assets as of March 31, 1996. The equity capital of PEMI as of December 31, 1996 amounted to $12.2 million. This represents a 7.2% increase over the equity capital at December 31, 1995. The increase is attributable to a 9.3% increase in retained earnings. Equity capital as a percent of total assets amounted to 9.5% as of December 31, 1996, a decrease of approximately .24% from year end 1995 of 9.7%.

         PEMI and PNB are required to maintain capital levels consistent with the "risk-based capital guidelines" adopted by the OCC and the Federal Reserve Board. The OCC's capital guidelines require a ratio of Total Capital (consisting of capital, surplus and the allowance for possible loan losses up to 1.25% of risk weighted assets), to be equal to at least 8.0%. Additionally, PNB must maintain Tier 1 capital (which under the regulations, consists of common stockholders' equity, noncumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries) in amounts not less than 4.00% of adjusted total assets (or 100 to 200 basis points higher in the case of banks that do not receive the best composite ratings). At March 31, 1997, the actual Risk Based Capital of PNB was 16.2% for Tier 1 and 17.6% for Total Capital and the Leverage Ratio was 9.6%. At December 31, 1996, the actual Risk Based Capital of PNB was 16.0% for Tier 1 and 17.4% for Total Capital and the Leverage Ratio was 9.5%. In each case, this substantially exceeded current applicable and any known future minimum regulatory requirements.

EFFECTS OF INFLATION

         Inflation affects the growth of total assets by increasing the level of loan demand and creating the need to increase equity capital at higher than normal rates in order to maintain an appropriate ratio of equity to assets. Interest rates in particular are significantly affected by inflation. In addition to its effects on interest rates, inflation directly affects PEMI by increasing PEMI's cost of funds and operating expenses.

RATE VOLUME ANALYSIS

         The following table presents the changes in interest income and interest expense for the three months ended March 31, 1997 as compared to the three months ended March 31, 1996 (dollars in thousands). The changes indicated are attributable to a change in interest rates and the change in the volume of earning assets and interest-bearing liabilities as well as the change attributable to a change in interest rates and the change in the volume of earning assets and interest-bearing liabilities as well as the change attributable to both volume and rate. The combined effect of changes in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and the change due to rate.

                                                                               March 31,
                                                                       1997 as compared to 1996
                                                                Increase (decrease) due to change in
                                                             ------------------------------------------
                                                              Volume             Rate            Total
                                                              ------             ----            -----
Interest and dividend income:
   Interest bearing deposits.......................          $     --         $     --          $     --
   Federal funds sold..............................               (19)              (2)              (21)
   Taxable investment securities...................                68               11                79
   Loans (net of unearned income)..................                58              (44)               14
                                                             --------         --------          --------

      Total interest and dividend income...........               107              (35)               72
                                                             --------         --------          --------

Interest and dividend expense:
   Now and money market............................                (2)              (8)              (10)
   Regular savings.................................                16               (3)               13
   Time deposits, $100,000 and over................                66              (67)               (1)
   Other time......................................                38              (17)               21
   Short-term borrowings...........................               (54)               5               (49)
   Long-term borrowings............................                72               --                72
                                                             --------         --------          --------

      Total interest and dividend expense..........               136              (90)               46
                                                             --------         --------          --------

Net interest income................................          $    (29)        $     55          $     26
                                                             ========         ========          ========

                                                 December 31,                            December 31,
                                           1996 as compared to 1995                1995 as compared to 1994
                                     Increase (decrease) due to change in   Increase (decrease) due to a change in
                                     ------------------------------------   --------------------------------------
                                         Volume       Rate          Total        Volume        Rate         Total
                                         ------       ----          -----        ------        ----         -----
Interest and dividend income:
   Interest bearing deposits...........    $   (1)    $   --      $    (1)      $   --        $   --      $   --
   Federal funds sold..................       (49)        (2)         (51)          69            24          93
   Taxable investment securities.......        507        16          523         (105)           60         (45)
   Tax-exempt investment securities....        168       (29)         139           (1)           (2)         (3)
   Loans (net of earned income)........        (7)       123          116           60           875         935
                                           -------    ------      -------       ------        ------      ------
      Total interest and dividend
        income.........................        618       108         726            23           957         980
                                           -------    ------      -------       ------        ------      ------

Interest and dividend expense:
   Now and money market................        (11)      (28)         (39)         (99)           13         (86)
   Regular savings.....................         43       (15)          28          (25)           29           4
   Time deposits, $100,000 and over....         60        14           74            9            43          52
   Other time..........................        334       156          490          150           331         481
   Short-term borrowings...............         18       (33)         (15)         388            16         404
   Long-term borrowings................       (102)       24          (78)        (245)           31        (214)
                                           -------    ------      -------       ------        ------      ------
      Total interest and dividend
         expense.......................        342       118          460          178           463         641
                                           -------    ------      -------       ------        ------      ------
Net interest income....................    $   276    $  (10)     $   266       $ (155)       $  494      $  339
                                           =======    ======      =======       ======        ======      ======

INTEREST RATE SENSITIVITY ANALYSIS

         The following discussion of Interest Rate Sensitivity Analysis should be read in conjunction with the GAP Table set forth following the discussion which reflects how the timing and repricing of assets and liabilities would impact liquidity and interest rate spread.

         PNB's rate sensitivity analysis format is divided into four (4) sections. The first section details information concerning various maturities of rate sensitive assets. The second section identifies rate sensitive liabilities. The third section identifies interval GAPS and the fourth, cumulative GAP analysis.

         Rate sensitive assets can be divided into two component parts:
Investments in Securities and Loans. Investments have various maturities, are normally fixed rates, and when they mature, the proceeds are available for reinvestment. As these securities approach maturity, it is important for the investment officer to be aware of the rate on the maturing investment, current rates available on similar investments and liquidity requirements of PNB. As the securities mature, the proceeds will be invested in rates higher or lower than the maturing security, thus affecting the rate of return.

         The final section of rate sensitive assets consists of commercial loans, real estate loans and consumer loans. Commercial loans are comprised of both maturing loans that will be paid off, and loans that mature but will in all likelihood be rewritten. Real estate loans are comprised of those loans whose rates will be repriced at maturity and consumer loans are those that will be repriced and paid in full at maturity.

         Rate Sensitive Liabilities are primarily time deposits. As the savings instruments reach maturity, PNB, in order to retain the deposits, will need to offer competitive rates or be faced with disintermediation. Falling rates indicate it may cost PNB less to retain these funds, thus increasing profits. Conversely, rising rates may adversely affect profits.

         The section on interval GAPS indicate the difference between Rate Sensitive Assets and Rate Sensitive Liabilities at different maturity intervals. It is a snapshot of the GAPS at specific time periods. The ratios measure a tolerance range for various time periods.

         The final section on Cumulative GAPS measure the overall GAP position at different time periods.

         In analyzing PNB's GAP, several general principles should be considered. First, in a more risky interest rate environment, you would expect a smaller GAP tolerance range associated with a given appetite for interest rate risk. Conversely, the greater the tolerance range, the greater the expected return and risk.

         The GAPS at time intervals indicate the timing of the effect of interest rate changes on income. The Cumulative GAP indicates the overall magnitude and direction of rate risk exposure.

         The GAP measures interest rates risk exposure, not liquidity of funding risk.

         It may be less costly to adjust the GAP in a negative direction than in a positive direction because capital losses may be generated if the maturity of the investment portfolio is shortened to move the GAP in a positive direction. However, the greater PNB's ability to replace short-term liabilities with long-term liabilities, the easier it is to adjust the GAP in a positive direction.

         Prudent adjustment of the GAP to capitalize on expected interest rate trends will usually result in a negative impact on short term earnings. For example, if rates are expected to rise by more than the consensus rate forecast, a somewhat positive GAP is appropriate.

         Generally, the smaller the GAP, the smaller the fluctuation in the net interest margin resulting from changes in levels of interest rates.

         If Risk Sensitivity Analysis indicated that PNB was Asset Sensitive (meaning that it had more rate sensitive assets than rate sensitive liabilities), then rising rates will have a positive impact on earnings; however, falling rates will negatively affect earnings.

         Should the analysis indicate liability sensitivity, then rising rates will tend to reduce earnings and falling rates will tend to have a positive impact on earnings.

         PNB's primary tool in managing Interest Rate Risk will be asset/liability funding matrix reports. Income simulation will be utilized to quantify the potential impact on earnings of changes in interest rates. A standard gap report will also be utilized to provide supporting detailed information. Management has monitored deposit runoff in both rising and falling rate environments, and based upon this analysis, has developed simulation models of interest rate risk as well as liquidity cash flows that reflect the results of assumptions.

         The following table sets forth PEMI's rate sensitivity analysis as of March 31, 1997, and as of December 31, 1996 (dollars in thousands):

                                                                   March 31, 1997
                                     ---------------------------------------------------------------------------
                                       0-3        3 months       6 months     1 year to     Over 5
                                     Months      to 6 months     to 1 year     5 years       years         Total
                                     ---------------------------------------------------------------------------
Interest earning assets:
    Loans                          $  17,362     $   8,701    $   21,756   $    23,023   $   18,391     $   89,233
    FHLB/FRB Bank stock                  740            --            --           --            80            820
    Available-for-sale
      securities*                        427           170           472         1,935       14,570         17,574
    Held-to-maturity
      securities*                        963           162         1,329         2,819        6,331         11,604
                                   ---------     ---------    ----------   -----------   ----------     ----------
        Total interest-
          earning assets           $  19,492     $   9,033    $   23,557   $    27,777   $   39,372     $  119,231
                                   =========     =========    ==========   ===========   ==========     ==========

Interest bearing
  liabilities:
    Time CD's $100,000 and
      over                         $   1,350     $     946    $    1,441   $     1,712   $       --     $    5,449
    Other time deposits                7,468         6,623        15,396        10,855           --         40,342
    Money market accounts             12,265            --            --            --           --         12,265
    Regular savings                       --            --         4,490            --       12,141         16,631
    NOW accounts                         143            --            --            --       14,201         14,344
    FHLB advances                      4,400           196         2,041         3,254           --          9,891
                                   ---------     ---------    ----------   -----------   ----------     ----------
        Total interest-
           bearing liabilities     $  25,626     $   7.765    $   23,368   $    15,821   $   26,342     $   98,922
                                   =========     =========    ==========   ===========   ==========     ==========

Period sensitivity gap             $  (6,134)    $   1,268    $      189   $    11,956   $   13,030     $   20,309
                                   =========     =========    ==========   ===========   ==========     ==========
Cumulative sensitivity gap         $  (6,134)    $  (4,866)   $   (4,677)  $     7,279   $   20,309
                                   =========     =========    ==========   ===========   ==========
Period sensitivity gap
    as a percentage of
    interest earning assets             (5.1)%         1.1%           .2%         10.0%        10.9%
Cumulative sensitivity
    gap as a percentage
    of interest earning
    assets                              (5.1)%        (4.1)%        (3.9)%         6.1%        17.0%

------------------
* Amortized cost

                                                                 December 31, 1996
                                     ---------------------------------------------------------------------------
                                       0-3        3 months       6 months     1 year to     Over 5
                                     Months      to 6 months     to 1 year     5 years       years         Total
                                     ------      -----------     ---------     -------       -----         -----
Interest earning assets:
    Loans                          $  18,951     $   8,528    $   15,326   $    27,692   $   17,619     $   88,116
    FHLB/FRB Bank stock                  740            --            --           --            80            820
    Available-for-sale
      securities*                        501            --           170         2,705       15,116         18,492
    Held-to-maturity
      securities*                         --           500           300         2,356        8,819         11,975
                                   ---------     ---------    ----------   -----------   ----------     ----------
        Total interest-
          earning assets           $  20,192     $   9,028    $   15,796   $    32,753   $   41,634     $  119,403
                                   =========     =========    ==========   ===========   ==========     ==========

Interest bearing
  liabilities:
    Time CD's $100,000 and
      over                         $   1,467     $   1,019    $      501   $     2,405   $       --     $    5,392
    Other time deposits                9,924         5,945        10,770        13,962           35         40,636
    Money market accounts             13,493            --            --            --           --         13,493
    Regular savings                       --            --         4,227            --       11,412         15,639
    NOW accounts                         128            --            --            --       14,281         14,409
    FHLB advances                      1,211         3,500           197         3,795           --          8,703
                                   ---------     ---------    ----------   -----------   ----------     ----------
        Total interest-
           bearing liabilities     $  26,223     $  10,464    $   15,695   $    20,162   $   25,728     $   98,272
                                   =========     =========    ==========   ===========   ==========     ==========

Period sensitivity gap             $  (6,031)    $  (1,436)   $      101   $    12,591   $   15,906     $   21,131
                                   =========     =========    ==========   ===========   ==========     ==========
Cumulative sensitivity gap         $  (6,031)    $  (7,467)   $   (7,366)  $     5,225   $   21,131
                                   =========     =========    ==========   ===========   ==========
Period sensitivity gap
    as a percentage of
    interest earning assets             (5.1)%        (1.2)%          .1%         10.5%        13.3%
Cumulative sensitivity
    gap as a percentage
    of interest earning
    assets                              (5.1)%        (6.3)%        (6.2)%         4.4%        17.7%

-----------------
*  Amortized cost

                                BUSINESS OF BCB

GENERAL

         BCB was organized and chartered as a national bank in 1891 under the name "Berlin National Bank." In December 1971, The Berlin City National Bank entered into a Plan of Reorganization with the City Savings Bank. Effective May 1, 1974, BCB converted its national charter to a state charter under the laws of the state of New Hampshire and changed its name to The Berlin City Bank. In September 1981, BCB purchased the net assets of The People's National Bank of Groveton, New Hampshire. In July 1994, BCB purchased from the Resolution Trust Corporation the three northern branches of HomeBank located in the New Hampshire city of Berlin and the towns of Gorham and North Conway.

         BCB provides customary commercial banking services from its seven banking offices. BCB's business has traditionally consisted of attracting savings, time, demand, NOW, and money market deposit accounts and using those deposit accounts, together with borrowings and other funds, to purchase and originate residential and commercial real estate mortgages, and commercial, construction, and line of credit loans. BCB also offers a variety of branch services, including travelers checks, safe deposit boxes, credit card accounts, overdraft lines of credit, and wire transfer services. BCB has seven automatic teller machines to allow customers limited banking services on a 24-hour basis. BCB's income is derived principally from interest and dividends earned on loans and investments and its primary expenses arise from interest paid on deposits and borrowings and overhead expenses incurred in its operations.

         Deposits maintained with BCB are insured by the Bank Insurance Fund of the FDIC up to FDIC limits (generally $100,000 per depositor). As a New Hampshire-chartered commercial bank, BCB is subject to regulation, examination, and supervision by the New Hampshire Banking Commissioner, the FDIC, and the Federal Reserve Board. The regulations promulgated by these authorities govern certain of the operations of BCB, including the levels of capital it must maintain, its ability to pay dividends, the nature and amount of loans that it can originate and the rate of interest that it can charge thereon, its investment policies, and other activities.

MARKET AREA AND COMPETITION

         BCB's primary service area includes the New Hampshire communities of Berlin, Gorham, Conway, Groveton, and Littleton. The larger area of Coos County, the northern portion of Carroll County (including the New Hampshire towns of Jackson and Chatham), and the northern section of Grafton County (including the New Hampshire towns of Franconia and Whitefield) are considered a secondary service area. At December 31, 1996, these areas had a total of approximately $795 million in deposits in commercial banks and savings institutions (5.7% of the total of approximately $14 billion of deposits in New Hampshire).

         BCB faces substantial competition in its market area from local commercial banks, savings banks, credit unions, and financial services affiliates of bank holding companies, and BCB anticipates continued strong competition from such financial institutions in the foreseeable future. Within BCB's market areas are branches of several commercial banks and savings associations that are substantially larger and that have more extensive operations than does BCB. In addition, many financial institutions based in New Hampshire have recently been acquired by larger institutions based in other parts of the state or based out of state. BCB's goal is to compete for savings and other deposits by offering depositors a higher level of personal service and local area expertise, together with a wide range of financial services offered at competitive rates.

         The competition in originating real estate and other loans comes principally from commercial banks, mortgage banking companies, and other savings associations. BCB competes for loan originations primarily through the interest rates and loan fees it charges, the types of loans it offers, and the efficiency and quality of services it provides. While BCB has been, and intends to continue to be, primarily a residential lender, BCB also emphasizes commercial real estate, construction, and commercial lending. Factors that effect competition in lending include general and local economic conditions, current interest rates, and volatility of the mortgage markets. As with its deposit products, BCB's strategy is to promote its greater level of personal service and community knowledge and to position itself as a small- to middle-market lender to businesses left under served by larger institutions.

         Management's strategy has included and continues to include evaluation of market needs and offering products to meet those needs. BCB will continue to offer products and services that will allow it to control the growth of its assets and liabilities. These new products and services will allow BCB to continue to position itself to customers as a community bank.

LENDING ACTIVITIES

         General. BCB conducts its lending activities principally in New Hampshire and focuses on purchasing and originating single family residential loans, commercial real estate loans, including loans on resorts and motels, vacation condominium loans, time share loans, commercial loans, and a variety of consumer loans. In addition, BCB originates loans for the construction of residential homes, vacation condominiums, commercial real estate properties, and for land development. Most loans originated by BCB are secured by real estate collateral. The ability and willingness of the single family residential, vacation condominium, and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within such borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial, and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in such borrowers' geographic areas and the general economy.

         Loan Portfolio. BCB's loan portfolio primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family residential and commercial real estate. As of March 31, 1997, BCB's loan portfolio totaled $158.7 million, or 65.2%, of assets, of which $92.7 million, or 58.4%, consisted of one-to-four family residential mortgages and $35.5 million, or 22.4%, consisted of commercial real estate loans. BCB's loan portfolio also consisted of $10.5 million of commercial loans (6.6% of total loans) and $9.2 million of consumer loans (5.8% of total loans).

         The following table sets forth information with respect to the composition of BCB's loan portfolio, excluding loans held for sale, as of March 31, 1997, and December 31, 1996, 1995, and 1994 (dollars in thousands):

                                             March 31,                               December 31,
                                             --------                  -----------------------------------------
                                               1997                    1996              1995               1994
                                               ----                    ----              ----               ----
Real estate:
   Residential                              $ 92,675                $ 92,604           $ 89,814           $ 91,580
   Commercial                                 35,499                  31,692             25,890             19,771
   Construction                                2,630                   1,447                 --                 --
Commercial                                    10,501                   9,671              8,256              8,189
Line of credit                                 3,866                   3,872              3,664              3,662
Installment                                    9,168                   8,727              5,881              4,581
Collateral                                     2,347                   2,566              2,571              2,509
Other                                          1,992                   2,008              1,207              3,143
                                            --------                --------           --------           --------
   Total loans                               158,678                 152,587            137,283            133,435

Less: Unearned income                           (569)                   (606)              (752)              (885)
      Allowance for
        possible loan losses                  (2,618)                 (2,635)            (2,506)            (2,115)
                                            --------                --------           --------           --------

Loans, net                                  $155,491                $149,346           $134,025           $130,435
                                            ========                ========           ========           ========

         The following table represents the maturity distribution of BCB's commercial real estate, line of credit, and commercial loans at March 31, 1997 (dollars in thousands):

                                                                   Percent of
                                               Amount                Total
                                               ------                -----

         Within one year                       $ 1,372                 2.75%
         One to five years                       8,419                16.88
         Over five years                        40,075                80.37
                                               -------               ------
                                               $49,866               100.00%
                                               =======               ======

         BCB's commercial real estate, line of credit, and commercial loans due after one year at March 31, 1997, were comprised of the following (dollars in thousands):

                                               Amount
                                               ------

         Fixed interest rate                   $ 3,950
         Adjustable interest rate               44,544
                                               -------
                                               $48,494
                                               =======


         Residential Mortgage Loan Originations and Purchases. BCB's primary lending activities involve originating and purchasing loans secured by first mortgages on real estate improved with single-family dwellings. BCB's residential real estate mortgages, whether originated or purchased, carry fixed or adjustable rates and are generally repayable over 15 or 30 years. Residential loans typically remain outstanding for shorter periods than their contractual maturities because borrowers prepay the loans in full upon sale of the mortgaged property or upon refinancing of the original loan.

         BCB's adjustable-rate mortgage loans generally have interest rates that adjust annually at a margin over the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year published by the Federal Reserve or the FHLB cost-of-funds index published by the FHLB. The maximum adjustment above or below the initial interest rate on BCB's adjustable-rate mortgage loans is generally 1% or 2% annually and 5% or 6% over the life of the loan. BCB sometimes purchases or originates loans with "teaser" rates that are below market rates during an initial period after the loan is originated. For loans with teaser rates, the borrower's ability to repay is determined upon fully indexed rates.

         Applicable regulations permit BCB to lend up to 100% of the appraised value of the real property securing a loan ("loan-to-value ratio"). BCB, however, generally does not originate or purchase loans with loan-to-value ratios that exceed 80% at origination. When terms are favorable, BCB will originate or purchase single-family mortgage loans with loan-to value ratios between 80% and 95%. In most of these cases, BCB will, as a matter of policy, require the borrower to obtain private mortgage insurance that insures that portion of the loan exceeding the 80% loan-to-value ratio, thereby reducing the risk to no more than 80% of appraised value.

         In determining whether to originate or purchase a residential mortgage loan, BCB reviews information concerning the income, financial condition, employment, and credit history of the applicant in order to assess the applicant's ability to repay the loan. In addition, BCB examines the adequacy of proposed collateral by obtaining independent third party appraisals of the property securing an originated loan or reviewing the appraisal obtained by the loan seller or originator and arranging for an updated appraisal with respect to a purchased loan. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law. BCB also requires that a survey be conducted and title insurance be obtained, insuring the priority of its mortgage lien.

         All loans are reviewed by BCB's underwriters to ensure that its guidelines are met or that waivers are obtained in limited situations where offsetting factors exist. With regard to loan purchases, a legal review of every loan file is conducted to determine the adequacy of the legal documentation. BCB receives various representations and warranties from the sellers of the loans regarding the quality and characteristics of the loans, and generally reserves the right to reject particular loans from a loan package being purchased that do not meet its underwriting criteria

         BCB has adopted written, non-discriminatory underwriting standards for use in the underwriting and review of every loan considered for origination or purchase. These underwriting standards are reviewed and approved annually by BCB's Board of Directors. BCB's underwriting standards for residential mortgage loans generally conform to standards established by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

         Commercial Real Estate Lending. BCB originates and purchases multi-family and commercial real estate loans. Through its commercial real estate lending, BCB seeks to develop long-term relationships with select businesses, real estate borrowers, and professionals. BCB's commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, warehouses, retail stores, and other properties, which are located in BCB's primary market area. Commercial real estate loans generally are originated in amounts up to 80% of the appraised value of the property securing the loan. In determining whether to originate or purchase multi-family or commercial real estate loans, BCB also considers such factors as the financial condition of the borrower and the debt service coverage of the property. A substantial majority of BCB's commercial real estate loans carry adjustable interest rates and are for terms of over five years.

         Appraisals on properties securing commercial real estate loans originated by BCB are performed at the time the loan is made by an independent appraiser. In addition, BCB's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references, and income projections for the property, as well as a personal guarantee.

         While BCB's commercial real estate lending activities enable it to earn interest at rates higher than those generally available from one-to-four-family residential lending, such loans are generally larger and involve a greater degree of risk. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to a greater extent than residential loans to adverse conditions in the real estate market or the economy. If the cash flow from a project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. In addition, adjustable-rate commercial real estate loans are subject to increased risk of delinquency or default as interest rates increase. BCB attempts to minimize these risks through its underwriting standards.

         Real Estate Construction Lending. BCB makes real estate construction loans to individuals for the construction of their residences, as well as to builders and real estate developers for the construction of one-to-four-family residences and commercial and multi-family real estate. Such residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. BCB's construction loans typically have terms of up to six months at which time they convert to permanent one-to-four-family loans. During the construction phase, the borrower pays interest only. Generally, the maximum loan-to-value ratio of owner-occupied, single-family construction loans is 80%.

         Commercial Business Lending. In its commercial business loan underwriting, BCB evaluates the value of the collateral securing the loan and assesses the borrower's creditworthiness and ability to repay. While commercial business loans generally are made for shorter terms and at higher yields than one-to-four-family residential loans, such loans generally involve a higher level of risk because the risk of borrower default is greater and the collateral may be more difficult to liquidate and more likely to decline in value.

ASSET QUALITY

         BCB, like all financial institutions, is exposed to certain credit risks related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management of BCB closely monitors BCB's loan and investment portfolios and BCB's real estate owned for potential problems on a periodic basis and reports to the BCB Board at regularly scheduled meetings.

         Non-Performing Loans. BCB's policy is to discontinue the accrual of interest on loans when in management's judgment the payment of principal or interest is considered to be in doubt. This will generally occur when a loan has become 90 days past due, unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed by a charge to interest income. See Note 1 to the BCB Financial Statements. BCB had no loans 90 days or more past due and still accruing interest at March 31, 1997, or at December 31, 1996, 1995, and 1994.

         BCB had loans on non-accrual totaling $2.5 million at March 31, 1997, and $2.3 million, $2.6 million, and $2.3 million at December 31, 1996, 1995, and 1994, respectively. Interest income not recognized on such loans amounted to $22,000 for the period ending March 31, 1997, and $71,000, $213,000, and
$207,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Prior to cessation of accrual, BCB recognized interest income in the amount of $1,000 for the period ending March 31, 1997, and in the amounts of $76,000, $79,000, and $155,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

         At March 31, 1997 BCB had internally classified certain loans totaling $691,000. Such loans represent a higher degree of risk and could become non-performing loans in the future. While still on a performing status, in accordance with BCB's credit policy, loans are internally classified when a review indicates any of the following conditions making the likelihood of collection highly questionable: the financial condition of the borrower is unsatisfactory, the repayment terms have not been met, the borrower has sustained losses that are sizable either in absolute terms or relative to net worth, confidence is diminished, loan covenants have been violated, collateral is inadequate, or other unfavorable factors are present.

         BCB had restructured troubled debt totaling $1.4 million at March 31, 1997, and $1.4 million, $1.4 million, and $1.2 million at December 31, 1996, 1995, and 1994, respectively. All restructured troubled debt was performing under the restructured terms at March 31, 1997. Foregone interest on restructured debt totaled $9,000 for the period ending March 31, 1997, and $38,000, $46,000, and $25,000 for the years ended December 31, 1996, 1995, and
1994, respectively.

         Real Estate Owned. Real estate acquired by foreclosure is comprised of properties acquired either through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, and for which BCB has taken physical possession. BCB classifies loans as in-substance repossessed or foreclosed if BCB receives physical possession of the debtor's assets, regardless of whether or not foreclosure proceedings take place.

         Both in-substance foreclosures and real estate formally acquired in settlement of loans are initially recorded at the lower of amortized cost or fair value. Subsequent to foreclosure or classification as in-substance foreclosure, such assets are carried at the lower of amortized cost or fair value less estimated costs to sell. Gains and losses upon disposition are reflected in operations as realized. Holding and maintenance costs related to properties are recorded as expenses in the period incurred. Deficiencies resulting from valuation adjustments to real estate owned subsequent to acquisition are recognized as a valuation allowance. Subsequent increases related to the valuation of real estate owned are reflected as a reduction in the valuation allowance, but not below zero. Increases and decreases in the valuation allowance are charged or credited to income, respectively.

         At March 31, 1997, BCB had acquired by foreclosure or through in-substance repossession real estate worth $246,000, including condominiums worth $46,000 and residential homes worth $200,000.

         Allowance for Possible Loan Losses. Certain of BCB's loan customers ultimately do not make all of their contractually scheduled payments, requiring BCB to charge off the remaining principal balance due. BCB maintains an allowance for possible loan losses to absorb such losses. Management determines the level of BCB's allowance based on its analysis of certain factors, including the risk characteristics of its loan portfolio, trends in loan delinquencies, and an assessment of existing economic conditions. To fund this allowance, a direct charge to earnings is recorded through the provision for possible loan losses. Realized losses, net of recoveries, are charged directly to the allowance. While management uses available information in establishing the allowance, future additions to the allowance may be necessary if economic conditions differ substantially from the estimates used in making the evaluations. While BCB allocates the allowance for possible loan losses based on the percentage category to total loans, the portion of the allowance for possible loan losses allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio.

         The following table reflects activity in the allowance for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995, and 1994 (dollars in thousands):

                                                Three Months Ended
                                                     March 31,                         Years Ended December 31,
                                               -------------------       ----------------------------------------------------
                                               1997        1996          1996        1995        1994        1993        1992
                                               ----        ----          ----        ----        ----        ----        ----

Balance at the beginning of period             $2,635      $2,506         $2,506      $2,115      $1,976      $1,776      $1,560
Charge-offs:
     Real estate                                 (115)       (104)          (391)       (285)       (433)       (621)       (624)
     Commercial                                    --          (2)            (5)         --          (1)         --          (6)
     Installment loans to individuals              --          --             (2)        (16)         (8)        (26)        (42)
     Credit card                                   --          (7)           (11)        (21)        (30)        (48)        (39)
                                              -------       -----         ------      ------      ------      ------      ------
         Total charge-offs                      (115)        (113)          (409)       (322)       (472)       (695)       (711)
                                              ------        -----         ------      ------      ------      ------      ------
Recoveries:
     Real estate                                   2          35             147         154           8          80          --
     Commercial                                   --           4              --          --          --          --          --
     Installment loans to individuals              4           2              17           7           5           5           5
     Credit card                                   2          --              14          12          58          15           2
                                              ------       -----           -----       -----       -----       -----       -----
         Total recoveries                          8          41             178         173          71         100           7
                                              ------       -----           -----       -----       -----       -----       -----
Net charge-offs                                 (107)        (72)           (231)       (149)       (401)       (595)       (704)
Provision charged to expense                      90          90             360         540         540         795         920
                                              ------       -----          ------      ------      ------      ------      ------
Balance at the end of period                  $2,618      $2,524          $2,635      $2,506      $2,115      $1,976      $1,776
                                              ======      ======          ======      ======      ======      ======      ======

Net charge-offs as % of average loans           0.07%       0.05%           0.17%       0.11%       0.32%       0.49%       0.56%

         The following table sets forth the breakdown of BCB's allowance for possible loan losses on BCB's loan portfolio by category of loan and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated (dollars in thousands):

                                                                                           December 31,
                                    ----------------------------------------------------------------------------------------------
                   March 31, 1997         1996                1995               1994              1993                1992
                 ----------------   ----------------   ------------------   -----------------  ----------------   ----------------
                         Percent            Percent              Percent             Percent          Percent              Percent
                         of loans           of loans             of loans            of loans         of loans            of loans
                         in each            in each              in each             in each          in each              in each
                         category           category             category            category         category            category
                         to total           to total             to total            to total         to total            to total
                 Amount   loans     Amount   loans      Amount    loans      Amount   loans     Amount  loans     Amount   loans
                 ------  --------   ------  --------    ------   --------    ------  --------   ------ -------    ------  --------

Commercial       $ 100    6.6%      $ 100     6.3%      $ 100      6.0%       $ 100    6.2%     $  100   7.4%     $   75     5.8%
Real estate:
   Commercial      800   24.0         800    21.7         600     18.9          300    14.8        200  13.4         150    11.6
   Residential     850   58.4         850    60.7         931     65.4          850    68.7        800  69.5         750    72.2
Line of credit      75    2.5          75     2.6          75      2.7           75     2.7         75   2.8          75     2.9
Installment        150    5.8         150     5.7         100      4.3          100     3.4        100   3.2         100     3.6
Other               50    2.7          50     3.0          50      2.7           50     4.2         --   3.7          --     3.9
Unallocated        593    N/A         610     N/A         650      N/A          640     N/A        701   N/A         626     N/A
                ------  -----      ------   -----     ------     -----        ------  -----     ------ -----       -----   -----
                $2,618  100.0%     $2,635   100.0%    $2,506     100.0%       $2,115  100.0%    $1,976 100.0%      1,776   100.0%
                ======  =====      ======   =====     ======     =====        ======  =====     ====== =====       =====   =====

INVESTMENT ACTIVITIES

         BCB structures its investment policy to complement its asset and liability management policy and to provide the liquidity necessary to meet anticipated deposit outflows and normal working capital needs, and to expand the loan portfolio within guidelines approved by the BCB Board. The policy is also designed to mitigate the adverse effects of changes in interest rates and shifts in the mix of BCB's liabilities. As of March 31, 1997, BCB's investment securities portfolio amounted to $65.9 million, or 27.1% of its total assets.

         In 1995, the Financial Accounting Standards Board ("FASB") allowed a one-time reassessment of the appropriateness of the classification of all securities held at a date between November 15, 1995 and December 31, 1995. In accordance with this ruling, BCB reclassified on December 29, 1995, approximately $62 million from investment securities held-to-maturity to investment securities available-for-sale. At the time of the reclassification, there were $118,000 in unrealized gains and $864,000 in unrealized losses relating to the securities transferred.

         Debt securities that BCB has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes. Premiums and discounts are amortized and accreted primarily on the level yield method over the contractual life of the securities adjusted for expected prepayments. If a decline in the fair value below the adjusted cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write down is included as a charge against securities gains, net.

         At March 31, 1997, the reported value of investment securities available-for-sale and held-to-maturity was $61.7 million and $4.2 million, respectively. BCB had no securities classified as trading securities. The reported value of securities available-for-sale at March 31, 1997, reflects a negative fair value adjustment of $2.3 million. The offset of this adjustment, net of income tax effect, was a $1.4 million reduction in BCB's stockholders' equity and an increase in deferred taxes of $846,000. The reported value of investment securities classified as held-to-maturity had a fair value of $4.2 million at March 31, 1997. The fair value of both portfolios reflect the general upward movement in interest rates during the period.

         The following table presents the reported value of BCB's investment securities available-for-sale and held-to-maturity as of March 31, 1997, and as of December 31, 1996, 1995, and 1994 (dollars in thousands).

                                             March 31,                             December 31,
                                             --------                 ----------------------------------------
                                               1997                   1996               1995               1994
                                             -------                  ----               ----               ----
Securities available-for-sale:
   U.S. Treasury bills                       $    --                $   --             $    --             $ 4,347
   U.S. Treasury notes                        12,602                 12,794              9,128               8,925
   U.S. Gov't Agency notes                     1,952                  5,195              8,213               4,147
   Mortgage-backed securities(1)              34,318                 35,640             40,415               4,469
   Corporate notes                            10,014                 13,068             16,313                  --
   Foreign notes                                 999                  1,000              1,999                  --
   Equity securities                           1,709                  2,284                295                 397
   Other                                          90                    190                323                  --
                                             ------                 -------            -------             -------
                                             $61,684                $70,171            $76,686             $22,285
                                             ------                 -------            -------             -------

Securities held-to-maturity:
   U.S. Treasury bills                            --                     --                 --                 494
   U.S. Treasury notes                            --                     --                 --               4,140
   U.S. Gov't Agency notes                        --                     --                 --                 994
   Mortgage-backed securities(1)                  --                     --                 --              41,227
   Corporate notes                                --                     --                 --              16,704
   Foreign notes                                  --                     --                 --               2,071
   State and political
    subdivisions                               4,224                    224                377               1,085
   Other                                          --                     --                 --                 332
                                             -------                -------            -------              ------
                                               4,224                    224                377              67,047
   Discount on transferred
    securities                                    --                     --                --               (3,551)
                                             -------                -------            -------              ------
      Total                                    4,224                    224                377              63,496
                                             ------                 -------            -------              ------
Total investment securities                  $65,908                $70,395            $77,063             $85,781
                                             =======                =======            =======             =======

-----------------------

(1) Includes collateralized mortgage obligations.

     The following table sets forth, as of March 31, 1997, the amortized cost of BCB's debt obligations maturing within stated periods and their related weighted average interest rates (dollars in thousands):


                                                                          Maturities
                                            -----------------------------------------------------------------------
                                             Within           One to         Five to       Over ten         Total
                                            one year        five years      ten years       years           Cost
                                            --------        ----------      ---------      --------         -----
Securities available-for-sale
U.S. Treasury notes                         $ 2,990          $3,990         $ 6,155     $      --          $13,135
U.S. Gov't Agency notes                          --           1,000             989            --            1,989
Corporate notes                               7,066           3,014              --            --           10,080
Foreign notes                                 1,002              --              --            --            1,002
Mortgage-backed securities (1)                  510             156           5,971        29,289           35,926
Other                                            45              --              --              --             45
                                            -------          ------         -------       -------          -------
                                            $11,613          $8,160         $13,115       $29,289          $62,177
                                            =======          ======         =======       =======          =======
Market value                                $11,618          $8,078         $12,259       $28,020          $59,975
                                            =======          ======         =======       =======          =======
Weighted average yield                         5.52%           5.84%           5.45%         5.98%            5.76%

Securities held-to-maturity
State and political subdivisions            $ 4,100          $  124         $   --        $   --           $ 4,224
                                            =======          ======         =======       =======          =======
Market Value                                $ 4,100          $  126         $   --        $   --           $ 4,226
                                             ======          ======         =======       =======          =======
Weighted average yield(2)                      6.45%          11.75%            --            --              6.61%

---------------------------------

(1) Includes collateralized mortgage obligations.

(2) Yield is calculated on a tax equivalent basis.

SOURCES OF FUNDS

         General. Deposits generated from within BCB's local market area are the primary source of funds for lending and investment operations. BCB offers a full variety of deposit accounts ranging from passbook accounts to certificates of deposit with maturities of up to five years. BCB also offers transaction accounts, which include commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, super NOW accounts, and money market deposit accounts. The rates paid on deposits are established periodically by management based on BCB's need for funds and the rates being offered by BCB's competitors with the goal of remaining competitive without offering the highest rates in the market area.

         The following table sets forth information concerning BCB's deposits by account type and the weighted average nominal rates at which interest is paid thereon as of March 31, 1997, and as of December 31, 1996, 1995, and 1994 (dollars in thousands):

                                                                          December 31,
                                                  --------------------------------------------------------------
                                March 31,
                                  1997                  1996                  1995                 1994
                            ------------------    -----------------     -----------------     ------------------
                                     Weighted              Weighted              Weighted              Weighted
                                      Average               Average               Average               Average
                            Amount     Rate       Amount     Rate       Amount     Rate       Amount     Rate
                            ------   --------     ------   --------     ------   ---------    ------   ---------
Non-certificate deposits:
    Regular savings        $ 48,482     2.30%    $ 49,658      2.30%   $ 48,897      2.40%   $ 57,252      2.40%
    NOW and Super NOW        27,213     1.23       29,957      1.23      27,553      1.53      28,037      1.83
    Money Market             10,528     2.72        9,702      2.71       8,807      2.86      10,315      2.87
    Demand deposits          19,317       --       19,212        --      16,555        --      15,819        --
                           --------              --------              --------              --------
       Total non-certificate
            deposits        105,540     1.64      108,529      1.63     101,812      1.81     111,423      1.96
                           --------              --------              --------              --------

Certificates of deposit:
    Less than $100,000       91,972     5.21       93,429      5.23      96,498      5.60      86,511      4.20
    $100,000 and over        15,173     5.22       14,440      5.30      15,465      5.42      15,069      4.46
                           --------              --------              --------              --------
        Total certificates of
             deposit        107,145     5.21      107,869      5.24     111,963      5.58     101,580      4.24
                           --------              --------              --------              --------

        Total deposits     $212,685              $216,398              $213,775              $213,003
                           ========              ========              ========              ========
        Weighted average rate           3.44%                  3.43%                 3.78%
3.05%

         The following table sets forth information regarding the amounts of BCB's certificates of deposit in amounts of $100,000 or more at March 31, 1997, and December 31, 1996 that mature during the periods indicated (dollars in thousands):

                                       March 31,              December 31,
                                         1997                     1996
                                       --------              -------------
         Within 3 months               $ 3,586                  $ 2,725
         3 to 6 months                   3,398                    2,875
         6 to 12 months                  4,618                    4,928
         Over 12 months                  3,571                    3,912
                                      --------                  -------
                                       $15,173                  $14,440
                                      ========                  =======

 Borrowings. BCB may obtain advances from the FHLB upon pledging as collateral the common stock of the FHLB that it owns and certain of its investment securities and residential mortgage loans, provided certain standards related to creditworthiness are met. FHLB borrowings have been utilized for loan portfolio growth, asset/liability management, liquidity and/or operational needs. At March 31, 1997, BCB's available line of credit totaled $4.9 million, and no amounts were outstanding.

         BCB also uses repurchase agreements as a source of funds. Repurchase agreements outstanding at March 31, 1997, amounted to $7.7 million and carried maturities of eighteen months or less. Investment securities with a book value of $17.3 million and a fair value of $16.5 million were pledged as collateral and held by custodians to secure the agreements at March 31, 1997.

GOVERNMENT REGULATION

         BCB operates in a heavily regulated industry. As a New Hampshire chartered trust company whose deposits are insured by the FDIC, BCB is subject to regulation by federal and state regulatory authorities including, but not limited to, the FDIC and the New Hampshire Banking Commissioner. See "Certain Regulatory Considerations."

PROPERTIES

         BCB operates seven banking offices, five of which, including its main office in Berlin, New Hampshire, are located in properties owned by BCB. BCB leases one of its North Conway, New Hampshire, branches and its Littleton, New Hampshire, branch under five-year leases expiring on December 31, 2000, and June 1, 2001, respectively. Four of BCB's branches have drive-up facilities connected to the bank buildings and all are equipped with automated teller machines.

LEGAL PROCEEDINGS

         BCB is not a party to, nor are any of its properties the subject of, any material pending legal proceedings other than ordinary routine litigation incidental to the business.

                                 BCB MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Information concerning the names, ages, terms, positions with BCB, and business experience of BCB's current directors and executive officers is set forth below:


NAME                        AGE     POSITION WITH BCB
----                        ---     -----------------
William J. Woodward......   51      Chairman of the Board, President, and Chief
                                    Executive Officer
Peter H. Bornstein.......   42      Director
Gerard L. Cote...........   60      Director
Arnold P. Hanson, Jr.....   47      Director
Barry J. Kelley..........   47      Director
Randall G. Labnon........   43      Director
John D. Morris...........   66      Director
Brien L. Ward............   45      Director
David J. O'Connor........   50      Executive Vice President, Chief Financial
                                    Officer, and Treasurer
John H. Stratton, Jr.....   50      Senior Vice President
Paul G. Campagna.........   56      Senior Vice President and Clerk
Richard T. Brunelle......   54      Senior Vice President
Lawrence J. Bessinger....   52      Vice President
James M. O'Donnell.......   58      Vice President and Controller

         William J. Woodward has served as the President and Chief Executive Officer of BCB since 1994, as Chairman of the Board of Directors since 1989, and as a director since 1975. Mr. Woodward formerly served as the President of Vaillancourt & Woodward, Inc., an independent insurance agency located in Berlin, New Hampshire, and currently serves as treasurer and provides consulting services to that company. Mr. Woodward's activities on behalf of Vaillancourt & Woodward, Inc., which do not entail a scheduled commitment, occupy less than three hours per week during BCB's regular business hours.

         Peter H. Bornstein has served as a director of BCB since 1989. Mr. Bornstein, an attorney, is a partner and president of Bergeron, Hanson & Bornstein, a law firm based in Berlin, New Hampshire, where he has practiced since 1981.

         Gerard L. Cote has served as a director of BCB since 1991. Mr. Cote is a licensed public accountant and since 1996 has been employed as a staff accountant at T. Scott Gamwell & Co., certified public accountants, having previously been a partner with the public accounting firm of Cote & Gamwell.

         Arnold P. Hanson, Jr., has served as a director of BCB since 1997. Since 1995, Mr. Hanson has served as the Vice President and Chief Operating Officer of Isaacson Steel, Inc., a steel company, and as an executive officer and director of various related entities. From 1987 to 1995, Mr. Hanson served as Vice President of Taylor Publishing Company.

         Barry J. Kelley has served as a director of BCB since 1989. Mr. Kelley is the President and owner of White Mountain Lumber Co., Inc., a Berlin, New Hampshire lumber company, with which he has been employed for 25 years.

         Randall G. Labnon has served as a director of BCB since 1991. Mr. Labnon has served as the General Manager since 1978, and as a director since 1988, of the Town & Country Motor Inn in Gorham, New Hampshire.

         John D. Morris has served as a director of BCB since 1991. Mr. Morris is a partner in A.N. Morris Partnership, a real estate investment firm. From 1984 to 1991, Mr. Morris owned and operated Morris Financial Services, a business consulting firm.

         Brien L. Ward has served as a director of BCB since 1997. Mr. Ward, an attorney, owns and operates the Law Office of Brien L. Ward in Littleton, New Hampshire.

         David J. O'Connor has been Executive Vice President of BCB since 1992 and Chief Financial Officer of BCB since 1989 and is responsible for financial operations. Prior to joining BCB in 1989, Mr. O'Connor served in various banking positions in New England, including as Comptroller of the Bank of New England, N.A., Chief Financial Officer of Plymouth Savings Bank, and President of Atlantic Bank and Trust Company.

         John H. Stratton, Jr., has served as Senior Vice President of BCB since 1990 and is responsible for the retail banking division, marketing, and collections. Prior to joining BCB in 1990, Mr. Stratton served as a Vice President, Consumer Lending, for Fleet National Bank and Vice President, Branch Administration, for Citizens Bank. Mr. Stratton was also employed as a liquidation officer for the FDIC.

         Paul G. Campagna has served as Clerk of BCB since 1970 and Senior Vice President since 1982 and is responsible for the community reinvestment policies and compliance function of BCB and its loan review process.
He has been employed with BCB since 1968.

         Richard T. Brunelle has served as Senior Vice President of BCB since 1996 and is responsible for the commercial lending division. Mr. Brunelle previously served BCB as Vice President from 1991 to 1996. Prior to joining BCB, Mr. Brunelle served as Vice President, Commercial Lending, for Fleet Bank in North Conway, New Hampshire.

         Lawrence J. Bessinger has served as Vice President of BCB since 1988 and is responsible for management information systems, check and item processing, bank security, and property management. Mr. Bessinger has been employed with BCB since 1976.

         James M. O'Donnell has served as Vice President and Controller of BCB since 1990 and is responsible for internal and external financial reporting. Prior to joining BCB, Mr. O'Donnell served as Senior Vice President and Comptroller of Shawmut Arlington Trust Company in Lawrence, Massachusetts.

SUMMARY OF EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to BCB during the fiscal years ended December 31, 1996, 1995, and 1994, of those persons who were, at December 31, 1996: (i) the chief executive officer of BCB and (ii) the other executive officers of BCB whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

NAME AND                                                          OTHER ANNUAL
PRINCIPAL POSITION               YEAR     SALARY($)    BONUS($)  OMPENSATION($)
------------------               ----     ---------    --------  --------------
William J. Woodward(1)           1996        0            0         156,000
Chairman, President, and Chief   1995        0            0         160,000
Executive Officer                1994        0            0          78,000
David J. O'Connor                1996      107,667        4,278           0
Executive Vice President and     1995      101,430        8,320           0
Chief Financial Officer          1994       96,396       11,308(2)        0

(1) In June 1994, Mr. Woodward assumed executive management responsibility upon the resignation of BCB's President and Chief Executive Officer pending possible selection of a successor. In these circumstances, Mr. Woodward has not been a salaried employee of BCB, and has not received any pension, insurance, or other benefits from BCB. Mr. Woodward received the fees indicated above in lieu of salary and benefits for the applicable periods. In connection with the Merger, Mr. Woodward has agreed to become a full-time employee of Northway and BCB (serving as Chairman of the Board, President and Chief Executive Officer) as well as a director of PNB.

(2) The total for Mr. O'Connor includes $1,508 which was paid to Mr. O'Connor by BCB in lieu of accrued vacation time.

PENSION PLAN

         BCB provides no employment benefits to its executive officers other than medical, life, accidental death, disability, and salary continuation insurance plans and a pension plan (the "Retirement Plan"), all of which are provided to BCB's other officers and employees. The Retirement Plan is a non-contributory defined benefit plan administered by BCB's Retirement Committee, consisting of Messrs. O'Connor and Campagna, who have been designated as Trustees, and BCB's consulting actuary. All employees join BCB's Retirement Plan upon reaching age twenty-one and completing at least 1,000 hours of service in a consecutive twelve-month period. An employee generally becomes 100% vested in the pension plan after 5 years. Age 65 is the normal retirement age under the Retirement Plan, although early retirement may be taken after age 55.

         The following table sets forth estimated annual pension benefits payable to a BCB employee under the Retirement Plan upon retirement at age 65 under the most advantageous plan provisions available for the various levels of compensation and years of service. The figures in this table are calculated on the basis of a straight-life annuity and upon certain other assumptions regarding social security benefits and compensation trends. Amounts shown would be subject to offset by the primary amount of social security benefits received by any employees receiving pension benefits.

AVERAGE COMPENSATION(1)                   YEARS OF SERVICE(2)
--------------------                     --------------------
                           10              15             20               25
                          ----            ----           ----            ----
     $ 40,000           $ 8,000         $12,000         $16,000        $20,000
     $ 55,000           $11,000         $16,500         $22,000        $27,500
     $ 70,000           $14,000         $21,000         $28,000        $35,000
     $ 85,000           $17,000         $25,500         $34,000        $42,500
     $100,000           $20,000         $30,000         $40,000        $50,000
     $115,000           $23,000         $34,500         $46,000        $57,500
     $130,000           $26,000         $39,000         $52,000        $65,000
     $145,000           $29,000         $43,500         $58,000        $72,500
     $160,000           $32,000         $48,000         $64,000        $80,000

------------------
(1) The compensation covered by the Retirement Plan is the annual base rate of pay as of January 1, 1997 (not including any bonuses). Mr. O'Connor's compensation covered by the plan is $108,160.

(2) The number of credit years of service at December 31, 1996, and the estimated credited years of service at age 65 for purposes of the Retirement Plan for Mr. O'Connor are seven and 23 years, respectively.

EMPLOYMENT AGREEMENTS

         There are no employment agreements between BCB and any employees of BCB.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In the ordinary course of its business, BCB grants loans to directors, officers, and their immediate families and to organizations in which such persons have more than a 10% ownership interest. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability or present other unfavorable features. Federal banking laws and regulations limit the aggregate amount of indebtedness that a bank may extend to its insiders and their affiliates. Pursuant to such laws and regulations, banks may extend credit to executive officers, directors, principal stockholders, or any related interest of such persons, if the extension of credit to such persons is in an amount that, when aggregated with the amount of all outstanding extensions of credit to such individuals, does not exceed the banks' unimpaired capital and unimpaired surplus. As of March 31, 1997, and December 31, 1996, the aggregate amount of extensions of credit made by BCB to its directors and executive officers, and their affiliates, totaled $1,034,590 and $728,000, respectively, or 4.8% and 3.4% of BCB's capital, which was well below the legal limit.

         During the three month period ended March 31, 1997, and the year ended December 31, 1996, there were no directors or officers of BCB whose direct or indirect liability to BCB exceeded 10% of BCB's stockholders' equity. BCB has not been a party to any transaction or proposed transaction during the past two years in which any director, director nominee, executive officer, or principal stockholder, or any immediate family member thereof, has had a direct or indirect material interest.

                      PRINCIPAL HOLDERS OF BCB COMMON STOCK

         The following table sets forth, as of July 31, 1997, to the best knowledge of BCB, the number and percentage of outstanding shares of BCB Common Stock beneficially owned by: (i) each director of BCB; (ii) each of the Named Executive Officers of BCB; (iii) BCB's directors and executive officers as a group; and (iv) each person (including any "group," as that term is used in
Section 13(d)(3) of the Exchange Act), known to BCB to beneficially own more than 5% of the outstanding BCB Common Stock. Also set forth is the equivalent number of shares and the percent of the class of Northway Common Stock that will be owned by the individuals and entities listed in the table following the consummation of the Merger. Except as otherwise set forth below, to the knowledge of BCB, all persons listed below have sole voting and investment power with respect to their shares.

                                                                                            Equivalent Shares of
                                                                                              Northway Common
                                                                                              Stock, Assuming
                                                                  BCB Common Stock              Consummation
                                                                Beneficially Owned (2)      of the Merger (2)(3)
                                                                ---------------------      -----------------------
                                                                Number                      Number
                                                                  of         Percent          of         Percent
Name of Beneficial Owner(1)                                     Shares       of Class      Shares(4)   of Class(4)
---------------------------                                     ------       --------      ---------   -----------
Directors and Executive Officers
William J. Woodward....................................          4,023         6.36%         64,368       3.72%
Peter H. Bornstein(5)..................................            227           *            3,632        *
Gerard L. Cote.........................................             25           *              400        *
Arnold P. Hanson, Jr(6)................................          1,862         2.94%         29,792       1.72%
Barry J. Kelley(7).....................................          2,076         3.28%         33,216       1.92%
Randall G. Labnon......................................            192           *            3,072        *
John D. Morris.........................................            616           *            9,856        *
Brien L. Ward..........................................              8           *              128        *
David J. O'Connor......................................             36           *              576        *
Directors and executive officers
    as a group (14 persons)............................          9,332        14.74%        149,312       8.62%

Other Principal Stockholders
Arnold P. Hanson, Sr...................................          6,080         9.60%         97,280       5.62%
  PO Box 36
  Berlin, New Hampshire 03570

David S. Sands.........................................          4,154         6.56%         66,464       3.84%
  PO Box 854
  Wolfeboro, New Hampshire 03894

--------------------------
*      Less than 1%.

(1)    Unless otherwise noted, the address of each of the listed stockholders is 9 Main Street, Berlin, New
       Hampshire 03570.

(2)    The percentages set forth in this table are based upon 63,301 shares of BCB Common Stock outstanding as of March 31, 1997, and 1,732,145 shares of Northway Common Stock outstanding following the consummation of the Merger, respectively. The definition of beneficial ownership includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power or investment power with respect to such security.

(3)    These figures do not include any potential ownership of Northway Common Stock as a result of ownership of
       PEMI Common Stock.

(4)    In the event the BCB Reorganization Proposals are approved but the BCB Merger Proposal is not approved, the number of shares of Northway Common Stock held by the beneficial owners listed herein following consummation of the BCB Reorganization would be the same as set forth in this column, while the percentage of shares owned would be as set forth under the heading "BCB Common Stock Beneficially Owned."

(5)    Mr. Bornstein owns his shares of BCB Common Stock jointly with his spouse.

(6)    The total for Mr. Hanson includes 1,000 shares held in a trust for which Mr. Hanson serves as trustee and
       855 shares held in a trust for which Mr. Hanson serves as co-trustee.

(7)    The total for Mr. Kelley includes 1,728 shares owned jointly with his spouse.


                                BUSINESS OF PEMI

GENERAL

         PEMI was organized in March 1985 for the purpose of becoming a bank holding company to own and control 100% of the capital stock of PNB. PEMI's primary asset is the capital stock of PNB and its primary activity is in connection with the operations of PNB.

         PNB is a national banking association organized under the laws of the United States in 1881. PNB operates out of five locations in the New Hampshire towns of Plymouth (2), Campton, Ashland, and North Woodstock. PNB's deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act. PNB provides loans and services to individuals and businesses, including commercial, industrial, consumer and real estate loans. It also offers various types of checking accounts, including commercial, personal checking, and money market accounts, as well as various types of savings accounts, individual retirement accounts, certificates of deposit and other time deposit accounts. PNB makes consumer loans, including automobile, education, equipment and home improvement loans, and also extends secured and unsecured business and personal loans, as well as mortgages, on commercial and residential real estate.

MARKET AREA AND COMPETITION

         PNB is located in Grafton County, Plymouth, New Hampshire. Plymouth is located almost directly in the center of the state of New Hampshire, adjacent to the White Mountains and the Lakes Region. The White Mountain National Forest (one of the most popular public forest areas in the United States), Waterville Valley, Cannon Mountain, Loon Mountain, and Gunstock Mountain are also located nearby. Because of its location, vacationers are drawn to the Plymouth area on a year round basis. Skiing continues to attract individuals to the Plymouth area in the winter, while area lakes attract potential business opportunities for PNB to the Plymouth area in the summer. Plymouth is also the home of Plymouth State College, a New Hampshire State College with an enrollment of approximately 4,000 students. Interstate I-93, a major interstate highway running north and south from Plymouth and the Tenney Mountain Highway, the major highway leading west from Plymouth, offers sites to attract new businesses. Toward the north, the Campton-Thornton-Waterville Valley areas are the site of housing and condominium projects. Although business in PNB's market area, and New Hampshire in general, was strong during the 1980s, during the early 1990s the area experienced a slowdown in economic activity. The economic slowdown had a negative effect on the economy and the business of PEMI and PNB. More recently, regional and local economic conditions appear to have stabilized.

         PNB encounters competition in all phases of its business. Several competitive financial institutions have offices in the Plymouth, New Hampshire banking market, including Bank of New Hampshire, Fleet Bank, Meredith Village Savings Bank, Franklin Savings Bank, Community Guaranty Savings Bank and Citizens Bank. A number of these institutions have higher lending limits and greater resources than PNB and provide certain services that PNB does not provide. In addition, savings and loan associations, credit unions and small loan companies are each significant factors in the consumer market. Insurance companies, investment firms, credit and mortgage companies, brokerage firms, cash management accounts, money market funds and retailers are all significant competitors for various types of business. Many non-bank competitors are not subject to the extensive regulation and thus, in certain respects, may have a competitive advantage over banks in providing certain services.

         Banks compete on the basis of price, including rates paid on deposits and charged on borrowings, convenience and quality of service. In marketing it services, PNB emphasizes its position as a hometown bank providing personal service, continuity of personnel, flexibility and prompt responsiveness to the needs of its customers. Moreover, it competes for both deposits and loans by offering competitive rates, well positioned branch and ATM locations and convenient business hours. In addition to providing banking services to customers in its primary service areas, PNB is a member of the NYCE, CIRRUS and Mastercard automatic teller machine networks which allow it to deliver certain financial services to customers regardless of their proximity to the primary service area of PNB.

         In April 1996, PNB purchased certain assets and assumed certain deposits from the Campton, New Hampshire branch of First New Hampshire Bank. The transaction did not involve the establishment of a new branch by PNB, because PNB and First New Hampshire Bank had shared the Campton facility since 1975. PNB continues to operate a branch at the same location. As a result of the transaction, there was no change in the Community Reinvestment Act Statement of PNB, which received a "satisfactory" Community Reinvestment Act Compliance rating from the Office of Comptroller of Currency at its most recent examination.

LOAN PORTFOLIO

         PNB has directed most of its lending activities into the following four areas: (i) commercial and commercial real estate loans, (ii) residential real estate loans, (iii) municipal loans, and (iv) consumer loans. As of December 31, 1996, these four categories accounted for approximately 30.3%, 60.2%, 1.1%, and 8.4%, respectively, of PNB's loan portfolio.

         The following table presents the outstanding balance of loans as of March 31, 1997 and as of December 31, 1996, 1995 and 1994 (in thousands):

                                                                                    December 31,
                                                   March 31,        -----------------------------------------
                                                     1997             1996              1995          1994
                                                   ---------        ---------         ---------     ---------
Commercial and
commercial real estate                             $  26,901        $  26,841         $  24,431     $  28,293
Residential Real Estate                               53,646           53,243            50,127        51,613
Consumer                                               7,353            7,441             6,081         4,994
Municipal                                              1,286              931             1,054           874
Other loans                                               47               60                16            20
                                                   ---------         --------         ---------     ---------
   Total loans                                        89,233           88,516            81,709        85,794
Allowance for possible loan losses                    (1,283)          (1,306)           (1,360)       (1,567)
Unearned income                                         (101)            (114)             (262)         (296)
                                                   ---------         --------         ---------     ---------
   Net loans                                       $  87,849         $ 87,096         $  80,087     $  83,931
                                                   =========         ========         =========     =========

         The following tables sets forth the maturity distribution and interest rate sensitivity of selected loan categories at the dates indicated (dollars in thousands):

                                                             March 31, 1997
                                       ------------------------------------------------------------
                                                               Maturities
                                       ------------------------------------------------------------
                                       Within One       One to Five         Over Five
                                          Year             Years              Years           Total
                                       ----------       -----------         ---------        ------
Commercial and commercial
   real estate                          $  3,535         $  5,177            $18,822         $27,534
Residential real estate                    1,676              813             50,885          53,374
Municipal                                    923              107                256           1,286
Consumer                                     788            6,163                 41           6,992
Other                                         47                0                  0              47
                                         -------          -------            -------         -------
   Total*                                $ 6,969          $12,260            $70,004         $89,233
                                         =======          =======            =======         =======

                                                             December 31, 1996
                                       ------------------------------------------------------------
                                                                Maturities
                                       ------------------------------------------------------------
                                       Within One       One to Five         Over Five
                                          Year             Years              Years           Total
                                       ----------       -----------         ---------        ------
Commercial and commercial
   real estate                           $ 2,623         $  5,775            $18,443         $26,841
Residential real estate                      758              907             51,578          53,243
Municipal                                    568              107                256             931
Consumer                                     695            6,684                 62           7,441
Other                                         60                0                  0              60
                                         -------          -------            -------         -------
   Total*                                $ 4,704          $13,473            $70,339         $88,516
                                         =======          =======            =======         =======

         The following table sets forth loan maturities for variable and fixed rate loans with a maturity of greater than one year at the dates indicated, before allowance for possible loan losses and unearned income (in thousands):

                                                       March 31, 1997
                                        --------------------------------------
                                                        Maturities
                                        --------------------------------------
                                        One to Five Years      Over Five Years
                                        -----------------      ---------------
                  Variable rate              $ 2,389               $52,232
                  Fixed rate                   9,912                17,772
                                             -------               -------
                     Total*                  $12,301               $70,004
                                             =======               =======

                                                    December 31, 1996
                                        --------------------------------------
                                                        Maturities
                                        --------------------------------------
                                        One to Five Years      Over Five Years
                                        --------------------------------------
                  Variable rate             $  4,267               $53,745
                  Fixed rate                   9,206                16,594
                                             -------               -------
                     Total*                  $13,473               $70,339
                                             =======               =======

* The figures used in the maturity analyses also include loans subject to interest rate adjustment within the specified time categories.

         PNB discontinues the accrual of interest on loans when, in management's judgement, the collection of the full amount of the loan is doubtful. This will generally occur once the loan has become 90 days past due, unless the loan is well secured and in the process of collection. The following table presents a summary of non-accrual, past due and restructured loans and foreclosed real estate as of March 31, 1997 and as of December 31, 1996, 1995, and 1994 (dollars in thousands).

                                                                                  December 31,
                                                   March 31,         ----------------------------------------
                                                     1997            1996                1995            1994
                                                   --------          -----             ------           -----
Loans on nonaccrual                                 $ 1,116          $ 531             $  496           $ 640

Loans past due 90 days or more
and still accruing                                      269             87                 46             187

Troubled debt restructuring                              96            261                 --              --

Foreclosed real estate                                  109             54                 62             223


ALLOWANCE FOR POSSIBLE LOAN LOSSES

         An allowance is available for losses which may be incurred in the future on loans in the current portfolio. The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for possible loan losses is based on management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio, and other indicators. The balance in the allowance for possible loan losses is considered adequate by management to absorb any reasonably foreseeable loan losses. See "PEMI Management's Discussion and Analysis of Financial Condition and Results of Operations - Allowance for Possible Loan Losses and Non-Performing Assets."

         As of January 1, 1995, PEMI adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. According to SFAS No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

         The Statement is applicable to all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. PEMI considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

         Factors considered by management in determining impairment include payment status, net worth, and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. PEMI applies SFAS No. 114 on a loan-by-loan basis. PEMI does not apply SFAS No. 114 to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. PEMI may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that PEMI will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectability of the loan's principal is remote. Substantially all of PEMI's loans that have been identified as impaired have been measured by the fair value of existing collateral. The financial statement impact of adopting the provisions of this Statement was not material.

         PNB's allowance for possible loan losses was $1.3 million at March 31, 1997. This represented 1.4% of the total loans outstanding. The following table sets forth PNB's allowance for possible loan losses at the dates indicated (dollars in thousands).

                                                     At or for the Three            At or for the Years
                                                    Months Ended March 31,           Ended December 31,
                                                    ----------------------          -------------------
                                                      1997         1996              1996         1995
                                                     ------       ------            ------       ------
Allowance for possible loan losses,
   beginning of period                               $1,306       $1,360            $1,360       $1,567
                                                     ------       ------            ------       ------

Charge offs:
   Real estate-mortgage loans                          (33)         (13)            (104)         (173)
   Real estate commercial/industrial loans             (36)          (6)            (105)         (177)
   Loans to Individuals                                (20)          (3)             (32)          (24)
                                                     ------       -----             ------       ------
                                                       (89)         (22)            (241)         (374)
Recoveries:
   Real estate-mortgage loans                            31            3               10            24
   Real estate commercial/industrial loans                2            2               11            29
   Loans to individuals                                   3            1               14             2
                                                     ------       ------            ------       ------
                                                         36            6               35            55
                                                     ------       ------            ------       ------
Net charge offs                                        (53)         (16)            (206)         (319)
                                                     ------       ------            ------       ------
Provision for loan losses                                30           36              152           112
                                                     ------       ------            ------       ------
Allowance for possible loan losses, end of
   period                                            $1,283       $1,380            $1,306       $1,360
                                                     ======       ======            ======       ======

Ratio of net charge offs to average loans              .06%         .02%             .24%          .38%

Ratio of allowance for possible loan losses to
   period-end loans                                   1.44%        1.68%            1.48%         1.66%

         The provisions to the allowance for possible loan losses are sufficient to maintain the allowance at a level which in the judgement of management is adequate to absorb any potential loss in existing loans.

         The following table sets forth the amount of PNB's allowance for possible loan losses as of March 31, 1997, and as of December 31, 1996 and 1995, allocated to each category of loan together with the loans in each category as a percentage of total loans at the dates indicated (dollars in thousands). While PNB allocates the allowance for possible loan losses based on the percentage of each category to total loans receivable, the portion of the allowance for possible loan losses allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio.

                                                                         December 31,
                                                        ---------------------------------------------
                                  March 31, 1997                1996                       1997
                              --------------------      -------------------       -------------------
                              Amount       Percent      Amount      Percent       Amount      Percent
                              ------       -------      ------      -------       ------      -------
Residential real estate       $  488        59.0%       $  473        60.2%       $  486        61.4%

Commercial and
  commercial real estate         754        31.6%          794        30.3%          824        29.9%

Consumer                          39         7.9%           37         8.4%           47         7.4%

Municipal                          2         1.4%            2         1.1%            3         1.3%

Other loans                        0          .1%            0           0%            0          .0%
                              ------       -----        ------       -----        ------       -----

   Total                      $1,283       100.0%       $1,306       100.0%       $1,360       100.0%
                              ======       =====        ======       =====        ======       =====

INVESTMENT SECURITIES

         General. PNB's investment portfolio is managed as a source of interest income, an asset/liability management tool, and a potential source of liquidity to fund loan growth or meet deposit outflow. As such, PNB seeks to invest in a broad range of investments to maintain diversification and provide superior yields to those of federal funds and other short-term investments.

         At March 31, 1997, the investment portfolio, excluding Federal Reserve Bank stock and Federal Home Loan Bank stock, had a carrying value of $29.2 million and a market value of $28.9 million. Of the $29.2 million carrying value, $11.6 million, or 39.7%, of the securities were designated as held-to-maturity with the remaining $17.6 million, or 60.3%, designated as available-for-sale.

         The following table sets forth certain information regarding the amortized cost and market value of PNB's investments at the dates indicated (dollars in thousands):

                                                                               December 31,
                                                 -------------------------------------------------------------------------
                         March 31, 1997                    1996                    1995                       1994
                       --------------------      --------------------       --------------------      --------------------
                       Amortized     Market      Amortized     Market       Amortized     Market      Amortized     Market
                          Cost       Value         Cost         Value          Cost        Value         Cost        Value
                       ---------     ------      ---------     ------       ---------     ------      ---------     ------
Securities held-to-
   maturity:

Debt securities issued
   by the U.S. Treasury
   and other U.S. Gov't
   corporations and
   agencies              $  500      $  501        $  501      $  503      $  1,302      $ 1,306       $ 2,005     $ 1,951

Debt securities issued
   by states of the U.S.
   and political
   subdivisions of the
   states                 1,529       1,552         1,531       1,566         1,717        1,770         2,341       2,345

Mortgage-backed
   securities             9,575       9,405         9,943       9,810        11,981       11,850        13,179      12,244
                        -------     -------       -------     -------       -------      -------       -------     -------

   Total                $11,604     $11,458       $11,975     $11,879       $15,000      $14,926       $17,525     $16,540
                        =======     =======       =======     =======       =======      =======       =======     =======

Securities available-for-
   sale:

Debt securities issued
   by the U.S. Treasury
   and other U.S. Gov't
   corporations and
   agencies             $ 1,989     $ 1,971       $ 2,489     $ 2,490       $ 1,009      $ 1,012       $    --     $    --

Debt securities issued
   by states of the U.S.
   and political
   subdivisions of the
   states                 3,217       3,201         3,219       3,259         2,032        2,055            --          --

Mortgage-backed
   securities            12,368      12,217        12,784      12,708         5,094        5,046         1,597       1,476
                        -------     -------       -------     -------       -------      -------       -------     -------

   Total                $17,574     $17,389       $18,492     $18,457       $ 8,135      $ 8,113       $ 1,597     $ 1,476
                        =======     =======       =======     =======       =======      =======       =======     =======

         There were no sales of available-for-sale or held-to-maturity securities in 1996, 1995, and 1994.

         In 1995, PNB transferred at fair value certain debt securities from securities classified as held-to-maturity to securities classified as available-for-sale. The unrealized holding loss of $17,000 ($27,000 less tax effect of $10,000) at the date of transfer has been recognized as a separate component of stockholders' equity. The transfer was a result of reassessment of the appropriateness of the classification of all securities held at December 31, 1995. In accordance with a Special Report of the Financial Accounting Standards Board regarding SFAS No. 115, this transfer will not call into question the intent of PNB to hold other debt securities to maturity in the future.

         During 1994, the amortized cost of a security held-to-maturity that was transferred to available-for-sale at fair value amounted to $469,000, and the related unrealized loss amounted to $69,000. Such security was transferred as a result of PEMI's understanding that there was a significant deterioration in the issuer's creditworthiness.

         There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders' equity as of March 31, 1997, and December 31, 1996.

         The following table sets forth the maturities of investment securities as of March 31, 1997 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). Various securities included below are redeemable at various times. Fully taxable equivalent adjustments have been made in calculating yields on obligations of states and political subdivisions. For securities with variable or adjustable interest rates, the rate in effect as of March 31, 1997 was used for this schedule (dollars in thousands).

                               Under 1                  1-5                  5-10               Over 10
                                 Year       Yield      Years       Yield     Years     Yield     Years    Yield      Total    Yield
                               -------      -----      -----       -----    --------   -----     -----    -----     -------   -----
Securities held-to-maturity:

US Treasury securities and      $  500      6.75%      $ --          --%     $ --         --%    $ --        --%    $   500    6.75%
   obligations of US
government
   corporations and agencies

Obligations of states and          161     10.21        1,368     10.20        --         --       --        --       1,529   10.20
  political subdivisions

Mortgage-backed securities         191      8.86        1,024      7.83       4,128     6.61        4,232   6.95      9,575    6.89
                                ------                 ------                ------               -------           -------

        Total                   $  852      8.66%      $2,392      9.02%     $4,128     6.61%     $ 4,232   6.95%   $11,604    7.00%
                                ------                 ------                ------               -------           -------

Securities
available-for-sale:

US Treasury securities and      $ --         --%       $1,989      6.54%     $ --         --%     $ --       --%    $ 1,989    6.54%
   obligations of US
Government
   corporations and agencies

Obligations of states and         --         --           333      9.90         672     8.01        2,212  8.07       3,217    8.14
political
   subdivisions

Mortgage-backed securities         175      6.03          519      7.64       1,966     6.59        9,708  6.88      12,368    6.87
                                ------                 ------                ------               -------           -------

        Total                   $  175      6.03%      $2,841      7.20%     $2,638     6.96%     $11,920  7.08%    $17,574    7.08%
                                ------                 ------                ------               -------           -------

Total portfolio*                $1,027      8.08%      $5,233      7.94%     $6,766     6.73%     $16,152  7.04%    $29,178    7.05%
                                ======                 ======                ======               =======           =======

----------------------------------

         * Does not include Federal Home Loan Bank stock and Federal Reserve
Bank stock with carrying amounts of $740,000 and $80,000, respectively.

DEPOSITS

         Most of PNB's deposits have been obtained from individuals and from small and medium-sized businesses. In addition, PNB attracts deposits from municipalities and other governmental agencies. Customer deposits are insured by the FDIC, up to applicable limits.

         As of December 31, 1996, PNB had a total of $16.1 million in demand deposit accounts and $89.6 million in NOW and money market, time and savings deposit accounts for individuals, corporations and other entities. Of total deposits of $105.7 million, 85% were in interest bearing categories and 15% were in non-interest bearing categories.

         The following table shows the average deposits and average interest rate paid for the three months ended March 31, 1997, and for the years ended December 31, 1996, 1995, and 1994 (dollars in thousands):

                                                                           Years Ended December 31,
                        Three Months Ended        ----------------------------------------------------------------------
                          March 31, 1997                 1996                      1995                       1994
                        -----------------         -----------------          -----------------          ----------------
                        Average    Yield/          Average   Yield/          Average    Yield/          Average   Yield/
                        Balance     Rate           Balance    Rate           Balance     Rate           Balance    Rate
                       --------    ------         --------   ------          --------   ------          -------   ------
Demand deposits        $  15,389      --%         $ 14,366      --%          $ 12,665      --%          $12,891      --%

NOW and money
 market accounts          27,164    2.03            27,793    2.11             28,301    2.21            32,797    2.17

Savings                   16,403    2.52            15,338    2.57             13,677    2.67            14,670    2.47

Time, $100,000 and
  over                     5,490    5.65             5,192    5.95              4,168    5.63             3,979    4.60

Other time deposits      40,742     5.68            39,439    5.94             33,678    5.50            30,557    4.49
                       --------                   --------                    -------                   -------

   Total               $105,188                   $102,128                    $92,489                   $94,894
                       ========                   ========                    =======                   =======

         The following table sets forth, as of March 31, 1997 and December 31, 1996, the maturities of time deposits in amounts of $100,000 or more (dollars in thousands):

                       Maturity              March 31, 1997    December 31, 1996
         -------------------------------     --------------    -----------------
         3 months or less                         $1,350              $1,339
         Over 3 months through 6 months              946               1,147
         Over 6 months through 12 months           1,441                 601
         Over 12 months                            1,712               2,305
                                                  ------              -------
            Total                                 $5,449              $5,392
                                                  ======              ======

         Borrowings. PNB borrowed funds from the FHLB to fund asset growth during the first quarter 1997. Advances outstanding as of March 31, 1997 totaled $9.9 million at a weighted average interest rate of 6.1%. The average balance of advances outstanding in the first quarter of 1997 was $8.0 million. Advances were secured by PNB's stock in that institution, its residential real estate mortgage portfolio and the remaining US government and agencies obligations not otherwise pledged.

EMPLOYEES

         At March 31, 1997, PEMI had 73 full-time and 4 part-time employees. Management considers its relations with its employees to be good. PEMI's employees are not represented by any collective bargaining group.

PROPERTIES

         PNB conducts business through its main office and four branch offices, all of which are owned. PNB's main office is at 287 Highland Street, West Plymouth and PNB has banking offices at 103 Highland Street, Plymouth; Route 49, Campton; Route 3, Ashland; and Route 3, North Woodstock.

LEGAL PROCEEDINGS

         There are no known pending material legal proceedings to which PEMI or PNB are a party, or to which any of their properties are subject, other than ordinary litigation arising in the normal course of business.

                                 PEMI MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Information concerning the names, ages, terms, positions with PEMI and PNB, and business experience of PEMI's current directors and executive officers is set forth below:


NAME                           AGE            POSITION WITH PEMI
----                           ---            ------------------
Fletcher W. Adams...........    60            President, Chief Executive
                                              Officer, and Treasurer
Frederick C. Anderson.......    45            Director
Charles H. Clifford, Jr.....    61            Director and Secretary
James E. Currie.............    73            Director
Andrew L. Morse.............    54            Director
John H. Noyes  .............    50            Director
Milton E. Pettengill........    70            Chairman of the Board
Ann M. Reever  .............    52            Director
Dean H. Yeaton .............    59            Director
Keith L. Philbrick..........    48            Chief Financial Officer of PNB
Robert R. Sargeant..........    45            Vice President and Senior Loan
                                              Officer of PNB

         Fletcher W. Adams has served as a director of PEMI since it was organized in 1985. Since January 1990, Mr. Adams has served as President and Chief Executive Officer of PEMI, having previously served PEMI from 1985 to 1990 as Executive Vice President. Mr. Adams is also the President and Chief Executive Officer of PNB, having joined PNB as Executive Vice President in June 1984, and has served as a director of PNB since 1973. Prior to joining PNB, Mr. Adams was the President of Adams Supermarket, Inc., a company which owned a supermarket.

         Frederick C. Anderson has served as a director of PEMI since January 1997. From 1992 to the present, Mr. Anderson has served as the Chief Executive Officer and General Manager of New Hampshire Electric Cooperative, Inc., having previously served that company as Assistant General Manager. Mr. Anderson is a director of Whole Village Family Resource Center, Northeast Public Power Association, and the Northeast Association of Electrical Cooperatives.

         Charles H. Clifford, Jr., has served as a director of PEMI since it was organized in 1985, and as a director of PNB since 1980. Mr. Clifford is the President of Clifford-Nicol Printing, a printing company.

         James E. Currie has served as a director of PEMI since it was organized in 1985. Prior to his retirement in July 1986, Mr. Currie served as Vice President and Senior Loan Officer, and as a director, of PNB.

         Andrew L. Morse has served as a director of PEMI and PNB since 1996. Mr. Morse is the owner of Wayne's Market and the Woodstock Cheese Shoppe.

         John H. Noyes has served as a director of PEMI and PNB since 1994. Mr. Noyes is the President and Treasurer of Noyes Insurance Agency, Inc., and since 1991 has served as the President of Central Square Insurance, Inc., both of which are independent insurance agencies.

         Milton E. Pettengill has served as a director of PEMI since it was organized in 1985 and as Chairman of the Board since 1990. From 1985 to his retirement in 1990, Mr. Pettengill also served as the President and Chief Executive Officer of PEMI. From 1951 to 1990, Mr. Pettengill served in various positions with PNB, becoming a director in 1973 and an executive officer in 1974.

         Ann M. Reever has served as a director of PEMI and PNB since 1993. Mrs. Reever, a self-employed business manager, has served as a member of the Pemi-Baker Regional School Board since 1989 and was a director of the Swift Water Girl Scout Council from 1991 to 1993. Mrs. Reever currently serves as a member of the Ashland, New Hampshire Budget Committee.

         Dean H. Yeaton has served as a director of PEMI and PNB since 1986. Mr. Yeaton is the President of Dean H. Yeaton, Inc., a trucking company, and the President of Yeaton Oil Company.

         Keith L. Philbrick has served as the Chief Financial Officer of PNB since November 1994. From 1980 to 1994, Mr. Philbrick, who joined PNB in 1970, served as PNB's senior mortgage officer.

         Robert R. Sargeant has served as Vice President and Senior Loan Officer of PNB since 1987. From 1980 to 1987, Mr. Sargeant, who joined PNB in 1974, served as PNB's Commercial and Consumer Loan Officer.

SUMMARY OF EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to PEMI during the fiscal years ended December 31, 1996, 1995, and 1994, of PEMI's chief executive officer. No other executive officer of PEMI earned more than $100,000 during such years.

NAME AND
PRINCIPAL POSITION             YEAR             SALARY(1)               BONUS(2)
------------------             ----             ---------               --------
Fletcher W. Adams              1996             $97,000                 $1,965
President, Chief Executive     1995             $93,600                 $1,830
Officer and Treasurer          1994             $87,100                 $1,715


--------------

(1) The totals for Mr. Adams include his base salary together with monthly fees received for attendance at meetings of the Boards of Directors of PEMI and PNB. See "- Compensation of Directors."

(2) The totals for Mr. Adams include a bonus equal to one week of salary ($1,865 for 1996, $1,730 for 1995, and $1,615 for 1994, respectively) and an additional $100 bonus payable at year end to all full-time employees of PNB with seniority of one year or more.

EMPLOYMENT AGREEMENTS

         There are no employment agreements between PEMI or PNB, and any employees of PEMI or PNB.

PENSION PLAN

         PNB maintains a qualified pension plan covering substantially all of its employees meeting certain eligibility requirements. Benefits paid under this plan are based on 50% of monthly compensation reduced by 1/20 for each year of service less than 20 years.

         In March 1997, PNB filed an application with the IRS to resolve certain ambiguities and potential issues concerning the eligibility of its defined benefit pension and 401(k) plans. As reflected in the footnotes to the Consolidated Financial Statements of PEMI for the year-ended December 31, 1996, PEMI anticipates that any sanction that would be imposed against PEMI by the IRS with respect to such issues would be between $25,000 and $200,000.

COMPENSATION OF DIRECTORS

         The members of the PEMI Board receive $300 for each board meeting attended, except for the Chairman and the Clerk, who receive $500 and $350, respectively. In addition, members of various committees of the PEMI Board receive a fee of $175 per committee meeting attended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain directors and executive officers of PEMI and companies or organizations with which they are affiliated, have conducted, and may in the future conduct, banking transactions with PNB in the ordinary course of PNB's business. Federal banking laws and regulations limit the aggregate amount of indebtedness that a bank may extend to its insiders and their affiliates. Pursuant to such laws and regulations, banks may extend credit to executive officers, directors, principal stockholders, or any related interest of such persons, if the extension of credit to such persons is in an amount that, when aggregated with the amount of all outstanding extensions of credit to such individuals, does not exceed the banks' unimpaired capital and unimpaired surplus. As of March 31, 1997, and December 31, 1996, the aggregate amount of extensions of credit made by PNB to directors and executive officers of PEMI, and their affiliates, totaled $395,000 and $360,000, respectively, or 3.2% and 3.0% of PEMI's capital, which was well below the legal limit.

         All loans and commitments to loan to PNB's and PEMI's directors, executive officers, and their affiliates are made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, do not involve more than a normal risk of collection or present other unfavorable features.

                     PRINCIPAL HOLDERS OF PEMI COMMON STOCK

         The following table sets forth, as of July 31, 1997, to the best knowledge of PEMI, the number and percentage of outstanding shares of PEMI Common Stock beneficially owned by: (i) each director of PEMI; (ii) PEMI's chief executive officer; (iii) PEMI's directors and executive officers as a group; and
(iv) each person (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act), known to PEMI to beneficially own more than 5% of the outstanding PEMI Common Stock. Also set forth is the equivalent number of shares and the percent of the class of Northway Common Stock that will be owned by the individuals and entities listed in the table following the consummation of the Merger. Except as otherwise set forth below, to the knowledge of PEMI, all persons listed below have sole voting and investment power with respect to their shares.

                                                                                           Equivalent Shares of
                                                                                              Northway Common
                                                                                              Stock, Assuming
                                                                  PEMI Common Stock            Consummation
                                                                Beneficially Owned (2)      of the Merger (2)(3)
                                                              --------------------------   ---------------------
                                                               Number                       Number
                                                                 of           Percent          of        Percent
Name of Beneficial Owner(1)                                    Shares        of Class        Shares     of Class
------------------------                                       ------        --------       -------     --------

Directors and Executive Officers
Fletcher W. Adams(4)...................................        57,927         8.4%          60,354      3.5%
Frederick C. Anderson..................................         1,000           *             1,041        *
Charles H. Clifford, Jr................................         2,400           *             2,500        *
James E. Currie(5).....................................         3,600           *             3,750        *
Andrew L. Morse........................................         1,000           *             1,041        *
John H. Noyes..........................................        11,350         1.6%           11,825        *
Milton E. Pettengill(6)................................         8,800         1.3%            9,168        *
Ann M. Reever..........................................         2,450           *             2,552        *
Dean H. Yeaton(7)......................................         5,350           *             5,574        *
Directors and executive officers
    as a group (11 persons)............................        93,877        13.6%           97,810      5.6%

Other Principal Stockholders
American Global Insurance Co...........................        43,200         6.3%           45,010      2.6%
    c/o Fiduciary Trust Co., Inc.
    Two World Trade Center
    New York, NY 10048
--------------------------
*        Less than 1%.

(1) Unless otherwise noted, the address of each of the listed stockholders is 287 Highland Street, Plymouth, New Hampshire 03264.

(2) The percentages set forth in this table are based upon 690,401 shares of PEMI Common Stock outstanding as of March 31, 1997, and 1,732,145 shares of
    Northway Common Stock outstanding following consummation of the Merger, respectively. The definition of beneficial owner includes any person, who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power or investment power with respect to such security.

(3) These figures do not include any potential ownership of Northway Common
    Stock as a result of ownership of BCB Common Stock.

(4) The total for Mr. Adams includes 44,250 shares owned individually by Mr.
    Adams, 4,000 shares owned jointly with his wife, 1,700 shares owned by each of Mr. Adams' son and daughter, and 6,277 shares owned by an estate of which Mr. Adams is Trustee.

(5) The total for Mr. Currie includes 1,400 shares owned individually by Mr. Currie and 2,200 shares owned jointly with his wife.

(6) The total for Mr. Pettengill includes 1,000 shares owned individually by Mr.
    Pettengill and 7,800 shares owned jointly with his wife.

(7) The total for Mr. Yeaton includes 2,000 shares owned individually by Mr.
    Yeaton, 1,000 shares owned by his wife, and 2,350 shares owned jointly with his wife.

                              BUSINESS OF NORTHWAY

         Northway is a newly formed company organized on March 7, 1997, under the laws of the state of New Hampshire for the purpose of effecting the Merger and thereby becoming the holding company for BCB and PNB. Northway currently conducts no business and has no employees. After the Merger, Northway's business will be to own all of the shares of BCB Common Stock and PNB Common Stock. Accordingly, viewed on a consolidated basis, the business of Northway will consist of the businesses of BCB and PNB. See "Business of BCB" and "Business of PEMI."

         As of March 31, 1997, if the Merger had been effected by such date, on a pro forma basis, Northway would have had total assets of $371.5 million, total deposits of $315.9 million, total net loans of $243.3 million and stockholders' equity of $34.1 million. Based on BCB's and PEMI's total deposits at June 30, 1996, Northway would have ranked ninth among New Hampshire banking and thrift institutions. See "Unaudited Pro Forma Combined Financial Information of Northway." In addition, as of March 31, 1997, if the Merger and related transactions had been effected by such date, Northway and its subsidiaries would have employed an aggregate of approximately 198 full-time and part-time employees.

         Northway will maintain an Asset/Liability Committee that will be responsible for overseeing interest rate exposure and investment activities for the constituent banks on a consolidated basis. Each bank will continue to maintain its own asset/liability committee which will continue to set guidelines for the management of each such bank's liquidity and interest rate risk position.

         As a bank holding company, Northway will be extensively regulated under federal law. Northway will be subject to supervision and examination by the Federal Reserve Board under the BHCA, and will be obligated to file with the Federal Reserve Board an annual report and such additional reports as the Federal Reserve Board may require. PNB and BCB will continue to be subject to supervision and examination by OCC and the FDIC, respectively, and will be obligated to file therewith annual and other periodic reports. In addition, Northway, as a bank holding company under New Hampshire law, and BCB, as a New Hampshire commercial bank, will be required to register with the New Hampshire Banking Commissioner and to file such reports with the New Hampshire Banking Commissioner as may be required from time to time. Northway will also be required to file periodic and other reports with the Commission and, as a company with securities quoted on the Nasdaq National Market, with The Nasdaq Stock Market, Inc.

                   MANAGEMENT OF NORTHWAY FOLLOWING THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS

         Pursuant to the Northway Articles and Northway By-laws, the Northway Board will, as of the Effective Time, consist of ten members, six of whom will be designated, after consultation with PEMI, by BCB and four of whom will be designated, after consultation with BCB, by PEMI. Thereafter, the number of directors on the Northway Board will consist of not less than six nor more than 13 directors. The Northway Board will be divided into three classes, as nearly equal in number as possible, with one class elected annually. At each annual meeting of stockholders, the successors to the directors of the class whose term expired in that year will be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election and until their respective successors are duly elected or appointed and qualified; provided, however, that the directors initially elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 1998, the directors initially elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 1999, and the directors initially elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2000. Directors of Northway may or may not simultaneously serve on the BCB Board or the PNB Board. The vote of BCB and PEMI stockholders in favor of the Merger at their respective meetings will be deemed to be the ratification by such stockholders of the election by BCB, as sole stockholder of Northway, of Northway's ten initial directors.

         Information concerning the persons designated by BCB and PEMI to serve as the directors and executive officers of Northway following the Merger is set forth below:

NAME                        AGE      POSITION WITH NORTHWAY
----                        ---      ----------------------
William J. Woodward.......   51      Chairman of the Board, President, and
                                     Chief  Executive Officer
Fletcher W. Adams.........   60      Vice Chairman of the Board
Peter H. Bornstein.........  42      Director
Charles H. Clifford, Jr....  61      Director
Arnold P. Hanson, Jr.......  47      Director
Barry J. Kelley............  47      Director
Randall G. Labnon..........  43      Director
John D. Morris.............  66      Director
Andrew L. Morse............. 54      Director
John H. Noyes............... 50      Director
David J. O'Connor........... 50      Executive Vice President, Chief Financial
                                     Officer, and Treasurer
Paul G. Campagna............ 56      Clerk

         William J. Woodward has served as the President and Chief Executive Officer of BCB since 1994, as Chairman of the Board of Directors since 1989, and as a director since 1975. Mr. Woodward formerly served as the President of Vaillancourt & Woodward, Inc., an independent insurance agency located in Berlin, New Hampshire, and currently serves as treasurer and provides consulting services to that company. Mr. Woodward's activities on behalf of Vaillancourt & Woodward, Inc., which do not entail a scheduled commitment, occupy less than three hours per week during BCB's regular business hours.

         Fletcher W. Adams has served as a director of PEMI since it was organized in 1985. Since January 1990, Mr. Adams has served as President and Chief Executive Officer of PEMI, having previously served PEMI from 1985 to 1990 as Executive Vice President. Mr. Adams is also the President and Chief Executive Officer of PNB, having joined PNB as Executive Vice President in June 1984, and has served as a director of PNB since 1973. Prior to joining PNB, Mr. Adams was the President of Adams Supermarket, Inc., a company which owned a supermarket.

         Peter H. Bornstein has served as a director of BCB since 1989. Mr. Bornstein, an attorney, is a partner and president of Bergeron, Hanson & Bornstein, a law firm based in Berlin, New Hampshire, where he has practiced since 1981.

         Charles H. Clifford, Jr., has served as a director of PEMI since it was organized in 1985, and as a director of PNB since 1980. Mr. Clifford is the President Clifford-Nicol Printing, a printing company.

         Arnold P. Hanson, Jr. has served as a director of BCB since 1997. Since 1995, Mr. Hanson has served as the Vice President and Chief Operating Officer of Isaacson Steel, Inc., a steel company, and as an executive officer and director of various related entities. From 1987 to 1995, Mr. Hanson served as Vice President of Taylor Publishing Company.

         Barry J. Kelley has served as a director of BCB since 1989. Mr. Kelley is the President and owner of White Mountain Lumber Co., Inc., a Berlin, New Hampshire lumber company, with which he has been employed for 25 years.

         Randall G. Labnon has served as a director of BCB since 1991. Mr. Labnon has served as the General Manager since 1978, and as a director since 1988, of the Town & Country Motor Inn in Gorham, New Hampshire.

         John D. Morris has served as a director of BCB since 1991. Mr. Morris is a partner in A.N. Morris Partnership, a real estate investment firm. From 1984 to 1991, Mr. Morris owned and operated Morris Financial Services, a business consulting firm.

         Andrew L. Morse has served as a director of PEMI and PNB since May 1996. Mr. Morse is the owner of Wayne's Market and the Woodstock Cheese Shoppe.

         John H. Noyes has served as a director of PEMI and PNB since 1994. Mr. Noyes is the Treasurer of Noyes Insurance Agency, Inc., and since 1991 has served as the President of Central Square Insurance, Inc., both of which are independent insurance agencies.

         David J. O'Connor has been Executive Vice President of BCB since 1992 and Chief Financial Officer of BCB since 1989 and is responsible for financial operations. Prior to joining BCB in 1989, Mr. O'Connor served in various banking positions in New England, including as Comptroller of the Bank of New England, N.A., Chief Financial Officer of Plymouth Savings Bank, and President of Atlantic Bank and Trust Company.

         Paul G. Campagna has served as Clerk of BCB since 1970 and Senior Vice President since 1982 and is responsible for the community reinvestment policies and compliance function of BCB and its loan review process.
He has been employed with BCB since 1968.

COMMITTEES OF THE NORTHWAY BOARD

         The Northway By-laws provide that the Northway Board may establish various committees from time to time. The committees of the Northway Board and their respective memberships will be established following the Effective Time.

EMPLOYMENT AGREEMENTS

         It is anticipated that, at the Effective Time, Northway will enter into employment agreements with Messrs. Woodward and Adams. See "The Merger and Related Transactions - Interests of Certain Persons in the Merger."

TRANSACTIONS WITH DIRECTORS

         The Northway Board will conduct an appropriate review of all related party transactions and conflict of interest situations on an ongoing basis. In accordance with New Hampshire law, any transactions between Northway and its affiliated entities, directors, executive officers, or significant stockholders will require either the authorization, approval, or ratification of the independent members of the Northway Board or the stockholders or will be fair to Northway. Any such transactions will also be subject to applicable federal and state banking laws and regulations.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

BCB AND PEMI

         The BCB Common Stock and the PEMI Common Stock are not traded on any exchange nor in the over-the-counter market. On occasion, shares are traded between individuals or through one or more local broker-dealers. Because there is no established market for the BCB Common Stock and the PEMI Common Stock, the following table sets forth, to the best knowledge and belief of BCB and PEMI management, the highest and lowest prices paid for shares of BCB Common Stock and PEMI Common Stock, respectively, in the isolated transactions that have occurred during the past two years, together with the dividends declared by BCB and PEMI during such periods. The prices set forth below may not be indicative of current value.

                                      BCB                                            PEMI
                         ----------------------------------             ------------------------------------
                                                  Dividends                                       Dividends
                          High        Low         Declared               High         Low         Declared
                          ----        ---         ---------              ----         ---         ----------
1995
First Quarter            $218.00    $210.00         $ --                $ 9.00       $ 8.50         $ --
Second Quarter            220.00     210.00          3.30                 9.25         9.00          .13
Third Quarter             220.00     220.00           --                 10.25         9.00           --
Fourth Quarter            260.00     220.00          3.30                11.50        10.25          .37

1996
First Quarter            $270.00    $270.00         $ --                $10.50       $ 9.50         $ --
Second Quarter            306.00     299.00          3.50                13.50        10.00          .15
Third Quarter             302.00     292.00           --                 12.00        11.00           --
Fourth Quarter            302.00     292.00          3.50                12.00        11.00          .50

1997
First Quarter            $318.00    $307.00         $ --                $22.00       $13.50         $ --
Second Quarter           $323.00    $321.00         $4.75               $22.00       $19.50         $.15

         The purchase prices paid in connection with the last sales of BCB Common Stock and PEMI Common Stock prior to the public announcement of the proposed merger on March 14, 1997, were $312.00 and $13.50 per share, respectively. The purchase prices paid in connection with the last sales of such shares between March 14, 1997 and July 31, 1997, the latest practicable date prior to the date of this Proxy Statement/Prospectus, were $324.00 and $19.50 per share, respectively. As of July 31, 1997, there were approximately 1,353 holders of record of the 63,301 outstanding shares of BCB Common Stock and approximately 420 holders of record of the 690,401 outstanding shares of PEMI Common Stock.

         The Merger Agreement provides that neither BCB nor PEMI will declare or pay any dividends on, or make other distributions in respect of, any of their capital stock, except that, if the Merger has not been consummated by the respective dates on which such dividends are payable, (i) BCB may declare and pay regular cash dividends, provided that ratio of any such dividends to BCB's net income for the 1997 fiscal year may not exceed such ratio with respect to PEMI's 1996 fiscal year, and (ii) PEMI may pay its regular semi-annual cash dividend of up to $0.15 per share in June 1997 and up to $0.29 in December 1997. In considering the declaration of any dividends prior to the Effective Time, the BCB Board and PEMI Board will consider a number of factors, including the capital requirements of BCB and PEMI, respectively, regulatory limitations, BCB's and PEMI's results of operations and financial condition, taxes, and general economic conditions.

NORTHWAY

         Application has been made for quotation of the Northway Common Stock on the Nasdaq National Market. See "The Merger and Related Transactions -- Listing on the Nasdaq National Market."

         Future dividends on the Northway Common Stock will depend on the earnings and financial condition of Northway, BCB, and PNB, on the extent to which Northway engages in additional or new banking and banking-related businesses, and on other factors. Following the Merger, Northway will be a legal entity separate and distinct from its subsidiaries and the only funds available to Northway for the payment of dividends will be cash and cash equivalents held at the holding company level, dividends paid to Northway by BCB and PNB, and borrowings. The amount of dividends that BCB and PNB will be able to pay to Northway will be subject to federal and state regulatory limitations and approvals, tax considerations, and general economic conditions. See "Certain Regulatory Considerations -- Regulation of BCB and PNB." No assurances can be given that dividends will be paid by Northway, or if paid, that dividends will continue to be paid at the same level. For information on the high and low share prices and the dividends declared on the Northway Common Stock on a pro forma combined basis, see "Summary -- Pro Forma Comparative Per Share Data (Unaudited)."

                      DESCRIPTION OF NORTHWAY CAPITAL STOCK

         Northway is a New Hampshire corporation and its affairs are governed by the Northway Articles, the Northway By-laws, and the NHBCA. The following summary description of the capital stock of Northway is qualified in its entirety by reference to the provisions of the Northway Articles and Northway By-laws, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. For further information on the rights of holders of Northway Common Stock, as well as a discussion of the differences between the rights of Northway, BCB, and PEMI stockholders, see "Comparison of Rights of Holders of Northway Common Stock, BCB Common Stock, and PEMI Common Stock."

         At the Effective Time, the authorized capital stock of Northway will consist of 9,000,000 shares of Northway Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share ("Northway Preferred Stock"). There are currently outstanding 1,000 shares of Northway Common Stock, all of which are owned by BCB. At the effective time of the BCB Reorganization, BCB will transfer or surrender its interest in such shares of Northway to Northway for cancellation. It is anticipated that, after giving effect to the Merger, based on the number of shares of BCB Common Stock and PEMI Common Stock outstanding on March 31, 1997, Northway will have 1,732,145 shares of Northway Common Stock and no shares of Northway Preferred Stock issued and outstanding.

NORTHWAY COMMON STOCK

         The holders of Northway Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. Holders of Northway Common Stock do not have cumulative voting rights and, therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Northway Preferred Stock, if and when issued. The holders of Northway Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Northway Board from funds legally available therefor. See "Comparative Stock Prices and Dividends - Northway." The possible issuance of Northway Preferred Stock with a preference over Northway Common Stock as to dividends could impact the dividend rights of holders of Northway Common Stock. In the event of liquidation, dissolution, or winding up of Northway, the holders of Northway Common Stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding Northway Preferred Stock. The holders of Northway Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Northway Common Stock. All outstanding shares of Northway Common Stock are, and the shares of Northway Common Stock to be issued by Northway upon consummation of the BCB Reorganization and the Merger will be, if issued, validly issued, fully paid, and non-assessable. For a discussion of limitations on the rights of certain BCB and PEMI stockholders to re-sell shares of Northway Common Stock received by them in the BCB Reorganization and the Merger, as the case may be, see "The Merger and Related Transactions -- Resale of Northway Common Stock."

NORTHWAY PREFERRED STOCK

         The Northway Board has the authority, without further action of the stockholders of Northway, to issue from time to time up to 1,000,000 shares of Northway Preferred Stock in one or more classes or series and to fix the number of shares, and the designations, voting powers, preferences, optional and other special rights, and the restrictions or qualifications thereof. The rights, preferences, privileges, and restrictions or qualifications of different series of Northway Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. Any Northway Preferred Stock issued by Northway may rank prior to the Northway Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of Northway Common Stock. The issuance of Northway Preferred Stock could (i) decrease the amount of earnings and assets available to the holders of the Northway Common Stock, (ii) adversely affect the powers and rights, including voting rights, of the holders of Northway Common Stock, and (iii) have the effect of delaying, deferring, or preventing a change in control of Northway.

CERTAIN ANTI-TAKEOVER PROVISIONS

         For a discussion of certain provisions of the Northway Articles and the Northway By-laws, in addition to the preferred stock provisions discussed above, that could have an effect of delaying, deferring, or preventing a change in control of Northway and that would operate only with respect to an extraordinary corporate transaction involving Northway, see "Comparison of Rights of Holders of Northway Common Stock, BCB Common Stock, and PEMI Common Stock -- Certain Anti-Takeover Effects of the Northway Articles and the Northway By-laws."

TRANSFER AGENT AND REGISTRAR

         Northway has selected The First National Bank of Boston as the transfer agent and registrar for the Northway Common Stock.

                        CERTAIN REGULATORY CONSIDERATIONS

         Set forth below is a brief description of certain laws and regulations that relate to the regulation of Northway, BCB, and PNB. The description of certain laws and regulations below and elsewhere in this Proxy
Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

REGULATION OF NORTHWAY

         General. Subject to the approval of the Federal Reserve Board, Northway will become a bank holding company upon its acquisition of all of the voting securities of BCB pursuant to the BCB Reorganization. As a bank holding company, Northway will be subject to regulation, supervision, and examination by, and will be required to file semiannually and annually a report of its operations with, the Federal Reserve Board. The BHCA and other laws and regulations place strict limitations on the types of activities in which Northway will be permitted to engage and the manner in which Northway will be permitted to conduct its operations.

         BHCA -- Activities and Other Limitations. The BHCA and regulations promulgated thereunder by the Federal Reserve Board prohibit a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the outstanding shares of any class of voting securities of any bank without the Federal Reserve Board's prior approval. The BHCA also generally prohibits a bank holding company from acquiring any bank located outside of the state in which the existing bank subsidiaries of the bank holding company are located unless specifically authorized by applicable state law. However, the Interstate Banking and Branching Efficiency Act of 1994 provides that, among other things, substantially all state law barriers to the acquisition of banks by out-of-state bank holding companies will be eliminated. The law also permits interstate branching by banks effective as of June 1, 1997, subject to the ability of states to opt-out completely or set an earlier effective date.

         The BHCA and regulations promulgated thereunder by the Federal Reserve Board also prohibit a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the outstanding shares of any class of voting securities of any company that is not a bank and from engaging in any business other than owning or managing or controlling banks. Under the BHCA, the Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to weigh the expected benefit to the public, including greater convenience, increased competition or gains in efficiency, against the possible adverse effects, including undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         The Federal Reserve Board has by regulation determined that certain activities are so closely related to banking, within the meaning of the BHCA, that such activities are permissible by bank holding companies. These activities include making or servicing loans such as would be made by a mortgage, consumer finance, credit card, or factoring company; performing trust company functions; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve Board also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not so closely related to banking as to be a proper incident thereto, and bank holding companies are prohibited from engaging in such activities.

         Recently enacted legislation, the Economic Growth and Regulatory Paperwork Reduction Act of 1996, provides for streamlined application procedures for certain well-capitalized and well-managed bank holding companies desiring to engage de novo or by acquisition in permissible nonbanking activities. Eligible bank holding companies may engage de novo in permissible nonbanking activities authorized by regulation without providing prior notice to the Federal Reserve Board provided that the bank holding company gives written notice to the Federal Reserve Board not more than 10 business days after commencing the activity. Additionally, eligible bank holding companies may engage de novo in permissible nonbanking activities authorized by Federal Reserve Board order or acquire ownership or control of more than 5% of any class of voting securities of a company engaged in permissible nonbanking activities authorized by Federal Reserve Board order by providing a written notice to the Federal Reserve Board at least 12 business days prior to commencing the activity or making the acquisition.

         Commitments to Affiliated Institutions. Under Federal Reserve Board policy, Northway will be expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such policy. The legality and precise scope of this policy is unclear, however, in light of federal judicial precedent.

         Limitations on Acquisitions of Common Stock. The federal Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         Notwithstanding the above, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the outstanding common stock of, or such lesser number of shares as constitute control over, Northway. Such approval would be contingent upon, among other things, the acquirer registering as a bank holding company if not already so registered, divesting all impermissible holdings, and ceasing any activities not permissible for a bank holding company.

         Certain Transactions by Bank Holding Companies and Their Affiliates. There are various legal restrictions on the extent to which bank holding companies, such as Northway, and their non-bank subsidiaries may borrow, obtain credit from or otherwise engage in "covered transactions" with their insured depository institution subsidiaries, such as BCB and PNB. Such borrowings and other covered transactions by an insured depository institution subsidiary (and its subsidiaries) with its non-depository institution affiliates are limited to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. "Covered transactions" are defined by statute for these purposes to include a loan or extension of credit to an affiliate, a purchase of or investment in securities issued by an affiliate, a purchase of assets from an affiliate unless exempted by the Federal Reserve Board, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company, or the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateral security requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

REGULATION OF BCB AND PNB

         As a New Hampshire-chartered commercial bank, BCB is subject to regulation and examination by the New Hampshire Banking Commissioner and by the FDIC, which insures its deposits to the maximum extent permitted by law. BCB is required to file reports with, and is periodically examined by, the FDIC and the New Hampshire Banking Commissioner concerning its activities and financial condition, and it is required to obtain regulatory approvals from these agencies prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions. Similarly, because PNB is a national banking association, it is subject to supervision and examination by the OCC, and it is required to seek the approval of the OCC before engaging in certain activities or transactions. As an FDIC-insured institution, PNB is also subject to certain requirements contained in the FDIA applicable to all insured depository institutions.

         Virtually every aspect of BCB's and PNB's day-to-day operations are subject to numerous requirements and restrictions. Such requirements and restrictions apply with respect to such matters as, for example, and without limitation, the nature and amount of loans and investments that may be made, the nature and amount of collateral for certain loans, the issuance of securities, the taking of reserves against deposits, the establishment and closure of branches, non-banking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions. These legal requirements differ for BCB and PNB to a greater or lesser extent because these entities are chartered under different legal authorities. Furthermore, the laws and regulations that govern BCB and PNB have generally been promulgated to protect depositors and the deposit insurance fund and not for the protection of BCB's and PNB's stockholder.

         Federal Regulation of Bank Activities. As an FDIC-insured bank, BCB is subject to certain laws and regulations that, among other things, prescribe the nature and amount of certain investments, regulate the closure of branch offices, and limit the amount of, and establish required approval procedures, reporting requirements and credit standards for, loans and other extensions of credit to directors, officers and principal stockholders of BCB and to their related interests. BCB is also subject to the FDIC's regulatory capital requirements. See "- Regulation of BCB and PNB - Regulatory Capital Requirements." Likewise, PNB is subject to certain laws and regulations that, among other things, regulate PNB's investment, deposit taking, lending, corporate, and fiduciary activities, record keeping, and loans and other extensions of credit to insiders and affiliates.

         In general, any bank that does not operate in accordance with applicable regulations, policies, and directives may be sanctioned for noncompliance by the appropriate bank regulatory agency. Proceedings may be instituted against any FDIC-insured bank or any director, officer, or employee of such bank and certain other "institution-affiliated parties" (a term that includes stockholders who participate in the conduct of the bank's affairs and, under certain circumstances, accountants, appraisers, and attorneys) who engage in unsafe and unsound practices, breaches of fiduciary duties, or violations of applicable laws, regulations, regulatory orders, and agreements. In general, the FDIC has the authority to terminate insurance of deposit accounts, to issue orders to cease and desist, to remove officers, directors, and other institution-affiliated parties, to impose substantial civil money penalties against a bank and any director, officer, employee, agent, or other institution-affiliated party of a bank and to place the bank into receivership. With respect to national banks, the OCC has the authority, among other powers, to promulgate cease and desist orders, remove or suspend officers and directors, and impose civil money penalties. See "- Regulation of BCB and PNB - Supervisory, Enforcement, and Other Powers."

         Brokered Deposits. Federal law restricts the use of brokered deposits by certain depository institutions in certain capitalization categories.

         Limitations on Activities and Investments of Banks. As a national bank, PNB must comply with the National Bank Act and the regulations promulgated thereunder by the OCC which limit its activities to those that are deemed to be part of or incidental to the "business of banking." Activities that are part of or incidental to the business of banking include taking deposits, borrowing and lending money, discounting or negotiating paper, acting as fiduciary, and investing in certain bank-eligible securities. Examples of activities that are not permissible for national banks include, without limitation, operation of a travel agency, engaging in a general real estate brokerage business, and investing in most types of equity securities. Subsidiaries of national banks, in general, may only engage in activities permissible for the parent national bank.

         BCB is subject to similar restrictions on its business and activities. In particular, Section 24 of the FDIA, as added by FDICIA, provides that an insured state bank, such as BCB, may not engage as a principal in any activity that is not permissible for a national bank, unless the FDIC has determined that the activity would pose no significant risk to the appropriate deposit insurance fund and the state bank is in compliance with applicable capital standards. Activities of subsidiaries of insured state banks are similarly restricted to those activities permissible for subsidiaries of national banks, unless the FDIC has determined that the activity would pose no significant risk to the appropriate deposit insurance fund and the state bank is in compliance with applicable capital standards. Section 24 also provides that an insured state bank generally may not, directly or indirectly, acquire or retain any equity investment of a type that is not permissible for a national bank, which would include most equity security investments. In addition, as a New Hampshire-chartered bank, BCB is subject to limitations on its business and activities imposed by New Hampshire law. See "- New Hampshire Bank Regulation."

         Supervisory, Enforcement and Other Powers. With the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Crime Control Act of 1990 (the "Crime Control Act") and FDICIA, federal bank regulatory agencies, including the OCC and the FDIC, have been granted substantially broader enforcement powers to restrict activities of financial institutions and to impose or seek the imposition of increased civil and criminal penalties upon financial institutions and the individuals who manage and control such institutions.

         FIRREA's provisions enhanced the supervisory and enforcement powers of the federal banking agencies with respect to banks generally, expanded the FDIC's receivership powers with respect to failed banks, and protected insured banks from abusive or imprudent transactions. In addition, provisions of FIRREA simplified and shortened the procedures for the FDIC to terminate insurance of a bank's deposit accounts, authorized the FDIC, as receiver, to repudiate certain contracts entered into by the insured bank and significantly increased the amount of civil money penalties which may be assessed by federal bank regulatory agencies against a bank, its officers and directors or other institution-affiliated parties. FIRREA also broadened the circumstances under which such penalties may be assessed. FIRREA imposed additional restrictions on banks that do not meet applicable minimum capital requirements, have experienced a change of control within the preceding two years, or are deemed to be in a "troubled" condition. These restrictions include requiring written notice to federal regulatory authorities prior to certain proposed changes in the institution's senior management or board of directors and prohibiting acceptance, renewal, or rollover of brokered deposits (which prohibition was extended by FDICIA).

         The third of these acts, FDICIA, was intended, among other things, to strengthen federal supervision and examination of insured depository institutions, to require that federal banking regulators intervene promptly when a depository institution experiences financial difficulties, to mandate the establishment of a risk-based deposit insurance assessment system, and to require imposition of numerous additional safety and soundness operational standards and restrictions. FDICIA also expanded the conservatorship and receivership powers of the FDIC. See "- Regulation of BCB and PNB - Regulatory Capital Requirements" for a discussion of FDICIA's regulatory capital requirements.

         FDICIA included a variety of provisions that affect the internal operations and activities of banks. For example, pursuant to FDICIA, the federal banking agencies promulgated safety and soundness standards relating to operations and management, compensation, asset quality, earnings, and stock valuation. FDICIA further required that certain insured depository institutions have periodic on-site regulatory examinations and annual audits by an independent public accountant. The audit process must be overseen by an independent audit committee composed of outside directors.

         FDICIA also implemented certain changes in deposit insurance coverage, including, among other things, the elimination of insurance on foreign deposits and a significant reduction in "pass-through" deposit insurance coverage for certain employee benefit plan deposits under certain circumstances. FDICIA generally prohibits the FDIC from insuring deposits over $100,000 and mandates a new system of risk-based deposit insurance assessments.
See "- Regulation of BCB and PNB - Deposit Insurance."

         Regulatory Capital Requirements. Under current FDIC capital regulations, state-chartered, nonmember banks (banks that are not members of the Federal Reserve System), such as BCB, are required to comply with three separate minimum capital requirements: a Tier 1 leverage capital ratio and two risk-based capital ratios (the Tier 1 risk-based capital ratio and the total risk-based capital ratio). As a national bank, PNB is subject to similar requirements promulgated by the OCC.

         FDICIA required the FDIC, the OCC, and each other federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risks of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. FDICIA also requires the FDIC to review its capital regulations every two years in consultation with the other federal banking agencies to determine whether the standards require sufficient capital to facilitate prompt corrective action that would prevent or minimize loss to the deposit insurance funds. In addition, FDICIA required federal banking agencies to implement "prompt corrective action" rules that provide for prompt supervisory intervention for banks with insufficient capital.

         Under both the OCC's and the FDIC's regulations, a bank is deemed to be
(i) "well capitalized" if it has total risk-based capital of 10% or more, a Tier 1 risk-based capital ratio of 6% or more, and a Tier 1 leverage capital ratio of 5% or more and is not subject to any written agreement, order, capital directive, or corrective action directive, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a Tier 1 leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized,"
(iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a Tier 1 leverage capital ratio that is less than 4% (3% under certain circumstances),
(iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a Tier 1 leverage capital ratio that is less than 3%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. Section 38 of the FDIA and the regulations promulgated thereunder by the federal banking agencies also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that neither the FDIC or the OCC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         A number of sanctions may be imposed on banks that are not in compliance with applicable capital requirements, including, without limitation, restrictions on asset growth and imposition of a capital directive that may require, among other things, an increase in regulatory capital, reduction of rates paid on savings accounts, cessation of or limitations on deposit-gathering, lending, purchasing loans, making specified investments, or issuing new accounts, limits on operational expenditures, an increase in liquidity, and such other restrictions or corrective actions as the appropriate federal banking agency may deem necessary or appropriate.

         Under the system of prompt corrective action mandated by FDICIA, immediately upon becoming undercapitalized, an institution will become subject to the provisions of Section 38 of the FDIA, which include (i) restricting payment of capital distributions and management fees, (ii) requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital, (iii) requiring submission of a capital restoration plan, (iv) restricting the growth of the institution's assets, and
(v) requiring prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include the following: requiring the institution to raise additional capital; restricting transactions with affiliates; restricting interest rates paid by the institution on deposits; requiring replacement of senior executive officers and directors; restricting the activities of the institution and its affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate.

         FDICIA provides for the appointment of a conservator or receiver for any insured depository institution that is "critically undercapitalized," or that is "undercapitalized" and (i) has no reasonable prospect of becoming "adequately capitalized," (ii) fails to become "adequately capitalized" when required to do so under the prompt corrective action provisions, (iii) fails to submit an acceptable capital restoration plan within the prescribed time limits, or (iv) materially fails to implement an accepted capital restoration plan. In addition, the appropriate federal regulatory agency will be required to appoint a receiver (or a conservator) for a "critically undercapitalized" depository institution within 90 days after the institution becomes "critically undercapitalized" or to take such other action that would better achieve the purpose of Section 38 of FDIA. Such alternative action can be renewed for successive 90 day periods. With limited exceptions, however, if the institution continues to be "critically undercapitalized" on average during the quarter that begins 270 days after the institution first became "critically undercapitalized," a receiver must be appointed.

         Deposit Insurance. Both BCB's and PNB's deposit accounts are insured by the BIF generally up to a maximum of $100,000 per separately insured depositor, and both BCB and PNB are subject to FDIC deposit insurance assessments. Pursuant to FDICIA, the FDIC adopted a risk-based system for determining deposit insurance assessments under which all insured institutions, were placed into one of nine categories and assessed insurance premiums, ranging from $2,000 to 0.27% of insured deposits, based upon their level of capital and supervisory evaluation. Because the FDIC sets the assessment rates based upon the level of assets in the insurance fund, premium rates rise and fall as the number and size of bank failures increase and decrease, respectively. Under the system, institutions are assigned to one of three capital groups based solely on the level of an institution's capital - "well capitalized," "adequately capitalized" and "undercapitalized" - that are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of FDIA, as discussed above. These three groups are then divided into three subgroups that reflect varying levels of supervisory concern, from those that are considered to be healthy to those that are considered to be of substantial supervisory concern. The Economic Growth and Regulatory Paperwork Reduction Act of 1996 requires BIF-insured banks to begin participating in the payment of interest due on Financing Corporation bonds used to finance the thrift bailout. As BIF-insured institutions, BCB and PNB are subject to a special Financing Corporation assessment in addition to assessments applicable to BIF-insured deposits.

         Interstate Banking. With the passage of the Interstate Banking and Branching Efficiency Act of 1994, different types of interstate transactions and activities are permitted, each with different effective dates. Interstate transactions and activities provided for under the law include: (i) bank holding company acquisitions of separately held banks in a state other than a bank holding company's home state; (ii) mergers between insured banks with different home states, including consolidations of affiliated insured banks; (iii) establishment of interstate branches either de novo or by branch acquisition; and (iv) affiliated banks acting as agents for one another for certain banking functions without being considered a "branch." In general, nationwide interstate banking became effective one year after the date of enactment, irrespective of state law limitations. Interstate mergers will be permissible on June 1, 1997, unless a state passes legislation either to prevent or to permit the earlier occurrence of interstate mergers. States may at any time enact legislation permitting interstate de novo branching. Affiliated banks became authorized to act as agents for one another beginning one year after enactment. Each of the transactions and activities must be approved by the appropriate federal bank regulator, with separate and specific criteria established for each category.

         After the applicable effective date (and, in the case of interstate mergers and de novo branching, subject to applicable state law "opt-out" or "opt-in" provisions), the appropriate federal bank regulator is authorized to approve the respective interstate transactions only if certain criteria are met. First, in order for a banking institution (a bank or bank holding company) to receive approval for an interstate transaction, it must be "adequately capitalized" and "adequately managed." The phrase "adequately capitalized" is generally defined as meeting or exceeding all applicable federal regulatory capital standards, while the phrase "adequately managed" was left undefined. Second, the appropriate federal bank regulator must consider the applicant's and its affiliated institutions' records under the CRA as well as the applicant's record under applicable state community reinvestment laws.

         The new law applies deposit "concentration limits" to interstate acquisition and merger transactions. Specifically, a banking institution may not receive federal approval for interstate expansion if it and its affiliates would control (i) more than 10% of the deposits held by all insured depository institutions in the United States, or (ii) 30% or more of the deposits of all insured depository institutions in any state in which the banks or branches involved in the transactions (or any affiliated depository institution) overlap. States may, by statute, regulation or order, raise or lower the 30% limit. In addition, the new law preempted certain existing state law restrictions on interstate banking (such as regional compacts and reciprocity requirements), effective one year after enactment. However, in order to receive federal approval for an interstate merger or de novo branching transaction, an applicant still also must comply with any non-discriminatory host state filing and other requirements.

         New Hampshire law permits New Hampshire-chartered banks to establish a de novo branch in any other state in the United States in accordance with the laws of the other state and with the prior approval of the New Hampshire Banking Commissioner. However, New Hampshire does not generally permit out-of-state banks to establish a de novo branch in New Hampshire unless the out-of-state bank has previously merged with a New Hampshire bank or a national bank with its principal place of business in New Hampshire.

         New Hampshire law also generally permits New Hampshire-chartered banks, with the prior approval of the New Hampshire Banking Commissioner, to establish and maintain branches through a merger, consolidation with, or purchase of all or part of the assets an out-of-state bank, or a federally-chartered banking institution. A New Hampshire-chartered bank, with the approval of the New Hampshire Banking Commissioner, and a national bank with its principal place of business in New Hampshire, in accordance with federal law, may merge with an out-of-state bank, with the surviving bank being the out-of-state bank, provided the New Hampshire bank has been in existence for at least five years. An out-of-state bank holding company may acquire a New Hampshire-chartered bank or a national bank having its principal place of business in New Hampshire, provided such bank has been in existence for five years.

NEW HAMPSHIRE BANK REGULATION

         New Hampshire law regulates the day to day activities of New Hampshire-chartered banks, such as BCB, including their deposit taking, lending, and investment activities. In addition, New Hampshire-chartered banks, upon complying with certain requirements, are authorized to exercise all powers that may be exercised by the corresponding form of federally-chartered bank, subject to appropriate rulemaking by the New Hampshire Banking Commissioner, and are authorized to exercise every power that may be exercised by each other form of New Hampshire-chartered bank. The New Hampshire Banking Commissioner has general supervisory authority over New Hampshire-chartered banks and is generally required to examine the condition and management of each bank at least once every 18 months. Such examinations may be and normally are conducted jointly with the FDIC. The New Hampshire Banking Commissioner has authority to issue a cease and desist order upon a finding that a bank is engaging in unsafe or unsound practices or violating any law, rule, regulation, or order. Bank holding companies are not generally regulated under New Hampshire banking law, except for limitations on bank acquisitions based on the number of bank subsidiaries and limitations on acquisitions and branching based on deposit concentrations. A bank holding company generally may not acquire ownership or control of any bank or national bank in New Hampshire if the holding company and all of its affiliates would control more than 20% of the dollar volume of time, savings, and demand deposits of all banks in New Hampshire or if the holding company would have more than 12 affiliates as a result of the transaction. A bank with its principal office in New Hampshire may establish a branch with the approval of the New Hampshire Banking Commissioner in any town in New Hampshire; however, the New Hampshire Banking Commissioner may not approve branching by any bank if the dollar volume of time, savings, and demand deposits of a bank and its affiliates exceed 20% of the total of such deposits held by all banks in New Hampshire.

OTHER ASPECTS OF FEDERAL AND STATE LAW

         Regulation D promulgated by the Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts or non-personal time deposits, subject to certain exemptions. "Transaction accounts" include demand deposits, NOW accounts, and certain other types of accounts that permit payments or transfers to third parties. "Non-personal time deposits" include money market deposit accounts or other savings deposits held by corporations or other depositors that are not natural persons, and certain other types of time deposits. Because required reserves must be maintained in the form of vault cash or non-interest bearing deposits with a regional Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the institution's interest-bearing assets.

         BCB and PNB are also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, loan interest rate limitations, lending policies, truth-in-lending, electronic funds transfers, funds availability, truth-in-savings, home mortgage disclosure, and equal credit opportunity.

GOVERNMENT POLICIES AND LEGISLATIVE AND REGULATORY PROPOSALS

         BCB's and PNB's operations are generally affected by the economic, fiscal, and monetary policies of the United States and its agencies and regulatory authorities, particularly the Federal Reserve Board (which regulates the money supply of the United States, reserve requirements against deposits, the discount rate on Federal Reserve borrowings and related matters, and which conducts open-market operations in U.S. government securities). The fiscal and economic policies of various governmental entities and the monetary policies of the Federal Reserve Board have a direct effect on the availability, growth, and distribution of bank loans, investments, and deposits.

         In addition, various proposals to change the laws and regulations governing the operations and taxation of, and deposit insurance premiums paid by, state-chartered banks and other financial institutions are from time to time pending in Congress and the New Hampshire legislature and before the Federal Reserve Board, the FDIC, the OCC, the New Hampshire Banking Commissioner, and other bank regulatory authorities. The likelihood of any major changes in the future, and the impact any such changes might have on BCB and PNB, are not possible to determine.


            COMPARISON OF RIGHTS OF HOLDERS OF NORTHWAY COMMON STOCK,
                     BCB COMMON STOCK, AND PEMI COMMON STOCK

         BCB is a New Hampshire chartered commercial bank. Stockholders of BCB, whose rights as stockholders are currently governed by New Hampshire banking and applicable corporate law and by BCB's Articles of Agreement (the "BCB Articles") and By-Laws (the "BCB By-laws"), will, upon consummation of the BCB Reorganization, become stockholders of Northway (except stockholders of BCB, if any, who exercise Dissenters' Rights) and their rights as such will be governed by New Hampshire corporate law and by the Northway Articles and the Northway By-laws, which will become effective as of the Reorganization Time.

         PEMI is a New Hampshire corporation and the parent company of PNB, a federally chartered commercial bank. Stockholders of PEMI, whose rights as stockholders are currently governed by New Hampshire corporate law and by PEMI's Articles of Incorporation (the "PEMI Articles") and By-laws (the "PEMI By-laws"), will, upon consummation of the Merger, become stockholders of Northway (except stockholders of PEMI, if any, who exercise Dissenters' Rights) and their rights as such will be governed by New Hampshire law and the Northway Articles and the Northway By-laws, which will become effective as of the Reorganization Time.

         Certain differences between the rights of stockholders of BCB and PEMI and the rights of stockholders of Northway are set forth below. This summary contains a list of material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Northway Articles, the Northway By-laws, the BCB Articles, the BCB By-laws, the PEMI Articles, the PEMI By-laws, and the NHBCA.

CERTAIN ANTI-TAKEOVER EFFECTS OF THE NORTHWAY ARTICLES AND THE NORTHWAY BY-LAWS

         The Northway Articles and the Northway By-laws, which will become effective as of the Reorganization Time, contain certain provisions designed to enhance the ability of the Northway Board to deal with attempts to acquire control of Northway. These provisions, which are discussed in greater detail below, may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the Northway Board (including takeovers that certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of Northway Common Stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even though such a transaction may be favorable to the interests of stockholders, and potentially could affect adversely the market price of Northway Common Stock.

         The protective provisions included in the Northway Articles and the Northway By-laws were not adopted in response to, or with knowledge of, any takeover attempts or "unfriendly" efforts to gain control of Northway, BCB, or PEMI following the BCB Reorganization and/or the Merger. The Northway Board, the BCB Board, and the PEMI Board adopted these provisions in order to provide standard corporate protections common among bank holding companies and in the best interests of current BCB and PEMI stockholders who will become stockholders of Northway upon consummation of the BCB Reorganization and the Merger, respectively. Also, there are no additional plans to adopt other anti-takeover provisions following the consummation of the BCB Reorganization and the Merger.

         The protective provisions contained in the Northway Articles and the Northway By-laws are summarized in further detail in the sections immediately below. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Northway Articles.

MATTERS TO BE CONSIDERED AT STOCKHOLDER MEETINGS AND DIRECTOR NOMINATIONS

         Northway. The Northway By-laws contain several provisions that regulate the submission of proposals in connection with, and the nomination of directors at, stockholder meetings. The Northway By-laws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the Northway Board at a stockholder meeting must give notice of any proposals not less than 75 days nor more than 120 days prior to the meeting; provided, that for the first annual meeting following the date Northway becomes a reporting company under Section 13(a) or Section 15(d) of the Exchange Act, a stockholder's notice will be considered timely if delivered to, or mailed to and received by, Northway at its principal executive offices not later than the close of business on the later of the 75th day prior to the scheduled date of such meeting or the 15th day following the day on which Northway publicly announces the date of such meeting. Such notice is required to contain certain information as set forth in the Northway By-laws. No business matter will be transacted nor will any person be eligible for election as a director of Northway unless proposed or nominated, as the case may be, in strict accordance with the procedures set forth in the Northway By-laws.

         Although the Northway By-laws do not give the Northway Board any power to approve or disapprove of any business desired by stockholders to be conducted at an annual or special meeting or of any stockholder nominations for the election of directors, the above provisions may have the effect of precluding the conduct of business or a nomination for election to the Northway Board at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of Northway, even if the conduct of such solicitation or such attempt might be beneficial to Northway and its stockholders. Northway's procedures with respect to all stockholder proposals and the nomination of directors will be conducted in accordance with Section 14 of the Exchange Act, as amended, and the rules promulgated thereunder.

         BCB. The BCB By-laws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the BCB Board at a stockholder meeting must give notice of any proposals or nominations not less than 60 days nor more than 180 days prior to the meeting. Such notice is required to contain certain information as set forth in the BCB By-laws. No business matter will be transacted nor will any person be eligible for election as a director of BCB unless proposed or nominated, as the case may be, in strict accordance with the procedures set forth in the BCB By-laws.

         PEMI. The PEMI By-laws do not contain any provisions that regulate the submission of proposals in connection with, and the nomination of directors at, stockholder meetings.

SPECIAL MEETINGS OF STOCKHOLDERS

         The NHBCA provides that a corporation shall hold a special meeting of stockholders on call of its board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws, or if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

         Northway. The Northway By-laws provide that special meetings of the stockholders of Northway may be called only by the Northway Board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, or upon delivery of written demand therefor to the Secretary of Northway describing the purpose or purposes for which it is to be held by the holders of not less than 10% of the shares entitled to vote at the meeting.

         BCB. The BCB By-Laws provide that special meetings of the stockholders of BCB for any purpose or purposes may be called at any time (i) by the Chairman of the BCB Board, if one is elected, (ii) by the affirmative vote of a majority of the directors then in office, provided, however, that if there is an Interested Stockholder (as defined in the BCB By-laws), any such call shall also require the affirmative vote of a majority of the Continuing Directors (as defined in the BCB By-laws) then in office, or (iii) by the holders of not less than 50% of all the shares entitled to vote at such meeting. Only those matters set forth in the call of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law.

         PEMI. The PEMI By-laws provide that special meetings of the stockholders of PEMI for any purpose or purposes, unless otherwise prescribed by statute, may be called at any time by the Chairman of the Board, the President, or by a majority of the PEMI Board, or upon written application therefor to the Secretary by the holders of not less than 10% of the shares entitled to vote at the meeting.

CLASSIFICATION OF THE BOARD OF DIRECTORS

         The NHBCA states that a corporation with nine or more directors may provide in its articles of incorporation for staggered terms for such directors by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total, as near as may be, with one class to be elected annually.

         Northway. The Northway Board will initially consist of ten directors. The Northway Articles provide that, subject to the rights, if any, of any holders of Northway Preferred Stock then outstanding, the Northway Board will be classified into three classes, as nearly equal in number as possible, with one class to be elected annually.

         BCB. Pursuant to New Hampshire banking law applicable to BCB, the BCB Articles provide that the BCB Board shall be classified into three classes, as nearly equal in number as possible, with one class to be elected annually.

         PEMI. The PEMI Articles provide that the PEMI Board shall be classified into three classes, as nearly equal in number as possible, with one class to be elected annually.

REMOVAL OF DIRECTORS

         The NHBCA provides that a corporation's stockholders may remove one or more directors with or without cause unless the corporation's articles of incorporation provide that directors may be removed only for cause.

         Northway. The Northway Articles and the Northway By-laws provide that, subject to the rights, if any, of holders of Northway Preferred Stock, any director (including persons elected by directors to fill vacancies on the Northway Board) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of two-thirds of the shares then entitled to vote at an election of directors. At least 30 days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal must be sent to the director whose removal will be considered at the meeting. The Northway Articles further provide that for purposes of this section of the Northway Articles, "cause," with respect to the removal of any director means only (i) conviction of a felony,
(ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to Northway.

         BCB. The BCB Articles provide that any director (including persons elected by the directors to fill vacancies on the BCB Board) may be removed from office, with or without cause, by an affirmative vote of (i) the holders of at least 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class at a duly constituted meeting of stockholders called expressly for such purpose, or (ii) two-thirds of the members of the BCB Board then in office, unless at the time of such removal there is an Interested Stockholder, in which case the affirmative vote of not less than a majority of the Continuing Directors then in office will instead be required for removal by vote of the BCB Board. At least 30 days prior to such meeting of stockholders, written notice will be sent to the director whose removal will be considered at the meeting.

         PEMI. The PEMI Articles provide that, at any meeting of stockholders called expressly for the purpose, any director, or the entire PEMI Board, may be removed from office, with or without cause, but only by the affirmative vote of the holders of at least 75% of all of the shares of PEMI then entitled to vote for the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

         The NHBCA states that, unless the articles of incorporation otherwise provide, if a vacancy occurs on a corporation's board of directors, including a vacancy resulting from an increase in the number of directors, the stockholders or the directors of the corporation may fill the vacancy.

         Northway. The Northway Articles provide that, for a period of three years following the effective date of the Northway Articles, subject to the rights, if any, of the holders of Northway Preferred Stock to elect directors and to fill vacancies in the Northway Board relating thereto: (i) any vacancy in the Northway Board occurring as a result of an increase in the size of the Northway Board or the death, resignation, disqualification, or removal of a director nominated by PEMI will be filled solely by the affirmative vote of two-thirds of the remaining directors then in office, even if less than a quorum of the Northway Board, and (ii) all other vacancies in the Northway Board will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Northway Board. Thereafter, subject to the rights, if any, of the holders of Northway Preferred Stock to elect directors and to fill vacancies on the Northway Board relating thereto, any and all vacancies in the Northway Board, however occurring, including, without limitation, by reason of an increase in size of the Northway Board, or the death, resignation, disqualification, or removal of a director, will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Northway Board. The Northway Articles further provide that any director appointed to fill a vacancy in accordance with the preceding provisions will hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal, and that, subject to the rights, if any, of the holders Northway Preferred Stock to elect directors, when the number of directors is increased or decreased, the Northway Board will determine the class or classes to which the increased or decreased number of directors will be apportioned; provided, however, that no decrease in the number of directors will shorten the term of any incumbent director. In the event of a vacancy in the Northway Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Northway Board until the vacancy is filled.

         BCB. The BCB By-laws provide that any vacancy occurring on the BCB Board as a result of an increase in the authorized number of directors, or a director's resignation, removal, death, or inability to serve as a director may be filled by a vote of a majority of the remaining directors, unless there is an Interested Stockholder, in which case such vacancy may only be filled by vote of a majority of the Continuing Directors then in office. A director elected to fill such a vacancy shall be elected to serve for a term of office continuing until the next election of directors by the stockholders.

         PEMI. The PEMI Articles provide that any vacancies in the PEMI Board resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled by a majority vote of the directors then in office even though less than a quorum, and directors so chosen shall hold office for the unexpired terms of their predecessors in office. The PEMI Articles further provide that any newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority vote of the directors then in office for terms continuing only until the next election of directors by the stockholders.

INDEMNIFICATION AND EXCULPATION OF DIRECTORS AND OFFICERS

         The NHBCA provides that the articles of incorporation of a corporation may set forth a provision eliminating or limiting the liability of a director, officer, or both, to the corporation or its stockholders for money damages for any action taken, or any failure to take any action, as a director or an officer, except liability for: (i) the amount of a financial benefit received by such director or officer to which he is not entitled; (ii) an intentional infliction of harm on the registrant or its stockholders; (iii) a violation of
Section 293-A.8.33 of the NHBCA relating to unlawful distributions; or (iv) an intentional violation of criminal law. The NHBCA also provides that a corporation may indemnify its directors and officers against expenses and liabilities incurred by such persons, to the extent permitted therein.

         Northway. The Northway Articles state that no person who serves Northway as a director or an officer shall have any personal liability to Northway or its stockholders for money damages for any action taken, or any failure to take any action, as a director or an officer, except liability for:
(i) the amount of a financial benefit received by such director or officer to which he or she is not entitled; (ii) an intentional infliction of harm on Northway or its stockholders; (iii) a violation of Section 293-A.8.33 of the NHBCA relating to unlawful distributions; or (iv) an intentional violation of criminal law. The Northway Articles further provide that if the NHBCA is amended after the effective date of the Northway Articles or any amendment thereto to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Northway will be eliminated or limited to the fullest extent permitted by the NHBCA. Any repeal or modification of the above sections of the Northway Articles by the stockholders of Northway will be prospective only, and will not adversely affect any limitation on the personal liability of a director or officer of Northway for acts or omissions occurring prior to the effective date of such repeal or modification.

         The Northway By-Laws state that each director and officer shall be indemnified and held harmless by Northway to the fullest extent authorized by the NHBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Northway to provide broader indemnification rights than such law permitted Northway to provide prior to such amendment) against any and all expenses and liabilities that are incurred by such director or officer or on such director or officer's behalf in connection with any proceeding or any claim, issue, or matter therein, which such director or officer is a party to or participant in by reason of such director's or officer's status as a director or officer, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of Northway and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by the Northway By-laws continue as to a director or officer after he or she has ceased to be a director or officer and inure to the benefit of his or her heirs, executors, administrators, and personal representatives. Notwithstanding the foregoing, Northway will indemnify any director or officer seeking indemnification in connection with a proceeding initiated by such director or officer only if such proceeding was authorized by the Northway Board. The Northway By-laws further state that the foregoing provisions are deemed to be a contract between Northway and each director and officer who serves in such capacity at any time while such provisions are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The Northway By-laws further provide that Northway may maintain insurance, at its expense, to protect itself and any director, officer, or non-officer employee against any liability of any character asserted against or incurred by Northway or any such director, officer, or non-officer employee, or arising out of any such person's status as such director, officer, or non-officer employee, whether or not Northway would have the power to indemnify such person against such liability under the NHBCA or the provisions of the Northway By-laws.

         BCB. The BCB Articles provide that no director or officer will be personally liable to BCB or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, the foregoing provision will not eliminate the liability of a director or officer (i) for breach of the director's or officer's duty of loyalty to BCB or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transactions from which the director or officer derives an improper personal benefit.

         The BCB By-laws provide that BCB will indemnify and reimburse for all expenses incurred in connection with any proceedings by any individual person who was or is a party to a proceeding by reason of the fact that such party, or the person whose legal representative or successor such party is, was or is serving as a director, officer, or employee of BCB, or, at its request, of another entity in which BCB has an interest, or was or is serving at the request of BCB as a fiduciary of any deferred compensation plan of BCB in which such person is involved, to the extent and under the circumstances that would be required or permitted under the NHBCA if BCB were a business corporation. Such indemnification and reimbursement (unless ordered by a court) will be made as authorized in a specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because such person has met the applicable standards of conduct set forth in the NHBCA. The BCB By-laws further provide that BCB may purchase and maintain insurance on behalf of any person who is or was a director, officer, or employee of BCB, or, at its request, of another entity in which BCB has an interest, or was or is serving at the request of BCB as a fiduciary of any deferred compensation plan of BCB, against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such person's status as such, whether or not BCB would have the power to indemnify such person against such liability under the provisions of the NHBCA.

         PEMI. The PEMI Articles and the PEMI By-laws provide that, to the fullest extent now or hereafter permitted by law, no director or officer of PEMI will be personally liable to PEMI or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. The PEMI Articles further provide that any amendment or repeal of the foregoing provision shall not adversely effect any right or protection of any director or officer of PEMI existing at the time of such amendment or repeal.

         The PEMI By-laws provide that PEMI will indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative, or investigative (other than an action by or in the right of PEMI) by reason of the fact that such party is or was a director, officer, trustee, employee, or agent of PEMI, or is or was serving at the request of PEMI as a director, officer, trustee, employee, or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, or any appeal therein, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of PEMI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, any indemnification will be made by PEMI only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee, or agent is proper in the circumstances because such director, officer, trustee, employee, or agent has met the applicable standard of conduct set forth above. The PEMI By-laws further provide that the indemnification so provided will be deemed to be a contract between PEMI and each director, officer, trustee, employee, or agent who serves in such capacity at any time while such provision is in effect, and any repeal or modification thereof shall not affect the rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit, or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The PEMI By-laws further provide that PEMI may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of PEMI or is or was serving at the request of PEMI as a director, officer, trustee, employee, or agent of another corporation, association, partnership, joint venture, trust, or other enterprise against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such person's status as such, whether or not PEMI would have the power to indemnify such person against such liability under the provisions of the PEMI By-laws.

CONFLICT OF INTEREST TRANSACTIONS

         Under the NHBCA, a conflict of interest transaction (defined as a transaction in which a director of a corporation has a direct or indirect interest) is not voidable by a corporation solely because of a director's interest in the transaction if any one of the following is true: (a) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board of directors and a majority of the directors on the board of directors or such committee who have no direct or indirect interest in the transaction authorized, approved, or ratified such transaction; (b) the material facts of the transaction and the director's interest were disclosed or known to the stockholders entitled to vote and they authorized, approved, or ratified such transaction; or (c) the transaction was fair to the corporation.

         Northway. The Northway Articles and the Northway By-laws do not contain any provisions regarding transactions between Northway and its directors. Accordingly, the provisions of the NHBCA (together with other applicable federal and state banking laws and regulations) will govern all such transactions.

         BCB. The BCB Articles provide that any contract or other transaction between BCB and one or more of its directors, or between BCB and any firm of which one or more of its directors are members or employees, or in which they are interested, or between BCB and a corporation or association of which one or more of its directors are stockholders, members, directors, officers, or employees, or in which they are interested, will be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the BCB Board which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest is disclosed or known to the BCB Board and the BCB Board, nevertheless, authorizes, approves, or ratifies such contract or transaction, with the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization, approval, or ratification.

         PEMI. The PEMI Articles and the PEMI By-laws do not contain any provisions regarding transactions between PEMI and directors. Accordingly, the provisions of the NHBCA (together with other applicable federal and state banking laws and regulations) govern all such transactions.

BUSINESS COMBINATIONS

         Northway. The Northway Articles provide that neither Northway nor any subsidiary of which Northway owns at least a majority of the equity securities ordinarily entitled to vote for the election of directors (hereinafter, a "Subsidiary"), will be a party to any Business Combination (as defined below) or enter into any agreement providing for any Business Combination unless the following conditions are satisfied: (i) the vote of holders of at least 80% of the outstanding shares entitled to vote for the election of directors will be required to approve or authorize any Business Combination unless the aggregate of the cash and fair market value of the consideration to be paid to all the holders of the Northway Common Stock in connection with such Business Combination (when adjusted for stock splits, stock dividends, reclassification of shares, or otherwise) is equal to the highest price per share paid by the other party or parties to the Business Combination (the "Acquiring Party") in acquiring any of the Northway Common Stock; provided, however, that the consideration to be paid to the holders of the Northway Common Stock must be in the same form as that paid by the Acquiring Party in acquiring the shares of the Northway Common Stock held by it except to the extent that any stockholder of Northway shall otherwise agree; and (ii) subject to the preceding provision, the vote of the holders of at least 75% of the outstanding shares entitled to vote for the election of directors will be required to approve or authorize any Business Combination unless such Business Combination has been approved by at least two-thirds of the directors of Northway who are not affiliated with, or stockholders of, the Acquiring Party, in which case the vote of the holders of at least a majority of the outstanding shares entitled to vote for the election of directors will be required to approve or authorize such Business Combination. As defined in the Northway Articles, a "Business Combination" means (i) any merger or consolidation (whether in a single transaction or a series of related transactions) other than a merger or consolidation of Northway and any of its Subsidiaries or a merger or consolidation of any Subsidiaries of Northway; (ii) any sale, lease, exchange, transfer, or distribution of all or substantially all or a substantial portion of the property or assets of Northway or any of its Subsidiaries, including its goodwill; (iii) the issuance of any securities, or of any rights, warrants, or options to acquire any securities of Northway or any of its Subsidiaries, to any stockholders other than by stock dividend declared and paid to all stockholders of Northway or pursuant to an employee stock ownership plan or a stock option plan established by Northway; (iv) any reclassification of the stock of Northway or any of its Subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of Northway or any of its Subsidiaries held by any person; or (v) the adoption of any plan or proposal for (a) the dissolution of Northway or any Subsidiary thereof or (b) any partial or complete liquidation of Northway or any Subsidiary thereof. The Northway Articles further provide that, for a period of three years following the effective date of the Northway Articles, the affirmative vote of two-thirds of the directors of Northway will be required to approve or authorize a merger or consolidation involving PNB.

         BCB. The BCB Articles provide that, notwithstanding the fact that no vote may be required or that a lesser percentage may be required by law, any Business Combination (as defined below) involving BCB and an Interested Stockholder must be approved by the holders of at least 80% of the voting power of the then outstanding shares of capital stock of BCB entitled to vote generally in the election of directors, voting together as a single class (the "BCB Voting Requirement"). The BCB Voting Requirement does not apply if (i) the Business Combination is approved by a majority of the members of the BCB Board who are not Interested Stockholders or affiliates or associates of an Interested Stockholder and who were members of the BCB Board prior to the time that an Interested Stockholder became an Interested Stockholder, and (ii) certain "fair price" (defined generally to mean, among other things, that the consideration to be received by stockholders in such Business Combination is in the same form and kind as the consideration paid by the Interested Stockholder for BCB capital stock owned by such person and is at least equal to the highest of the following: the highest per share price paid by the Interested Stockholder for any shares of BCB Common Stock acquired by it within the two-year period immediately prior to and including the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in the transaction through which such person became an Interested Stockholder; the highest Fair Market Value (as defined in the BCB Articles) per share of BCB Common Stock on any date during the one-year period prior to and including the Announcement Date; and the price per share equal to the product of (1) the Fair Market Value per share of BCB Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, and (2) a fraction,
(x) the numerator of which is the highest per share price paid by the Interested Stockholder for any shares of common stock acquired by it within the two-year period immediately prior to and including the Announcement Date, and (y) the denominator of which is the Fair Market Value per share of BCB Common Stock on the first day of such two-year period upon which the Interested Stockholder acquired any shares of BCB Common Stock) and other criteria are met. As defined in the BCB Articles, a "Business Combination" means (i) any merger or consolidation of BCB or any Subsidiary with (a) any Interested Stockholder or
(b) any other corporation or entity (whether or not an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of BCB or any Subsidiary having an aggregate Fair Market Value of $500,000 or more; (iii) the issuance or transfer by BCB or any Subsidiary (in one transaction or series of transactions) of any securities of BCB or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or combination thereof), having an aggregate Fair Market Value of $500,000 or more;
(iv) the adoption of any plan or proposal for the liquidation or dissolution of BCB proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or (v) any reclassification of securities (including any reverse stock split), any recapitalization of BCB, any merger or consolidation of BCB with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportion of outstanding shares of any class of equity or convertible securities of BCB or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

         PEMI. The PEMI Articles provide that neither PEMI nor any Subsidiary will be a party to any Business Combination (as defined below) or enter into any agreement providing for any Business Combination unless the following conditions have been satisfied: (i) the vote of holders of at least 80% of the outstanding shares entitled to vote for the election of directors will be required to approve or authorize any Business Combination unless the aggregate of the cash and fair market value of the consideration to be paid to all the holders of the PEMI Common Stock in connection with such Business Combination (when adjusted for stock splits, stock dividends, reclassification of shares, or otherwise) is equal to the highest price per share paid by the Acquiring Party in acquiring any of the PEMI Common Stock; provided, however, that the consideration to be paid to the holders of the PEMI Common Stock must be in the same form as that paid by the Acquiring Party in acquiring the shares of the PEMI Common Stock held by it except to the extent that any stockholder of PEMI shall otherwise agree; and (ii) subject to the preceding provision, the vote of the holders of at least 75% of the outstanding shares entitled to vote for the election of directors is required to approve or authorize any Business Combination unless such Business Combination has been approved by at least two-thirds of the directors of PEMI who are not affiliated with, or stockholders of, the Acquiring Party, in which case the vote of the holders of at least a majority of the outstanding shares entitled to vote for the election of directors will be required to approve or authorize such Business Combination. As defined in the PEMI Articles, a "Business Combination" means (i) any merger or consolidation (whether in a single transaction or a series of related transactions) other than a merger or consolidation of PEMI and any of its Subsidiaries or a merger or consolidation of any Subsidiaries of PEMI; (ii) any sale, lease, exchange, transfer, or distribution of all or substantially all or a substantial portion of the property or assets of PEMI or any of its Subsidiaries, including its goodwill; (iii) the issuance of any securities, or of any rights, warrants, or options to acquire any securities of PEMI or any of its Subsidiaries, to any stockholders other than by stock dividend declared and paid to all stockholders of PEMI or pursuant to an employee stock ownership plan or a stock option plan established by PEMI; (iv) any reclassification of the stock of PEMI or any of its Subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of PEMI or any of its Subsidiaries held by any person; or (v) the dissolution of PEMI or any Subsidiary thereof or any partial or complete liquidation of PEMI or any Subsidiary thereof.

AMENDMENTS TO ARTICLES OF INCORPORATION

         The NHBCA provides that a corporation may amend its articles of incorporation at any time to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required in the articles of incorporation. Unless the articles of incorporation provide otherwise, where stockholder approval of an amendment is required, the amendment to be adopted shall be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create Dissenters' Rights.

         Northway. The Northway Articles provide that no amendment or repeal of the Northway Articles will be made unless the same is first approved by the Northway Board pursuant to a resolution adopted by the Northway Board in accordance with applicable law and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of the Northway Articles, and in addition to any other vote of the holders of voting stock that is required by the Northway Articles or by law, the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class, will be required to amend or repeal any provision of the Northway Articles. The Northway Articles further provide that the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, will be required to amend or repeal certain provisions of the Northway Articles, including, without limitation, those relating to a classified board, vacancies on the Northway Board, removal of members of the Northway Board, voting for Business Combinations, amendment of the Northway Articles, and liability limitations for directors and officers.

         BCB. With certain limited exceptions, the BCB Articles provide that no amendment, addition, alteration, change, or repeal to the BCB Articles will be made unless the same is first approved by the affirmative vote of a majority of the BCB Board then in office, and thereafter approved by the stockholders by not less than two-thirds of the total votes eligible to be cast at a duly authorized meeting. If, at any time within the 60 day period immediately preceding the meeting at which the stockholder vote is taken, there is an Interested Stockholder, such amendment, addition, alteration, change, or repeal will also require the affirmative vote of not less than a majority of the Continuing Directors then in office, prior to the approval by the stockholders. In addition, certain provisions of the BCB Articles require approval by a vote of more than two-thirds of the total votes eligible to be cast if at any time within the 60 day period immediately preceding the meeting at which the stockholder vote is to be taken there is an Interested Stockholder, unless such amendment, addition, alteration, change, or repeal has been approved by the affirmative vote of not less than a majority of the Continuing Directors then in office.

         PEMI. The PEMI Articles provide that the affirmative vote of the holders of at least 75% of all of the shares of PEMI entitled to vote for the election of directors will be required to amend or repeal, or to adopt any provision in contravention of or inconsistent with, certain provisions of the PEMI Articles relating to directors, business combinations, and amendments to the PEMI Articles and the PEMI By-laws.

AMENDMENTS TO BY-LAWS

         The NHBCA states that the board of directors may amend or repeal a corporation's bylaws unless the articles of incorporation or the NHBCA reserve this power exclusively to the stockholders in whole or in part or the stockholders in amending or repealing a particular bylaw provide expressly that the board of directors shall not amend or repeal that bylaw. In addition, a corporation's stockholders may amend or repeal a corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

         Northway. The Northway Articles and the Northway By-laws provide that, except as otherwise provided by law or the Northway By-laws, the Northway By-laws may be amended or repealed by (i) the Northway Board by the affirmative vote of a majority of the directors then in office, or (ii) by the stockholders of Northway, at any annual meeting of stockholders or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Northway Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal will only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

         BCB. The BCB Articles provide that the BCB By-laws may be adopted, altered, amended, changed, or repealed by the affirmative vote of at least two-thirds of the directors then in office, unless at the time of such action there is an Interested Stockholder, in which case such action will also require the affirmative vote at such meeting of at least a majority of the Continuing Directors then in office. The BCB Articles provide that any action by its stockholders to adopt, alter, amend, change, or repeal the BCB By-laws will require (i) the affirmative vote of a majority of the directors then in office, unless at the time there is an Interested Stockholder, in which case such action will also require the affirmative vote of not less than a majority of the Continuing Directors then in office, (ii) submission of a written proposal for adopting, altering, amending, changing, or repealing the BCB By-laws in accordance with the notice provisions described above, and (iii) the affirmative vote of not less than two-thirds of the total votes eligible to be cast by stockholders at a duly constituted meeting.

         PEMI. The PEMI Articles provide that the PEMI By-laws may be amended at any time by the affirmative vote of a majority of the entire PEMI Board, subject to repeal, change, or adoption of any contravening or inconsistent provision only by a vote of the holders of at least 75% of all the shares entitled to vote on the matter at a meeting expressly called for that purpose.

FINANCIAL REPORTS TO STOCKHOLDERS

         The NHBCA provides that a corporation shall furnish its stockholders annual financial statements including a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of changes in the stockholders' equity for the year. In addition, the NHBCA provides that (i) if a corporation indemnifies or advances certain expenses to a director in connection with a proceeding by or in the right of the corporation, the corporation shall report the indemnification or advance in writing to the stockholders with or before the notice of the next stockholders meeting, and
(ii) that if a corporation issues or authorizes the issuance of shares or promissory notes for promises to render services in the future, the corporation shall report in writing to the stockholders the number of shares authorized or issued and the consideration received by the corporation with or before the next stockholders meeting.

         Northway. No provision of the Northway Articles or the Northway By-laws alters in any way the rights to financial information described above.

         BCB. There is no analogous statutory law applicable to BCB.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters in any way the rights to financial information described above.

REDEMPTION OF SHARES

         The NHBCA permits a corporation to acquire its shares from its stockholders in any circumstance in which the repurchase would comply with the law applicable to distributions to stockholders, described below.

         Northway. No provision of the Northway Articles or the Northway By-laws alters in any way its ability to redeem its shares as permitted by law.

         BCB. New Hampshire statutory law applicable to BCB provides that BCB can redeem its shares only in a very limited circumstance. A trust company that has more than 500 stockholders may, with the express written approval of the New Hampshire Banking Commissioner, redeem shares from holders who own 10 shares or less of such stock.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters in any way its ability to redeem its shares as permitted by law.

SHARE DIVIDENDS

         The NHBCA provides that a corporation may issue a share dividend; provided, however, that shares of one class or series of stock may not be issued as a share dividend in respect of shares of another class or series of stock unless authorized by the articles of incorporation, a majority of the votes entitled to be cast by the class or series to be issued approve the issue, and there are no outstanding shares of the class or series to be issued, and subject to limitations on distributions, described below.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law applicable to share dividends.

         BCB. There is no analogous statutory law applicable to BCB.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters New Hampshire statutory law applicable to share dividends.

DISTRIBUTIONS TO STOCKHOLDERS

         Under the NHBCA, the board of directors of a corporation has the power to declare and pay dividends in cash, property, or securities of the corporation unless (i) such corporation is, or would be thereby made, insolvent or (ii) the declaration and payment of such dividend would be contrary to any restrictions contained in the charter. New Hampshire law further provides that no distribution may be made (a) if the corporation is or would become unable to pay its debts as they become due in the usual course of business or (b) unless the fair value of the net assets of the corporation remaining after the distribution is at least equal to the aggregate preferential amount payable to holders of stock with preferential rights in the event of involuntary liquidation.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law applicable to distributions to stockholders. For regulatory restrictions on Northway's ability to declare dividends, see "Certain Regulatory Considerations."

         Northway is a legal entity separate and distinct from its subsidiaries. The only funds available to Northway for the payment of dividends are cash and cash equivalents held at the holding company level, dividends paid by Northway's other subsidiaries, and borrowings. The ability of holders of debt and equity securities of Northway, including BCB and PEMI stockholders who will become holders of Northway Common Stock upon consummation of the BCB Reorganization and the Merger, to benefit from the distribution of assets of a subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries) except to the extent that a claim of Northway as a creditor may be recognized.

         BCB. Statutory law applicable to BCB provides that it shall not declare any dividend except from its earnings remaining after deducting all losses, all sums due for expenses, and all overdue debts upon which no interest has been paid for a period of 6 months, unless the same are well secured and in process of collection.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters New Hampshire statutory law applicable to distributions to stockholders.

STOCKHOLDERS' LIST FOR MEETINGS

         The NHBCA provides that after fixing a record date for a stockholders' meeting, a corporation shall prepare an alphabetical list of names of all of its stockholders who are entitled to notice of a stockholders' meeting. The stockholders' list must be made available for inspection by any stockholder beginning two business days after notice of the meeting is given for which the list was prepared and continuing through the date of the meeting.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law requiring the preparation of a stockholder list.

         BCB. There is no analogous statutory law applicable to BCB, although New Hampshire courts have enforced a common law right of bank stockholders to inspect a stockholder list in certain circumstances.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters New Hampshire statutory law requiring the preparation of a stockholder list.

VOTING ENTITLEMENT OF SHARES

         The NHBCA states that, absent special circumstances, the shares of a corporation are not entitled to be voted if they are owned, directly or indirectly, by a second corporation and the first corporation owns directly or indirectly a majority of the shares entitled to vote for directors of the second corporation.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law with respect to the voting entitlement of shares.

         BCB. There is no analogous limitation applicable to BCB.

         PEMI. No provision of the PEMI Articles alters or the PEMI By-laws New Hampshire statutory law with respect to the voting entitlement of shares.

CUMULATIVE VOTING AND PREEMPTIVE RIGHTS

         The NHBCA states that stockholders do not have a right to cumulate their votes for directors and do not have preemptive rights unless the articles of incorporation so provide.

         Northway. The Northway Articles or the Northway By-laws do not provide for cumulative voting or for preemptive rights.

         BCB. There is no analogous statutory law applicable to BCB nor do the BCB Articles or BCB By-laws provide for cumulative voting or preemptive rights.

         PEMI. The PEMI Articles or the PEMI By-laws do not provide for cumulative voting or for preemptive rights.

VOTING TRUSTS

         The NHBCA provides that one or more stockholders may create a voting trust, conferring on a trustee the right to vote or otherwise act for them, by signing an agreement setting out the provisions of the trust, which may include anything consistent with its purpose and transferring their shares to the trustee. When a voting trust agreement is signed, the trustee shall prepare a list of the names and addresses of all owners with a beneficial interest in the trust together with the number and class of shares each transferred to the trust and deliver copies of the list and agreement to the corporation's principal office.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law regarding voting trusts. Northway is not aware of the existence of any such voting trust regarding the Northway Common Stock.

         BCB. There is no law applicable to BCB which either prohibits or permits voting trusts. BCB is not aware of the existence of any such voting trust regarding the BCB Common Stock.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters New Hampshire statutory law regarding voting trusts. PEMI is not aware of the existence of any such voting trust regarding the PEMI Common Stock.

VOTING AGREEMENTS

         The NHBCA provides that two or more stockholders may provide for the manner in which they will vote their shares by signing an agreement for that purpose and that a voting agreement created under this section is specifically enforceable.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law regarding voting agreements. Northway is not aware of the existence of any such voting agreements.

         BCB. There is no analogous statutory law applicable to BCB which either prohibits or permits voting agreements. Voting agreements have been executed by all directors of BCB in connection with the proposed Merger.
See "The Stockholder Meetings - Votes Required at the Meetings - BCB."

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters New Hampshire statutory law regarding voting agreements. Voting agreements have been executed by eight of the nine PEMI directors in connection with the proposed Merger. See "The Stockholder Meetings - Votes Required at the Meetings - PEMI."

DERIVATIVE PROCEEDINGS

         The NHBCA provides detailed procedural mechanisms by which a stockholder can commence civil actions on behalf of and in the name of the corporation. Under this law, stockholders may bring suits on behalf of a corporation to enforce the rights of the corporation only if such person was a stockholder at the time of the transaction which is the subject of the suit. Upon final judgment and a finding that the commencement of a derivative action by a stockholder was without reasonable cause or for an improper purpose, a court may require the plaintiff(s) to pay to the parties named as defendant(s) the reasonable expenses including legal fees incurred by them in defense of such action.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law regarding derivative proceedings.

         BCB. There is no analogous statutory law for commencing derivative proceedings relative to BCB.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters New Hampshire statutory law regarding derivative proceedings.

BY-LAW INCREASING QUORUM OR VOTING REQUIREMENTS FOR DIRECTORS

         The NHBCA states that a by-law that fixes a greater quorum or voting requirement for a corporation's board of directors may be amended or repealed
(i) if originally adopted by the stockholders, only by the stockholders, and
(ii) if originally adopted by the board of directors, either by the stockholders or the board of directors.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law regarding the amendment or repeal of a by-law that fixes a greater quorum or voting requirement for the Northway Board.

         BCB.  There is no analogous statutory law applicable to BCB.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters New Hampshire statutory law regarding the amendment or repeal of a by-law that fixes a greater quorum or voting requirement for the PEMI Board.

INSPECTION OF RECORDS BY STOCKHOLDERS

         The NHBCA provides that a stockholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation's principal office, certain records of the corporation if the stockholder gives the corporation written notice of his demand at least five business days before the date on which he or she wishes to inspect and copy.

         Northway. No provision of the Northway Articles or the Northway By-laws alters New Hampshire statutory law regarding inspection of corporate records by stockholders.

         BCB. There is no analogous statutory law applicable to BCB, although courts have recognized a common law right to inspect certain bank records.

         PEMI. No provision of the PEMI Articles or the PEMI By-laws alters New Hampshire statutory law regarding inspection of corporate records by stockholders.

QUALIFICATION OF DIRECTORS

         The NHBCA states that the articles of incorporation or bylaws of a corporation may prescribe qualifications for directors and further states that a director of a corporation need not be a resident of New Hampshire or a stockholder of the corporation unless the articles of incorporation or bylaws so prescribe.

         Northway. The Northway By-Laws provide that no director need be a resident of New Hampshire, but that each director must own qualifying shares of Northway Common Stock with a fair market value at the time of such director's election of $5,000.

         BCB. The BCB By-Laws, consistent with New Hampshire law applicable to BCB, provide that each director shall at all times be a stockholder of BCB, owning in his own right or on a jointly held basis as husband and wife, unencumbered shares of BCB Common Stock having an aggregate fair market value at the time of the acquisition of not less than $1,000.

         PEMI. The PEMI Articles and the PEMI By-laws provide that each director, during the full term of his or her directorship, shall own in the aggregate a minimum of $1,000 in par value, market value, or equity interest of the capital stock of PEMI.

DISSENTERS' RIGHTS

         For a discussion of New Hampshire law concerning Dissenters' Rights of stockholders of BCB and PEMI, which rights may also in the future be exercised by stockholders of Northway, see "The BCB Reorganization - Dissenters' Rights of BCB Stockholders," "The Merger and Related Transactions - Dissenters' Rights of BCB Stockholders in the Merger," and "The Merger and Related Transactions - Dissenters' Rights of PEMI Stockholders in the Merger."

         The foregoing summary of the rights of holders of Northway Common Stock, BCB Common Stock, and PEMI Common Stock does not purport to be a complete description of the differences between the statutory and other rights of stockholders of Northway, BCB, and PEMI. Such differences can be determined more completely by reference to the NHBCA, the Northway Articles and Northway By-laws, the BCB Articles and BCB By-laws, and the PEMI Articles and PEMI By-laws. The vote of BCB stockholders in favor of the BCB Reorganization and of PEMI stockholders in favor of the Merger will be deemed to be ratification by such stockholders of the filing of the Northway Articles.

                          BCB MEETING -- OTHER MATTERS

         The following information relates principally to the BCB Meeting. In addition to serving as a special meeting of BCB's stockholders to consider the BCB Reorganization and Merger, the BCB meeting is being held in lieu of BCB's regular 1997 Annual Meeting of Stockholders. Accordingly, BCB's stockholders will be asked to vote on the election of four directors to the BCB Board, and upon any other matters that may properly come before the meeting.

THE BCB DIRECTOR PROPOSAL

         The BCB Board is currently composed of eight members. The BCB Articles provide that directors are to be divided into three classes, as nearly equal in number as possible, with one class to be elected annually for a term of three years.

         At the BCB Meeting, one director will be elected to serve until the 1999 Annual Meeting of Stockholders and until his successor is duly elected and qualified, and three directors will be elected to serve until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The BCB Board has nominated Mr. Arnold P. Hanson, Jr., a current member of the BCB Board, to serve as a director for a two-year term, and Messrs. Peter H. Bornstein, Randall G. Labnon, and Brien L. Ward, all of whom are current members of the BCB Board, to serve for three-year terms. Unless otherwise marked, properly executed and returned proxies will be voted for the nominees. The BCB Board believes that all of the nominees will be available and able to serve as directors, but if for any reason any of the nominees named above should not be available or able to serve, the proxies may exercise discretionary authority to vote for one or more substitutes as the BCB Board may recommend, or in the alternative, the BCB Board may, if permitted by law, amend the BCB By-laws and reduce the size of the BCB Board to eliminate the resulting vacancy.

         Set forth below is certain information regarding the director nominees named above and each member of the BCB Board continuing in office based on information furnished by them to BCB. The "Director Since" column sets forth the year in which the person referred to become a director of BCB.

    NAME                         AGE       DIRECTOR SINCE        TERM TO EXPIRE
    ----                         ---       --------------        --------------

    William J. Woodward          51            1975                   1998
    Peter H. Bornstein           42            1989                   2000(1)
    Gerard L. Cote               60            1991                   1998
    Arnold P. Hanson, Jr.        47            1997                   1999(1)
    Barry J. Kelley              47            1989                   1999
    Randall G. Labnon            43            1991                   2000(1)
    John D. Morris               66            1991                   1998
    Brien L. Ward                45            1997                   2000(1)
-----------------------

(1) If elected at the BCB Meeting.

         Biographical information concerning all BCB directors is set forth elsewhere herein. See "BCB Management - Directors and Executive Officers."

MEETINGS OF THE BCB BOARD AND COMMITTEES

         During 1996, the BCB Board held 13 meetings. Each director attended at least 85% of the aggregate of: (i) the total number of meetings of the BCB Board, and (ii) the total number of meetings held by all committees of the BCB Board on which such director served.

         Members of the BCB Board are paid a fee of $250 for each BCB Board meeting attended. In addition, members of committees of the BCB Board are paid a fee of $200 for each committee meeting attended, except that (i) committee chairmen are paid $300 per meeting, and (ii) in 1996, Mr. Morris, a member of BCB's Finance/Pricing and Loan Committees, was paid $250 per committee meeting. In addition, in 1996 all directors received an additional supplemental fee of $250 except for Mr. Morris, who received an additional supplemental fee of $1,750. Directors who are officers of BCB do not receive any fees.

         BCB currently has three standing committees: the Audit Committee, the Human Resources Committee, and the Nominating Committee. The Audit Committee, which consists of Messrs. Woodward, Bornstein, Morris, Cote, and Kelley, coordinates the activities of BCB's internal auditor, its independent certified public accounting firm, and other accounting firms used on a project basis, reviews the results of each examination by the FDIC and the New Hampshire Banking Commissioner, and establishes and reviews compliance with the policies and activities of the Audit Committee. The Audit Committee met six times during 1996.

         The Human Resources Committee, which consists of Messrs. Woodward, Bornstein, Morris, and Cote, conducts annual and periodic reviews of director, officer, and employee compensation in order to ensure that BCB has the programs necessary to attract and retain competent professionals at all levels. The committee's recommendations must be approved by the full BCB Board. The Human Resources Committee met one time during 1996.

         The Nominating Committee, which consists of the entire BCB Board, selects nominees for election as directors of BCB. The BCB By-Laws provide that, subject to certain exceptions, any director nominations and new business proposals intended to be submitted by stockholders in connection with an annual meeting of stockholders must be filed with BCB at least 60 days, but not more than 180 days, prior to the scheduled date of the meeting and that no other nominations or proposals by stockholders shall be acted upon at the meeting. See "Comparison of Rights of Holders of Northway Common Stock, BCB Common Stock, and PEMI Common Stock -- Matters to be Considered at Stockholder Meetings and Director Nominations."

VOTE REQUIRED FOR APPROVAL

         The affirmative vote of a plurality of the shares of BCB Common Stock represented in person or by proxy at the BCB Meeting is necessary for the election of directors.

         THE BCB BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE DIRECTOR NOMINEES OF BCB.

STOCKHOLDER PROPOSALS

         If the BCB Reorganization Proposals are approved, it is currently anticipated that Northway will hold its first annual meeting of stockholders in the spring of 1998. Stockholder proposals intended to be presented at that meeting must be delivered to, or mailed to and received by, Northway at its principal executive office not later than the close of business on the later of
(i) the 75th day prior to the scheduled date of such meeting, or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made by Northway.

         If the BCB Reorganization Proposals are not approved, it is currently anticipated that the 1998 annual meeting of stockholders of BCB will be held on the third Tuesday in March 1998. If such meeting is held, stockholder proposals intended to be presented at that meeting must be delivered to, or mailed to and received by, BCB at its principal executive office not less than 60 days nor more than 180 days prior to the scheduled meeting date. However, if such meeting is held earlier than the above date, and BCB gives at least 90 days' prior notice or public disclosure of such rescheduled meeting date, then any such nominations and proposals must be so delivered and received not later than 60 days prior to the rescheduled date of such meeting. If at least 90 days' prior notice or public disclosure of the rescheduled meeting date is not given, then stockholder nominations and proposals must be filed with BCB either (i) within 10 days after the date that notice of the rescheduled meeting date is given or
(ii) at least 60 days before the rescheduled meeting date.

PRESENCE OF AUDITORS AT BCB MEETING

         Shatswell, MacLeod & Company, P.C. served as BCB's independent auditing firm for 1996 and will serve in such capacity in 1997. Representatives of Shatswell, MacLeod & Company, P.C. are expected to be present at the BCB Meeting to respond to stockholders' questions and will have the opportunity to make a statement if they so desire.

                                  OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, neither the BCB Board nor the PEMI Board is aware of any matters other than those described in this Proxy Statement/Prospectus that will be presented for action at their respective meetings of stockholders. If other matters are properly presented, it is intended that proxies will be voted in respect thereof in accordance with the best judgment of the proxy holders.


                                     EXPERTS

         The financial statements of BCB as of December 31, 1996, and for the one-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance on the report of Shatswell, MacLeod & Company, P.C., independent certified public accountants, given on the authority of said firms as experts in accounting and auditing.

         The financial statements of BCB as of December 31, 1995, and for the two-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of PEMI and subsidiary as of December 31, 1996, and for the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance on the report of Shatswell, MacLeod & Company, P.C., independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

         NECA has consented to the inclusion as Appendix B hereto of its fairness opinion to BCB, and to the publication herein of a summary of such opinion.

         HAS has consented to inclusion as Appendix C hereto of its fairness opinion to PEMI, and to the publication herein of a summary of such opinion.


                                  LEGAL MATTERS

         The legality of the shares of Northway Common Stock to be issued to the BCB and PEMI stockholders pursuant to the BCB Reorganization and the Merger will be passed upon by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters relating to the Merger will be passed upon for PEMI by Cranmore, FitzGerald & Meaney, Hartford, Connecticut.

                      INDEX TO FINANCIAL STATEMENTS OF BCB,
                               PEMI, AND NORTHWAY


THE BERLIN CITY BANK:

Financial Statements:                                                     Page

    Independent Auditors' Report (Shatswell, MacLeod & Company, P.C.)...  F-2
    Independent Auditors' Report (KPMG Peat Marwick LLP)................  F-3
    Balance Sheets at March 31, 1997 (unaudited), and at
          December 31, 1996 and 1995....................................  F-4
    Statements of Income for the three months ended March 31, 1997 and 1996 (unaudited), and for the years ended
          December 31, 1996, 1995, and 1994.............................  F-5
    Statements of Changes in Stockholders' Equity for the three months ended March 31, 1997 (unaudited), and for the
          years ended December 31, 1996, 1995, and 1994.................  F-6
    Statements of Cash Flows for the three months ended March 31,
          1997 and 1996 (unaudited), and for the years ended
          December 31, 1996, 1995, and 1994 ............................  F-7
    Notes to Financial Statements for the three months ended March
          31, 1997 and 1996 (unaudited), and for the years ended
          December 31, 1996, 1995, and 1994.............................  F-9


PEMI BANCORP, INC. AND SUBSIDIARY:

Consolidated Financial Statements:

    Independent Auditors' Report (Shatswell, MacLeod & Company, P.C.)... F-32 Consolidated Balance Sheets at March 31, 1997
          (unaudited), and at December 31, 1996 and 1995................  F-33
    Consolidated Statements of Income for the three months ended
          March 31, 1997 and 1996 (unaudited), and for the years
          ended December 31, 1996, 1995, and 1994.......................  F-34
    Consolidated Statements of Changes in Stockholders' Equity for the
          three months ended March 31, 1997 (unaudited), and for the years ended December 31, 1996, 1995, and 1994.................  F-35
    Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (unaudited), and for the
          years ended December 31, 1996, 1995, and 1994.................  F-36
    Notes to Consolidated Financial Statements for the three months ended March 31, 1997 and 1996 (unaudited), and for the years ended December 31, 1996, 1995, and 1994.......................  F-38

NORTHWAY FINANCIAL, INC.:

Financial Statements:

    Independent Auditors' Report (Shatswell, MacLeod & Company, P.C.)...  F-61
    Balance Sheet at May 9, 1997........................................  F-62
    Notes to Balance Sheet..............................................  F-63

                     [ADD LETTERHEAD AND SIGNATURES]

                       Independent Auditors' Report



The Board of Directors and Stockholders
The Berlin City Bank

We have audited the accompanying balance sheet of The Berlin City Bank as of December 31, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of The Berlin City Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The Berlin City Bank as of December 31, 1995 and 1994, were audited by other auditors whose report dated January 19, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of The Berlin City Bank as of December 31, 1996 and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



Shatswell, MacLeod & Company, P.C.


West Peabody, Massachusetts
February 3, 1997, except for Note 20,
as to which the date is March 14, 1997

                       Independent Auditors' Report


The Board of Directors and Stockholders
The Berlin City Bank

We have audited the accompanying balance sheet of The Berlin City Bank as of December 31, 1995 and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of The Berlin City Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Berlin City Bank as of December 31, 1995, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



KPMG Peat Marwick LLP

Boston, Massachusetts
January 19, 1996

                           THE BERLIN CITY BANK

                              BALANCE SHEETS
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    March 31, 1997               December 31,
Assets                                                                 Unaudited            1996           1995
------                                                             -----------------        ----           ----

Cash and due from banks (note 2)                                        $  8,149         $  9,277       $  7,818
Federal funds sold                                                         3,000            3,025          7,650
Interest bearing deposits                                                     80              279          2,474
Investment securities available-for-sale, amortized cost of
     $63,976 at March 31, 1997, $71,492 at December 31,
     1996 and $77,363 at December 31, 1995 (notes 3 and 10)               61,684           70,171         76,686
Investment securities held-to-maturity, market value of $4,226 at March 31, 1997, $226 at December 31, 1996 and $382
     at December 31, 1995 (note 3)                                         4,224              224            377
Federal Home Loan Bank stock, at cost (note 3)                             1,082            1,082          1,082
Loans held for sale                                                          147               58            144
Loans (notes 4, 5 and 6)                                                 158,678          152,587        137,283
     Unearned income                                                        (569)            (606)          (752)
     Allowance for possible loan losses (note 5)                          (2,618)          (2,635)        (2,506)
                                                                        -------           -------        ------
        Loans, net                                                       155,491          149,346        134,025
Real estate acquired by foreclosure or substantively
     repossessed (note 7)                                                    246              148            430
Accrued interest receivable                                                1,376            1,748          1,751
Deferred income tax asset, net (note 14)                                   2,115            1,740          1,377
Premises and equipment, net (note 8)                                       4,380            4,786          4,620
Deposit purchase premium, net                                              1,229            1,300          1,800
Other assets                                                                 263              418            360
                                                                        --------         --------       --------
        Total assets                                                    $243,466         $243,602       $240,594
                                                                        ========         ========       ========

Liabilities and Stockholders' Equity

Liabilities:
     Deposits (note 9)                                                  $212,685         $216,398       $213,775
     Securities sold under agreements to repurchase (note 10)              7,663            4,620          6,087
     Mortgagors' escrow accounts                                             402              232            197
     Other borrowings                                                         --              221             --
     Other liabilities                                                     1,059              677            827
                                                                        --------         --------       --------
        Total liabilities                                                221,809          222,148        220,886
                                                                        --------         --------       --------
Commitments and contingencies (notes 8, 16, and 17)

Stockholders' equity (note 12):
     Preferred stock, $1.00 par value; 50,000 shares
       authorized, none issued                                                --               --             --
     Common stock, $5.00 par value; 150,000 shares authorized,
        63,301 shares issued and outstanding                                 317              317            317
     Surplus                                                               1,000            1,000          1,000
     Retained earnings                                                    21,747           20,948         18,811
     Unrealized loss on investment securities available-for-sale,
        net of tax (note 3)                                               (1,407)            (811)          (420)
                                                                        --------         --------       --------
        Total stockholders' equity                                        21,657           21,454         19,708
                                                                        --------         --------       --------
        Total liabilities and stockholders' equity                      $243,466         $243,602       $240,594
                                                                        ========         ========       ========

See accompanying notes to financial statements.

                           THE BERLIN CITY BANK

                           STATEMENTS OF INCOME
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      Three Months
                                                          Ended
                                                        March 31,                   Years Ended December 31,
                                                   1997         1996            1996         1995         1994
                                                 --------     --------       ---------     --------     ------
                                                       (Unaudited)
Interest and dividend income:
     Loans                                     $  3,394       $  3,096      $  12,822      $12,243     $10,496
     Investment securities available-for-sale       957          1,108          4,364        1,323       2,398
     Investment securities held-to-maturity          42             35            217        3,383       2,142
     Federal funds sold                              69            124            273          476         367
     Interest bearing deposits                        3             34             99           47           4
                                               --------       --------      ---------      -------     -------
         Total interest and dividend income       4,465          4,397         17,775       17,472      15,407
                                               --------       --------      ---------      -------     -------
Interest expense:
     Deposits (note 9)                            1,806          1,997          7,746        7,475       6,012
     Borrowed funds                                  90             95            358          313         346
                                               --------       --------      ---------      -------     -------
         Total interest expense                   1,896          2,092          8,104        7,788       6,358
                                               --------       --------      ---------      -------     -------
         Net interest and dividend income         2,569          2,305          9,671        9,684       9,049

     Provision for possible loan losses (note 5)     90             90            360          540         540
                                               --------       --------      ---------      -------     -------
         Net interest and dividend income after
            provision for possible loan losses    2,479          2,215          9,311        9,144       8,509
                                               --------       --------      ---------      -------     -------
Noninterest income:
     Service charges on deposit
       accounts and fees                             92             86            385          433         416
     Securities gains (losses), net (note 3)        220             62            306          (75)         90
     Other                                           62             54            257          226         196
                                               --------       ---------     ---------      -------     -------
         Total noninterest income                   374            202            948          584         702
                                               --------       ---------     ---------      -------     -------

Noninterest expense:
     Salaries and employee benefits
      (note 15)                                     767            714          3,033        2,764       2,851
     Office occupancy and equipment                 209            220            892          889         838
     Foreclosed real estate, net                      9             18             29          (79)        (95)
     Amortization of deposit purchase premium        71             81            500          322         134
     Merger related expenses                        276             --             --           --          --
     Other (note 13)                                447            423          1,879        2,250       2,203
                                               --------       --------      ---------      -------     -------
         Total noninterest expense                1,779          1,456          6,333        6,146       5,931
                                               --------       --------      ---------      -------     -------
         Income before income tax expense         1,074            961          3,926        3,582       3,280

Income tax expense (note 14)                        275            339          1,346        1,261       1,155
                                               --------      ---------      ---------      -------     -------
         Net income                            $    799      $     622      $   2,580      $ 2,321     $ 2,125
                                               ========      =========      =========      =======     =======

Earnings per common share                      $  12.63      $    9.83      $   40.76      $ 36.66     $ 33.58
                                               ========      =========      =========      =======     =======

Weighted average number of common shares
     outstanding                                 63,301         63,301         63,301       63,301      63,301
                                               ========      =========      =========      =======     =======

See accompanying notes to financial statements.

                           THE BERLIN CITY BANK

              STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         Unrealized
                                                                           Unrealized      Loss on
                                                                             Loss on     Investment
                                                                           Investment    Securities
                                                                           Securities     Trans. To       Total
                                          Common               Retained    Available-     Held-To-    Stockholders'
                                           Stock     Surplus   Earnings     For-Sale       Maturity       Equity
                                          ------     -------   ---------   -----------    ----------  -------------
Balance at December 31, 1993               $  317    $  1,000   $ 15,181    $  (573)     $     --       $ 15,925

      Net income                               --          --      2,125         --            --          2,125
      Cash dividends paid ($6.30 per share)    --          --       (398)        --            --           (398)
      Increase in unrealized loss on
         investment securities, net of tax     --          --        --         (79)        (2,180)       (2,259)
                                           ------    --------   --------    -------      ---------      --------
Balance at December 31, 1994                  317       1,000     16,908       (652)        (2,180)       15,393

      Net income                               --          --      2,321         --            --          2,321
      Cash dividends paid ($6.60 per share)    --          --       (418)        --            --           (418)
      Decrease in unrealized loss on
         investment securities, net of tax     --          --        --         232          2,180         2,412
                                           ------    --------   --------    -------      ---------      --------
Balance at December 31, 1995                  317       1,000     18,811       (420)           --         19,708

      Net income                               --          --      2,580          --           --          2,580
      Cash dividends paid ($7.00 per share)    --          --       (443)         --           --           (443)
      Increase in unrealized loss on
         investment securities, net of tax     --          --        --        (391)           --           (391)
                                           ------    --------   --------    -------      ---------      --------
Balance at December 31, 1996                  317       1,000     20,948       (811)           --         21,454

      Net income                               --          --        799          --           --            799
      Increase in unrealized loss on
         investment securities, net of tax     --          --        --        (596)           --           (596)
                                           ------    --------   --------    -------      ---------      --------
Balance at March 31, 1997 (unaudited)      $  317    $   1,000  $ 21,747    $(1,407)     $     --       $ 21,657
                                           ======    =========  ========    =======      =========      ========

See accompanying notes to financial statements.

                           THE BERLIN CITY BANK

                         STATEMENTS OF CASH FLOWS
                          (DOLLARS IN THOUSANDS)

                                                                          Three Months Ended               Years Ended
                                                                               March 31,                   December 31,
                                                                       -------------------------  -----------------------------
                                                                          1997        1996        1996        1995        1994
                                                                          ----        ----        ----        ----        ----
                                                                                  (Unaudited)
Cash flows from operating activities:
   Net income                                                          $    799    $    622    $  2,580    $  2,321    $  2,125
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for:
         Possible loan losses                                                90          90         360         540         540
         Depreciation and amortization                                      139         150         805         593         402
         Deferred income taxes (benefit)                                     --          --        (111)       (304)          7
         Write down of real estate acquired by foreclosure                   --           7          29          --          --
         (Gains) losses on sales of investment securities
           available-for-sale, net                                         (220)        (62)       (306)        142         (90)
         Gains on sales of mortgage-backed securities, net                   --          --          --         (67)         --
         Loss on sale of premises and equipment                              51          --          --          --          --
         Accretion of discount and amortization of premium
           on investment and mortgage-backed securities, net                 49          90         314         273         387
         (Decrease) increase in unearned income, net                        (37)        (25)       (146)       (133)        371
         Gains on sales of real estate acquired by foreclosure
           of substantively repossessed                                     (15)         --         (69)       (146)       (200)
         (Increase) decrease in loans held for sale                         (89)         11          86        (144)         --
         Decrease (increase) in accrued interest receivable                 372         219           3        (108)       (373)
         Decrease (increase) in other assets                                155          73         (58)        225        (260)
         Increase (decrease) in other liabilities                           382         470        (150)         41          81
                                                                       --------    --------    --------    --------    --------
           Net cash provided by operating activities                      1,676       1,645       3,337       3,233       2,990
                                                                       --------    --------    --------    --------    --------
Cash flows from investing activities:
   Net decrease (increase) in interest bearing deposits                     199         279       2,195      (2,405)         (4)
   Proceeds from sales of investment securities available-for-sale        3,657         464       3,223      11,386      16,453
   Proceeds from sales of investment securities held-to-maturity             --          --          --       1,536          --
   Proceeds from sales of mortgage-backed securities available-for-sale      --          --          --       2,068          --
   Proceeds from maturities of investment securities available-for-sale   4,101       5,017       9,017       3,638          --
   Proceeds from maturities of investment securities held-to-maturity        --          --       7,030       1,590       3,650
   Purchase of investment securities available-for-sale                    (802)    (11,609)    (10,791)     (9,995)    (33,384)
   Purchase of investment securities held-to-maturity                    (4,000)         --      (6,910)       (925)     (6,663)
   Principal payments received on investment securities held-to-maturity     --         733          35          88       1,336
   Principal payments received on investment securities available-for-sale   --          --         128          12       1,900
   Principal payments received on mortgage-backed securities                731          --       4,285       2,898          --
   Net (increase) decrease in loans                                      (6,313)        219     (15,566)     (4,064)    (12,179)
   Proceeds from sales of real estate acquired by
     foreclosure or substantively repossessed                                31           1         353         225         320
   Deposit purchase premium acquisition                                      --          --          --          --      (2,256)
   Proceeds from sale of premises and equipment                             290          --          --          --          --
   Additions to premises and equipment                                       (2)         (5)       (471)       (133)       (961)
                                                                       --------    --------    --------    --------    --------
           Net cash (used in) provided by investing activities           (2,108)     (4,901)     (7,472)      5,919     (31,788)
                                                                       --------    --------    --------    --------    --------
Cash flows from financing activities:
   Net (decrease) increase in deposits                                   (3,713)       (508)      2,623         772      (6,984)
   Increase (decrease) in mortgagors' escrow accounts                       170         108          35         (17)         11
   Total deposits acquired                                                   --          --          --          --      33,157
   Net increase (decrease) in borrowed funds                              2,822       1,087      (1,246)       (795)     (3,488)
   Cash dividends                                                            --          --        (443)       (418)       (398)
                                                                       --------    --------    --------    --------    ---------
           Net cash (used in) provided by financing activities             (721)        687         969        (458)     22,298
                                                                       --------    --------    --------    --------    --------
Net (decrease) increase in cash and cash equivalents                     (1,153)     (2,569)     (3,166)      8,694      (6,500)
           Cash and cash equivalents at beginning of period              12,302      15,468      15,468       6,774      13,274
                                                                       --------    --------    --------    --------    --------
        Cash and cash equivalents at end of period                     $ 11,149    $ 12,899    $ 12,302     $15,468    $  6,774
                                                                       ========    ========    ========     =======    ========
Cash paid during the period for:
   Interest                                                            $  2,057    $  2,025    $  8,085     $ 7,670    $  6,485
                                                                       ========    ========    ========     =======    ========
   Income taxes                                                        $     --    $     --    $  1,565     $ 1,766    $    929
                                                                       ========    ========    ========     =======    ========

                          (DOLLARS IN THOUSANDS)

                                                               Three Months Ended          Years Ended
                                                                     March 31,             December 31,
                                                               -------------------    ----------------------
                                                                  1997     1996       1996      1995      1994
                                                                  ----     ----       ----      ----      ----
                                                                   (Unaudited)
Supplemental disclosures of non-cash activities:
   Loans transferred to real estate acquired by
     foreclosure or substantively repossessed, net                $148      $ --      $110     $    67   $   548
                                                                  ====      ====      ====     =======   =======
   Loans charged off, net of recoveries                           $107      $ 72      $231     $   149   $   401
                                                                  ====      ----      ====     =======   =======
   Financed sales of real estate acquired by foreclosure          $ 33      $ --      $ 79     $  --     $   818
   Investment securities available-for-sale transferred
   to held-to-maturity, net                                       $ --      $ --      $ --     $  --     $46,560
                                                                  ====      ====      ====     =======   =======
   Investment securities held-to-maturity transferred
   to available-for-sale, net                                     $ --      $ --      $ --     $61,818   $  --
                                                                  ====      ====      ====     =======   =======

See accompanying notes to financial statements.

                           THE BERLIN CITY BANK

                      NOTES TO FINANCIAL STATEMENTS
    (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

         The Berlin City Bank ("BCB"), a state chartered trust company organized under the laws of the State of New Hampshire, was incorporated in 1974 and is headquartered in Berlin, New Hampshire. BCB is engaged principally in the business of attracting deposits from the general public and investing those deposits in real estate loans, consumer loans, and small business loans.

Basis of Presentation

         The accounting and reporting policies of BCB conform to generally accepted accounting principles and to general practices within the banking industry.

         In preparing the financial statements, management is required to make estimates and judgements that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for possible loan losses and valuation of real estate acquired by foreclosure.

         BCB's loans are primarily secured by real estate in New Hampshire. In addition, real estate acquired by foreclosure is located in this market. Accordingly, the ultimate collectability of a substantial portion of BCB's loan portfolio and the recovery of real estate acquired by foreclosure are susceptible to changing conditions in this market. A description of the significant accounting policies follows.

         The information at March 31, 1997 and for the three months ended March 31, 1997 and 1996 is unaudited, but in the opinion of management, reflects all adjustments (which are comprised of only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations at the dates and for the periods then ended.

Reclassifications

         Certain amounts in the prior periods' financial statements have been reclassified to conform with the current period's presentation.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Interest Bearing Deposits

         Interest bearing deposits are stated at cost, which approximates market value.

Investment and Mortgage-Backed Securities

         Debt securities that BCB has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes.

         Premiums and discounts are amortized and accreted primarily on the level yield method over the contractual life of the securities adjusted for expected prepayments.

         If a decline in the fair value below the adjusted cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write down is included as a charge against securities gains, net.

         Gains and losses on sales of investment securities are recognized at the time of the sale on a specific identification basis.

Loans Held for Sale

         Loans held for sale in the secondary market are generally identified as such at origination and are stated at the lower of aggregate cost or market. Market value is based on outstanding investor commitments. When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Gains and losses are determined using the specific identification method. All loans sold are without recourse to BCB.

Loans

         Loans are carried at the principal amounts outstanding, net of any unearned income. Unearned income includes loan origination fees, net of direct loan origination costs, and discounts on purchased loans. This income is deferred and recognized as adjustments to loan income over the contractual life of the related loans using a method the result of which approximates that of the interest method.

         Loans are placed on nonaccrual when payment of principal or interest is considered to be in doubt or is past due 90 days or more. BCB may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired, if (i) it is probable that BCB will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Previously accrued income on nonaccrual loans that has not been collected is reversed from current income, and subsequent cash receipts are recorded as income. Loans are returned to accrual status when collection of all contractual principal and interest is reasonably assured and there has been sustained repayment performance.

Allowance for Possible Loan Losses

         The allowance for possible loan losses is maintained at a level considered adequate by management on the basis of many factors including the risk characteristics of the portfolio, trends in loan delinquencies and an assessment of existing economic conditions. Management believes that the allowance for possible loan losses is adequate. Additions to the allowance are charged to earnings; realized losses, net of recoveries, are charged directly to the allowance.

         While management uses available information in establishing the allowance for possible loan losses, future additions to the allowance may be necessary if economic conditions differ substantially from the estimates used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review BCB's allowance for possible loan losses. Such agencies may require BCB to recognize additions to the allowance based on judgements different from those of management.

         On January 1, 1995, BCB adopted a new method of measuring loan impairment in accordance with two pronouncements issued by the Financial Accounting Standards Board. Under this new method, creditors are required to account for impaired loans at the present value of the expected future cash flows discounted at the loan's effective interest rate. Impairment on troubled debt restructurings is measured at present value using the loan's premodification interest rate. In addition, criteria for classification of a loan as in-substance foreclosure has been modified so that such classification need be made only when the lender is in possession of the collateral. The effect of adopting this new method of accounting did not have a material effect on BCB's financial condition or results of operations.

         Commercial, commercial real estate and individually significant mortgage and consumer loans are considered impaired, and are placed on nonaccrual, when it is probable that BCB will not be able to collect all amounts due according to the contractual terms of the loan agreement. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. The amount of impairment for all impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Real Estate Acquired by Foreclosure or Substantively Repossessed

         Real estate acquired by foreclosure is comprised of properties acquired either through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, and for which BCB has taken physical possession. BCB classifies loans as in-substance repossessed or foreclosed if BCB receives physical possession of the debtor's assets, regardless of whether or not foreclosure proceedings take place.

         Both in-substance foreclosures and real estate formally acquired in settlement of loans are initially recorded at the lower of the carrying value of the loan or the fair value of the property constructively or actually received. Subsequent to foreclosure or classification as in-substance foreclosure, such assets are carried at the lower of cost or fair value minus costs to sell. Gains and losses upon disposition are reflected in operations as realized.

Premises and Equipment

         Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets.

         Amortization of leasehold improvements is accumulated on a straight-line basis over the lesser of the term of the respective lease or the asset's useful life.

Deposit Purchase Premium

         On July 22, 1994, BCB acquired $33.2 million in deposits from the Resolution Trust Corporation. BCB paid a deposit purchase premium of $2.3 million. This premium is being amortized to noninterest expense over seven years by use of the straight-line method. Management reviews the carrying value of this intangible asset on an ongoing basis, taking into consideration any events and circumstances that might have diminished such value.

Income Taxes

         BCB uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pension Costs

         BCB funds accrued pension costs under a non-contributory pension plan covering substantially all employees.

Earnings Per Share

         Earnings per share is based upon the average number of common shares outstanding during each period.

NOTE 2  CASH AND DUE FROM BANKS

         Cash and due from banks at March 31, 1997 and December 31, 1996 and 1995 includes $1,341,000, $1,233,000 and $1,302,000, respectively, which is subject to withdrawal and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

NOTE 3  INVESTMENT AND MORTGAGE-BACKED SECURITIES

         In 1995, the Financial Accounting Standards Board ("FASB") allowed a one-time reassessment of the appropriateness of the classifications of all securities held at a date between November 15, 1995 and December 31, 1995. In accordance with this assessment, BCB reclassified on December 29, 1995, approximately $62,000,000 from investment securities held-to-maturity to investment securities available-for-sale. At the time of the reclassification, there were $118,000 in unrealized gains and $864,000 in unrealized losses relating to the securities transferred.

         The amortized cost, gross unrealized gains, gross unrealized losses and market value of investment and mortgage-backed securities at March 31, 1997 follow (in thousands):

                                                                             Gross          Gross
                                                           Amortized      Unrealized      Unrealized      Market
                                                              Cost           Gains          Losses        Value
                                                           ---------      -----------     ----------      ------
Available-for-sale
     U.S. Treasury notes                                   $13,135              --           $  533       $12,602
     U.S. Gov't Agency notes                                 1,989              --               37         1,952
     Corporate notes                                        10,080               2               68        10,014
     Foreign notes                                           1,002              --                3           999
     Other                                                      45              45               --            90
     Common and preferred stocks                             1,799              26              116         1,709
     Mortgage-backed securities by issuer:
       Fixed rate:
        FHLMC                                                  243              11               --           254
        FNMA                                                13,677              11              609        13,079
        Other                                                  789               1                3           787
       Adjustable rate:
        FNMA                                                    88               1               --            89
        GNMA                                                   106               4               --           110
        Other                                                   10              --               --            10
     Collateralized mortgage obligations by issuer:
       Fixed rate:
        FHLMC                                               14,412              --              642        13,770
        FNMA                                                 6,601              --              382         6,219
                                                           -------             ---           ------       -------
                                                           $63,976            $101           $2,393       $61,684
                                                           =======            ====           ======       =======
Held-to-maturity
     State and political subdivisions                      $ 4,224            $  2           $   --       $ 4,226
                                                           -------            ----           ------       -------
Market value                                               $ 4,224            $  2           $   --       $ 4,226
                                                           =======            ====           ======       =======

     The amortized cost, gross unrealized gains, gross unrealized losses and market value of investment and mortgage-backed securities at December 31, 1996 follow (in thousands):

                                                                              Gross          Gross
                                                             Amortized     Unrealized     Unrealized     Market
                                                                Cost         Gains         Losses       Value
                                                             ---------     ----------     ----------    -------
Available-for-sale
     U.S. Treasury notes                                        $13,136      $     9        $   351     $ 12,794
     U.S. Gov't Agency notes                                      5,203            3             11        5,195
     Corporate notes                                             13,125            9             66       13,068
     Foreign notes                                                1,003           --              3        1,000
     Other                                                          145           45             --          190
     Common and preferred stocks                                  2,221          118             55        2,284
     Mortgage-backed securities by issuer:
       Fixed rate:
        FHLMC                                                       268           13             --          281
        FNMA                                                     14,129           34            352       13,811
        Other                                                       818            4              1          821
       Adjustable rate:
        FNMA                                                        104            2             --          106
        GNMA                                                        113            4             --          117
        Other                                                        38           --             --           38
     Collateralized mortgage obligations by issuer:
       Fixed rate:
        FHLMC                                                    14,572           --            442       14,130
        FNMA                                                      6,617           --            281        6,336
                                                                -------      -------         ------     ---------
                                                                $71,492      $   241         $1,562     $  70,171
                                                                =======      =======         ======     =========
Held-to-maturity
     State and political subdivisions                           $   224      $     2         $   --     $     226
                                                                -------      -------         ------     ---------
Market value                                                    $   224      $     2         $   --     $     226
                                                                =======      =======         ======     =========

     The amortized cost, gross unrealized gains, gross unrealized losses and market value of investment and mortgage-backed securities at December 31, 1995 follow (in thousands):

                                                                                Gross          Gross
                                                             Amortized       Unrealized     Unrealized     Market
                                                                Cost             Gains         Losses       Value
                                                             ---------       ----------      ----------    -------
Available-for-sale
     U.S. Treasury notes                                   $      9,173   $       63      $       108    $    9,128
     U.S. Gov't Agency notes                                      8,212           11               10         8,213
     Corporate notes                                             16,393           21              101        16,313
     Foreign notes                                                2,016           --               17         1,999
     Other                                                          276           48                1           323
     Common and preferred stocks                                    325           13               43           295
     Mortgage-backed securities by issuer:
       Fixed rate:
        FHLMC                                                       384           15               --           399
        FNMA                                                     16,063           82              151        15,994
        Other                                                     1,062           26               --         1,088
       Adjustable rate:
        FNMA                                                        191            2               --           193
        GNMA                                                        166            5               --           171
        Other                                                       169           --               --           169
     Collateralized mortgage obligations by issuer:
       Fixed rate:
        FHLMC                                                    16,081           --              337        15,744
        FNMA                                                      6,829           --              195         6,634
        Other                                                        23           --               --            23
                                                           ------------   ----------      -----------    ----------
                                                           $     77,363   $      286      $       963    $   76,686
                                                           ============   ==========      ===========    ==========
Held-to-maturity
     State and political subdivisions                      $        377   $        5      $        --    $      382
                                                           ------------   ----------      -----------    ----------
Market value                                               $        377   $        5      $        --    $      382
                                                           ============   ==========      ===========    ==========

     The contractual maturity distribution of investments in debt obligations at March 31, 1997 follows (in thousands):

                                                              One to           Five to         Over
                                              Within           five              ten            ten         Total
                                             one year          years            years          years         cost
                                             --------         -------          -------         ------       ------
Available-for-sale
     U.S. Treasury notes                   $    2,990      $    3,990       $    6,155    $       --     $   13,135
     U.S. Gov't Agency notes                       --           1,000              989            --          1,989
     Corporate notes                            7,066           3,014               --            --         10,080
     Foreign notes                              1,002              --               --            --          1,002
     Other                                         45              --               --            --             45
     Mortgage-backed securities by issuer:
        FHLMC                                      --              27               --           216            243
        FNMA                                       --              --               59        13,706         13,765
        GNMA                                       --              --               --           106            106
        Other                                     510             129               --           160            799
     Collateralized mortgage obligations by issuer:
        FHLMC                                      --              --               --        14,412         14,412
        FNMA                                       --              --            5,912           689          6,601
                                           ----------      ----------       ----------    ----------     ----------
                                           $   11,613      $    8,160       $   13,115    $   29,289     $   62,177
                                           ==========      ==========       ==========    ==========     ==========
Market value                               $   11,618      $    8,078       $   12,259    $   28,020     $   59,975
                                           ==========      ==========       ==========    ==========     ==========
Held-to-maturity
     State and political subdivisions      $    4,100      $      124       $       --    $       --     $    4,224
                                           ----------      ----------       ----------    ----------     ----------
Market value                               $    4,100      $      124       $       --    $       --     $    4,224
                                           ==========      ==========       ==========    ==========     ==========

     The contractual maturity distribution of investments in debt obligations at December 31, 1996 follows (in thousands):

                                                              One to           Five to         Over
                                              Within           five              ten            ten         Total
                                             one year          years            years          years         cost
                                             --------          ------          -------         ------       ------
Available-for-sale
Investment securities:
     U.S. Treasury notes                   $    1,000      $    5,975       $    6,161    $       --     $   13,136
     U.S. Gov't Agency notes                    3,213           1,001              989            --          5,203
     Corporate notes                            8,066           5,059               --            --         13,125
     Foreign notes                              1,003              --               --            --          1,003
     Other                                        145              --               --            --            145
     Mortgage-backed securities by issuer:
        FHLMC                                      --              27               --           241            268
        FNMA                                       --              --               63        14,170         14,233
        GNMA                                       --              --               --           113            113
        Other                                     539             129               --           188            856
     Collateralized mortgage obligations by issuer:
        FHLMC                                      --              --               --        14,572         14,572
        FNMA                                       --              --            5,907           710          6,617
                                           ----------      ----------       ----------    ----------     ----------
                                           $   13,966      $   12,191       $   13,120    $   29,994     $   69,271
                                           ==========      ==========       ==========    ==========     ==========
     Market value                          $   14,000      $   12,143       $   12,530    $   29,214     $   67,887
                                           ==========      ==========       ==========    ==========     ==========

Held-to-maturity
     State and political subdivisions      $      100      $      124       $    --       $    --        $      224
                                           ==========      ==========       ==========    ==========     ==========
Market value                               $      100      $      126       $    --       $    --        $      226
                                           ==========      ==========       ==========    ==========     ==========

        Actual maturities of state and political subdivisions, mortgage-backed securities and collateralized mortgage obligations will differ from the maturities presented because borrowers have the right to prepay obligations without prepayment penalties.

        An analysis of gross realized gains and losses on investment and mortgage-backed securities sold during the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994 follows (in thousands):

                                                                                December 31,
                                   March 31, 1997             1996                  1995                 1994
                                --------------------   -------------------   -----------------   ------------------
                                Realized    Realized   Realized   Realized   Realized Realized   Realized  Realized
                                  Gains      Losses      Gains     Losses      Gains   Losses      Gains    Losses
                                --------    --------   --------   --------   -------- --------   --------  --------
Investments:
    Debt                        $    --     $     5    $     1    $    --    $    75   $   222    $     5   $   --
    Equity                          225          --        325         20          5        --        173       65
Mortgage-backed securities
    available-for-sale               --          --         --         --         67        --         33       56
                                -------     -------    -------    -------    -------   -------    -------   ------
                                $   225     $     5    $   326    $    20    $   147   $   222    $   211   $  121
                                =======     =======    =======    =======    =======   =======    =======   ======

Investment securities totaling $16,480,000, 14,483,000, and $17,379,000 were pledged to secure public deposits and repurchase agreements at March 31, 1997 and December 31, 1996 and 1995, respectively.

        As a member of the Federal Home Loan Bank of Boston (the "FHLBB"), BCB is required to invest in $100 par value stock of the FHLBB in an amount equal to 1% of its outstanding home loans, .3% of total assets, or 5% of BCB's advances from the FHLBB, whichever is higher. If redeemed BCB will receive an amount equal to the par value of the stock.

NOTE 4 LOANS

        Loans as of March 31, 1997, and as of December 31, 1996 and 1995 were comprised of the following (in thousands):

                                     March 31,                December 31,
                                       1997               1996          1995
                                     --------             ----          ----
 Real Estate:
   Residential                      $ 92,675          $ 92,604        $ 89,814
   Commercial                         35,499            31,692          25,890
   Construction                        2,630             1,447              --
 Commercial                           10,501             9,671           8,256
 Line of Credit                        3,866             3,872           3,664
 Installment                           9,168             8,727           5,881
 Collateral                            2,347             2,566           2,571
 Other                                 1,992             2,008           1,207
                                    --------          --------        --------
   Total loans                       158,678           152,587         137,283
 Less: Unearned income                  (569)             (606)           (752)
        Allowance for possible
         loan losses (note 5)         (2,618)           (2,635)         (2,506)
                                    --------          --------        --------
                                    $155,491          $149,346        $134,025
                                    ========          ========        ========

        Loans are granted in the ordinary course of business to directors, officers, and their immediate families and to organizations in which such persons have more than a 10% ownership interest.
 These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

        An analysis of activity in such loans for the three months ended March 31, 1997, and for the years ended December 31, 1996 and 1995 follows (in thousands):

                                     March 31,               December 31,
                                       1997             1996             1995
                                    ---------           ----             ----

Balance at beginning of period      $    974          $  1,377        $  1,590
  New loans                              392                89             418
  Repayments                             (69)             (322)           (315)
  Changes in status of
   officers and directors                 30              (170)           (316)
                                    --------          --------        --------
Balance at end of period            $  1,327          $    974        $  1,377
                                    ========          ========        ========

         BCB's lending activities are conducted principally in New Hampshire. BCB grants single family residential loans, commercial real estate loans, including loans on resorts and motels, vacation condominium loans, time share loans, commercial loans, and a variety of consumer loans. In addition, BCB grants loans for the construction of residential homes, vacation condominiums, commercial real estate properties, and for land development. Most loans granted by BCB are secured by real estate collateral. The ability and willingness of the single family residential, vacation condominium and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within such borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in such borrowers' geographic areas and the general economy.

         Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of such loans totaled $3,716,000, $3,476,000, and $1,156,000 at March 31, 1997, and at December 31, 1996 and 1995,
respectively.

         Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122), became effective as of January 1, 1996. In 1996 and for the first quarter of 1997, BCB sold loans totaling $2,797,000 and retained the servicing rights. The fair value of those rights under SFAS No. 122 is not material and has not been recognized in the 1997 or 1996 financial statements.

NOTE 5 ALLOWANCE FOR POSSIBLE LOAN LOSSES

        Changes in the allowance for possible loan losses follows (in thousands):

                                               Three Months
                                                   Ended
                                                 March 31,             Years Ended December 31,
                                        -------------------------     ------------------------
                                          1997          1996           1996     1995     1994
                                         ------        ------         ------   ------   ------
Balance at beginning of period           $2,635       $2,506          $2,506   $2,115   $1,976
Provision charged to expense                 90           90             360      540      540
Recoveries on loans previously
   charged-off                                8           41             178      173       71
Loans charged off                          (115)        (113)           (409)    (322)    (472)
                                         ------       ------          ------   ------   ------
Balance at end of period                 $2,618       $2,524          $2,635   $2,506   $2,115
                                         ======       ======          ======   ======   ======

NOTE 6 IMPAIRED LOANS

        Effective January 1, 1995, BCB adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 118). These statements require changes in both the disclosure and impairment measurement of non-performing loans. Certain loans which had previously been reported as non-performing loans and certain in-substance foreclosures are now required to be disclosed as impaired loans. In accordance with the provisions of SFAS No. 114 and SFAS No. 118, no reclassification is necessary as it is immaterial to the financial statements.

         Restructured, accruing loans entered into prior to the adoption of these statements are not required to be reported as impaired loans unless such loans are not performing in accordance with the restructured terms at adoption of SFAS No. 114. Restructured, accruing loans entered into subsequent to the adoption of these statements are reported as impaired loans. In the year subsequent to restructure, these loans may be removed from the impaired loan disclosure provided that the loan bears a market rate of interest at the time of restructure and is performing under the restructured terms.

        The recorded investment in loans that are considered to be impaired under SFAS No. 114 for the three months ended March 31, 1997, and the years ended December 31, 1996 and 1995, respectively, was $214,000, $464,000, and $2,040,000 (of which $0, $248,000, and $1,551,000 was on a nonaccrual basis), for which the related allowance for possible loan losses is $0, $0, and $233,000, which is exclusive of a partial guaranty by the Small Business Administration of $0, $0, and $90,000. All of BCB's impaired loans are collateralized and therefore all impaired loans are measured by the difference between the fair value of the collateral and the recorded amount of the loan. The average recorded investment in impaired loans during the three months ended March 31, 1997, and the years ended December 31, 1996 and 1995, was approximately $215,000, $873,000, and $1,819,000, respectively. For the three months ended March 31, 1997, and the years ended December 31, 1996 and 1995, BCB recognized interest income on those impaired loans of $3,000, $30,000, and $111,000, respectively, which amounts included $3,000, $30,000, and $78,000, respectively, of interest income recognized using the cash basis of income recognition.

NOTE 7 REAL ESTATE ACQUIRED BY FORECLOSURE OR SUBSTANTIVELY REPOSSESSED

        The value of real estate acquired by foreclosure or substantively repossessed as of March 31, 1997, and as of December 31, 1996 and 1995 follows (in thousands):
                                    March 31,              December 31,
                                      1997             1996           1995
                                    --------           ----           ----
    Condominiums                   $     46           $   46        $    248
    Residential homes                   200               97              75
    Land                                  0                5             107
                                   --------         --------        --------
                                   $    246           $  148        $    430
                                   ========           ======        ========

        The aforementioned balances include $46,000, $46,000, and $123,000 of collateral substantively repossessed at March 31, 1997, and at December 31, 1996 and 1995, respectively.

        Sales by BCB resulted in gains of $15,000, $5,000, $69,000, $146,000 and
$200,000 for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, and 1994, respectively.

        Loss provisions on real estate acquired by foreclosure totaled $0, $7,000 and $29,000 for the three months ended March 31, 1997 and 1996 and the year ended December 31, 1996, respectively.

NOTE 8 PREMISES AND EQUIPMENT

        A summary of the value of premises and equipment as of March 31, 1997, and as of December 31, 1996 and 1995 follows (in thousands):

                                      March 31,              December 31,
                                        1997            1996             1995
                                    ----------       ----------       ---------
 Land                               $   1,001        $    1,063       $     887
 Building                               3,791             4,092           4,051
 Equipment                              1,363             1,363           1,341
                                    ---------        ----------       ---------
                                        6,155             6,518           6,279
 Less accumulated depreciation
    and amortization                   (1,775)           (1,732)         (1,659)
                                    ---------        ----------       ---------
                                    $   4,380        $    4,786       $   4,620
                                    =========        ==========       =========

        BCB leases two of its branch locations under non-cancellable operating leases. Minimum lease payments in future periods under such non-cancellable operating leases at December 31, 1996, are as follows:

                    1997              $ 51,000
                    1998                51,000
                    1999                51,000
                    2000                51,000
                    2001                10,500
                                      --------
                                      $214,500
                                      ========

        The terms of one of the leases provides that BCB can, at the end of the initial five year term, renew the lease under two five-year options. Both leases contain a provision that BCB shall pay its pro-rata share of operating costs, including real estate taxes. A lease under which BCB was paying rent for a location no longer in use expired in 1996.

        Rent expense amounted to $9,000 and $6,000 for the three months ended March 31, 1997 and 1996, respectively. Rent expense for the years ended December 31, 1996, 1995, and 1994 amounted to $52,000, $113,000 and $73,000, respectively.

NOTE 9 DEPOSITS

        Deposits are summarized as follows (dollars in thousands):

                                                                                December 31,
                                             March 31,           -----------------------------------------------
                                               1997                     1996                       1995
                                      --------------------       --------------------        -------------------
                                                  Weighted                   Weighted                   Weighted
                                                   Average                    Average                    Average
                                        Amount       Rate         Amount        Rate         Amount        Rate
                                        ------    --------        ------     --------        ------     ---------
Non-certificate deposits:
  Regular savings                     $   48,482     2.30%     $   49,658      2.30%      $   48,897      2.40%
  Now and Super NOW                       27,213      1.23         29,957       1.23          27,553       1.53
  Money market                            10,528      2.72          9,702       2.71           8,807       2.86
  Demand deposits                         19,317        --         19,212         --          16,555         --
                                      ----------               ----------                 ----------
                                         105,540      1.64        108,529       1.63         101,812       1.81
                                      ----------               ----------                 ----------
Certificates of deposit:
  Less than $100,000                      91,972      5.21         93,429       5.23          96,498       5.60
  $100,000 and over                       15,173      5.22         14,440       5.30          15,465       5.42
                                      ----------               ----------                 ----------
                                         107,145      5.21        107,869       5.24         111,963       5.58
                                      ----------               ----------                 ----------
         Total deposits               $  212,685     3.44%     $  216,398      3.43%      $  213,775      3.78%
                                       =========                =========                 ==========

        Included above are $99,000, $297,000, and $891,000 in brokered certificates of deposit at March 31, 1997, and December 31, 1996 and 1995, respectively.

        For time deposits as of March 31, 1997, and December 31, 1996 and 1995, the aggregate amount of maturities are as follows (in thousands):

                    March 31,              December 31,
                      1997             1996            1995
                    --------           ----            ----
 1996             $       --     $       --        $    82,012
 1997                 58,948         75,744             24,093
 1998                 40,507         26,978              3,482
 1999                  6,223          4,474              2,242
 2000                    868            542                134
 2001                    599            131                 --
                  ----------     ----------        -----------
                  $  107,145     $  107,869        $   111,963
                   =========      =========        ===========

NOTE 10 SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

        Securities sold under agreements to repurchase at March 31, 1997, and at December 31, 1996, 1995, and 1994 are summarized as follows (dollars in thousands):

                                                                                   December 31,
                                        March 31,                 --------------------------------------------
                                          1997                        1996             1995             1994
                                      ------------                 ----------       ----------       -------
Outstanding                            $     7,663               $    4,620         $   6,087        $   6,882
Maturity date                          Apr 97-Sep 98             Feb 97-May 98      Feb 96-May 98    Jan 95-Mar 97
Weighted average interest rate
  at end of period                           5.04%                    5.50%             5.56%            4.38%
Maximum amount outstanding
  at any month end                     $     8,121               $    7,784         $   9,028        $   9,971
Daily average outstanding              $     7,435               $    6,565         $   6,151        $   7,452
Weighted average interest rate
  for the period                             4.91%                    5.45%             4.98%            4.21%

        Investment securities with a total book value and accrued interest of $17,348,000, $14,393,000, $17,122,000, and $17,319,000 were pledged as collateral and held by a correspondent bank to secure the agreements at March 31, 1997, and December 31, 1996, 1995, and 1994, respectively. The market value of the collateral at March 31, 1997 and December 31, 1996, 1995, and 1994, respectively, was $16,480,000, $13,998,000, $16,871,000, and $16,375,000.

NOTE 11 LINES OF CREDIT

        As a member of the FHLBB, BCB has access to a pre-approved line of credit up to 2% of total assets and the capacity to borrow an amount up to 30% of total assets less other borrowings. At March 31, 1997, BCB's available line of credit totaled $4.9 million.

        In addition, BCB has a credit line totaling $2.0 million with another commercial bank.

        At March 31, 1997 and December 31, 1996 and 1995 there was no amount outstanding on lines of credit.

NOTE 12 STOCKHOLDERS' EQUITY

        Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause stockholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements. At March 31, 1997, BCB was in compliance with all regulatory capital requirements.

        Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on BCB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BCB must meet specific capital guidelines that involve quantitative measures of BCB's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. BCB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require BCB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 1997, that BCB meets all capital adequacy requirements to which it is subject.

        As of March 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized BCB as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, BCB must maintain minimum total risk-based, and Tier I risk-based capital and Tier I leverage ratios as set forth in the table.
There are no conditions or events since that notification that management believes have changed BCB's category. The following table sets forth BCB's actual capital amounts and ratios against the amounts and ratios required by the capital adequacy guidelines and the amounts and ratios necessary to be categorized as well-capitalized (dollars in thousands):

                                                                                     To Be Well
                                                                                  Capitalized Under
                                                          For Capital             Prompt Corrective
                                   Actual             Adequacy Purposes:         Action Provisions:
                             Amount       Ratio      Amount         Ratio         Amount       Ratio
                             ------       -----      ------         -----         ------       -----
As of March 31, 1997:
 Total Capital              $23,371       18.10%     $10,330       (+-)8.0%      $12,913     (+-)10.0%
   (to Risk Weighted
   Assets)
 Tier 1 Capital             $21,745       16.71%     $ 5,205       (+-)4.0%      $ 7,807     (+-) 6.0%
   (to Risk Weighted
   Assets)
 Tier 1 Capital             $21,745        8.92%     $ 9,752       (+-)4.0%      $12,190     (+-) 5.0%
   (to Average Assets)
                                                                                     To Be Well
                                                                                  Capitalized Under
                                                          For Capital             Prompt Corrective
                                   Actual             Adequacy Purposes:         Action Provisions:
                             Amount       Ratio      Amount         Ratio        Amount        Ratio
                             ------       -----      ------         -----        ------        -----
As of December 31, 1996:
 Total Capital              $22,583       17.44%     $10,357       (+-)8.0%      $12,946     (+-)10.0%
   (to Risk Weighted
   Assets)
 Tier 1 Capital             $20,965       16.19%     $ 5,178       (+-)4.0%      $ 7,768     (+-) 6.0%
   (to Risk Weighted
   Assets)
 Tier 1 Capital             $20,965        8.63%      $9,722       (+-)4.0%      $12,153     (+-) 5.0%
   (to Average Assets)

NOTE 13 OTHER NONINTEREST EXPENSE

        The major components of other noninterest expense for the three months ended March 31, 1997 and 1996, and the years ended December 31, 1996, 1995, and 1994 follows (in thousands):

                                                    Three Months                         For the Years Ended
                                                   Ended March 31,                          December 31,
                                            ---------------------------         --------------------------------
                                              1997                1996            1996        1995        1994
                                             ------              ------          ------      ------      ------
Deposit and other assessments               $     10           $     15         $    15       $   447    $   419
Directors' fees                                   52                 53             221           230        149
Stationery and supplies                           58                 51             225           217        190
Other                                            327                304           1,418         1,356      1,445
                                            --------           --------         -------       -------    -------
                                            $    447           $    423         $ 1,879       $ 2,250    $ 2,203
                                            ========           ========         =======       =======    =======

NOTE 14 FEDERAL AND STATE TAXES

        The components of federal and state tax expense are as follows (in thousands):

                                                    Three Months                         For the Years Ended
                                                   Ended March 31,                          December 31,
                                            ---------------------------         --------------------------------
                                              1997                1996            1996        1995        1994
                                             ------              ------          ------      ------      ------
Current:
   Federal                                  $    250           $    301         $ 1,296       $ 1,393    $ 1,022
   State                                          25                 38             161           172        126
                                            --------           --------         -------       -------    -------
                                                 275                339           1,457         1,565      1,148
                                            --------           --------         -------       -------    -------
Deferred:
   Federal                                         0                  0            (91)         (249)          5
   State                                           0                  0            (20)          (55)          2
                                            --------           --------         ------        ------     -------
                                                   0                  0           (111)         (304)          7
                                            --------           --------         ------        ------     -------
Net                                         $    275           $    339         $ 1,346       $ 1,261    $ 1,155
                                            ========           ========         =======       =======    =======

        The temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred income tax asset and deferred income tax liability are as follows (in thousands):

                                                       March 31,                        December 31,
                                                       ---------           -------------------------
                                                         1997                1996           1995           1994
                                                       --------            --------       --------       ------
Deferred income tax assets:
   Allowance for possible
      loan losses                                     $    784            $    784       $    645        $   484
   Loan origination fees                                   101                 101            134            189
   Interest on nonaccrual loans                            224                 224            300            275
   Foreclosed property valuation                            19                  19             42             42
   Unrealized holding loss on investment
     securities available-for-sale                         885                 510            257          1,776
   Supplemental insurance                                   48                  48             46             45
   Other                                                   255                 255            203            104
                                                      --------            --------       --------        -------
                                                         2,316               1,941          1,627          2,915
                                                      --------            --------       --------        -------
Deferred income tax liabilities:
   Depreciation                                            201                 201            211            209
   Prepaid FDIC assessment                                  --                  --             12             95
   Other                                                    --                  --             27             20
                                                      --------            --------       --------        -------
                                                           201                 201            250            324
                                                      --------            --------       --------        -------
Deferred income tax assets, net                       $  2,115            $  1,740       $  1,377        $ 2,591
                                                      ========            ========       ========        =======

        The primary sources of recovery of the deferred income tax asset are taxes paid that are available for carryback and the expectation that the deductible temporary differences will reverse during periods in which BCB generates taxable income.

        Total income tax expense differs from the "expected" federal income tax expense at the 34% statutory rate for the following reasons (in thousands):

                                                      Three Months                     For the Years Ended
                                                     Ended March 31,                      December 31,
                                            -------------------------------     ----------------------
                                              1997                   1996         1996          1995      1994
                                            --------               --------     --------      --------  ------
Expected federal income taxes               $    277               $   327      $ 1,335       $ 1,218    $ 1,115
Municipal income                                 (18)                  (14)         (86)          (34)       (47)
State tax expense net of federal benefit           9                    13           93            77         84
Other                                              7                    13            4            --          3
                                            --------               -------      -------       -------    -------
                                            $    275               $   339      $ 1,346       $ 1,261    $ 1,155
                                            ========               =======      =======       =======    =======

NOTE 15 PENSION PLAN

        BCB has a non-contributory defined benefit pension plan (the "Plan") covering substantially all employees. BCB contributes to the Plan annually to provide for current benefits, as well as expected future benefits.

        The actuarial present value of benefit obligations under the Plan are as follows (in thousands):

                                                           At January 1,
                                                     1996                1995
                                                    ------              ------
Vested benefits                                   $   1,112            $    980
Non-vested benefits                                      43                  68
                                                  ---------            --------
   Accumulated benefit obligations                $   1,155            $  1,048
                                                  =========            ========

         The following table shows the funded status of the Plan and the amount of prepaid pension costs (in thousands):

                                                        At December 31,
                                                   1996                 1995
                                                    ------              ------
Estimated projected benefit obligations          $   (1,613)           $ (1,452)
Estimated fair value of plan assets                   1,324               1,244
                                                 ----------            --------
Deficiency of estimated fair value of plan assets
   over estimated projected benefit obligations      (289)                 (208)
Past service cost                                      17                    19
Unrecognized net loss                                 319                   264
Unrecognized net transition asset                      (3)                   (4)
                                                 --------              ---------
   Prepaid pension cost                          $     44              $     71
                                                 ========              ========

        Plan obligations were computed using a 7% discount rate. The estimated return on plan assets was 9%. Future salary increases were assumed to be 5% in both years.

        Plan assets are invested in U.S. Treasury, U.S. Government Agency, and FHLBB securities.

        Pension expense consisted of the following components (in thousands):

                                                 Years Ended December 31,
                                             1996           1995         1994
                                            ------         ------       ------
Service cost benefit earned                $   106       $     81      $   90
Interest cost on projected benefit
   obligations                                 100             87          81
Return on plan assets gain (loss)              (67)          (118)          2
Net amortization of deferral                   (41)            24         (94)
                                           -------       --------      ------
   Pension expense                         $    98       $     74      $   79
                                           =======       ========      ======

NOTE 16 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         BCB is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The amounts of those instruments reflect the extent of involvement BCB has in particular classes of financial instruments.

        BCB's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. BCB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        Financial instruments with off-balance sheet credit risk are as follows:
(in thousands)

                                                                                  December 31,
                                                 March 31,             --------------------------------
                                                   1997                1996                        1995
                                                 --------              ----                        ----
Financial instruments whose contract
 amounts represent credit risk:
      Unused lines of credit                    $  9,454          $   9,663                   $   5,185
      Commitments to originate loans               8,112              7,440                       3,479
      Standby letters of credit                      415                374                         325

        Commitments to originate loans and unused lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BCB evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BCB upon extension of credit, is based on management's credit evaluation of the borrower.

        Standby letters of credit are conditional commitments issued by BCB to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

NOTE 17 LITIGATION

        In the ordinary course of business, BCB is involved in routine litigation. Based on its review of such litigation, management does not foresee any material effect on BCB's financial position or results of operations.

NOTE 18 FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used by BCB in estimating its fair value disclosures for financial instruments:

        Cash and due from banks, interest bearing deposits, and federal funds sold: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

        Investment and mortgage-backed securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        FHLBB Stock: The carrying amount reported in the balance sheet for FHLBB stock approximates fair value. If redeemed, BCB will receive an amount equal to the par value of the stock.

        Loans held for sale: The carrying amount reported in the balance sheet approximates fair value.

        Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of non-accrual loans was estimated using the estimated fair value of the underlying collateral. The fair value of commitments to originate loans and outstanding letters of credit were considered in estimating the fair value of loans. As the undisbursed lines of credit are at floating rates, there is no fair value adjustment

        Accrued interest receivable: The carrying value of accrued interest receivable approximates its fair value because of the short term nature of these financial instruments.

        Deposits and mortgagors' escrow accounts: The fair values of demand deposits (e.g., NOW and Super NOW checking, regular savings, money market accounts, and mortgagors' escrow accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

        Repurchase Agreements: The fair value of BCB's repurchase agreements is estimated using discounted cash flow analysis, based on BCB's current rate for similar repurchase agreements.

        Other Borrowings: The carrying amount reported in the balance sheet approximates fair value.

        The estimated fair values of BCB's financial instruments are as follows (in thousands):

                                                                                               December 31,
                                                   March 31,               --------------------------------------------------
                                                     1997                           1996                         1995
                                      ----------------------------------   ----------------------       ---------------------
                                            Carrying       Estimated      Carrying       Estimated     Carrying      Estimated
                                             Amount       Fair Value       Amount       Fair Value      Amount      Fair Value
                                            --------      ----------      --------      ----------      ------      ----------
Financial assets:
   Cash and due from banks                $    8,149    $     8,149      $    9,277   $     9,277    $    7,818     $     7,818
   Federal funds sold                          3,000          3,000           3,025         3,025         7,650           7,650
   Interest bearing deposits                      80             80             279           279         2,474           2,474
   Investment securities
      available-for-sale                      61,684         61,684          70,171        70,171        76,686          76,686
   Investment securities held-to-maturity                     4,224           4,249           224           226             377
382
   FHLB stock                                  1,082          1,082           1,082         1,082         1,082           1,082
   Loans held for sale                           147            147              58            58           144             144
   Loans, net                                155,491        155,062         149,346       148,992       134,025         135,084
   Accrued interest receivable                 1,376          1,376           1,748         1,748         1,751           1,751
Financial liabilities:
   Deposits                                  212,685        213,296         216,398       217,032       213,775         214,318
   Repurchase agreements                       7,663          7,688           4,620         4,638         6,087           6,122
   Mortgagors' escrow accounts                   402            402             232           232           197             197
   Other borrowings                               --             --             221           221            --              --

        The carrying amounts of financial instruments shown in the above table are included in the balance sheets under the indicated captions.

        At March 31, 1997, all of BCB's financial instruments were held for purposes other than trading.

        At March 31, 1997, BCB had no derivative financial instruments subject to the provisions of Statement of Financial Accounting Standards No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time BCB's entire holdings of a particular financial instrument. Because no market exists for some of BCB's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, cash flows, current economic conditions, risk characteristics, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions and changes in the loan, debt, and interest rate markets could significantly affect the estimates. Further, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered. The fair value amounts presented do not represent the underlying value of BCB because fair value of certain other financial instruments, assets and liabilities have not been determined.

                              THE BERLIN CITY BANK

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)


NOTE 19  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        Summarized quarterly financial data for the years ended December 31, 1996 and 1995, respectively, follows (in thousands, except earnings per share):

                                                              1996 Quarters Ended
                                            -------------------------------------------------------
                                             March 31        June 30        Sept. 30        Dec. 31
                                             --------        -------        --------        -------

Interest and dividend income               $     4,397      $   4,411     $    4,447      $   4,520
Interest expense                                 2,092          2,044          2,009          1,959
                                           -----------      ---------     ----------      ---------
   Net interest and dividend income              2,305          2,367          2,438          2,561
Provision for possible loan losses                  90             90             90             90
Noninterest income                                 202            220            227            299
Noninterest expense                              1,456          1,471          1,594          1,812
                                           -----------      ---------     ----------      ---------
   Income before income tax expense                961          1,026            981            958
Income tax expense                                 339            350            333            324
                                           -----------      ---------     ----------      ---------
   Net income                              $       622      $     676     $      648      $     634
                                           ===========      =========     ==========      =========
Earnings per share                         $      9.83      $   10.67     $    10.24      $   10.02
                                           ===========      =========     ==========      =========

                                                              1995 Quarters Ended
                                            -------------------------------------------------------
                                             March 31        June 30        Sept. 30        Dec. 31
                                             --------        -------        --------        -------

Interest and dividend income               $     4,176      $   4,257     $    4,497      $   4,542
Interest expense                                 1,720          1,876          2,080          2,112
                                           -----------      ---------     ----------      ---------
   Net interest and dividend income              2,456          2,381          2,417          2,430
Provision for possible loan losses                 135            135            135            135
Noninterest income                                 159             92            137            196
Noninterest expense                              1,448          1,517          1,361          1,820
                                           -----------      ---------     ----------      ---------
   Income before income tax expense              1,032            821          1,058            671
Income tax expense                                 370            289            385            217
                                           -----------      ---------     ----------      ---------
   Net income                              $       662      $     532     $      673      $     454
                                           ===========      =========     ==========      =========
Earnings per share                         $     10.46      $    8.40     $    10.64      $    7.16
                                           ===========      =========     ==========      =========

NOTE 20 MERGER AGREEMENT

     On March 14, 1997, BCB entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among BCB, Northway Financial, Inc. ("Northway"), a New Hampshire corporation and a wholly owned subsidiary of BCB, Pemi Bancorp, Inc. ("PEMI"), and Pemigewasset National Bank ("PNB"), a wholly owned national bank subsidiary of PEMI. Under the terms of the Merger Agreement, (i) Northway will organize a new New Hampshire trust company, Berlin Interim Trust Company ("BITC"), (ii) BITC will merge with and into BCB (the "BCB Reorganization"), as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) following the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the surviving corporation. As a result of the foregoing transactions, Northway will be the bank holding company for BCB and PNB, and each of BCB and PNB will be wholly owned direct subsidiaries of Northway.

                          Independent Auditors' Report


The Board of Directors and Stockholders
Pemi Bancorp, Inc.

We have audited the accompanying balance sheets of Pemi Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of PEMI's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pemi Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts January 16, 1997, except for Note 10, as to which the date is March 7, 1997, and Note 18, as to which the date is March 14, 1997

                        PEMI BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            March 31, 1997                        December 31,
                                                              (Unaudited)                    1996             1995
                                                            --------------               ----------        ----------
Assets
Cash and due from banks                                        $  4,474                    $  4,980          $  4,919
Federal funds sold                                                   --                          --             3,300
                                                               --------                    --------          --------
         Cash and cash equivalents                                4,474                       4,980             8,219
Investments in available-for-sale securities (at fair value)                                 17,389            18,457
8,113
Investments in held-to-maturity securities
  (fair values of $11,458 as of March 31, 1997 and
  $11,879 as of  December 31, 1996
  and $14,926 as of December 31, 1995)                           11,604                      11,975            15,000
Federal Reserve Bank stock, at cost                                  80                          80                80
Federal Home Loan Bank stock, at cost                               740                         740               740
Loans, net                                                       87,849                      87,096            80,087
Premises and equipment                                            4,099                       3,979             3,481
Other real estate owned                                             109                          54                62
Accrued interest receivable                                         828                         863               855
Other assets                                                        890                         755               686
                                                               --------                    --------          --------
                                                               $128,062                    $128,979          $117,323
                                                               ========                    ========          ========


Liabilities and Stockholders' Equity
Demand deposits                                                $ 14,571                    $ 16,116          $ 14,023
Savings and NOW deposits                                         43,240                      43,541            40,933
Time deposits                                                    45,791                      46,028            41,460
                                                               --------                    --------          --------
         Total deposits                                         103,602                     105,685            96,416
Advances from Federal Home Loan Bank of Boston                    9,891                       8,703             7,492
Other liabilities                                                 2,168                       2,377             2,021
                                                               --------                    --------          --------
         Total liabilities                                      115,661                     116,765           105,929
                                                               --------                    --------          --------
Stockholders' equity:
   Common stock, par value $1.00 per share; authorized
     2,000,000 shares; issued 751,901 shares; outstanding
     690,401 shares                                                 752                         752               752
   Paid-in capital                                                2,384                       2,384             2,384
   Retained earnings                                              9,993                       9,714             8,886
   Treasury stock, at cost (61,500 shares)                         (615)                       (615)             (615)
   Net unrealized holding loss on available-for-sale securities    (113)                        (21)              (13)
                                                               --------                    --------          ---------
       Total stockholders' equity                                12,401                      12,214            11,394
                                                               --------                    --------          --------
                                                               $128,062                    $128,979          $117,323
                                                               ==+=====                    ========          ========

The accompanying notes are an integral part of these consolidated financial statements.

                        PEMI BANCORP INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       Three Months
                                                      Ended March 31,                     Years Ended December 31
                                               ----------------------------         -------------------------------------
                                                1997                 1996           1996             1995           1994
                                               ------               ------         ------           ------         ------
                                                       (Unaudited)

Interest and dividend income:
   Interest and fees on loans                  $ 1,993             $ 1,973         $ 8,257        $  8,123        $ 7,190
   Interest and dividends on securities:
      Taxable                                      428                 349           1,617           1,094          1,139
      Tax-exempt                                    62                  62             249             157            160
   Other interest                                   12                  33              77             128             35
                                               -------             -------         -------        --------        -------
         Total interest and dividend income      2,495               2,417          10,200           9,502          8,524
                                               -------             -------         -------        --------        -------
Interest expense:
   Interest on deposits                            885                 861           3,632           3,079          2,628
   Interest on advances from FHLB                  137                 115             520             611            419
   Interest on other borrowed funds                 --                  --               2               3              5
                                               -------             -------         -------        --------        -------
         Total interest expense                  1,022                 976           4,154           3,693          3,052
                                               -------             -------         -------        --------        -------
         Net interest and dividend income        1,473               1,441           6,046           5,809          5,472
Provision for possible loan losses                  30                  36             152             112            120
                                               -------             -------         -------        --------        -------
         Net interest and dividend income
           after provision for possible loan
            losses                               1,443               1,405           5,894           5,697          5,352
                                               -------             -------         -------        --------        -------
Other income:
   Service charges on deposit accounts              62                  65             260             253            267
   Securities gains, net                            --                  --              --              --             22
   Other income                                     52                  49             216             241            241
   Other deposit fees                               49                  43             178             179            161
   Gain on sales of other real estate
    owned, net                                      --                  --              19               7             33
                                               -------             -------         -------         -------        -------
         Total other income                        163                 157             673             680            724
                                               -------             -------         -------        --------        -------
Other expense:
   Salaries and employee benefits                  605                 583           2,390           2,376          2,282
   Occupancy expense                               102                  84             341             297            309
   Equipment expense                               140                 125             526             446            407
   Writedown of other real estate owned              5                  --              25              80             48
   Other real estate owned expense                   1                  --              16              13             43
   FDIC deposit insurance premium                    3                   1               2             135            241
   Stationery and supplies                          22                  39             136             124            109
   Postage expense                                  32                  30             116             102             95
   Other expense                                   279                 264           1,110             901            839
                                               -------            --------         -------        --------        -------
         Total other expense                     1,189               1,126           4,662           4,474          4,373
                                               -------            --------         -------        --------        -------
         Income before income taxes                417                 436           1,905           1,903          1,703
Income taxes                                       138                 142             628             628            552
                                               -------            --------         -------        --------        -------
         Net income                            $   279            $    294         $ 1,277        $  1,275        $ 1,151
                                               =======            ========         =======        ========        =======
         Net income per share                  $   .40            $    .43         $  1.85        $   1.85        $  1.53
                                               =======            ========         =======        ========        =======


The accompanying notes are an integral part of these consolidated financial statements.

                        PEMI BANCORP INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             Net Unrealized
                                                                                              Holding Gain
                                                                                                (Loss) On
                                      Common       Paid-in     Retained      Treasury       Available-For-
                                       Stock       Capital     Earnings        Stock        Sale Securities       Total
                                      ------       -------     --------      --------       ---------------       -----
Balance, December 31, 1993            $  752       $ 2,384      $ 7,106      $   --            $     1          $  10,243
Net income                                                        1,151                                             1,151
Net change in unrealized holding
  gain on available-for-sale
  securities                                                                                       (75)               (75)
Dividends declared ($.40 per share)                                (301)                                             (301)
Treasury stock purchased                                                         (298)                               (298)
                                      ------       -------    ---------      --------          -------           --------
Balance, December 31, 1994               752         2,384        7,956          (298)             (74)            10,720
Net income                                                        1,275                                             1,275
Net change in unrealized holding
  loss on available-for-sale
  securities                                                                                        61                 61
Dividends declared ($.50
  per share)                                                       (345)                                             (345)
Treasury stock purchased                                                         (317)                               (317)
                                      ------     ---------    ---------      --------          -------           --------
Balance, December 31, 1995               752         2,384        8,886          (615)             (13)            11,394
Net income                                                        1,277                                             1,277
Net change in unrealized holding
  loss on available-for-sale
  securities                                                                                        (8)                (8)
Dividends declared ($.65 per
  share)                                                           (449)                                             (449)
                                      ------     ---------     --------      --------         --------           --------
Balance, December 31, 1996               752         2,384        9,714          (615)             (21)            12,214
Net income                                                          279                                               279
Net change in unrealized holding
  loss on available-for-sale
  securities                                                                                       (92)               (92)
                                      ------     ---------    ---------      ---------         --------          --------
Balance, March 31, 1997
  (unaudited)                        $   752     $   2,384    $   9,993      $   (615)         $  (113)         $  12,401
                                     =======     =========    =========      ========          ========         =========





The accompanying notes are an integral part of these consolidated financial statements.

                                                  PEMI BANCORP, INC. AND SUBSIDIARY

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (DOLLARS IN THOUSANDS)

                                                                         Three Months Ended                   Years Ended
                                                                              March 31,                       December 31,
                                                                 -------------------------------    -----------------------------
                                                                     1997               1996          1996        1995       1994
                                                                 ------------       ------------    --------    --------   ------
                                                                            (Unaudited)

Cash flows from operating activities:
   Net income                                                    $    279             $    294        $ 1,277    $ 1,275    $ 1,151
   Adjustments to reconcile net income to net cash
     provided by operating activities:
         Donation of other real estate owned                           --                   --             --          5         --
         Securities gains, net                                         --                   --             --         --        (22)
         Amortization, net of accretion of securities                  26                   32            135        111        195
         Depreciation and amortization                                101                   83            354        317        284
         Provision for possible loan losses                            30                   36            152        112        120
         Deferred tax expense (benefit)                                (9)                  18            100        109        153
         Increase (decrease) in taxes payable                         110                   76            (11)      (160)       170
         (Increase) decrease in interest receivable                    67                  (71)            (8)       (98)       (17)
         Increase (decrease) in interest payable                       30                  176            281        472        (59)
         Increase (decrease) in accrued expenses                       24                   47             41        (80)       (95)
         (Increase) decrease in prepaid expenses                      (64)                 (13)           (72)       (68)         7
         Increase (decrease) in other liabilities                     (28)                 (25)            24          4         --
         Amortization of core deposit intangible                        4                   --             13         --         --
         (Increase) decrease in other assets                          (41)                   1             --         --         64
         Change in unearned income                                    (13)                 (39)          (148)       (34)       (12)
         Gain on sales of other real estate owned, net                 --                   --            (19)        (7)       (33)
         Writedown of other real estate owned                           5                   --             25         80         48
                                                                 --------             --------        -------    -------    -------
Net cash provided by operating activities                             521                  615          2,144      2,038      1,954
                                                                 --------             --------        -------    -------    -------

Cash flows from investing activities:
   Proceeds from sales of other real estate owned                      --                   --            134         79        207
   Purchases of Federal Home Loan Bank stock                           --                   --             --       (143)       (47)
   Purchases of available-for-sale securities                          --               (6,183)       (12,514)    (5,422)       (97)
   Proceeds from maturities of available-for-sale securities          912                  181          2,121        258        882
   Purchases of held-to-maturity securities                            --                   --             --     (1,591)    (2,761)
   Proceeds from maturities of held-to-maturity securities            352                  350          2,926      2,631      6,237
   Net (increase) decrease in loans                                  (866)                (718)        (7,175)     3,716     (2,722)
   Capital expenditures                                              (221)                 (45)          (628)      (248)      (300)
   Recoveries of previously charged-off loans                          36                    6             35         55        165
                                                                 --------             --------        -------    -------    -------
   Net cash provided by (used in) investing activities                213               (6,409)       (15,101)      (665)     1,564
                                                                 --------             --------        -------    -------    -------

                                                  PEMI BANCORP, INC. AND SUBSIDIARY

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                                       (DOLLARS IN THOUSANDS)

                                                                         Three Months Ended                   Years Ended
                                                                              March 31,                       December 31,
                                                                   ----------------------------    --------------------------------
                                                                     1997                1996        1996        1995        1994
                                                                   --------            --------    -------     --------    -------
                                                                               (Unaudited)
Cash flows from financing activities:
   Cash received from acquisition of branch                              --                --         6,355          --          --
   Purchases of treasury stock                                           --                --            --        (317)       (298)
   Repayment of advances from FHLB                                   (2,212)           (4,501)      (37,392)    (25,589)    (19,052)
   Advances from FHLB                                                 3,400             6,501        38,603      24,089      18,193
   Net increase in other borrowed funds                                  --               200            --          --          --
   Net increase (decrease) in demand deposits, NOW and
     savings accounts                                                (1,846)           (3,092)          924      (3,135)        330
   Net increase (decrease) in time deposits                            (237)            1,714         1,587       7,785      (2,334)
   Dividends paid                                                      (345)             (255)         (359)       (330)       (211)
                                                                   --------           -------       -------     -------     -------

   Net cash provided by (used in) financing activities               (1,240)              567         9,718       2,503      (3,372)
                                                                   --------           -------       -------      ------    --------

Net increase (decrease) in cash and cash equivalents                   (506)           (5,227)       (3,239)      3,876         146
Cash and cash equivalents at beginning of period                      4,980             8,219         8,219       4,343       4,197
                                                                   --------           -------      --------     -------     -------
Cash and cash equivalents at end of period                         $  4,474           $ 2,992      $  4,980     $ 8,219     $ 4,343
                                                                   ========           =======      ========     =======     =======

Supplemental disclosures:
   Loans transferred to other real estate owned                    $     60           $   195      $    195     $     8     $   190
   Loans originating from sales of other real estate owned               --                --            63          14         265
   Held-to-maturity securities transferred to available-for-sale
     securities                                                          --                --            --       1,389         469
   Interest paid                                                      1,022               976         3,872       3,221       3,111
   Income taxes paid                                                     37                48           539         679         229

Assets acquired and liabilities assumed from another financial institution:
     Cash received                                                 $     --           $    --      $  6,355     $    --     $    --
     Overdraft protection loans                                          __                __             4          --          --
     Premises and equipment                                              __                __           225          --          --
     Core deposit intangible                                             __                __           175          --          --
     Deposits                                                            __                __         6,758          --          --
     Miscellaneous liabilities                                           __                __             1          --          --



The accompanying notes are an integral part of these consolidated financial statements.

                        PEMI BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE 1      NATURE OF OPERATIONS

         Pemi Bancorp, Inc. ("PEMI") is a New Hampshire corporation that was organized in 1985 to become the holding company of The Pemigewasset National Bank ("PNB"). PEMI's primary activity is to act as the holding company for PNB. PNB is a federally chartered bank which was incorporated in 1881 and is headquartered in Plymouth, New Hampshire. PNB operates its business from five banking offices located in New Hampshire. PNB is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and real estate loans, and in consumer and small business loans.

NOTE 2      ACCOUNTING POLICIES

         The accounting and reporting policies of PEMI and its subsidiary conform to generally accepted accounting principles and predominant practices within the banking industry. The consolidated financial statements of PEMI were prepared using the accrual basis of accounting. The significant accounting policies of PEMI and its subsidiary are summarized below to assist the reader in better understanding the financial statements and other data contained herein.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Basis of Presentation

         The consolidated financial statements include the accounts of PEMI and its wholly-owned subsidiary, PNB. All significant intercompany accounts and transactions have been eliminated in the consolidation. The information at March 31, 1997 and for the three months ended March 31, 1997 and 1996 is unaudited, but in the opinion of management of PEMI, reflects all adjustments (which are comprised of only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations at the dates and for the periods then ended.

Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, Federal Home Loan Bank overnight deposits, demand deposits due from banks and federal funds sold.

Securities

         Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed on the straight-line method which has substantially the same effect as using the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

         PEMI classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. This security classification may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if PEMI has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

         -- Held-to-maturity securities are measured at amortized cost in the balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

         -- Available-for-sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

         -- Trading securities are carried at fair value on the balance sheet. Unrealized holding gains and losses for trading securities are included in earnings.

Loans

         Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for possible loan losses and net deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

         Interest on loans is generally recognized on a simple interest basis.

         Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. PEMI is generally amortizing these amounts over the contractual life of the related loans.

         Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

Allowance For Possible Loan Losses

         An allowance is available for possible losses which may be incurred in the future on loans in the current portfolio. The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for possible loan losses is based on management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio, and other indicators. The balance in the allowance for possible loan losses is considered adequate by management to absorb any reasonably foreseeable loan losses.

         As of January 1, 1995, PEMI adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. According to SFAS No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

         The Statement is applicable to all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. PEMI considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

         Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. PEMI applies SFAS No. 114 on a loan-by-loan basis. PEMI does not apply SFAS No. 114 to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. PEMI may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that PEMI will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan's principal is remote. Substantially all of PEMI's loans that have been identified as impaired have been measured by the fair value of existing collateral.

         The financial statement impact of adopting the provisions of this Statement was not material.

Premises and Equipment

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned and In-substance Foreclosures

         Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for possible loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

         Beginning in 1995, in accordance with Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan," PEMI classifies loans as in-substance repossessed or foreclosed if PEMI receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

Income Taxes

         PEMI recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of PEMI's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

Fair Values of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that PEMI disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by PEMI in estimating its fair value disclosures are as follows:

         Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and federal funds sold approximate those assets' fair values.

         Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

         Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE 3     SECURITIES

         Debt securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows (in thousands):

                                                                           Gross           Gross
                                                           Amortized    Unrealized      Unrealized
                                                             Cost         Holding         Holding          Fair
                                                             Basis         Gains          Losses          Value
                                                          ---------     -----------     -----------    ----------
Available-for-sale securities:
   March 31, 1997:
     Debt securities issued by the U.S. Treasury and
       other U.S. government corporations
       and agencies                                       $  1,989       $       6     $     24        $   1,971
     Debt securities issued by states of the United
       States and political subdivisions of the states       3,217              25           41            3,201
     Mortgage-backed securities                             12,368              27          178           12,217
                                                          --------       ---------     --------        ---------
                                                          $ 17,574       $      58     $    243        $  17,389
                                                          ========       =========     ========        =========

   December 31, 1996:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                       $  2,489       $      17     $     16        $   2,490
     Debt securities issued by states of the United
       States and political subdivisions of the states       3,219              45            5            3,259
        Mortgage-backed securities                          12,784              44          120           12,708
                                                          --------       ---------     --------        ---------
                                                          $ 18,492       $     106     $    141        $  18,457
                                                          ========       =========     ========        =========

   December 31, 1995:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                       $  1,009       $       3     $     --        $   1,012
     Debt securities issued by states of the United
       States and political subdivisions of the states       2,032              34           11            2,055
     Mortgage-backed securities                              5,094              11           59            5,046
                                                          --------       ---------     --------        ---------
                                                          $  8,135       $      48     $     70        $   8,113
                                                          ========       =========     ========        =========

                       PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

                                                                           Gross           Gross
                                                           Amortized    Unrealized      Unrealized
                                                             Cost         Holding         Holding       Fair
                                                             Basis         Gains          Losses       Value
                                                           ---------    ----------      ----------     ------
                                                                                (Unaudited)
Held-to-maturity securities:
   March 31, 1997:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                        $    500       $       1      $      --    $     501
     Debt securities issued by states of the United
       States and political subdivisions of the states        1,529              23             --        1,552
     Mortgage-backed securities                               9,575              12            182        9,405
                                                          ---------       ---------      ---------    ---------
                                                          $  11,604       $      36      $     182    $  11,458
                                                          =========       =========      =========    =========

   December 31, 1996:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                       $    501       $       2      $      --    $     503
     Debt securities issued by states of the United
       States and political subdivisions of the states       1,531              35             --        1,566
     Mortgage-backed securities                              9,943              19            152        9,810
                                                          --------       ----------     ---------    ---------
                                                          $ 11,975       $      56      $     152    $  11,879
                                                          ========       =========      =========    =========

   December 31, 1995:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                       $  1,302       $       7      $       3    $   1,306
     Debt securities issued by states of the United
       States and political subdivisions of the states       1,717              53             --        1,770
     Mortgage-backed securities                             11,981              31            162       11,850
                                                          --------       ---------      ---------    ---------
                                                          $ 15,000       $      91      $     165    $  14,926
                                                          ========       =========      =========    =========

                       PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)


        The scheduled maturities of held-to-maturity securities and available-for-sale securities were as follows (in thousands):

                                                                            March 31, 1997
                                                      -----------------------------------------------------------
                                                           Held-to-maturity               Available-for-sale
                                                              securities                      securities
                                                      --------------------------      ---------------------------
                                                       Amortized          Fair          Amortized         Fair
                                                      Cost Basis          Value        Cost Basis         Value
                                                      ----------         ------        ----------         -----
Debt securities other than mortgage-backed securities:
     Due within one year                             $       661      $      664      $       --        $       --
     Due after one year through five years                 1,368           1,389           2,322             2,311
     Due after five years through ten years                   --              --             672               673
     Due after ten years                                      --              --           2,212             2,188
Mortgage-backed securities                                 9,575           9,405          12,368            12,217
                                                     -----------      ----------      ----------        ----------
                                                     $    11,604      $   11,458      $   17,574        $   17,389
                                                     ===========      ==========      ===========       ==========


                                                                            December 31, 1996
                                                      -----------------------------------------------------------
                                                           Held-to-maturity               Available-for-sale
                                                              securities                      securities
                                                      --------------------------      ---------------------------
                                                       Amortized          Fair          Amortized         Fair
                                                      Cost Basis          Value        Cost Basis         Value
                                                      ----------         ------        ----------         -----
Debt securities other than mortgage-backed securities:
     Due within one year                             $       661      $      666       $      501       $      502
     Due after one year through five years                 1,371           1,403            2,160            2,169
     Due after five years through ten years                   --              --              834              844
     Due after ten years                                      --              --            2,213            2,234
Mortgage-backed securities                                 9,943           9,810           12,784           12,708
                                                     -----------      ----------       ----------       ----------
                                                     $    11,975      $   11,879       $   18,492       $   18,457
                                                     ===========      ==========       ==========       ==========


        There were no sales of available-for-sale or held-to-maturity securities for the three months ended March 31, 1997, or for the years ended December 31, 1996, 1995 and 1994.

        In 1995, PNB transferred at fair value certain debt securities from securities classified as held-to-maturity to securities classified as available-for-sale. The unrealized holding loss of $17,000 ($27,000 less tax effect of $10,000) at the date of transfer has been recognized as a separate component of stockholders' equity. The transfer was a result of a reassessment of the appropriateness of the classification of all securities held at December 31, 1995. In accordance with a Special Report of the Financial Accounting Standards Board regarding SFAS No. 115 this transfer will not call into question the intent of PNB to hold other debt securities to maturity in the future.

        During 1994, the amortized cost of a security held-to-maturity that was transferred to available-for-sale at fair value amounted to $469,000, and the related unrealized loss amounted to $69,000. Such security was transferred as a result of PEMI's understanding that there was a significant deterioration in the issuer's creditworthiness.

        There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders' equity as of March 31, 1997 and December 31, 1996.

        A total par value of $1,532,000, $1,545,000, and $1,144,000 of debt securities was pledged to secure treasury tax and loan deposits and public funds on deposit as of March 31, 1997, December 31, 1996 and 1995, respectively.

NOTE 4  LOANS

        Loans consisted of the following as of the indicated dates (in thousands):

                                                                                         December 31,
                                                                             ---------------------------------
                                                       March 31, 1997              1996               1995
                                                       --------------        ----------------    -------------

Commercial, financial and agricultural                    $ 14,003                $ 13,750           $ 12,363
Real estate - construction and land development                647                     882                363
Real estate - residential                                   53,646                  53,243             50,127
Real estate - commercial                                    12,251                  12,209             11,705
Consumer                                                     7,353                   7,441              6,081
Obligations of states and political subdivisions             1,286                     931              1,054
Other                                                           47                      60                 16
                                                          --------                --------           --------
                                                            89,233                  88,516             81,709
Allowance for possible loan losses                          (1,283)                 (1,306)            (1,360)
Unearned income                                               (101)                   (114)              (262)
                                                          --------                --------           --------
         Net loans                                        $ 87,849                $ 87,096           $ 80,087
                                                          ========                ========           ========

        Certain directors and executive officers of PEMI and companies in which they have significant ownership interest are customers of PNB. Total loans to such persons and their companies amounted to $395,000 as of March 31, 1997. During the three months ended March 31, 1997, advances totaled $80,000 and repayments totaled $45,000. Total loans to such persons and their companies amounted to $360,000 as of December 31, 1996. During the year ended December 31, 1996, advances totaled $68,000 and repayments totaled $143,000.

        Changes in the allowance for possible loan losses were as follows (in thousands):

                                          Three Months Ended
                                               March 31,                      Years Ended December 31,
                                   -------------------------------  -------------------------------------------
                                        1997              1996         1996             1995              1994
                                      --------          --------     -------          --------          -------
Balance at beginning of period       $   1,306         $  1,360     $  1,360         $  1,567           $ 1,730
Loans charged off                          (89)             (22)        (241)            (374)             (448)
Provision for possible loan losses          30               36          152              112               120
Recoveries of loans previously
  charged off                               36                6           35               55               165
                                     ----------        --------     --------         --------           -------
Balance at end of period             $    1,283        $  1,380     $  1,306         $  1,360           $ 1,567
                                     ==========        ========     ========         ========           =======

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

         Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows (in thousands):

                                                                                     December 31,
                                                  March 31,          ------------------------------------------------
                                                    1997                      1996                       1995
                                          ------------------------   -----------------------   -----------------------
                                            Recorded      Related     Recorded     Related      Recorded       Related
                                           Investment    Allowance   Investment   Allowance    Investment     Allowance
                                           In Impaired  For Credit   In Impaired For Credit    In Impaired   For Credit
                                              Loans        Losses       Loans      Losses         Loans        Losses
                                           -----------  ----------   ----------- ----------    -----------   -----------

Loans for which there is a related allowance
   for possible loan losses                 $   878       $  111       $   97       $    9       $   211      $    23

Loans for which there is no related
   allowance for possible loan losses            --           --           --           --           413           --
                                            --------      -------     --------     --------      -------      -------

         Totals                             $   878       $  111       $   97       $    9       $   624      $    23
                                            =======       ======       ======       ======       =======      =======

Average recorded investment in impaired
   loans during the period                  $   463                    $  132                    $   729
                                            =======                    ======                    =======

Related amount of interest income
   recognized during the time, in the
   period that the loans were impaired

         Total recognized                   $    --                    $   25                    $    --
                                            =======                    ======                    =======

         Amount recognized using a
           cash-basis method of accounting  $   --                     $   25                    $    --
                                            =======                    ======                    =======


        As of March 31, 1997 and December 31, 1996, loans restructured in a troubled debt restructuring before January 1, 1995, the effective date of SFAS No. 114, that are not impaired based on the terms specified by the restructuring agreement totaled $260,000 and $261,000, respectively. The gross interest income that would have been recorded in the three months ended March 31, 1997 and the year ended December 31, 1996, if such restructured loans had been current in accordance with their original terms, was $6,000 and $27,000, respectively. The amount of interest income on such restructured loans that was included in net income for the three months ended March 31, 1997 and the year ended December 31, 1996 was $5,000 and $23,000, respectively.

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE 5  PREMISES AND EQUIPMENT

        The following is a summary of premises and equipment (in thousands):

                                                       As of December 31,
                               March 31,        ---------------------------
                                 1997             1996                 1995
                               --------         -------              -------
Land                           $     449       $     449            $     409
Buildings                          3,229           3,229                3,061
Furniture and equipment            2,858           2,637                1,993
                               ---------       ---------            ---------
                                   6,536           6,315                5,463
Accumulated depreciation and
  amortization                    (2,437)         (2,336)              (1,982)
                               ---------       ---------            ---------
                               $   4,099       $   3,979            $   3,481
                               =========       =========            =========


NOTE 6  DEPOSITS

        The aggregate amount of time deposit accounts (including CDs), each with a minimum denomination of $100,000, was approximately $5,449,000, $5,392,000 and $4,890,000 as of March 31, 1997, December 31, 1996 and 1995, respectively.

        For time deposits as of March 31, 1997 and December 31, 1996, the aggregate amount of maturities are as follows (in thousands):

                                             March 31,          December 31,
                                                1997                1996
                                           ----------           ------------

                 1997                      $   24,949            $  31,163
                 1998                          18,256               12,867
                 1999                           1,492                1,398
                 2000                             691                  424
                 2001                             393                  176
              After 2001                           10                   --
                                           ----------            ---------
                                           $   45,791            $  46,028
                                           ==========            =========

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE 7  ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON

        Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB). The components of these borrowings are as follows (in thousands):

                                                   March 31, 1997                        December 31, 1996
                                        ---------------------------------       --------------------------
                                                              Weighted                                Weighted
                                                               Average                                 Average
                                                               Rate to                                 Rate to
            Maturity Date                   Balance           Maturity             Balance            Maturity
            -------------               ---------------     ------------       ---------------      ----------
                1997                     $   4,597              6.03%             $  4,909               5.92%
                1998                         5,212              6.07                 3,712               6.12
                1999                            82              7.33                    82               7.43
                                         ---------                                --------
                 Total                   $   9,891              6.10%             $  8,703               6.02%
                                         =========                                ========

        Advances are secured by PEMI's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. government and agencies obligations not otherwise pledged.

        Information about short-term advances included above is as follows:

                                                                                       December 31,
                                                     Three months ended      ------------------------------
                                                       March 31, 1997              1996                1995
                                                       --------------        ----------------     ---------
Outstanding at end of period                           $     4,400            $    4,711          $    7,000
Approximate maximum outstanding at any month end             4,400                 5,900               8,500
Average amounts outstanding during the period                3,787                 7,474               7,152
Weighted average interest rate during the period              6.11%                 5.82%               6.27%
Weighted average interest rate at end of period               6.08                  6.21                6.09


NOTE 8  ACQUISITION OF BRANCH

        On April 22, 1996, PEMI purchased certain assets and assumed deposits from First New Hampshire Bank's branch office in Campton, New Hampshire. On that day, PEMI recorded the following entries to record this transaction
(in thousands).

             Assets and Liabilities                               Amount
             ----------------------                    ------------------------
         Loans                                         $       4
         Premises and equipment                              225
         Core deposit intangible                             175
         Cash                                              6,355
                          Other liabilities                           $       1
                          Deposits                                        6,758

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

         The transaction was accounted for using the purchase method of accounting. The results of operations of the acquired branch office are included in the 1996 income statement of PEMI from the date of the transaction to December 31, 1996.

         The core deposit intangible is being amortized over 10 years. Amortization expense amounted to $4,000 for the three months ended March 31, 1997, and $13,000 for the year ended December 31, 1996.

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE 9  INCOME TAXES

         The components of income tax expense are as follows (in thousands):

                               Three Months Ended
                                    March 31,                             Years Ended December 31,
                             -----------------------          ----------------------------------------------
                                1997          1996               1996                1995              1994
                                ----          ----               ----                ----              ----
Current:
     Federal                    $ 117        $ 112            $   438              $  431            $   349
     State                         24           22                 90                  88                 50
                                -----        -----            -------              ------            -------
                                  141          134                528                 519                399
                                -----        -----            -------              ------            -------

Deferred:
     Federal                       (3)           6                 83                  90                124
     State                         --            2                 17                  19                 29
                                -----       ------            -------              ------            -------
                                   (3)           8                100                 109                153
                                -----       ------            -------              ------            -------

Total income tax expense        $ 138       $  142            $   628              $  628            $   552
                                =====       ======            =======              ======            =======

         The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows (in thousands):

                                                   Three Months Ended
                                                        March 31,                  Years Ended December 31,
                                                   -------------------        ---------------------------------
                                                   1997          1996         1996           1995          1994
                                                   % of          % of         % of           % of          % of
                                                  Income        Income       Income         Income        Income
                                                  ------        ------       ------         ------        ------

Federal income tax at statutory rate               34.0%         34.0%        34.0%         34.0%          34.0%
Increase (decrease) in tax resulting from:
     Tax-exempt income                             (6.4)         (6.3)        (6.2)         (5.1)          (5.7)
     Unallowable expenses                           1.2           1.2           .8            .6             .6
     Other, net                                      --            --          1.3            .5             .5
State tax, net of federal tax benefit               3.8           3.7          3.1           3.0            3.0
                                                   ----          ----         ----          ----            ----
                                                   32.6%         32.6%        33.0%         33.0%          32.4%
                                                   ====          ====         ====          ====           ====

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

         PEMI had gross deferred tax assets and gross deferred tax liabilities as follows (in thousands):

                                                                                   Years Ended December 31,
                                                          March 31,              -----------------------------
                                                            1997                   1996                 1995
                                                          --------               --------              -------

Deferred tax assets:
    Allowance for possible loan losses                      $355                    $360                 $379
    Loan origination fees                                     73                      77                   96
    Nonaccrual loans                                          25                      26                   30
    Other real estate owned valuation                         11                      14                    8
    Net unrealized holding loss on available-for-sale
        securities                                            14                      14                    8
    Other, net                                                 3                      14                    6
                                                            ----                    ----                  ---
        Gross deferred tax assets                            481                     491                  527
                                                            ----                    ----                  ---
Deferred tax liabilities:
    Other, net                                                --                     (5)                   --
    Depreciation                                            (136)                  (137)                 (116)
    Pension                                                  (40)                   (41)                  (16)
                                                            ----                   ----                  ----
        Gross deferred tax liabilities                      (176)                  (183)                 (132)
                                                            ----                   ----                  ----
Net deferred tax assets                                     $305                   $308                  $395
                                                            ====                   ====                  ====


         Deferred tax assets as of March 31, 1997 and December 31, 1996 and 1995 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

         As of March 31, 1997 and December 31, 1996, PEMI had no operating loss and tax credit carryovers for tax purposes.

NOTE 10  CONTINGENCY

         As of December 31, 1996, PNB intends to file with the Internal Revenue Service an application to resolve certain problems concerning the eligibility of its defined benefit pension and 401K plans. Bank management and counsel estimate that the sanction that would be imposed by the IRS is between $25,000 and $200,000. The minimum contingent liability of $25,000 has not been accrued due to immateriality.

NOTE 11  EMPLOYEE BENEFITS

         PEMI has a qualified defined benefit pension plan covering substantially all of its employees who meet certain eligibility requirements. The benefit provision of the plan is 50% of monthly compensation reduced by 1/20 for each year of service less than 20 years.

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

         The following table sets forth the funded status of the plan and amounts recognized in PEMI's balance sheet as of December 31 (in thousands):

                                                                                1996                    1995
                                                                             ---------              ---------
Actuarial present value of benefit obligations:
    Accumulated benefit obligation (including vested benefits of
       $1,304,000 and $1,092,000, respectively)                              $   1,331              $   1,108
                                                                             =========              =========

    Projected benefit obligation for services rendered to date               $ (1,578)              $  (1,395)

    Plan assets at fair value, primarily invested in individual
       life insurance policies and investments                                   1,622                  1,525
                                                                             ---------              ---------

    Plan assets greater than projected benefit obligation                           44                    130

    Unrecognized net transition asset                                             (29)                   (33)

    Unrecognized net loss (gain)                                                    89                   (55)
                                                                             ---------              ---------

    Prepaid pension cost included in other assets on the balance sheets      $     104              $     42
                                                                             =========              ========

         Net periodic pension cost included the following components (in thousands):

                                                                              Years Ended December 31,
                                                                       ----------------------------------------
                                                                        1996            1995              1994
                                                                       ------          -------           ------
Service cost-benefits earned during the period                         $   94          $    81           $   73
Interest cost on projected benefit obligation                             104               82               92
Actual (return) loss on plan assets                                      (149)            (254)              35
Net amortization and deferral                                              25              163             (123)
                                                                       ------          -------           ------
Net periodic pension cost                                              $   74          $    72           $   77
                                                                       ======          =======           ======

         The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.0% and 4.0%. The expected long-term rate of return on assets was 8.0%.

         PNB has a 401(k) plan. To be eligible, employees must have attained age twenty-one, completed six months of service and be credited with 1,000 hours of service. PNB matches 25% of employee contributions on the first 4% of compensation deposited as elective contributions. The 401(k) matching expense was $6,000, $14,000, $16,000, and $13,000 for the three months ended March 31, 1997 and for the years ended December 31, 1996, 1995, and 1994, respectively.

                        PEMI BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (INFORMATION WITH RESPECT TO MARCH 31, 1997
                             AND 1996 IS UNAUDITED)

NOTE 12  FINANCIAL INSTRUMENTS

         PEMI is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement PEMI has in particular classes of financial instruments.

         PEMI's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. PEMI uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. PEMI evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by PEMI upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

         Standby letters of credit are conditional commitments issued by PEMI to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Of the total standby letters of credit outstanding as of March 31, 1997 and December 31, 1996, $33,000 are secured by deposit accounts held by PNB.

        The provisions of Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments," as amended by SFAS No. 119, became effective for PEMI as of December 31, 1995.

                        PEMI BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (INFORMATION WITH RESPECT TO MARCH 31, 1997
                             AND 1996 IS UNAUDITED)

         The disclosures are the estimated fair values of PEMI's financial instruments, all of which are held or issued for purposes other than trading, which are as follows (in thousands):

                                           March 31,
                                             1997                       December 31,
                                    -------------------   ---------------------------------------
                                                                 1996                  1995
                                                          ------------------   ------------------
                                    Carrying     Fair     Carrying     Fair    Carrying    Fair
                                     Amount      Value     Amount      Value    Amount     Value
                                    --------   --------   --------   --------   -------   -------
Financial assets:
    Cash and cash equivalents       $  4,474   $  4,474   $  4,980   $  4,980   $ 8,219   $ 8,219
    Available-for-sale securities     17,389     17,389     18,457     18,457     8,113     8,113
    Held-to-maturity securities       11,604     11,458     11,975     11,879    15,000    14,926
    Federal Reserve Bank stock            80         80         80         80        80        80
    Federal Home Loan Bank stock         740        740        740        740       740       740
    Loans                             87,849     87,526     87,096     86,753    80,087    80,678
    Accrued interest receivable          828        828        863        863       855       855

Financial liabilities:
    Deposits                         103,602    103,785    105,685    105,984    96,416    96,672
    Advances from FHLB                 9,891      9,866      8,703      8,717     7,492     7,504


        The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

        Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows (in thousands):

                                                       March 31, 1997          December 31,
                                                       --------------        ---------------
                                                                              1996     1995
                                                                             ------   ------
Commitments to originate loans                             $2,237            $1,768   $1,152
Standby letters of credit                                    209               211      142
Unadvanced portions of commercial real estate loans          152                45       47
Unadvanced portions of home equity loans                   1,129             1,020      406
Unadvanced portions of commercial lines of credit          5,760             3,072    5,772
                                                          ------            ------   ------
                                                          $9,487            $6,116   $7,519
                                                          ======            ======   ======

         There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

        PEMI has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instrumentsand Fair Value of Financial Instruments."

                        PEMI BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (INFORMATION WITH RESPECT TO MARCH 31, 1997
                             AND 1996 IS UNAUDITED)

NOTE 13  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

         Most of PEMI's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of PEMI's loan portfolio is comprised of loans collateralized by real estate located in the state of New Hampshire.

NOTE 14  EARNINGS PER SHARE

         Earnings per share for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995, and 1994 were calculated using the weighted average number of shares outstanding during those periods. For the three months ended March 31, 1997 and 1996, the weighted average number of shares outstanding were 690,401. For the years ended December 31, 1996, 1995, and 1994, the weighted average number of shares outstanding were 690,401, 691,188, and 751,020, respectively.

NOTE 15  REGULATORY MATTERS

         PNB, as a National Bank is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, PNB may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends that PNB could declare, without the approval of the Comptroller of the Currency, amounted to approximately $1,841,000 and $2,407,000 as of March 31, 1997 and December 31, 1996, respectively.

        PEMI and its subsidiary PNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on PEMI's and PNB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, PEMI and PNB must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require PEMI and PNB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 1997 and December 31, 1996, that PEMI and PNB meet all capital adequacy requirements to which they are subject.

         As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized PNB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized PNB must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed PNB's category.

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

         PEMI's and PNB's actual capital amounts and ratios are also presented in the table (dollars in thousands).

                                                                                                    To Be Well
                                                                                                    Capitalized
                                                                                                       Under
                                                                           For Capital           Prompt Corrective
                                                         Actual          Adequacy Purposes:      Action Provisions:
                                                  ------------------     -----------------     ---------------------
                                                   Amount     Ratio       Amount     Ratio       Amount       Ratio
                                                  ---------   ------     --------    ------      ------       -----
As of March 31, 1997:
    Total Capital (to Risk Weighted Assets):
       Consolidated                               $  13,304   17.61%     $  6,043    (+-)8%         N/A
       Pemigewasset National Bank                    13,260   17.56         6,042    (+-)8        7,552       (+-)10%

    Tier 1 Capital (to Risk Weighted Assets):
       Consolidated                                  12,356   16.29         3,035    (+-)4          N/A
       Pemigewasset National Bank                    12,312   16.23         3,034    (+-)4        4,552       (+-)6

    Tier 1 Capital (to Average Assets):
       Consolidated                                  12,356    9.59         5,153    (+-)4          N/A
       Pemigewasset National Bank                    12,312    9.57         5,145    (+-)4        6,431       (+-)5

As of December 31, 1996:
    Total Capital (to Risk Weighted Assets):
       Consolidated                                  13,013   17.41         5,978    (+-)8          N/A
       Pemigewasset National Bank                    12,964   17.35         5,978    (+-)8        7,473       (+-)10

    Tier 1 Capital (to Risk Weighted Assets):
       Consolidated                                  12,074   16.08         3,004    (+-)4          N/A
       Pemigewasset National Bank                    12,025   16.01         3,004    (+-)4        4,506       (+-)6

    Tier 1 Capital (to Average Assets):
       Consolidated                                  12,074    9.50         5,083    (+-)4          N/A
       Pemigewasset National Bank                    12,025    9.46         5,083    (+-)4        6,354       (+-)5

As of December 31, 1995:
    Total Capital (to Risk Weighted Assets):
       Consolidated                                  12,274   17.82         5,509    (+-)8          N/A
       Pemigewasset National Bank                    12,225   17.75         5,509    (+-)8        6,886       (+-)10

    Tier 1 Capital (to Risk Weighted Assets):
       Consolidated                                  11,407   16.45         2,774    (+-)4          N/A
       Pemigewasset National Bank                    11,358   16.38         2,774    (+-)4        4,161       (+-)6

    Tier 1 Capital (to Average Assets):
       Consolidated                                  11,407    9.91         4,606    (+-)4          N/A
       Pemigewasset National Bank                    11,358    9.86         4,606    (+-)4        5,758       (+-)5


                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE 16  RECLASSIFICATION

         Certain amounts in the prior periods have been reclassified to be consistent with the current period statement presentation.

NOTE 17  PARENT COMPANY ONLY FINANCIAL STATEMENTS

         The following financial statements are for Pemi Bancorp, Inc. (Parent Company Only) and should be read in conjunction with the consolidated financial statements of Pemi Bancorp, Inc.
and Subsidiary.

                                                PEMI BANCORP, INC.
                                               (Parent Company Only)

                                                  Balance Sheets

                                   (Dollars in thousands, except per share data)

                                                                  March 31,        December 31
                                                                  --------    --------------------
Assets                                                              1997        1996        1995
------                                                            --------    --------    --------
Cash                                                              $     44    $    394    $    302
Investment in subsidiary, The Pemigewasset National Bank            12,357      12,165      11,345
Other assets                                                          --          --             2
                                                                  --------    --------    --------
                                                                  $ 12,401    $ 12,559    $ 11,649
                                                                  ========    ========    ========

Liabilities and Stockholders' Equity
Other liabilities                                                 $   --      $    345    $    255
                                                                  --------    --------    --------
Stockholders' equity:
   Common stock, par value $1.00 per share;
      authorized 2,000,000 shares; issued 751,901
      shares; outstanding 690,401 shares                               752         752         752
   Paid-in capital                                                   2,384       2,384       2,384
   Retained earnings                                                 9,993       9,714       8,886
   Treasury stock, at cost (61,500 shares)                            (615)       (615)       (615)
   Net unrealized holding loss on available-for-sale securities       (113)        (21)        (13)
                                                                  --------    --------    --------
      Total stockholders' equity                                    12,401      12,214      11,394
                                                                  --------    --------    --------
                                                                  $ 12,401    $ 12,559    $ 11,649
                                                                  ========    ========    ========

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

                               PEMI BANCORP, INC.
                              (Parent Company Only)

                              Statements of Income

                             (Dollars in thousands)

                               Three Months Ended
                                    March 31,       Years Ended December 31,
                               -------------------  -------------------------
                                 1997     1996       1996     1995     1994
                                 -----    ----      ------   ------   ------
Dividends from subsidiary        $--      $--       $  449   $  547   $  301
Management fee income
   from subsidiary                --         3          36       21       37
                                 -----    ----      ------   ------   ------
                                  --         3         485      568      338
                                 -----    ----      ------   ------   ------
General and administrative
   expense                           5       3          37       21       37
                                 -----    ----      ------   ------   ------
Income (loss) before equity
   in undistributed net income
     of subsidiary                  (5)    --          448      547      301
Equity in undistributed
   net income of subsidiary        284     294         829      728      850
                                 -----    ----      ------   ------   ------
     Net income                  $ 279    $294      $1,277   $1,275   $1,151
                                 =====    ====      ======   ======   ======

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)

                               PEMI BANCORP, INC.
                              (Parent Company Only)

                            Statements of Cash Flows

                             (Dollars in thousands)

                                            Three Months Ended
                                                March 31,                Years Ended December 31,
                                            -----------------       ---------------------------------
                                            1997        1996         1996          1995       1994
                                            -----       -----       -------       -------    -------
Cash flows from operating activities:
   Net income                               $ 279       $ 294       $ 1,277       $ 1,275    $ 1,151
   Adjustments to reconcile
     net income to net cash
     provided by (used in)
     operating activities:
       (Increase) decrease in
         accrued dividend receivable         --             2             3           238
                                                                                                 (90)
       Undistributed net income of
         subsidiary                          (284)       (294)         (829)         (728)      (850)
                                            -----       -----       -------       -------    -------

   Net cash provided by (used in)
     operating activities                      (5)          2           451           785        211
                                            -----       -----       -------       -------    -------

Cash flows from financing activities:
   Purchases of treasury stock               --          --            --            (317)
                                                                                                (298)
   Dividends paid                            (345)       (255)         (359)         (330)      (211)
                                            -----       -----       -------       -------    -------

   Net cash used in financing
     activities                              (345)       (255)         (359)         (647)      (509)
                                            -----       -----       -------       -------    -------

Net increase (decrease) in cash
   and cash equivalents                      (350)       (253)           92           138       (298)
Cash and cash equivalents at
   beginning of period                        394         302           302           164        462
                                            -----       -----       -------       -------    -------
Cash and cash equivalents at
   end of period                            $  44       $  49       $   394       $   302    $   164
                                            =====       =====       =======       =======    =======


        The Parent Company Only Statements of Changes in Stockholders' Equity are identical to the Consolidated Statements of Changes in Stockholders' Equity for the three months ended March 31, 1997 and for the years ended December 31, 1996, 1995 and 1994, and therefore are not reprinted here.

                        PEMI BANCORP, INC. AND SUBSIDIARY

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1996 IS UNAUDITED)


NOTE 18        MERGER AGREEMENT

        On March 14, 1997, PEMI and PNB entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among PEMI, PNB, The Berlin City Bank ("BCB"), and Northway Financial, Inc. ("Northway"), a New Hampshire corporation and a wholly owned subsidiary of BCB. Under the terms of the Merger Agreement,
(i) Northway will organize a new New Hampshire trust company, Berlin Interim Trust Company ("BITC"), (ii) BITC will merge with and into BCB (the "BCB Reorganization"), as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) following the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the surviving corporation. As a result of the foregoing transactions, Northway will be the bank holding company for BCB and PNB, and each of BCB and PNB will be wholly owned direct subsidiaries of Northway.

                          Independent Auditors' Report

To the Board of Directors of
Northway Financial, Inc.

        We have audited the accompanying balance sheet of Northway Financial, Inc., as of May 9, 1997. This balance sheet is the responsibility of Northway Financial, Inc.'s management. Our responsibility is to express an opinion of this balance sheet based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Northway Financial, Inc., as of May 9, 1997, in conformity with generally accepted accounting principles.


Shatswell, MacLeod & Company, P.C.


West Peabody, Massachusetts
June 9, 1997

                            NORTHWAY FINANCIAL, INC.

                                  BALANCE SHEET
                                   MAY 9, 1997
                                 (IN THOUSANDS)



                                     Assets

Cash ....................................................................   $  1
                                                                            ----
      Total assets ......................................................   $  1
                                                                            ====


                      Liabilities and Stockholders' Equity

Commitments and contingencies (Note 4)
Stockholders' equity (Note 3) ...........................................   $  1
                                                                            ----
    Total liabilities and stockholders' equity ..........................   $  1
                                                                            ====


The accompanying notes are an integral part of this balance sheet.

                            NORTHWAY FINANCIAL, INC.

                             NOTES TO BALANCE SHEET


NOTE 1         FORMATION OF NORTHWAY FINANCIAL, INC.

        Northway Financial, Inc. ("Northway") is a newly formed company organized on March 7, 1997, under the laws of the state of New Hampshire, for the purpose of becoming the holding company of The Berlin City Bank ("BCB") pursuant to a reorganization transaction (the "BCB Reorganization") by and among Northway, BCB, and a subsidiary of BCB, and, thereafter, effecting the merger (the "Merger") by and among Northway, The Berlin City Bank ("BCB"), Pemi Bancorp, Inc. ("PEMI"), and its wholly owned subsidiary, Pemigewasset National Bank ("PNB"). Other than matters relating to corporate organization and capitalization, and other matters incidental to completion of the BCB Reorganization and the Merger, Northway is not engaged, nor will it engage, in any business activity prior to consummation of the BCB Reorganization and the Merger. At the Effective Time of the Merger, Northway's business will be to own all of the common stock of BCB and PNB.

        BCB is a trust company chartered under the laws of the State of New Hampshire. BCB has seven banking offices in New Hampshire through which it provides a range of bank-related services.

        PEMI is a national banking association organized under the laws of the United States. PEMI's wholly-owned subsidiary, PNB, has five branches located in New Hampshire through which it provides a range of bank-related services.

        The Merger is to be effected in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of March 14, 1997, by and among BCB, Northway, PEMI, and PNB (the "Merger Agreement"). Under the terms of the Merger Agreement (i) Northway will organize a New Hampshire trust company, Berlin Interim Trust Company (BITC"), (ii) BCB will merge with and into BITC while retaining the name "The Berlin City Bank" and, as a result of which, will become a wholly owned subsidiary of Northway, and (iii) following the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the surviving corporation ("the Merger"). As a result of the foregoing transactions, Northway will be the bank holding company for BCB and PNB and each of BCB and PNB will be wholly owned subsidiaries of Northway.

        In connection with the BCB Reorganization and the Merger, respectively,
(i) each outstanding share of BCB common stock will be converted into 16 shares of Northway common stock, subject to dissenter's rights, and (ii) each outstanding share of PEMI common stock will be converted into 1.0419 shares of Northway common stock, subject to dissenter's rights.

        The accompanying Proxy Statement/Prospectus of Northway describes the BCB Reorganization and the Merger and the various agreements and conditions required to consummate the BCB Reorganization and the Merger. All capitalized terms used herein and not otherwise defined are defined in the Registration Statement.

                            NORTHWAY FINANCIAL, INC.

NOTE 2         ACCOUNTING TREATMENT

        Under generally accepted accounting principles, it is expected that the Merger, including the interim steps involving the BCB Reorganization and the merger of PEMI with and into Northway, will qualify as a "pooling of interests" transaction for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Northway and PEMI will be carried forward at their previously recorded historical amounts. Revenues and expenses will be retroactively combined as if Northway and PEMI were combined for the entire periods in which the Merger occurs and for all periods prior to the Merger at previously recorded amounts.

NOTE 3         AUTHORIZED AND OUTSTANDING CAPITAL STOCK

        At the Effective Time, the authorized capital stock of Northway will consist of 9,000,000 shares of Northway Common Stock and 1,000,000 shares of Northway Preferred Stock. There are currently outstanding 1,000 shares of Northway Common Stock, all of which are owned by BCB. At the Effective Time of the BCB Reorganization, BCB will transfer or surrender its interest in such shares of Northway to Northway for cancellation. It is anticipated that, after giving effect to the Merger, based on the number of shares of BCB Common Stock and PEMI Common Stock outstanding on March 31, 1997, Northway will have 1,732,145 shares of Northway Common Stock and no shares of Northway Preferred Stock issued and outstanding.

NOTE 4         COMMITMENTS AND CONTINGENCIES

        Pursuant to the terms of the Merger Agreement, at the Effective Time, Northway will enter into employment agreements with William J. Woodward, Chairman of the Board, President, and Chief Executive Officer of BCB, and Fletcher W. Adams, President and Chief Executive Officer of PEMI. See "The Merger and Related Transactions - Interests of Certain Persons in the Merger" in the Registration Statement.

                                                                     APPENDIX A


                         ===============================


                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                              THE BERLIN CITY BANK,

                            NORTHWAY FINANCIAL, INC.,

                           PEMIGEWASSET NATIONAL BANK

                                       and

                               PEMI BANCORP, INC.

                           Dated as of March 14, 1997

                         ===============================

                                TABLE OF CONTENTS

                                                                            Page
ARTICLE I

         THE MERGER..........................................................1
         1.01       The Merger...............................................1
         1.02       Plan of Merger...........................................1
         1.03       Effective Time...........................................2
         1.04       Effect of the Merger.....................................2
         1.05       Conversion of Company Common Stock.......................2
         1.06       Rights With Respect to Objecting Shares..................3
         1.07       Articles of Incorporation................................4
         1.08       By-Laws..................................................4
         1.09       Directors and Officers of the Surviving Corporation......4
         1.10       Articles; By-Laws; Directors; Officers of Purchaser......4
         1.11       Articles; Bylaws; Directors; Officers of the Bank........5
         1.12       Tax Consequences.........................................5
         1.13       Voting Agreements........................................5
         1.14       Trading Listing..........................................5
         1.15       Additional Actions.......................................5
         1.16       Possible Alternative Structure...........................6

ARTICLE II

         EXCHANGE OF SHARES..................................................6
         2.01       Parent to Make Shares Available..........................6
         2.02       Exchange of Shares.......................................6

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
         THE BANK............................................................9
         3.01       Corporate Organization...................................9
         3.02       Capitalization..........................................10
         3.03       Authority; No Violation.................................11
         3.04       Consents and Approvals..................................12
         3.05       Loan Portfolio; Reports.................................12
         3.06       Financial Statements....................................14
         3.07       Broker's Fees...........................................16
         3.08       Absence of Certain Changes or Events....................16
         3.09       Legal Proceedings.......................................17
         3.10       Taxes and Tax Returns...................................18
         3.11       Employee Benefit Plans..................................19
         3.12       SEC Reports.............................................21
         3.13       Company Information.....................................21
         3.14       Compliance with Applicable Law..........................21
         3.15       Certain Contracts.......................................22
         3.16       Agreements with Regulatory Agencies.....................23
         3.17       Investment Securities...................................23
         3.18       Environmental Matters...................................23
         3.19       Properties..............................................25
         3.20       Administration of Fiduciary Accounts....................26
         3.21       Insurance...............................................26
         3.22       Transactions with Certain Persons.......................27
         3.23       State Takeover Laws.....................................27
         3.24       Disclosure..............................................27
         3.25       Regulatory Approvals....................................27
         3.26.      Labor Matters...........................................28
         3.27.      Intellectual Property...................................28
         3.28       Ownership of Purchaser Common Stock; Affiliates and
                    Associates..............................................28

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PURCHASER........................28
         4.01       Corporate Organization..................................28
         4.02       Capitalization..........................................29
         4.03       Authority; No Violation.................................30
         4.04       Consents and Approvals..................................31
         4.05       Loan Portfolio; Reports.................................31
         4.06       Financial Statements....................................33
         4.07       Broker's Fees...........................................34
         4.08       Absence of Certain Changes or Events....................34
         4.09       Legal Proceedings.......................................35
         4.10       FDIC Reports............................................35
         4.11       Parent and Purchaser Information........................35
         4.12       Compliance with Applicable Law..........................36
         4.13       Agreements with Regulatory Agencies.....................36
         4.14       Regulatory Approvals....................................36
         4.15       Taxes and Tax Returns...................................36
         4.16       Insurance...............................................38
         4.17       Disclosure..............................................38
         4.18       Employee Benefit Plans..................................38
         4.19       Certain Contracts.......................................40
         4.20       Investment Securities...................................41
         4.21       Environmental Matters...................................41
         4.22       Properties..............................................43
         4.23       Administration of Fiduciary Accounts....................44
         4.24       Transactions with Certain Persons.......................44
         4.25       State Takeover Laws.....................................44
         4.26.      Labor Matters...........................................44
         4.27.      Intellectual Property...................................45
         4.28       Ownership of the Company Common Stock; Affiliates
                    and Associates..........................................45

ARTICLE V

         COVENANTS RELATING TO CONDUCT OF BUSINESS..........................45
         5.01       Covenants of the Company and the Bank...................45
         5.02       No Solicitation.........................................48
         5.03       Covenants of Purchaser and Parent.......................49
         5.04       Minimum Shareholders' Equity; Allowance for Loan
                    Losses..................................................51

ARTICLE VI

         ADDITIONAL AGREEMENTS..............................................52
         6.01       Regulatory Matters......................................52
         6.02       Securities Laws Matters.................................53
         6.03       Shareholder Meetings....................................53
         6.04       Access to Information...................................54
         6.05       Legal Conditions to Merger..............................55
         6.06       Restrictions on Sale of Parent Common Stock.............55
         6.07       Employee Matters........................................56
         6.08       Subsequent Interim and Annual Financial Statements......56
         6.09       Additional Agreements...................................56
         6.10       Disclosure Supplements..................................56
         6.11       Current Information.....................................56
         6.12       Parent..................................................57
         6.13       No Inconsistent Actions.................................57

ARTICLE VII

         CONDITIONS PRECEDENT...............................................57
         7.01       Conditions to Each Party's Obligation to Effect the
                    Merger..................................................57
                    (a)    Shareholder Approval.............................57
                    (b)    Regulatory Approvals.............................58
                    (c)    Securities Laws Matters..........................58
                    (d)    No Injunctions or Restraints; Illegality.........58
         7.02       Conditions to Obligations of Purchaser and Parent.......58
                    (a)    Representations and Warranties...................58
                    (b)    Performance of Obligations of the Company and
                           the Bank.........................................59
                    (c)    No Burdensome Condition..........................59
                    (d)    Consents Under Agreements........................59
                    (e)    Tax Opinion......................................59
                    (f)    Accountant's Letter..............................59
                    (g)    Legal Opinion....................................60
                    (h)    Opinion of Financial Adviser.....................60
                    (i)    Cash Consideration...............................60
         7.03       Conditions to Obligations of the Company................60
                    (a)    Representations and Warranties...................60
                    (b)    Performance of Obligations of Purchaser and
                           Parent...........................................60
                    (c)    No Burdensome Condition..........................60
                    (d)    Tax Opinion......................................61
                    (e)    Accountant's Letter..............................61
                    (f)    Legal Opinion....................................61
                    (g)    Opinion of Financial Advisor.....................61

ARTICLE VIII

         TERMINATION AND AMENDMENT..........................................61
         8.01       Termination.............................................61
         8.02       Effect of Termination...................................63
         8.03       Expenses; Termination Fee...............................63
         8.04       Amendment...............................................64
         8.05       Extension; Waiver.......................................65

ARTICLE IX

         GENERAL PROVISIONS.................................................65
         9.01       Closing.................................................65
         9.02       Non-Survival of Representations, Warranties and
                    Agreements..............................................65
         9.03       Notices.................................................65
         9.04       Interpretation..........................................66
         9.05       Counterparts............................................66
         9.06       Entire Agreement........................................66
         9.07       Governing Law...........................................67
         9.08       Enforcement of Agreement................................67
         9.09       Severability............................................67
         9.10       Publicity...............................................67
         9.11       Assignment..............................................67

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 14, 1997, by and among The Berlin City Bank, a New Hampshire chartered commercial bank ("Purchaser"), Northway Financial, Inc., a New Hampshire chartered corporation wholly owned by Purchaser ("Parent"), Pemigewasset National Bank, a national bank with its principal office in New Hampshire (the "Bank") and Pemi Bancorp, Inc., a New Hampshire chartered corporation (the "Company").

     WHEREAS, the Boards of Directors of Purchaser and Parent have determined that it is in the best interests of their respective companies and their shareholders for Purchaser to become a wholly owned subsidiary of Parent, in a transaction (the "Holding Company Reorganization") in which the shareholders of Purchaser will receive 16 shares of the common stock, par value $1.00 per share, of Parent ("Parent Common Stock") for each share of the common stock, par value $5.00 per share, of Purchaser ("Purchaser Common Stock") (the ratio of the number of shares of Parent Common Stock received in exchange for each share of Purchaser Common Stock shall be hereinafter referred to as the "Holding Company Exchange Ratio").

     WHEREAS, the Boards of Directors of Purchaser, Parent, the Company and the Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the "Merger") immediately following the Holding Company Reorganization; and

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.01 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the New Hampshire Revised Statutes Annotated, at the Effective Time (as hereinafter defined), the Company shall merge with and into Parent. Parent shall become the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of New Hampshire. The name of the Surviving Corporation shall be Northway Financial, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

     1.02 PLAN OF MERGER. This Agreement shall constitute a plan of merger for purposes of the New Hampshire Business Corporation Act.

     1.03 EFFECTIVE TIME. As promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Parent shall duly execute and file articles of merger (the "Articles of Merger") with the Secretary of State of New Hampshire (the "Secretary") in accordance with Section 293-A:11.05 of the New Hampshire Revised Statutes Annotated (the "New Hampshire Business Corporation Act"). The Merger shall become effective on the date (the "Effective Date") and at such time (the "Effective Time") as the Articles of Merger are filed with the Secretary or at such later date and time as is specified in the Articles of Merger.

     1.04 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 293-A.11:06 of the New Hampshire Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.05 CONVERSION OF COMPANY COMMON STOCK.

          (a) At the Effective Time, subject to Section 2.02(c) hereof, each share of the common stock, par value $1.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury or directly or indirectly by Parent, Purchaser, the Company or the Bank (except for Trust Account Shares and DPC Shares (as such terms are defined in Section 1.05(b) hereof) and (ii) Objecting Shares (as such term is defined in Section 1.06 hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.0419 shares of Parent Common Stock rounded to the nearest ten thousandth of a share, it being understood that the foregoing Exchange Ratio is applicable only after giving effect to the Holding Company Reorganization. All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.05(a) and Section 2.02(c) hereof (the "Merger Consideration"). Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.02 hereof, without any interest thereon. If prior to the Effective Time Purchaser or Parent should split or combine its common stock, or pay a special cash or stock dividend or other distribution in such common stock other than the exchange of stock contemplated to occur as a result of the Holding Company Reorganization which is already reflected in the Exchange Ratio, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

          (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Parent, Purchaser, the Company or the Bank (other than (i) shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (ii) any shares of Company Common Stock held by Parent, Purchaser, the Company or the Bank in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or the Bank (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

     1.06 RIGHTS WITH RESPECT TO OBJECTING SHARES.

          (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly exercised and perfected their rights of appraisal within the meaning of Chapter 293-A:13 of the New Hampshire Business Corporation Act (the "Objecting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Company Common Stock held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration pursuant to
Section 1.05(a) hereof.

          (b) The Company shall give Purchaser (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the New Hampshire Business Corporation Act and received by the Company and (ii) the opportunity to participate with the Company in all negotiations and proceedings with respect to demands for appraisal under the New Hampshire Business Corporation Act consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Purchaser, (x) make any payment with respect to any demands for appraisal, (y) offer to settle or settle any such demands, or (z) waive any failure to timely deliver a written demand for appraisal in accordance with the New Hampshire Business Corporation Act.

     1.07 ARTICLES OF INCORPORATION. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be in the form appended hereto as Exhibit I, until thereafter amended as provided by law and such Articles of Incorporation. The parties have agreed that the Articles of Incorporation of the Surviving Corporation shall require any merger or consolidation involving the Bank within three years after the Effective Time to be approved by a vote of two-thirds of the directors of the Surviving Corporation and shall further provide that this provision of the Articles of Incorporation cannot be amended except by a vote of two-thirds of such directors. To effect the foregoing, Purchaser agrees that immediately prior to the Effective Time, Purchaser will file with the New Hampshire Secretary of State Amended and Restated Articles of Incorporation of Parent to conform the Articles of Incorporation of Parent to
Exhibit I.

     1.08 BY-LAWS. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the By-Laws of the Surviving Corporation shall be substantially in the form appended hereto as Exhibit II, until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.09 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. As of the Effective Time, the board of directors of the Surviving Corporation shall consist of ten members, of whom four will be designated, after consultation with the Purchaser and prior to the Effective Time, in writing by the Company and six of whom will be designated, after consultation with the Company and prior to the Effective Time, in writing by Purchaser. The Company shall designate in writing prior to the Effective Time two of its Board designees to serve a one-year term, one of its Board designees to serve a two-year term and one of its Board designees to serve a three-year term on the surviving Corporation's board of directors. Purchaser shall designate in writing prior to the Effective Time two of its Board designees to serve a one-year term, two of its Board designees to serve two-year terms and two of its Board designees to serve three-year terms on the Surviving Corporation's board of directors. Each of the directors so designated shall hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The Surviving Corporation shall enter into employment agreements with William J. Woodward, who will serve as Chairman, President and Chief Executive Officer of the Surviving Corporation, and Fletcher
W. Adams, who will serve as Vice Chairman of the Surviving Corporation, in the forms attached as Exhibits III and IV, respectively. The board of directors of the Surviving Corporation shall elect the other officers of the Surviving Corporation.

     1.10 ARTICLES; BY-LAWS; DIRECTORS; OFFICERS OF PURCHASER. The Articles of Agreement and By-Laws of Purchaser shall continue as in effect immediately prior to the Effective Time except to the extent amended to implement the provisions of this Section 1.10. The directors and officers of Purchaser in office immediately prior to the Effective Time shall continue to hold office in accordance with the Articles of Agreement and By-Laws of the Purchaser until their respective successors are duly elected or appointed and qualified. In addition, the Bank may nominate two members of the Bank's Board of Directors to join the Board of Directors of Purchaser, each for a one-year term, to hold office in accordance with the Articles of Agreement and By-Laws of Purchaser, until their respective successors are duly elected or appointed and qualified.

     1.11 ARTICLES; BYLAWS; DIRECTORS; OFFICERS OF THE BANK. The Articles of Association and By-laws of the Bank shall continue as in effect immediately prior to the Effective Time, except to the extent amended to implement the provisions of this Section 1.11. The directors and officers of the Bank in office immediately prior to the Effective Time shall hold office in accordance with the Articles of Association and By-laws of the Bank, until their respective successors are duly elected or appointed and qualified. In addition, Purchaser may nominate two members of Purchaser's Board of Directors to join the Board of Directors of the Bank, each for a one-year term to hold office in accordance with the Articles of Association and By-laws of the Bank, until their respective successors are duly elected or appointed and qualified.

     1.12 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

     1.13 VOTING AGREEMENTS. As of the date of this Agreement, each of the Company and Purchaser shall have delivered Voting Agreements executed by each of the Company's and Purchaser's directors in the form appended hereto as Exhibits V and VI, respectively.

     1.14 TRADING LISTING. Purchaser and Parent shall obtain a favorable trading listing on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") or the American Stock Exchange for the Parent Common Stock at or before the Effective Time.

     1.15 ADDITIONAL ACTIONS. If, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

     1.16 POSSIBLE ALTERNATIVE STRUCTURE. Notwithstanding any other provision of this Agreement to the contrary, to the extent necessary or appropriate to assure fulfillment of the intentions of the parties that Purchaser or an affiliate of Purchaser acquire a 100% ownership interest in the Company and, indirectly, the Bank and to minimize any adverse tax or accounting treatment, Purchaser, Parent, the Company and the Bank may jointly elect, at or prior to the Effective Time, to substitute an alternative structure in lieu of the structure described herein to accomplish the aforementioned intentions of the parties.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.01 PARENT TO MAKE SHARES AVAILABLE. At least one business day prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with The First National Bank of Boston or such other bank or trust company selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.05 and paid pursuant to Section 2.02(a) in exchange for outstanding shares of Company Common Stock.

     2.02 EXCHANGE OF SHARES.

          (a) As soon as practicable after the Effective Time, and in no event later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions three days prior to its mailing. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor
(x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends and distributions, if any, payable to holders of Certificates.

          (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

          (c) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Company. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock, an amount in cash determined by multiplying (i) $26.875 by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to
Section 1.05 hereof, it being understood that the foregoing computation method is applicable only after giving effect to the Holding Company Reorganization.

          (d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be transferred to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Purchaser, the Company, the Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

     Each of the Company and the Bank hereby represents and warrants to Purchaser and Parent as follows:

     3.01 CORPORATE ORGANIZATION.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company or the Bank. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Purchaser, Parent (or the Surviving Corporation), the Bank, or the Company, as the case may be, any change or effect that is, or in the judgment of the parties hereto, would be materially adverse to the business, properties, assets, liabilities, financial condition, results of operations of such party and its subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, which is or was consolidated with such party (or with which such party is or was consolidated) for financial reporting purposes. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and By-Laws of the Company, copies of which have previously been delivered to Purchaser, are true and complete copies of such documents as in effect as of the date of this Agreement.

          (b) The Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF"), to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. The Company's sole Subsidiary is the Bank. The Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have a Material Adverse Effect on the Bank. The Articles of Association and By-laws of the Bank, copies of which have previously been delivered to Purchaser, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (c) The Company has no direct or indirect Subsidiaries other than the Bank and the Bank has no direct or indirect Subsidiaries. Other than the Company's ownership of the Bank, neither the Company nor the Bank owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except as set forth in Section 3.01 of the Company Disclosure Schedule and except for less than five percent of any equity security registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (d) The minute books of each of the Company and the Bank contain true, accurate and complete records of all meetings and other corporate actions held or taken since January 1, 1992 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

     3.02 CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock. As of the date of this Agreement, there are (x) 751,901 shares of Company Common Stock issued and outstanding and 61,500 shares of Company Common Stock held in the Company's treasury, and (y) no shares of Company Common Stock reserved for issuance upon the exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, or any other equity security of the Company. No options are outstanding to purchase shares of the Company Common Stock.

          (b) The Company's sole Subsidiary is the Bank. All of the issued and outstanding shares of capital stock of the Bank and all of such shares of capital stock or interests are duly authorized and validly issued and are fully paid, nonassessable, except as provided in the National Bank Act, with no personal liability attaching to the ownership thereof. The Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Bank. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or the Bank will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or the Bank.

          (c) Except as contemplated herein, there are no agreements or understandings, with respect to the voting of any shares of Company Common Stock or the common stock of the Bank or which restrict the transfer of such shares, to which the Company or the Bank is a party, and to the knowledge of the Company and the Bank, there are no such agreements or understandings to which the Company or the Bank is not a party with respect to the voting of any such shares or which restrict the transfer of such shares.

     3.03 AUTHORITY; NO VIOLATION.

          (a) The Company and the Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of each of the Company and the Bank. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and has voted to recommend to their shareholders approval thereof and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders, no other corporate proceedings on the part of the Company or the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Company and the Bank and (assuming the due authorization, execution and delivery by Parent and Purchaser) constitutes a valid and binding obligation of each of the Company and the Bank, enforceable against the Company and the Bank in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by each of the Company and the Bank, nor the consummation by the Company or the Bank, as the case may be, of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Company or the Articles of Association or By-laws of the Bank, as the case may be (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, the Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate will not have a Material Adverse Effect on the Company or the Bank.

     3.04 CONSENTS AND APPROVALS. Except for (a) the filing of applications with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, (b) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, (c) filings with the New Hampshire Bank Commissioner (the "Commissioner") and the New Hampshire Board of Trust Company Incorporation (the "BTCI") (the "State Banking Approvals"), (d) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Company's shareholders (the "Company Shareholder Meeting") and the meeting of the Purchaser's shareholders (the "Purchaser Shareholder Meeting") (collectively, the Company Shareholder Meeting and Purchaser Shareholder Meeting shall be referred to as the "Shareholder Meetings") to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), which Proxy Statement shall be part of and included in a Registration Statement on Form S-4 (the "Registration Statement") filed with the SEC by Parent to register the shares of Parent Common Stock to be issued pursuant to the terms of this Agreement, (e) the approval of this Agreement by the requisite vote of the shareholders of the Company, Purchaser and Parent and the Board of Directors of Parent, (f) the filing of the Articles of Merger with the Secretary pursuant to the New Hampshire Business Corporation Act, (g) such filings, authorizations or approvals as may be set forth in Section 3.04 of the Company Disclosure Schedule, and (h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company and the Bank of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except where the failure to obtain such consents or approvals, or to make such filings or registrations, would not prevent the Company or the Bank from performing their respective obligations under this Agreement.

     3.05 LOAN PORTFOLIO; REPORTS.

          (a) Except as set forth in Section 3.05 of the Company Disclosure Schedule hereto, all of the mortgage loans having a principal amount in excess of $50,000 (each a "Company Loan") reflected as assets on the Company's consolidated balance sheet included in the financial statements for the fiscal year ended December 31, 1996 or made or acquired by the Company and the Bank since December 31, 1996, were validly and legally made, constitute valid and binding agreements of the borrower enforceable in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, and general principles of equity), are properly perfected, represent valid mortgages on properties described therein, are saleable in the ordinary course of the Bank's business and no amount thereof is subject to any defenses which may be asserted against the Company or the Bank. Neither the Company nor the Bank has entered into any agreement which will result in a future waiver or negation of any material rights or remedies presently available against the borrower or guarantor, if any, on any such Company Loan. Except as set forth in Section 3.05 of the Company Disclosure Schedule, each mortgage securing a Company Loan has been and is evidenced by documentation of the types customarily employed by the Bank, which are in compliance in all material respects with federal and state banking laws and regulations and prudent banking standards, and complete copies thereof have been maintained by the Bank in accordance with such requirement and practices. Except with respect to participation loans described in Section 3.05 of the Company Disclosure Schedule, the Bank owns and holds the entire interest in all mortgages free and clear of all liens, claims, equities, options, security interests, charges, encumbrances or restrictions of any kind or nature, and no person has any interest therein.

          (b) Except as disclosed in Section 3.05 of the Company Disclosure Schedule, all of the Company Loans originated and presently held and, to the best knowledge of the Company and the Bank after reasonable due diligence and inquiry, all of the Company Loans purchased and presently held by the Company (if any) and the Bank were solicited, originated and exist in material compliance with all applicable loan policies and procedures of the Company (if applicable) and the Bank and comply with all applicable laws, rules and regulations, including, but not limited to, applicable usury statutes, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

          (c) Except as disclosed in Section 3.05 of the Company Disclosure Schedule, all Company Loans purchased or originated by the Company or the Bank and subsequently sold have been sold without recourse to the Company or the Bank and without any liability under any yield maintenance or similar obligation.

          (d) Except as set forth in Section 3.05 of the Company Disclosure Schedule, to the best knowledge of the Company and the Bank after reasonable due diligence and inquiry, neither the Company nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement (including without limitation, leases, credit enhancements, commitments and interest-bearing assets) under the terms of which the obligor is, as of the date of this Agreement, over 30 days delinquent in payment of principal or interest or in default under any other material provision. Section 3.05 of the Company Disclosure Schedule sets forth (x) all of the Company Loans presently held by the Company (if any) and the Bank that prior to the date of this Agreement have been classified by any bank examiner or loan reviewer (whether regulatory, internal, or independent contractor) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the aggregate principal amount of and accrued and unpaid interest on each such Company Loan and the identity of the borrower thereunder, and (y) by category of Company Loan (i.e., commercial, consumer, etc.), all of the other Company Loans presently held by the Company (if any) and the Bank that prior to the date of this Agreement were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Company Loans by category.

          (e) The Company and the Bank each has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1992 with
(i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency (the "OCC"), (iv) the Commissioner and any other state banking or other state regulatory authority (each a "State Regulator") and
(v) any self-regulatory organization ((i)-(v) collectively referred to hereinafter as "Regulatory Agencies"), and all other reports and statements required to be filed by it since January 1, 1992, including without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the FDIC, the OCC, the Commissioner, any State Regulator or any self-regulatory organization, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and the Bank, no Regulatory Agency has initiated any proceeding or, to the best knowledge of the Company or the Bank, investigation into the business or operations of the Company and the Bank since January 1, 1992. There is no violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examination of the Company or the Bank that (x) has not been addressed by the Bank in a written response to the Regulatory Agency, (y) has been addressed by the Bank in a written response to the Regulatory Agency, which response has been objected to by the Regulatory Agency, or (z) is expected to result in any supervisory action by such Regulatory Agency.

     3.06 FINANCIAL STATEMENTS.

          (a) The Company has previously delivered to Purchaser copies of the audited consolidated balance sheets of the Company and the Bank as of December 31 for the fiscal years 1995 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, to be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 to be filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The December 31, 1996 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company and the Bank as of the date thereof, and the other financial statements referred to in this Section 3.06 (including the related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.08 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects, the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and the Bank for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.08 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Without limiting the generality of the foregoing, (x) the allowance for possible loan losses included in the consolidated financial statements of the Company to be included in its Form 10-K for the period ended December 31, 1996 was determined in accordance with GAAP to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of the Company and the Bank (including without limitation commitments to extend credit), and (y) the other real estate owned ("OREO") included in the consolidated financial statements of the Company included in its Form 10-K for the period ended December 31, 1996 was carried net of reserves at the lower of cost or market value based on current independent appraisals and net of estimated disposal costs. Such reserves for possible loan losses comply with all loan loss reserve guidelines utilized by the Company and the Bank, which guidelines have been acceptable to all regulatory agencies having jurisdiction with respect thereto.

          (b) The Bank has furnished to Purchaser all Call Reports filed by it with the FDIC with respect to any period subsequent to the year ended January 1, 1992, and except as set forth in Section 3.06 of the Company Disclosure Schedule, such Call Reports do, and such Call Reports filed with respect to periods ending after December 31, 1996 will, fairly present the financial position of the Bank as of its date, and the other financial statements included therein do, and will, fairly present the results of operations or other information about the Bank included therein for the periods or as of the dates therein set forth, subject to the notes thereto, in each case in accordance with the requirements of the Federal Financial Institutions Examination Council ("FFIEC"), and do, or will, reflect all of the Bank's assets, liabilities and accruals and all of its items of income and expense in accordance with such standards consistently applied during the periods involved.

          (c) The books and records of the Company and the Bank have been, and are being, maintained in accordance with applicable legal and accounting requirements, reflect only actual transactions and reflect all of their assets, liabilities and accruals and all of their items of income and expense in accordance with GAAP. All accounting ledgers and other books and records of the Company and the Bank are located at the principal office of the Company and the Bank, respectively, are true, complete and correct, and present fairly the financial condition, results of operations and changes in financial position of the Company and the Bank as of the date and for the periods indicated.

          (d) Except for liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practice, neither the Company nor the Bank has any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the consolidated balance sheet of the Company to be included in its Form 10-K for the period ending December 31, 1996, except for liabilities or obligations which in the aggregate do not exceed $20,000, and there do not exist any circumstances that, to the best knowledge of the Company and the Bank, could reasonably be expected to result in any such liabilities or obligations.

     3.07 BROKER'S FEES. Neither the Company nor the Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to HAS Associates, Inc. (the "Investment Banker") in accordance with the terms of a letter agreement dated December 6, 1996 between the Investment Banker and the Company, a true and complete copy of which has heretofore been furnished to Purchaser. The Company has previously received the opinion of the Investment Banker to the effect that, as of the date of such opinion, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view, and such opinion has not been amended or rescinded as of the date of this Agreement.

     3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in
Section 3.08 of the Company Disclosure Schedule, since December 31, 1996:

          (a) there has not been any Material Adverse Effect on the Company or the Bank and, to the best knowledge of the Company and the Bank, no fact or condition exists which will, or is reasonably likely to, cause such a Material Adverse Effect on the Company or the Bank in the future, including without limitation any material loss of deposits or material decline in the value of the assets held in the portfolios of the Company or the Bank;

          (b) the Company and the Bank have carried on their respective businesses in the ordinary and usual course consistent with their past practices;

          (c) neither the Company nor the Bank has (i) incurred any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes), other than those obligations and liabilities (x) incurred in the ordinary course of its business consistent with past practice, or (y) incurred under the contracts and commitments referred to in Section 3.15 hereof; (ii) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, except in the ordinary course of business consistent with past practice; or (iii) acquired or disposed of any assets or properties, or entered into any contract for any such acquisition or disposition, except acquisitions and dispositions in the ordinary course of business consistent with past practice;

          (d) neither the Company nor the Bank has declared, paid, or set apart any sum or property for any special dividend or other distribution or paid or transferred any funds or property to the shareholders of the Company, other than the Company's regular semi-annual dividend to the extent permitted to be paid pursuant to Section 5.01(a) hereof, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock;

          (e) except for normal employee raises consistent with its past practices, neither the Company nor the Bank has increased the wages, salaries, compensation, pensions, or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 1996 (which amounts have been previously disclosed to Purchaser), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1996 as listed in Section 3.08 of the Company Disclosure Schedule;

          (f) neither the Company nor the Bank has forgiven or canceled any indebtedness or contractual obligation other than in the ordinary course of business;

          (g) neither the Company nor the Bank has entered into any transaction other than in the ordinary course of business;

          (h) neither the Company nor the Bank has suffered any strike, work stoppage, slowdown, or other labor disturbance;

          (i) neither the Company nor the Bank has entered into any lease of real or personal property, except in the ordinary course of business;

          (j) there has not been any change in any of the accounting methods or practices or the loan policies or procedures of the Company or the Bank or any change in the value at which assets are carried on the consolidated or unconsolidated balance sheets of the Company or the Bank other than changes that are reflected in their respective balance sheets or income statements; and

          (k) there has not been any notice or indication of the intention of any person or entity to terminate any material agreement with the Company or the Bank or any notice or indication from any material depositor, customer or supplier of the Company or the Bank of any intention to cease doing business with, materially change the price or other terms on which business is transacted with or materially reduce the business transacted with the Company or the Bank.

     3.09 LEGAL PROCEEDINGS. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there are no pending or to the best knowledge of the Company and the Bank, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or the Bank or any property or asset of the Company or the Bank, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which would, either individually or in the aggregate, have a Material Adverse Effect and no facts or circumstances have come to the Company's or the Bank's attention which have caused either of them to believe that a claim, action, proceeding or investigation against or affecting the Company or the Bank could reasonably be expected to occur. Neither the Company nor the Bank, nor any property or asset of the Company or the Bank, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     3.10 TAXES AND TAX RETURNS.

          (a) The Company and the Bank each has duly filed in correct form all federal, state, county and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being true and complete in all material respects) and has duly paid, discharged or made provisions for the payment of all material Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities on or prior to the date hereof (including without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls, and any net worth tax), other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for Taxes on the consolidated balance sheet of the Company and the Bank to be included in its Annual Report on Form 10-K for the period ended December 31, 1996 and in the Bank's Call Report for the period ended December 31, 1996 are reasonably sufficient in the aggregate for the payment of all unpaid federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1996 and all prior periods covered by such returns, and for which the Company or the Bank is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of the Company and the Bank have not in the five years prior to the date of this Agreement, been examined by the Internal Revenue Service ("IRS"). State of New Hampshire tax returns of the Company and the Bank have not, in the five years prior to the date of this Agreement, been examined by the Department of Revenue of the State of New Hampshire. There are no disputes pending or claims asserted for Taxes or assessments upon the Company or the Bank, nor has the Company or the Bank been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (a) proper and accurate amounts have been withheld by the Company and the Bank from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state, county and local laws; (b) federal, state, county and local returns which are accurate and complete have been filed by the Company and the Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and
(c) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements to be included in its Annual Report on Form 10-K for the period ended December 31, 1996.

          (b) No property of the Company or the Bank is property that the Company or the Bank is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Company nor the Bank has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or the Bank, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither the Company nor the Bank is a party to any agreement, contract or arrangement that would, individually or in the aggregate, upon consummation of the transactions contemplated hereby, result in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result in payments that would be nondeductible pursuant to Section 162(m) of the Code. Neither the Company nor the Bank has taken or will take any action which would result in a recapture of all or any portion of their respective tax bad debt reserves.

          (c) As used in this Agreement, the term "Taxes" means all federal, state, county, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise and other taxes, charges, levies or like assessments, including any net worth tax, or other tax of any kind whatsoever together with all penalties and additions to tax and interest thereon.

     3.11 EMPLOYEE BENEFIT PLANS.

          (a) Section 3.11 of the Company Disclosure Schedule sets forth a true and complete list of all Plans maintained or contributed to by the Company or the Bank during the three years preceding this Agreement. The term "Plans" for purposes of this Article III means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the three years preceding the date of this Agreement, by the Company, the Bank or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) The Company has heretofore delivered to Purchaser true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two years, (ii) the actuarial report for such Plan (if applicable) for each of the last two years, and (iii) the most recent determination letter from the IRS (if applicable) for such Plan.

          (c) (i) Except as may be provided in Section 3.11 of the Company Disclosure Schedule and footnote 10 of the Consolidated Financial Statements of the Company for the period ending December 31, 1996, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of the Company, the Bank or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company or the Bank or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by the Company, the Bank or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to the Company, the Bank or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 4043 of ERISA and the regulations thereunder), (vi) neither the Company, nor the Bank nor any ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company or the Bank as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither the Company, the Bank nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, the Bank or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, (x) there are no pending or, to the best knowledge of the Company or the Bank, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

          (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").

          (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by the Company, its Subsidiaries or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

     3.12 SEC REPORTS. The Company has previously delivered to Purchaser an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1992 by the Company with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "SEC Reports") and
(b) communication mailed by the Company to its shareholders since January 1, 1992, and no such SEC Reports or communications contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and as of their respective dates, all SEC Reports complied with all of the rules and regulations of the SEC with respect thereto. As of their respective dates, no such SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Purchaser true and complete copies of all amendments and modifications to all agreements, documents and other instruments which previously had been filed with the SEC by the Company and which are currently in effect.

     3.13 COMPANY INFORMATION. The information supplied by the Company and the Bank contained in the Proxy Statement to be sent to the shareholders of the Company and Purchaser in connection with the Shareholder Meetings, or in any other document filed with any other regulatory agency in connection herewith, will not contain, on the date of mailing of the Proxy Statement and on the date of the Shareholder Meetings, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the rules and regulations of the OCC or SEC with respect thereto.

     3.14 COMPLIANCE WITH APPLICABLE LAW. The Company and the Bank each hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in conflict with, or in default or violation of any (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Company or the Bank or by which any property or asset of the Company or the Bank is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Bank is a party or by which the Company or the Bank or any property or asset of the Company or the Bank is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor the Bank knows of, or has received notice of, any material violations of any of the above. Without limiting the generality of the foregoing, neither the Company nor the Bank has been advised of the existence of any facts or circumstances which would cause the Bank to be deemed not to be in satisfactory compliance with the Community Reinvestment Act of 1977, as amended (the "CRA"), and the regulations promulgated thereunder.

     3.15 CERTAIN CONTRACTS.

          (a) Except as set forth in Section 3.15 of the Company Disclosure Schedule and in the SEC Reports filed prior to the date of this Agreement, neither the Company nor the Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated with a payment of less than $5,000, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Company or the Bank to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of less than $10,000 per annum, (v) which restricts the conduct of any line of business by the Company or the Bank, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously delivered to Purchaser true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Company or the Bank is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in Section 3.15 of the Company Disclosure Schedule, is referred to herein as a "Company Contract".

          (b) (i) Each Company Contract is legal, valid and binding upon the Company or the Bank, as the case may be, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) the Company and the Bank each has in all material respects performed all obligations required to be performed by it to date under each such Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or the Bank under any such Company Contract.

     3.16 AGREEMENTS WITH REGULATORY AGENCIES. Neither the Company nor the Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking (each a "Regulatory Agreement"), with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its credit policies or its management, nor has the Company or the Bank been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor the Bank is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Company or the Bank is entitled to receive financial assistance or indemnification from any governmental agency.

     3.17 INVESTMENT SECURITIES. Section 3.17(a) of the Company Disclosure Schedule sets forth the book value as of December 31, 1996 of the investment securities, mortgage backed securities and securities held for sale by the Company and the Bank. Section 3.17(b) of the Company Disclosure Schedule sets forth the names of all the joint ventures in which the Company or the Bank has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheets of the Company and the Bank to be included in its Annual Report on Form 10-K for the period ended December 31, 1996, and none of the investments made by the Bank since December 31, 1996, (i) is subject to any restriction (contractual, statutory or otherwise) that would impair the ability of the entity holding such investment freely to dispose of such investment at any time, or (ii) has suffered or incurred any extraordinary loss nor is management of the Company or the Bank aware of any event (or events in the aggregate) which may occur in the future that could reasonably be expected to result in such an extraordinary loss.

     3.18 ENVIRONMENTAL MATTERS.

          (a) Each of the Company and the Bank and, to the best knowledge of the Company and the Bank, their Participation Facilities and Loan Properties (each as hereinafter defined), are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

          (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of the Company or the Bank, threatened, before any Governmental Entity or other forum in which the Company or the Bank or any of their Participation Facilities has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party
(i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment (as hereinafter defined) of any Hazardous Materials (as hereinafter defined) or Oil (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Company or the Bank or any of their Participation Facilities.

          (c) To the best knowledge of the Company or the Bank, there is no suit, claim, action or proceeding pending or threatened before any Governmental Entity or other forum in which any Loan Property of the Company or the Bank has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property of the Company or the Bank.

          (d) Neither the Company, nor the Bank, nor to their best knowledge, any of their Participation Facilities or Loan Properties, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.18 could reasonably be based. No facts or circumstances have come to the Company's or the Bank's attention which have caused either to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.18 could reasonably be expected to occur.

          (e) During the period of (i) the Company's or the Bank's ownership or operation of any of their respective current properties, (ii) the Company's or the Bank's participation in the management of any of their Participation Facilities, or (iii) the Company's or any of the Bank's holding of a security interest in any of their Loan Properties, there has been no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property or, to the best knowledge of the Company or the Bank such Participation Facility or Loan Property. To the best knowledge of the Company and the Bank prior to the period of (x) the Company's or the Bank's ownership or operation of any of their respective current properties or any previously owned or operated properties, (y) the Company's or the Bank's participation in the management of any of their Participation Facilities, or (z) the Company's or the Bank's holding of a security interest in any of its Loan Properties, there was no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting any such property, Participation Facility or Loan Property.

          (f) The following definitions apply for purposes of this Section 3.18:
(i) "Loan Property" means any property in which the Company or the Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which the Company or the Bank participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (iii) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (iv) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. ss. 1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement; and (v) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

     3.19 PROPERTIES.

          (a) Section 3.19 of the Company Disclosure Schedule contains a true, complete and correct list and a brief description (including carrying value) of all real properties, including properties acquired by foreclosure or deed in lieu thereof, owned or leased to the Company and the Bank. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company and the Bank each has good and marketable title to all the real property and all other property owned by it and included in the consolidated balance sheet of the Company and the Bank for the period ended December 31, 1996, and owns such property subject to no encumbrances, liens, mortgages, security interests or pledges, except such encumbrances, liens, mortgages, security interests and pledges that do not have a Material Adverse Effect on the Company or the Bank or which do not and will not interfere with the use of the property as currently used or contemplated to be used by the Company or the Bank, or the conduct of the business of the Company or the Bank.

          (b) Neither the Company nor the Bank has received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and to the knowledge of the Company and the Bank, there is no such violation of a material nature. Except as set forth in Section 3.19 to the Company Disclosure Schedule, all buildings and structures used by the Company or the Bank conform in all material respects with all applicable ordinances, codes and regulations, or are not required to conform due to grandfathering clauses contained in such ordinances, codes or regulations, except to the extent such noncompliance does not and will not have a Material Adverse Effect on the Company or the Bank and which does not or will not interfere with the use of any property as currently used or contemplated to be used by the Company or the Bank, or the conduct of the business of the Company or the Bank.

          (c) Section 3.19 to the Company Disclosure Schedule contains a true, complete and correct list of all leases pursuant to which the Company or the Bank lease any real or personal property, either as lessee or as lessor (the "Company Leases"). Assuming due authorization of the other party of parties thereto, each of the Company Leases is valid and binding on the Company or the Bank, as the case may be, and valid and binding on and enforceable against all other respective parties to such leases in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general principles of equity). There are not under such Company Leases any existing breaches, defaults, events of default by the Company or the Bank, or events which with notice and/or lapse of time would constitute a breach, default or event of default by the Company or the Bank, nor has the Company or the Bank received notice of, or made a claim with respect to, any breach or default by any other party to such Company Leases. The Company and the Bank each enjoy quiet and peaceful possession of all such leased properties occupied by it as lessee.

          (d) All of the real properties, leasehold improvements and items of equipment and other material personal property owned, leased, or licensed by the Company or the Bank, or in which any of those parties hold an interest, are in good maintenance, repair, and operating condition, ordinary wear and tear excepted, are adequate for the purposes for which they are now being or are anticipated to be used, and are free from any material defects.

     3.20 ADMINISTRATION OF FIDUCIARY ACCOUNTS. Each of the Company and the Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. The accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. Neither the Company, nor the Bank, nor, to the best knowledge of the Company and the Bank, their respective officers, directors or employees has committed any breach of trust with respect to any fiduciary account.

     3.21 INSURANCE. The Company has made available to Purchaser true and complete copies of all material policies of insurance of the Company and the Bank currently in effect. All of the policies relating to insurance maintained by the Company or the Bank with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and neither the Company nor the Bank has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of the Company or the Bank which are maintained by the Company or the Bank or which are otherwise included as assets on the books of the Company or the Bank (i) are, or will at the Effective Time be, owned by the Company or the Bank, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Company and the Bank each agrees that there will not be an amendment prior to the Effective Time without the consent of Purchaser, and (ii) are accounted for properly as assets on the books of the Company or the Bank, as the case may be, in accordance with GAAP. Neither the Company nor the Bank has any material liability for unpaid premiums or premium adjustments not properly reflected on the Company's consolidated financial statements contained in the SEC Reports. Each of the Company and the Bank has been and is adequately insured with respect to its property and the conduct of its business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engaged in businesses substantially similar to that of the Company and the Bank (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

     3.22 TRANSACTIONS WITH CERTAIN PERSONS. Neither the Company nor the Bank has any outstanding loan, deposit or other relationship or other transaction with any officer, director or greater-than-5% shareholder of the Company or the Bank or any "associate" (as defined in Rule 14a-1 under the Exchange Act of any such officer or director) affiliates (as defined in Rule 144(a)(1) of the Securities Act) of any such officer, director or shareholder (individually, an "Interested Person"), other than deposit or loan transactions in the ordinary course of business on terms substantially the same as those prevailing at the time for comparable transactions with other, unaffiliated persons, and which did not and do not involve any unusual risk (including of non- collectibility) or other features unfavorable to the Company or the Bank. Section 3.22 of the Company Disclosure Schedule hereto contains a full description of all outstanding loans by the Company or the Bank to an Interested Person which, either individually or in the aggregate, have current outstanding balances of $5,000 or more (including in the outstanding balance all amounts which the Company or the Bank is obligated to advance but not including loans secured by cash collateral). All deposit relationships of the Company or the Bank with an Interested Person with aggregate balances in excess of $10,000 are fully described in Section 3.22 of the Company Disclosure Schedule. Except as otherwise set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor the Bank has entered into any contractual or other business relationship with any Interested Person.

     3.23 STATE TAKEOVER LAWS. The transactions contemplated by this Agreement are not subject to any applicable state takeover laws in effect on the date hereof. The Board of Directors of the Company has taken all necessary action prior to the date of this Agreement in connection with the approval of the execution, delivery and performance of this Agreement, any purchase or other transaction respecting the Company Common Stock provided for herein or therein, and the other transactions contemplated hereby and thereby, including without limitation approval by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company who are not affiliated with or shareholders of Purchaser or Parent. Based upon the approval of this Agreement by greater than two-thirds of the Company's directors who are neither affiliated with nor shareholders of Purchaser, the Company's Articles of Incorporation do not require more than a majority of the holders of the Company Common Stock to approve the Merger as currently structured.

     3.24 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to Purchaser pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading, has been withheld from, or has not been delivered in writing to Purchaser.

     3.25 REGULATORY APPROVALS. Neither the Company nor the Bank is, as of the date hereof, aware of any reason why the regulatory approvals required to be obtained by the Company or the Bank to consummate the Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.

     3.26. LABOR MATTERS. Neither the Company nor the Bank is a party to any collective bargaining or other labor union or guild contract. There is no pending or, to the best knowledge of the Company, threatened, labor dispute, strike or work stoppage against the Company or the Bank which may interfere with the respective business activities of the Company or the Bank. Neither the Company nor the Bank, nor, their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or the Bank, and there is no pending or, to the best knowledge of the Company or the Bank, threatened, charge or complaint against the Company or the Bank by the National Labor Relations Board or any comparable state agency.

     3.27. INTELLECTUAL PROPERTY. The Company and the Bank each owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, provided, that neither the Company nor the Bank claims to have sole or exclusive right to use all of the trade names and service marks used by it; neither the Company nor the Bank has received any notice of conflict with respect thereto that asserts the right of others. The Company and the Bank each has performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     3.28 OWNERSHIP OF PURCHASER COMMON STOCK; AFFILIATES AND ASSOCIATES. Neither the Company nor the Bank, nor to the best knowledge of the Company and the Bank, any of their affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Purchaser (other than Trust Account Shares and DPC Shares). Neither the Company, nor the Bank nor any of their directors, officers, or employees is an "affiliate" or an "associate" of Parent.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company as follows:

     4.01 CORPORATE ORGANIZATION.

          (a) Parent, on the date it becomes a party to this Agreement, will be a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Parent, on the date it becomes a party to the Agreement, will have the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it will then be conducted, and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Prior to the Effective Time, the Parent will have received approval to become a bank holding company under the BHC Act and such approval will be effective at the Effective Time. The Articles of Incorporation and By-Laws of Parent will be in the forms attached to this Agreement as Exhibits I and II.

          (b) Purchaser is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The deposit accounts of Purchaser are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Purchaser. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have a Material Adverse Effect on Purchaser. The Articles of Agreement and By-Laws of Purchaser, copies of which have previously been delivered to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Purchaser has no Subsidiaries other than Parent.

          (c) Purchaser has no direct or indirect Subsidiaries. Parent will have no direct or indirect subsidiaries other than Purchaser at the Effective Time and will be the sole shareholder of Purchaser at the Effective Time. Purchaser does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent of any equity security registered under the Exchange Act.

          (d) The minute books of Purchaser contain true, complete and accurate records of all meetings and other corporate actions held or taken since January 1, 1992 of its shareholders and board of directors (including committees thereof).

     4.02 CAPITALIZATION.

          (a) The authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock. The shares of Parent Common Stock to be issued in exchange for shares of the Company Common Stock upon consummation of the Merger will have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and will be identical in all material respects to the shares of Parent Common Stock to be issued and outstanding immediately prior to the Merger. Parent does not have and is not be bound by any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent, other than as provided for in this Agreement or pursuant to the Holding Company Reorganization.

          (b) Except as contemplated herein, there are no agreements or understandings, with respect to the voting of any shares of Parent Common Stock or the common stock of Purchaser or which restrict the transfer of such shares, to which Parent or Purchaser is a party, and to the knowledge of Parent and Purchaser, there are no such agreements or understandings to which Parent or Purchaser is not a party with respect to the voting of any such shares or which restrict the transfer of such shares.

     4.03 AUTHORITY; NO VIOLATION.

          (a) Purchaser and Parent each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser and Parent of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser and Parent. The Board of Directors of Purchaser has directed that this Agreement and the transactions contemplated hereby be submitted to Purchaser's shareholders for approval at a meeting of such shareholders and has voted to recommend that its shareholders approve and adopt this Agreement and the transactions contemplated thereby and, except for the adoption of this Agreement by the requisite vote of Purchaser's shareholders, no other corporate proceedings on the part of Purchaser or Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Parent and (assuming the due authorization, execution and delivery by the Company and the Bank) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by each of Purchaser and Parent, nor the consummation by either Purchaser or Parent, as the case may be, of the transactions contemplated hereby, nor compliance by either Purchaser or Parent with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Parent, the Articles of Agreement or By-Laws of Purchaser, or the articles of incorporation, by-laws or similar governing documents of any of the Subsidiaries, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Purchaser or any of the Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Purchaser is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Parent or Purchaser.

     4.04 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with (i) the Federal Reserve Board under the BHC Act
(ii) the FDIC under the Bank Merger Act, (iii) the Commissioner, and (iv) the BTCI, and the consent and approval of such applications and notices, (b) the filing with the SEC and the FDIC of the Registration Statement, (c) the approval of this Agreement by the requisite vote of the shareholders of Parent, the Company and Purchaser and the board of directors of Parent, (d) the filing of the Articles of Merger with the Secretary to effect the Merger pursuant to the New Hampshire Business Corporation Act, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and (f) such filings, authorizations or approvals as may be set forth in Section 4.04 of the Purchaser Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Purchaser and Parent of this Agreement and the consummation by Parent of the Merger and the other transactions contemplated hereby, except where the failure to obtain such consents or approvals, or to make such filings or registrations, would not prevent Parent or Purchaser from performing their respective obligations under this Agreement.

     4.05 LOAN PORTFOLIO; REPORTS.

          (a) Except as set forth in Section 4.05 of the Purchaser Disclosure Schedule hereto, all of the mortgage loans having a principal amount in excess of $50,000 (each a "Purchaser Loan") reflected as assets on Purchaser's consolidated balance sheet included in the financial statements for the fiscal year ended December 31, 1996 or made or acquired by Purchaser or Parent since December 31, 1996, were validly and legally made, constitute valid and binding agreements of the borrower enforceable in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, and general principles of equity), are properly perfected, represent valid mortgages on properties described therein, are saleable in the ordinary course of Purchaser's business and no amount thereof is subject to any defenses which may be asserted against Purchaser or Parent. Neither Purchaser nor Parent has entered into any agreement which will result in a future waiver or negation of any material rights or remedies presently available against the borrower or guarantor, if any, on any such Purchaser Loan. Except as set forth in Section 4.05 of the Purchaser Disclosure Schedule, each mortgage securing a Purchaser Loan has been and is evidenced by documentation of the types customarily employed by Purchaser, which are in compliance in all material respects with federal and state banking laws and regulations and prudent banking standards, and complete copies thereof have been maintained by Purchaser in accordance with such requirement and practices. Except with respect to participation loans described in Section 4.05 of the Purchaser Disclosure Schedule, Purchaser owns and holds the entire interest in all mortgages free and clear of all liens, claims, equities, options, security interests, charges, encumbrances or restrictions of any kind or nature, and no person has any interest therein.

          (b) Except as disclosed in Section 4.05 of the Purchaser Disclosure Schedule, all of the Purchaser Loans originated and presently held and, to the best knowledge of Purchaser or Parent after reasonable due diligence and inquiry, all of the Purchaser Loans purchased and presently held by Parent (if any) and Purchaser were solicited, originated and exist in material compliance with all applicable loan policies and procedures of Parent (if applicable) and Purchaser and comply with all applicable laws, rules and regulations, including, but not limited to, applicable usury statutes, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

          (c) Except as disclosed in Section 4.05 of the Purchaser Disclosure Schedule, all Purchaser Loans purchased or originated by Purchaser or Parent and subsequently sold have been sold without recourse to Purchaser or Parent and without any liability under any yield maintenance or similar obligation.

          (d) Except as set forth in Section 4.05 of the Purchaser Disclosure Schedule, to the best knowledge of Purchaser and Parent after reasonable due diligence and inquiry, neither Purchaser nor Parent is a party to any written or oral loan agreement, note or borrowing arrangement (including without limitation, leases, credit enhancements, commitments and interest-bearing assets) under the terms of which the obligor is, as of the date of this Agreement, over 30 days delinquent in payment of principal or interest or in default under any other material provision. Section 4.05 of the Purchaser Disclosure Schedule sets forth (x) all of the Purchaser Loans presently held by Parent (if any) and Purchaser that prior to the date of this Agreement have been classified by any bank examiner or loan reviewer (whether regulatory, internal, or independent contractor) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the aggregate principal amount of and accrued and unpaid interest on each such Purchaser Loan and the identity of the borrower thereunder, and (y) by category of Purchaser Loan (i.e., commercial, consumer, etc.), all of the other Purchaser Loans presently held by Parent (if any) and Purchaser that prior to the date of this Agreement were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Purchaser Loans by category.

          (e) Purchaser has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1992 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1992, including without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FDIC, the Commissioner, any State Regulator or any self-regulatory organization, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Purchaser, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Purchaser, investigation into the business or operations of Purchaser since January 1, 1992. There is no violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examination of Purchaser that (x) has not been addressed by Purchaser in a written response to the Regulatory Agency, (y) has been addressed by Purchaser in a written response to the Regulatory Agency, which response has been objected to by the Regulatory Agency or (z) is expected to result in any supervisory action by such Regulatory Agency.

     4.06 FINANCIAL STATEMENTS.

          (a) Purchaser has previously delivered to the Company copies of the audited balance sheets of Purchaser as of December 31 for the fiscal years 1995 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, to be included in the Purchaser's Annual Report on Form F-2 for the fiscal year ended December 31, 1996 to be filed with the FDIC under the Exchange Act. The December 31, 1996 balance sheet of Purchaser (including the related notes, where applicable) fairly presents in all material respects the financial position of Purchaser as of the date thereof, and the other financial statements referred to in this Section 4.06 (including the related notes, where applicable) fairly present in all material respects and the financial statements referred to in Section 6.08 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects, the results of the consolidated operations and changes in shareholders' equity and financial position of Purchaser for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been and the financial statements referred to in Section 6.08 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form F-2. Without limiting the generality of the foregoing, (x) the allowance for possible loan losses included in the financial statements of the Purchaser to be included in its Form F-2 for the period ended December 31, 1996 was determined in accordance with GAAP to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of Purchaser (including without limitation commitments to extend credit), and (y) the other real estate owned ("OREO") included in the financial statements of Purchaser included in its Form F-2 for the period ended December 31, 1996 was carried net of reserves at the lower of cost or market value based on current independent appraisals and net of estimated disposal costs. Such reserves for possible loan losses comply with all loan loss reserve guidelines utilized by Purchaser, which guidelines have been acceptable to all regulatory agencies having jurisdiction with respect thereto.

          (b) Purchaser has furnished to the Company all Call Reports filed by it with the FDIC with respect to any period subsequent to the year ended January 1, 1992, and except as set forth in Section 4.06 of the Purchaser Disclosure Schedule, such Call Reports do, and such Call Reports filed with respect to periods ending after December 31, 1996 will, fairly present the financial position of Purchaser as of its date, and the other financial statements included therein do, and will, fairly present the results of operations or other information Purchaser included therein for the periods or as of the dates therein set forth, subject to the notes thereto, in each case in accordance with the requirements of the FFIEC, and do, or will, reflect all of Purchaser's assets, liabilities and accruals and all of its items of income and expense in accordance with such standards consistently applied during the periods involved.

          (c) The books and records of Purchaser have been, and are being, maintained in accordance with applicable legal and accounting requirements, reflect only actual transactions and reflect all of their assets, liabilities and accruals and all of their items of income and expense in accordance with GAAP. All accounting ledgers and other books and records of Purchaser are located at the principal office of Purchaser, are true, complete and correct, and present fairly the financial condition, results of operations and changes in financial position of Purchaser as of the date and for the periods indicated.

          (d) Except for liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practice, Purchaser has no liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the balance sheet of Purchaser to be included in its Form F-2 for the period ending December 31, 1996, except for liabilities or obligations which in the aggregate do not exceed $20,000, and there do not exist any circumstances that, to the best knowledge of Purchaser, could reasonably be expected to result in any such liabilities or obligations.

     4.07 BROKER'S FEES. Neither Purchaser, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fee, commission or finder's fee in connection with any of the transactions contemplated by this Agreement other than fees paid to Northeast Capital & Advisory, Inc. ("NECA") in accordance with the terms of a letter agreement dated February 10, 1997 between NECA and Purchaser, a true and complete copy of which has heretofore been furnished to the Company. Purchaser has previously received the opinion of NECA to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Purchaser's shareholders from a financial point of view, and such opinion has not been amended or rescinded as of the date of this Agreement.

     4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in
Section 4.08 of the Purchaser Disclosure Schedule, since December 31, 1996, there has not been any Material Adverse Effect on Purchaser and, to the best knowledge of Purchaser, no fact or condition exists which will, or is reasonably likely to, cause such a Material Adverse Effect on Purchaser in the future.

     4.09 LEGAL PROCEEDINGS. Except as set forth in Section 4.09 of the Purchaser Disclosure Schedule, Purchaser is not a party to any, and there are no pending or, to the best of Purchaser's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Purchaser or any property or asset of Purchaser, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which would, either individually or in the aggregate, have a Material Adverse Effect and no facts or circumstances have come to Purchaser's attention which have caused it to believe that a claim, action, proceeding or investigation against or affecting Purchaser could reasonably be expected to occur. Neither Purchaser, nor any property or asset of Purchaser, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     4.10 FDIC REPORTS. Purchaser has previously delivered to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1992 by Purchaser with the FDIC pursuant to the Exchange Act or the Securities Act (collectively, the "FDIC Reports") and (b) communication mailed by Purchaser to its shareholders since January 1, 1992, and no such FDIC Reports or communications contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Purchaser has timely filed all FDIC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and as of their respective dates, all FDIC Reports complied with all of the rules and regulations of the FDIC with respect thereto. As of their respective dates, no such FDIC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Purchaser has made available to the Company true and complete copies of all amendments and modifications not filed by Purchaser with the FDIC to all agreements, documents and other instruments that previously had been filed with the FDIC by Purchaser and are currently in effect.

     4.11 PARENT AND PURCHASER INFORMATION. The information supplied by Purchaser and Parent relating to Purchaser and Parent contained in the Registration Statement and Prospectus and Proxy Statement to be sent to the shareholders of the Company and Purchaser in connection with the Shareholder Meetings, or in any other document filed with any other regulatory agency in connection herewith, will not contain, on the date of mailing of the Proxy Statement and on the date of the Shareholder Meetings, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading. The Registration Statement and Prospectus and Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the rules and regulations of the FDIC or SEC with respect thereto.

     4.12 COMPLIANCE WITH APPLICABLE LAW. Parent and Purchaser hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under and pursuant to all, and have complied with and are not in conflict with, or in default or violation of any, (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to Purchaser or Parent or by which any property or asset of Purchaser or Parent is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or Parent is a party or by which Purchaser or Parent or any property or asset of Purchaser or Parent is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; and neither Purchaser nor Parent knows of, or has received notice of, any material violations of any of the above. Without limiting the generality of the foregoing, the Purchaser has not been advised of the existence of any facts or circumstances which would cause the Purchaser to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder.

     4.13 AGREEMENTS WITH REGULATORY AGENCIES. Purchaser is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking, with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its credit policies or its management, nor has Purchaser been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Purchaser is not a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Purchaser is entitled to receive financial assistance or indemnification from any governmental agency.

     4.14 REGULATORY APPROVALS. Purchaser is not, as of the date hereof, aware of any reason why the regulatory approvals required to be obtained by it or Parent to consummate the Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.

     4.15 TAXES AND TAX RETURNS.

          (a) Purchaser has duly filed in correct form all federal, state, county and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being true and complete in all material respects) and has duly paid, discharged or made provisions for the payment of all material Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities on or prior to the date hereof (including without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls, any net worth tax), other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for Taxes on the consolidated balance sheet of Purchaser to be included in its Annual Report on Form F-2 for the period ended December 31, 1996 and in Purchaser's Call Report for the period ended December 31, 1996 are reasonably sufficient in the aggregate for the payment of all unpaid federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1996 and all prior periods covered by such returns, and for which Purchaser is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of Purchaser have not in the five (5) years prior to the date of this Agreement, been examined by the Internal Revenue Service ("IRS"). State of New Hampshire tax returns of Purchaser have not, in the five (5) years prior to the date of this Agreement, been examined by the Department of Revenue of the State of New Hampshire. There are no disputes pending or claims asserted for Taxes or assessments upon Purchaser, nor has Purchaser been requested to give any waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition,
(a) proper and accurate amounts have been withheld by the Purchaser from its employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state, county and local laws; (b) federal, state, county and local returns which are accurate and complete have been filed by the Purchaser for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (c) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Purchaser in its consolidated financial statements to be included in its Annual Report on Form F-2 for the period ended December 31, 1996.

          (b) No property of Purchaser is property that Purchaser is or will be required to treat as being owned by another person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code"). Purchaser has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Purchaser, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Purchaser is not a party to any agreement, contract or arrangement that would, individually or in the aggregate, upon consummation of the transactions contemplated hereby, result in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that could result in payments that would be nondeductible pursuant to Section 162(m) of the Code. Purchaser has not taken nor will take any action which would result in a recapture of all or any portion of their respective tax bad debt reserves.

          (c) As used in this Agreement, the term "Taxes" means all federal, state, county, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise and other taxes, charges, levies or like assessments, including any net worth tax, or other tax of any kind whatsoever together with all penalties and additions to tax and interest thereon.

     4.16 INSURANCE. Purchaser has made available to the Company true and complete copies of all material policies of insurance of Purchaser currently in effect. All of the policies relating to insurance maintained by Purchaser with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and Purchaser has not received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of Purchaser which are maintained by Purchaser or which are otherwise included as assets on the books of Purchaser
(i) are, or will at the Effective Time be, owned by Purchaser, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which Purchaser agrees that there will not be an amendment prior to the Effective Time without the consent of the Company, and (ii) are accounted for properly as assets on the books of Purchaser, as the case may be, in accordance with GAAP. Purchaser does not have any material liability for unpaid premiums or premium adjustments not properly reflected on Purchaser's consolidated financial statements contained in the FDIC Reports. Purchaser has been and is adequately insured with respect to its property and the conduct of its business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engaged in businesses substantially similar to that of Purchaser (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

     4.17 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to the Company pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading, has been withheld from, or has not been delivered in writing to the Company.

     4.18 EMPLOYEE BENEFIT PLANS.

          (a) Section 4.18 of the Purchaser Disclosure Schedule sets forth a true and complete list of all Plans maintained or contributed to by Purchaser or Parent during the three years preceding this Agreement. The term "Plans" for purposes of this Article IV means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the three years preceding the date of this Agreement, by Purchaser or Parent or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Purchaser would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) Purchaser has heretofore delivered to the Company true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two years, (ii) the actuarial report for such Plan (if applicable) for each of the last two years, and (iii) the most recent determination letter from the IRS (if applicable) for such Plan.

          (c) (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of Purchaser or Parent or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Purchaser or Parent or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by Purchaser or Parent or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to Purchaser or Parent or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 4043 of ERISA and the regulations thereunder), (vi) neither Purchaser nor Parent nor any ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Purchaser or Parent as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Purchaser or Parent nor any ERISA Affiliate has engaged in a transaction in connection with which Purchaser or Parent or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, (x) there are no pending or, to the best knowledge of Purchaser or Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

          (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").

          (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by Purchaser, its Subsidiaries or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

     4.19 CERTAIN CONTRACTS.

          (a) Except as set forth in Section 4.19 of the Purchaser Disclosure Schedule and in the FDIC Reports filed prior to the date of this Agreement, neither Purchaser nor Parent is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated with a payment of less than $5,000, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from Purchaser or Parent to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the FDIC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of less than $10,000 per annum, (v) which restricts the conduct of any line of business by Purchaser or Parent, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Purchaser has previously delivered to the Company true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which Purchaser or Parent is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in Section 4.19 of Purchaser Disclosure Schedule, is referred to herein as a "Purchaser Contract".

          (b) (i) Each Purchaser Contract is legal, valid and binding upon Purchaser or Parent, as the case may be, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) Purchaser or Parent each has in all material respects performed all obligations required to be performed by it to date under each such Purchaser Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Purchaser or Parent under any such Purchaser Contract.

     4.20 INVESTMENT SECURITIES. Section 4.20(a) of Purchaser Disclosure Schedule sets forth the book value as of December 31, 1996 of the investment securities, mortgage backed securities and securities held for sale by Purchaser or Parent. Section 4.20(b) of Purchaser or Parent Disclosure Schedule sets forth the names of all the joint ventures in which Purchaser or Parent has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheets of Purchaser to be included in its Annual Report on Form F-2 for the period ended December 31, 1996, and none of the investments made by Purchaser since December 31, 1996, (i) is subject to any restriction (contractual, statutory or otherwise) that would impair the ability of the entity holding such investment freely to dispose of such investment at any time, or (ii) has suffered or incurred any extraordinary loss nor is management of Purchaser or Parent aware of any event (or events in the aggregate) which may occur in the future that could reasonably be expected to result in such an extraordinary loss.

     4.21 ENVIRONMENTAL MATTERS.

          (a) Each of Purchaser or Parent and, to the best knowledge of Purchaser or Parent, their Participation Facilities and Loan Properties (each as hereinafter defined), are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

          (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of Purchaser or Parent, threatened, before any Governmental Entity or other forum in which Purchaser or Parent or any of their Participation Facilities has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment (as hereinafter defined) of any Hazardous Materials (as hereinafter defined) or Oil (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by Purchaser or Parent or any of their Participation Facilities.

          (c) To the best knowledge of Purchaser or Parent, there is no suit, claim, action or proceeding pending or threatened before any Governmental Entity or other forum in which any Loan Property of Purchaser or Parent has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property of Purchaser or Parent.

          (d) Neither Purchaser, nor Parent, nor to their best knowledge, any of their Participation Facilities or Loan Properties, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.21 could reasonably be based. No facts or circumstances have come to Purchaser's or Parent's attention which have caused either to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.21 could reasonably be expected to occur.

          (e) During the period of (i) Purchaser's or Parent's ownership or operation of any of their respective current properties, (ii) Purchaser's or Parent's participation in the management of any of their Participation Facilities, or (iii) Purchaser's or Parent's holding of a security interest in any of their Loan Properties, there has been no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property or, to the best knowledge of Purchaser or Parent such Participation Facility or Loan Property. To the best knowledge of Purchaser and Parent prior to the period of (x) Purchaser's or Parent's ownership or operation of any of their respective current properties or any previously owned or operated properties, (y) Purchaser's or Parent's participation in the management of any of their Participation Facilities, or (z) Purchaser's or Parent's holding of a security interest in any of its Loan Properties, there was no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting any such property, Participation Facility or Loan Property.

          (f) The following definitions apply for purposes of this Section 4.21:
(i) "Loan Property" means any property in which Purchaser or Parent holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which Purchaser or Parent participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (iii) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (iv) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. ss. 1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement; and (v) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

     4.22 PROPERTIES.

          (a) Section 4.22 of the Purchaser Disclosure Schedule contains a true, complete and correct list and a brief description (including carrying value) of all real properties, including properties acquired by foreclosure or deed in lieu thereof, owned or leased to Purchaser and Parent. Except as set forth in
Section 4.22 of Purchaser Disclosure Schedule, Purchaser and Parent each has good and marketable title to all the real property and all other property owned by it and included in the consolidated balance sheet of Purchaser for the period ended December 31, 1996, and owns such property subject to no encumbrances, liens, mortgages, security interests or pledges, except such encumbrances, liens, mortgages, security interests and pledges that do not have a Material Adverse Effect on Purchaser or Parent or which do not and will not interfere with the use of the property as currently used or contemplated to be used by Purchaser or Parent, or the conduct of the business of Purchaser or Parent.

          (b) Neither Purchaser nor Parent has received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and to the knowledge of Purchaser and Parent, there is no such violation of a material nature. Except as set forth in Section 4.22 to the Purchaser Disclosure Schedule, all buildings and structures used by Purchaser or Parent conform in all material respects with all applicable ordinances, codes and regulations, or are not required to conform due to grandfathering clauses contained in such ordinances, codes or regulations, except to the extent such noncompliance does not and will not have a Material Adverse Effect on Purchaser or Parent and which does not or will not interfere with the use of any property as currently used or contemplated to be used by Purchaser or Parent, or the conduct of the business of Purchaser or Parent.

          (c) Section 4.22 to the Purchaser Disclosure Schedule contains a true, complete and correct list of all leases pursuant to which Purchaser or Parent lease any real or personal property, either as lessee or as lessor (the "Purchaser Leases"). Assuming due authorization of the other party of parties thereto, each of the Purchaser Leases is valid and binding on Purchaser or Parent, as the case may be, and valid and binding on and enforceable against all other respective parties to such leases in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general principles of equity). There are not under such Purchaser Leases any existing breaches, defaults, events of default by Purchaser or Parent, or events which with notice and/or lapse of time would constitute a breach, default or event of default by Purchaser or Parent, nor has Purchaser or Parent received notice of, or made a claim with respect to, any breach or default by any other party to such Purchaser Leases. Purchaser and Parent each enjoy quiet and peaceful possession of all such leased properties occupied by it as lessee.

          (d) All of the real properties, leasehold improvements and items of equipment and other material personal property owned, leased, or licensed by Purchaser or Parent, or in which any of those parties hold an interest, are in good maintenance, repair, and operating condition, ordinary wear and tear excepted, are adequate for the purposes for which they are now being or are anticipated to be used, and are free from any material defects.

     4.23 ADMINISTRATION OF FIDUCIARY ACCOUNTS. Each of Purchaser and Parent has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. The accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. Neither Purchaser, nor Parent, to the best knowledge of Purchaser and Parent, their respective officers, directors or employees has committed any breach of trust with respect to any fiduciary account.

     4.24 TRANSACTIONS WITH CERTAIN PERSONS. Neither Purchaser nor Parent has any outstanding loan, deposit or other relationship or other transaction with any officer, director or greater-than-5% shareholder of Purchaser or Parent or any "associate" (as defined in Rule 14a-1 under the Exchange Act of any such officer or director) affiliates (as defined in Rule 144(a)(1) of the Securities
Act) of any such officer, director or shareholder (individually, an "Interested Person"), other than deposit or loan transactions in the ordinary course of business on terms substantially the same as those prevailing at the time for comparable transactions with other, unaffiliated persons, and which did not and do not involve any unusual risk (including of non- collectibility) or other features unfavorable to Purchaser or Parent. Section 4.24 of the Purchaser Disclosure Schedule hereto contains a full description of all outstanding loans by Purchaser or Parent to an Interested Person which, either individually or in the aggregate, have current outstanding balances of $5,000 or more (including in the outstanding balance all amounts which Purchaser or Parent is obligated to advance but not including loans secured by cash collateral). All deposit relationships of Purchaser or Parent with an Interested Person with aggregate balances in excess of $10,000 are fully described in Section 4.24 of the Purchaser Disclosure Schedule. Except as otherwise set forth in Section 4.24 of the Purchaser Disclosure Schedule, neither Purchaser nor Parent has entered into any contractual or other business relationship with any Interested Person.

     4.25 STATE TAKEOVER LAWS. The transactions contemplated by this Agreement are not subject to any applicable state takeover laws in effect on the date hereof. The Board of Directors of Purchaser has taken all necessary action prior to the date of this Agreement in connection with the approval of the execution, delivery and performance of this Agreement, any purchase or other transaction respecting Purchaser Common Stock provided for herein or therein, and the other transactions contemplated hereby and thereby, including without limitation approval by a majority of the Continuing Directors of Purchaser (as such term is defined in the Amended and Restated Articles of Agreement of Purchaser).

     4.26. LABOR MATTERS. Neither Purchaser nor Parent is a party to any collective bargaining or other labor union or guild contract. There is no pending or, to the best knowledge of Purchaser, threatened, labor dispute, strike or work stoppage against Purchaser or Parent which may interfere with the respective business activities of Purchaser or Parent. Neither Purchaser nor Parent, nor, their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of Purchaser or Parent, and there is no pending or, to the best knowledge of Purchaser or Parent, threatened, charge or complaint against Purchaser or Parent by the National Labor Relations Board or any comparable state agency.

     4.27. INTELLECTUAL PROPERTY. Purchaser and Parent each owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, provided, that neither Purchaser nor Parent claims to have sole or exclusive right to use all of the trade names and service marks used by it; neither Purchaser nor Parent has received any notice of conflict with respect thereto that asserts the right of others. Purchaser and Parent each has performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.28 OWNERSHIP OF THE COMPANY COMMON STOCK; AFFILIATES AND ASSOCIATES. Neither Purchaser, nor Parent, nor any of their affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company or the Bank (other than Trust Account Shares and DPC Shares). Neither Purchaser, nor Parent, nor any of their directors, officers, or employees is an "affiliate" or an "associate" of the Company.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.01 COVENANTS OF THE COMPANY AND THE BANK. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser, the Company and the Bank shall carry on their respective businesses in the ordinary course consistent with past practice and with prudent banking practice. The Company and the Bank each will use all reasonable efforts to (x) preserve its business organization, (y) keep available the present services of its employees and (z) preserve for itself and Purchaser the goodwill of the customers of the Company and the Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Purchaser, whose consent shall not be unreasonably withheld or delayed, neither the Company nor the Bank shall:

          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except that the Company may pay its regular semi-annual cash dividend of up to $0.15 per share in June, 1997 and up to $0.29 in December, 1997 if the Closing has not yet occurred by the respective date on which such dividend is payable;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares as such terms are defined in Section 1.05(b) hereof), any shares of the capital stock of the Company or the Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Company or the Bank;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

          (d) amend its Articles of Incorporation or Articles of Association, as the case may be, or By-Laws, or elect or appoint any new directors;

          (e) enter into any real property lease for a term longer than one year, or extend the term of any lease currently in effect;

          (f) make any capital expenditures in excess of $10,000 individually, or $50,000 in the aggregate;

          (g) enter into any new line of business or offer deposit and loan pricing which is materially different relative to its competitors in the local market;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business, which would be material to the Company or the Bank;

          (i) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at December 31, 1996, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

          (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, (x) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or the Bank and one or more of its current or former directors, officers or employees or (y) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (ii) except as contemplated by Section 1.09 hereof, enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company or the Bank, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

          (l) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code;

          (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (n) file any application to open, relocate or terminate the operations of any banking or other office or facility except for the branch facility to be opened in the Plymouth Regional High School;

          (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business;

          (p) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements or purchase or sell any loans in bulk;

          (q) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclosure upon such commercial real estate if such Phase I environmental assessment indicates the presence of hazardous material in amounts which, if such foreclosure were to occur, would be reasonably likely to result in a Material Adverse Effect on the Company or the Bank;

          (r) make any tax election or settle or compromise any material Federal, state, local or foreign tax liability;

          (s) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet for the fiscal year ended December 31, 1996, or subsequently incurred in the ordinary course of business and consistent with past practice;

          (t) sell any securities in its investment portfolio, except in the ordinary course of business;

          (u) change its loan policies or procedures in effect at December 31, 1996;

          (v) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of make any commitment with respect to, (i) any contract, agreement or lease for office space, operations space or branch space to which the Company or the Bank is a party or by which the Company or the Bank or their respective properties is bound; (ii) any lease, contract or agreement other than in the ordinary course of business consistent with past practices; (iii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to the Company or the Bank of more than $25,000 or having a term of one year or more from the time of execution;

          (w) make any loan other than in accordance with the Company's or the Bank's loan and credit policies and the Company's or the Bank's customary terms, conditions and standards, and in accordance with applicable law and consistent with prudent banking practices;

          (x) waive any material right, whether in equity or at law, that it has with respect to any loan, except in the ordinary course of business consistent with prudent banking practices;

          (y) agree to do any of the foregoing.

     5.02 NO SOLICITATION.

          (a) Neither the Company nor the Bank nor any of their directors, officers, employees, representatives, agents and advisors or other persons controlled by the Company or the Bank shall, except to the extent required by applicable law relating to fiduciary obligations of directors, upon advice of counsel, solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group (other than Purchaser) concerning any merger, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions involving the Company or the Bank. Nothing contained in this Section shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to the Company's shareholders which, in the judgment of the Board of Directors, based upon the advice of counsel, may be required under applicable law. The Company will promptly communicate to Purchaser the terms of any proposal, discussion, negotiation, or inquiry relating to a merger or disposition of a significant portion of its capital stock or similar transaction involving the Company or the Bank and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

          (b) Neither Purchaser nor Parent nor any of their directors, officers, employees, representatives, agents and advisors or other persons controlled by the Purchaser shall, except to the extent required by applicable law relating to fiduciary obligations of directors, upon advice of counsel, solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group (other than Company) concerning any merger, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions involving the Purchaser or the Bank. Nothing contained in this Section shall prohibit the Purchaser or its Board of Directors from taking and disclosing to the Purchaser's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to the Purchaser's shareholders which, in the judgment of the Board of Directors, based upon the advice of counsel, may be required under applicable law. The Purchaser will promptly communicate to the Company the terms of any proposal, discussion, negotiation, or inquiry relating to a merger or disposition of a significant portion of its capital stock or similar transaction involving the Purchaser and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

     5.03 COVENANTS OF PURCHASER AND PARENT. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Purchaser and Parent shall carry on its respective business in the ordinary course consistent with past practice and with prudent banking practice. Purchaser will use all reasonable efforts to (x) preserve its present business organizations intact, (y) keep available the present services of its employees and (z) preserve for itself and the Company the goodwill of the customers of Purchaser and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.03 of the Purchaser Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, whose consent shall not be unreasonably withheld or delayed, neither Purchaser nor Parent shall:

          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except for the declaration and payment of regular cash dividends in such amount as Purchaser may determine, provided, however, that the Dividend Payout Ratio (as hereinafter defined) of Purchaser in any fiscal year shall not exceed the Dividend Payout Ratio of the Company in its 1996 fiscal year. With respect to either party, the "Dividend Payout Ratio" for any fiscal year shall mean the ratio of the aggregate cash dividends paid to such party's shareholders during such year divided by such party's total net income for the same fiscal year.

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares as such terms are defined in Section 1.05(b) hereof), any shares of the capital stock of Purchaser, or any securities convertible into or exercisable for any shares of the capital stock of the Purchaser, provided, however, that Purchaser is permitted to effect the Holding Company Reorganization which will involve an exchange of stock in accordance with the Holding Company Exchange Ratio.

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

          (d) amend its Articles of Incorporation or By-Laws except as required to comply with Sections 1.07 and 1.08 hereof;

          (e) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business, which would be material to the Purchaser;

          (f) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (g) change its methods of accounting in effect at December 31, 1996, except as required by changes in GAAP or regulatory accounting principles as concurred to by Purchaser's independent auditors;

          (h) (i) except as required by applicable law or to maintain qualification pursuant to the Code, (x) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Purchaser or Parent and one or more of its current or former directors, officers or employees or (y) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (ii) except as contemplated by Section 1.09 hereof, enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of Purchaser or Parent, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

          (i) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code;

          (j) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclosure upon such commercial real estate if such Phase I environmental assessment indicates the presence of hazardous material in amounts which, if such foreclosure were to occur, would be reasonably likely to result in a Material Adverse Effect on Purchaser or Parent;

          (k) make any loan other than in accordance with Purchaser's or Parent's loan and credit policies and Purchaser's or Parent's customary terms, conditions and standards, and in accordance with applicable law and consistent with prudent banking practices;

          (l) waive any material right, whether in equity or at law, that it has with respect to any loan, except in the ordinary course of business consistent with prudent banking practices;

          (m) agree to do any of the foregoing.

     5.04 MINIMUM SHAREHOLDERS' EQUITY; ALLOWANCE FOR LOAN LOSSES. At the Effective Time, the Company shall have consolidated shareholders' equity (exclusive of unrealized investment losses) at least equal to that reflected in the Company's audited financial statements for the year ended December 31, 1996 and (ii) an allowance for loan and lease losses at least equal to 95% of that reflected in the Company's audited financial statements for the year ended December 31, 1996. At the Effective Time, Purchaser shall have (i) consolidated shareholders' equity (exclusive of unrealized investment losses) at least equal to that reflected in Purchaser's audited financial statements for the year ended December 31, 1996 and (ii) an allowance for loan and lease losses at least equal to 95% of that reflected in Purchaser's audited financial statements for the year ended December 31, 1996 less $500,000.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.01 REGULATORY MATTERS.

          (a) The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Purchaser shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, the Bank or Purchaser, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (b) Purchaser and the Company (or the Bank as the case may be) shall, upon request, furnish each other with all information concerning themselves, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, Parent, the Company or the Bank to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

          (c) Purchaser and the Company (or the Bank as the case may be) shall promptly furnish each other with copies of written communications received by Purchaser, the Company or the Bank, as the case may be, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     6.02 SECURITIES LAWS MATTERS.

          (a) As soon as practicable after the date hereof, Parent and the Company shall file the Registration Statement, in which the Proxy Statement will be included as part of the prospectus, with the SEC and the FDIC under the Exchange Act and applicable FDIC regulations. Parent, Purchaser and the Bank shall use all reasonable efforts to have the Registration Statement cleared by the SEC and the FDIC as promptly as practicable after such filing.

          (b) Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Registration Statement, and each shall notify the other of the receipt of any comments of the SEC and the FDIC with respect to the Registration Statement and of any requests by the SEC and the FDIC for any amendment or supplement thereto or for additional information and shall provide to the other parties promptly copies of all correspondence between the party or any representative or agent of the party and the FDIC or SEC. Each party shall review the Registration Statement prior to its being filed with the SEC and the FDIC and shall review all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and the FDIC. The parties agree to use all reasonable efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC and the FDIC.

          (c) Purchaser will advise the Company, promptly after Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed or the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, or the initiation or threat or any proceeding for any such purpose.

          (d) Purchaser and the Company shall each use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required in connection with the issuance of Parent Common Stock in the Merger.

          (e) Purchaser and the Company further agree to cause the Registration Statement and all required amendments and supplements thereto to be mailed to their respective shareholders entitled to vote at the Shareholder Meetings at the earliest practicable time.

     6.03 SHAREHOLDER MEETINGS. In order to consummate the Merger, the Company and Purchaser shall take all steps necessary to duly call, give notice of, convene and hold their respective Shareholder Meeting as soon as practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to obtain such approval and adoption. The Company and Purchaser each shall, through their respective Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such Board under applicable law as advised in writing by its independent counsel, recommend to their shareholders approval of this Agreement and the transactions contemplated hereby. The Company and Purchaser shall coordinate and cooperate with respect to the foregoing matters.

     6.04 ACCESS TO INFORMATION.

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the parties shall afford each other's officers, employees, counsel, accountants, agents, advisors and other authorized representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which are not permitted to be disclosed under applicable law), (ii) copies of all periodic reports to senior management, including without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the respective boards of directors relating to asset quality generally, and (iii) all other information concerning its business, properties, assets and personnel as either party may reasonably request.

          (b) No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (c) All information (the "Confidential Information") furnished by one party (the "Providing Party") to the other party or its directors, officers, employees, counsel, accountants, agents, and advisors (the "Representatives") (the "Receiving Party") shall be treated as the sole property of the Providing Party and, if this Agreement terminates, the Receiving Party shall return to the Providing Party or destroy all such written Confidential Information. The Receiving Party shall, and shall use reasonable efforts to cause its Representatives to, keep confidential all such Confidential Information, and shall not directly or indirectly use such information for any competitive or commercial purpose. Confidential Information shall not include information which
(i) was already in the possession of the Receiving Party prior to receipt from the Providing Party, provided that such information is not known by the Receiving Party or its Representatives to be subject to another confidentiality agreement with or other obligation of secrecy to the Providing Party; (ii) becomes generally available to the public other than as a result of a disclosure by the Receiving Party; (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Providing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Providing Party; (iv) has been approved for release by written authorization of the Providing Party; or (v) has been publicly disclosed pursuant to a requirement of a government agency or of law.

     6.05 LEGAL CONDITIONS TO MERGER. Each of Parent, Purchaser, the Company and the Bank shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Purchaser, the Company or the Bank in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that (1) neither Parent nor Purchaser shall be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in the reasonable opinion of Purchaser's Board of Directors, to result in the imposition of a Purchaser Burdensome Condition (as defined in Section 7.02(c) hereof) and (2) neither the Company nor the Bank shall be obligated to take any action pursuant to the foregoing if the taking of the action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in the reasonable opinion of the Company's Board of Directors, to result in the imposition of a Company Burdensome Condition.

     6.06 RESTRICTIONS ON SALE OF PARENT COMMON STOCK.

          (a) Each of Parent and the Bank shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the Shareholders Meetings, written agreements in the forms attached hereto as Exhibits VII and VIII, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock, Purchaser Common Stock or the Company Common Stock held by such "affiliate" and, in the case of the "affiliates" of the Company, the shares of Parent Common Stock to be received by such "affiliate" in the Merger: (1) otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and
(2) unless the parties shall have agreed that it will be impossible to obtain pooling treatment for the Merger, during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Parent and the Company.

          (b) Parent shall use all reasonable efforts to publish no later than twenty-five (25) days after the end of the first calendar quarter in which there are at least thirty (30) days of post-Merger combined operations (which calendar quarter may be the calendar quarter in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.07 EMPLOYEE MATTERS. All employees of the Bank immediately prior to the Effective Time (the "Current Employees") shall be employees of the Bank immediately after the Effective Time. All Current Employees shall receive such compensation and benefits as provided by the Bank immediately preceding the Effective Time.

     6.08 SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS. As soon as reasonably available, but in no event later than March 31, 1997, Purchaser will deliver to the Company and the Company will deliver to Purchaser their respective Annual Reports on Form F-2 and 10-K for the fiscal year ended December 31, 1996, as filed with the FDIC and SEC, respectively, under the Exchange Act. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Purchaser will deliver to the Company and the Company will deliver to Purchaser their respective Quarterly Reports on Form F-4 and 10-Q, as filed with the FDIC and SEC under the Exchange Act.

     6.09 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by Parent or Purchaser.

     6.10 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by the Company or Purchaser, as the case may be, with the respective covenants set forth in Sections 5.01 and 5.03 hereof.

     6.11 CURRENT INFORMATION.

          (a) During the period from the date of this Agreement to the Effective Time, each of the Company and Purchaser will cause one or more of its designated representatives to be available to confer on a regular and frequent basis (not less than bi-weekly) with representatives of the other and to report the general status of their ongoing operations. Without limiting the generality of the foregoing, each such party will provide monthly reports on the status of loans made, the investment portfolio including all purchases and sales of securities and other assets, the type and mix of products and services, personnel matters, problem loan management, reserve adequacy, results of operations, and any other data reasonably requested by the other party. Each such party will promptly notify the other party of any material change in the normal course of its business and of any governmental complaints, investigations or hearings or the institution of significant litigation involving them or their subsidiaries or properties and will keep the other party reasonably informed of such events.

          (b) To the extent not covered by paragraph (a) above, the Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of Purchaser or the Company or the Bank, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this paragraph (b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.12 PARENT. Purchaser shall (a) cause the organization of Parent, (b) cause Parent to execute a copy of this Agreement and deliver such executed copy to each of Purchaser and the Company and (c) cause Parent to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

     6.13 NO INCONSISTENT ACTIONS. Prior to the Effective Time, no party will:
(i) enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in (x) a denial of the regulatory approvals referred to in
Section 7.01(b) or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to the Surviving Corporation of the transactions contemplated by this Agreement; or (ii) adopt by plan or arrangement, or take or cause to be taken any action, that would adversely affect holders of the Company Common Stock in a disproportionate manner after the Effective Time. Without limiting the scope of the immediately preceding sentence, no party hereto shall take or cause to be taken any action, either before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code or that would disqualify the Merger for "pooling of interests" accounting treatment.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the shareholders of the Company and Purchaser to the extent required by New Hampshire law and the respective charters of the Company and Purchaser.

          (b) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby (including the Holding Company Reorganization and Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). For purposes of this Agreement, the term "Requisite Regulatory Approvals" shall mean: (i) a final order or orders of the Federal Reserve Board approving or authorizing the organization of Parent and Parent's acquisition of all of the outstanding stock of Purchaser prior to the Merger, approving or authorizing the Merger, and granting any other necessary approvals with respect to the transactions contemplated by this Agreement, and (ii), if necessary, a final order of the Bank Commissioner or the Board of Trust Company Incorporation approving or authorizing or waiving jurisdiction with respect to the organization of Parent and Parent's acquisition of all of the outstanding stock of Purchaser prior to the Merger and with respect to the Merger.

          (c) SECURITIES LAWS MATTERS. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority. Parent and Purchaser shall have received all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of Parent Common Stock in the Holding Company Reorganization and the Merger. The Parent Common Stock issued in the Merger shall be approved for listing on the NASDAQ/NMS or the American Stock Exchange.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

     7.02 CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT. The obligation of Purchaser and Parent to effect the Merger is also subject to the satisfaction or waiver by Purchaser and Parent at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, it being understood that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, either individually or in the aggregate, a Material Adverse Effect on the Company and the Bank taken as a whole; provided, however, that for purposes of determining satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or the knowledge of the Company or Bank. Purchaser shall have received a certificate signed on behalf of the Company and the Bank by their respective Chief Executive Officers and Chief Financial Officers to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY AND THE BANK. The Company and the Bank shall have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company and the Bank by their respective Chief Executive Officers and Chief Financial Officers to such effect.

          (c) NO BURDENSOME CONDITION. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Purchaser, Parent, or the Surviving Corporation that in the reasonable opinion of Purchaser's Board of Directors would (i) require the expenditure of $1,000,000 or more, (ii) result in a delay of the Closing by six months or more, (iii) require the divestiture of any of the deposits of any party, (iv) restrict the payment of dividends by any party in any manner below historical levels, (v) subject any party to a higher minimum capital requirement than is imposed by applicable law or (vi) require any party to raise additional capital (a "Purchaser Burdensome Condition").

          (d) CONSENTS UNDER AGREEMENTS. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger, to any obligation, right or interest of the Company or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained.

          (e) TAX OPINION. Parent shall have received the opinion of Goodwin, Procter & Hoar, LLP subject to customary conditions and qualifications (including reliance, in part, on representations of Parent, Purchaser, the Company and the Bank, and assumptions concerning, among other things, the actions of shareholders), to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Section 368(a) of the Code.

          (f) ACCOUNTANT'S LETTER. The Company shall have caused to be delivered to Purchaser letters from Shatswell McLeod & Co., independent public accountants with respect to the Company, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Parent and Purchaser, covering such matters as Parent and Purchaser shall reasonably request with respect to facts concerning the Company's financial condition.

          (g) LEGAL OPINION. Parent shall have received the opinion of Cranmore, FitzGerald & Meaney, counsel to the Company, dated the Closing Date, in a form that is customary for transactions of this type.

          (h) OPINION OF FINANCIAL ADVISER. Parent shall have received an opinion, dated as of the date of the Proxy Statement, from NECA to the effect that as of the date thereof the Exchange Ratio is fair to shareholders of Purchaser from a financial point of view.

          (i) CASH CONSIDERATION. The amount of cash consideration to be paid the shareholders of the Company in the Merger as a percentage of the total consideration to be paid to the shareholders of the Company shall not exceed 35%.

     7.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company and the Bank to effect the Merger is also subject to the satisfaction or waiver by the Company and the Bank at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, it being understood that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, either individually or in the aggregate, a Material Adverse Effect on the Parent and Purchaser taken as a whole; provided, however, that for purposes of determining satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or the knowledge of Parent or Purchaser. The Company shall have received a certificate signed on behalf of Purchaser and Parent by their respective Chief Executive Officers and Chief Financial Officers to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER AND PARENT. Purchaser and Parent shall have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Purchaser by their respective Chief Executive Officers and Chief Financial Officers to such effect.

          (c) NO BURDENSOME CONDITION. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon the Company or the Bank that in the reasonable opinion of the Company's Board of Directors would (i) require the expenditure of $1,000,000 or more, (ii) result in a delay of the Closing by six months or more, (iii) require the divestiture of any of the deposits of any party, (iv) restrict the payment of dividends by any party in any manner below historical levels, (v) subject any party to a higher minimum capital requirement than is imposed by applicable law or (vi) require any party to raise additional capital (a "Company Burdensome Condition").

          (d) TAX OPINION. The Company shall have received the opinion of Cranmore, FitzGerald & Meaney, subject to customary conditions and qualifications (including reliance, in part, on representations of Parent and the Company, and assumptions concerning, among other things, the actions of shareholders), to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of
Section 368(a) of the Code.

          (e) ACCOUNTANT'S LETTER. Purchaser shall have caused to be delivered to the Company letters from Shatswell McLeod & Co., independent public accountants with respect to Purchaser, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to the Company and Purchaser, covering such matters as the Company and Purchaser shall reasonably request with respect to facts concerning Purchaser's financial condition.

          (f) LEGAL OPINION. The Company shall have received the opinion of Goodwin, Procter & Hoar LLP, counsel to Parent and Purchaser, dated the Closing Date, in a form that is customary for transactions of this type.

          (g) OPINION OF FINANCIAL ADVISOR. The Company shall have received an opinion, dated as of the date of the Proxy Statement, from HAS Associates, Inc. to the effect that as of the date thereof the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

          (a) by mutual consent of Purchaser and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Purchaser or the Company upon written notice to the other party (i) ninety days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

          (c) by either Purchaser or the Company if the Merger shall not have been consummated on or before February 15, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

          (d) by either Purchaser or the Company (provided, that the terminating party shall not be in material breach of any of its obligations under Section 6.03) if any approval of the shareholders of the Purchaser or Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

          (e) by either Purchaser or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

          (f) by either Purchaser or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five days following receipt by the breaching party of written notice of such breach from the other party hereto; or

          (g) by Purchaser, if the Board of Directors of the Company does not publicly recommend, as required by Section 6.03 hereof, in the Proxy Statement that the Company's shareholders approve and adopt this Agreement, or if after recommending in the Proxy Statement that shareholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Purchaser; or

          (h) by the Company, if the Board of Directors of Purchaser does not publicly recommend, as required by Section 6.03 hereof, in the Proxy Statement that Purchaser's shareholders approve and adopt this Agreement, or if after recommending in the Proxy Statement that shareholders approve and adopt this Agreement, the Board of Directors of Purchaser shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the Company.

     8.02 EFFECT OF TERMINATION.

          In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except Sections 6.04(c) and 8.03, shall survive any termination of this Agreement, and there shall be no further obligation on the part of Parent, Purchaser, the Company, the Bank or their respective officers or directors except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.03 EXPENSES; TERMINATION FEE.

          (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be shared evenly by the Company and Purchaser; and provided further that nothing contained herein shall limit either party's rights under Sections 8.03(b) and
(c) hereof.

     (b) In order to induce Purchaser to enter into this Agreement and to reimburse Purchaser for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company will make a cash payment to Purchaser of $2,500,000 as liquidated damages if and only if:

          (i) Purchaser has terminated this Agreement pursuant to Sections 8.01(e) or 8.01(f) and the breach of the representation, warranty, covenant or agreement was caused by the action, failure to take action or an occurrence which is within the control of the Company or the Bank; or

          (ii) Purchaser has terminated this Agreement pursuant to Section 8.01(g), and (x) at the time of such termination any person other than Purchaser, Parent or any subsidiary or affiliate of Purchaser or Parent, shall have made a bona fide proposal to the Bank, the Company or its shareholders to engage in an Acquisition Transaction by public announcement or written communication, or (y) at the time of or within six months of any such termination, the Company shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Purchaser, Parent or any subsidiary or other affiliate of Purchaser or Parent, or the Board of Directors of the Company shall have approved an Acquisition Transaction or recommended that the shareholders of the Company approve or adopt any Acquisition Transaction with any person other than Purchaser, Parent or any subsidiary or other affiliate of Purchaser or Parent.

     For purposes of this Agreement, "Acquisition Transaction" shall mean (i) a merger, consolidation or other similar transaction with the Company or the Bank,
(ii) any sale, lease or other disposition of 25% or more of the assets of the Company and the Bank, taken as a whole, in a single transaction or series of transaction, or (iii) any tender or exchange offer for 25% or more of the outstanding shares of the Company Common Stock or the Bank Common Stock or the economic value of equity interests therein.

          (c) In order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Purchaser shall make a cash payment to the Company of $2,500,000 as liquidated damages if and only if:

          (i) The Company has terminated this Agreement pursuant to Sections 8.01(e) or 8.01(f) and the breach of the representation, warranty, covenant or agreement was caused by the action, failure to take action or an occurrence which is within the control of the Purchaser or Parent; or

          (ii) The Company has terminated this Agreement pursuant to Section 8.01(h), and (x) at the time of such termination any person other than Purchaser, Parent or any subsidiary or affiliate of Purchaser or Parent, shall have made a bona fide proposal to the Parent, Purchaser or its shareholders to engage in an Acquisition Transaction by public announcement or written communication, or (y) at the time of or within six months of any such termination, Purchaser shall have entered into an agreement to engage in an Acquisition Transaction with any person other than the Company, the Bank or any subsidiary or other affiliate of the Company or the Bank, or the Board of Directors of Purchaser shall have approved an Acquisition Transaction or recommended that the shareholders of Purchaser approve or adopt any Acquisition Transaction with any person other than the Company, the Bank or any subsidiary or other affiliate of the Company or the Bank.

     8.04 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Purchaser and the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109, at 10:00 a.m. on a date to be specified by Purchaser and satisfactory to the Company, which shall be not more than five business days after the satisfaction of the conditions set forth in Article VII hereof or at such other date, time and place as is mutually agreed upon by the Company and Purchaser. The date on which such Closing takes place is referred to herein as the "Closing Date". Purchaser shall provide the Company written notice of the date specified by it as the Closing Date at least three business days prior to such date.

     9.02 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopies (with confirmation from recipient), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Purchaser, to:

              The Berlin City Bank
              9 Main Street
              Berlin, New Hampshire 03570
              Attn: William J. Woodward


                       with a copy to:

              William Pratt Mayer, Esq.
              Margaret B. Crockett, Esq.
              Goodwin, Procter & Hoar LLP
              Exchange Place
              Boston, Massachusetts  02109

          (b) if to the Company or the Bank, to:

              Pemi Bancorp, Inc.
              287 Highland Street, P. O. Box 29
              Plymouth, New Hampshire 03264-0029
              Attn: Fletcher W. Adams

                       with a copy to:

              J.J. Cranmore, Esq.
              Cranmore, FitzGerald & Meaney
              49 Wethersfield Avenue
              Hartford, Connecticut, 06114-1102

     9.04 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be March 14, 1997.

     9.05 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.06 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except that the Confidentiality Agreement among the Company, the Bank and Purchaser dated as of November 20, 1996, as amended, shall remain in full force and effect.

     9.07 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New Hampshire, without regard to any applicable conflicts of law.

     9.08 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.04(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.04(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.09 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10 PUBLICITY. Except as otherwise required by law or the rules of the National Association of Securities Dealers, so long as this Agreement is in effect, neither Purchaser nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Purchaser, Parent, the Company and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                               THE BERLIN CITY BANK


Attest:                                        By
                                                 ------------------------------
                                                 Title: Chairman, President and
                                                        Chief Executive Officer

By
  -------------------
  Title:
                                               NORTHWAY FINANCIAL, INC.


Attest:                                        By
                                                 ------------------------------
                                                 Title: President and
                                                        Chief Executive Officer

By
  -------------------
  Title:

                                               PEMI BANCORP, INC.


Attest:                                        By
                                                 ------------------------------
                                                 Title: President and
                                                        Chief Executive Officer

By
  -------------------
  Title:

                                               PEMIGEWASSET NATIONAL BANK


Attest:                                        By
                                                 ------------------------------
                                                 Title: President and
                                                        Chief Executive Officer

By
  -------------------
  Title:

                                                                      APPENDIX B

               [LETTERHEAD OF NORTHEAST CAPITAL & ADVISORY, INC.]


                                 August 12, 1997


The Board of Directors
The Berlin City Bank
9 Main Street
Berlin, NH 03570-0009

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of The Berlin City Bank ("Berlin") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Pemi Bancorp, Inc., the parent company of The Pemigewasset National Bank (collectively "Pemi"), with and into Northway Financial, Inc. ("Northway"), a newly formed Bank Holding Company, whose wholly owned subsidiary initially will be Berlin, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated March 14, 1997.

        Under the terms of, and subject to certain conditions as defined in the Merger Agreement, each issued and outstanding share of common stock, $1.00 par value, of Pemi will be exchanged for 1.0419 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Northway (the "Northway Common Stock"), rounded to the nearest ten thousandth of a share of Northway Common Stock.

        Northeast Capital & Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Berlin, having acted as its financial advisor in connection with, and having participated in certain areas of the negotiations leading to, the Merger Agreement. We also have provided certain investment banking services to Berlin in the past.

        In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Annual Reports to Shareholders and the Annual Reports on Form 10K of Pemi for the four years ended December 31, 1996; the Annual Report to Shareholders on Form F-2 of Berlin for the two years ended December 31, 1996; certain Quarterly Reports to Shareholders and Quarterly Reports on Form 10-Q of Pemi and on Form F-4 of Berlin, certain unaudited interim reports and certain press releases to the respective shareholders of Berlin and Pemi; and financial information concerning the business and operations of Berlin and Pemi furnished to us by their respective managements. We also have conducted discussions with members of the senior managements of Berlin and Pemi regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity of Pemi's and Berlin's common stock; compared certain financial information for Berlin and Pemi with certain financial and stock market information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the commercial banking environment in particular; and performed such other studies and analyses as we considered appropriate.

        In conducting our review and arriving at our opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not attempted independently to verify such information. We have generally relied upon the management of Berlin and Pemi as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have generally assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will generally be realized in the amounts and in the time periods currently estimated by such managements.

We have also assumed that the aggregate allowance for loan losses for Berlin and Pemi is adequate to cover such losses. We have not made nor obtained any evaluations or appraisals of the property of Berlin and Pemi. We have, however, independently examined certain individual loan credit files of Pemi and independently produced projections and operating forecasts to assure ourselves that the assumptions generated by management of Berlin and Pemi in their projections and forecasts do not materially and adversely alter the adequacy of the financial consideration being exchanged by Berlin shareholders, from a financial point of view. Finally, you have informed us that the Merger is intended to be accounted for as a pooling of interests transaction under generally accepted accounting principles, but that it may also be accounted for as a purchase transaction. However, the Merger Agreement provides that Northway and Berlin will not be obligated to consummate the Merger in the event that the amount of cash consideration paid to stockholders of Pemi exceeds 35% of the total purchase consideration.

        In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have also taken into account our assessment of general economic, market and financial conditions, our experience in other transactions. and our knowledge of the banking industry in general. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Berlin. Our opinion is based upon information, conditions and projections as they exist and can be evaluated on the date hereof.

        Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio of the Merger as provided and described in the Merger Agreement is fair, from a financial point of view, to Berlin and its stockholders.


                                          Very truly yours,



                                          /s/ NORTHEAST CAPITAL & ADVISORY, INC.

                                                                      APPENDIX C

                      [LETTERHEAD OF HAS ASSOCIATES, INC.]


                                 August 12, 1997


Board of Directors
The Pemi Bancorp, Inc.
151 Highland Street
Plymouth, NH  03264

Members of the Board:

        You have requested our opinion as to the fairness to the stockholders of The Pemi Bancorp, Inc., Plymouth, New Hampshire ("Pemi"), from a financial point of view, of the terms of the Agreement and Plan of Merger dated March 14, 1997 ("the Agreement") which will ultimately provide for the merger (the "Reorganization") of Pemi into Northway Financial, Inc. ("Northway"), a New Hampshire corporation formed to become the bank holding company for The Berlin City Bank of Berlin, New Hampshire ("City") and The Pemigewasset National Bank of Plymouth, New Hampshire ("the Bank") in a transaction whereby each City shareholder will receive 16 shares of Northway common stock. Shareholders of Pemi who do not exercise their right to dissent will receive the per share merger consideration which will be payable in common stock of Northway. The exchange ratio will be 1.0419 shares of Northway common stock for each share of Pemi common stock.

        In connection with its opinion, HAS Associates, Inc. ("HAS") reviewed, analyzed and relied upon material relating to the financial and operating conditions of Pemi including, among other things, the following: (i) the Agreement; (ii) Annual Reports to Stockholders for the three years ended December 31, 1994, 1995, and 1996, of Pemi; (iii) certain interim reports to stockholders and Quarterly Reports of Pemi and certain other communications from Pemi to its stockholders; (iv) other financial information concerning the business and operations of Pemi furnished to HAS by Pemi for purposes of its analysis, including certain internal financial analyses and forecasts for Pemi prepared by the senior management of Pemi; (v) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of Pemi; (vi) corporate minutes of Pemi for three years; (vii) audit reports certified by the independent accountants of Pemi for three years; (viii) regulatory filings of Pemi for three years; (ix) Pemi policies and procedures, certain loan files, and its investment portfolio; and (x) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that HAS considered relevant to its inquiry.

        In addition, HAS reviewed certain market information concerning Pemi, analyzed data concerning private and publicly owned banks in New England, reviewed stock market data of other banks generally deemed comparable whose securities are publicly traded, publicly available information concerning certain recent business combinations, and such additional financial and other information as HAS deemed necessary. Furthermore, HAS reviewed the same type of financial information available concerning City. In addition, HAS reviewed certain internal reports and documents including loan lists grouped by risk rating, past due and non-accrual loan reports, internal loan watch list loan relationship reports, restructured loan reports, OREO and ISF reports, loan loss reserve analysis reports, audited financial statements (most recent three years), regulatory reports (most recent three years), 1996 operating results, securities portfolio-book value and market value reports, and schedule of threatened or pending litigations. HAS also held discussions with senior management concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

        In conducting its review and arriving at its opinion, HAS relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and HAS did not attempt to verify such information independently or undertake an independent appraisal of the assets and liabilities of Pemi. HAS relied upon the accuracy and opinion of the audit reports prepared by the Bank's independent accountants. HAS assumes no responsibility for the accuracy and completeness of the financial and other information relied upon.

        We have acted as financial advisor to the Board of Pemi in connection with the Reorganization and will receive a fee for this service.

        In reliance upon and subject to the foregoing, it is our opinion that, as of March 14, 1997, the per share merger consideration to be received by the shareholders of Pemi and the financial terms of the Agreement were, and as of the date hereof, such terms are, fair, from a financial point of view, to the current shareholders of Pemi.

        This letter is furnished to you in connection with the Reorganization and we consent to its inclusion in the Registration Statement and proxy solicitation material.

                                                   Sincerely,


                                                   /s/  HAS Associates, Inc.

                                                                      APPENDIX D

                                      DISSENTERS' RIGHTS

                            NEW HAMPSHIRE BUSINESS CORPORATION ACT

A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

293-A:13.01 DEFINITIONS. IN THIS SUBDIVISION:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

    (3) Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

293-A:13.02 RIGHT TO DISSENT.

    (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party:

           (i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

           (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

        (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

        (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           (i)    Alters or abolishes a preferential right of the shares.

           (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

           (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

           (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

           (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

293-A:13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

 B. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

293-A:13.20 NOTICE OF DISSENTERS' RIGHTS.

    (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

    (b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293-A:13.22.

293-A:13.21 NOTICE OF INTENT TO DEMAND PAYMENT.

    (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

        (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (2)    Shall not vote his shares in favor of the proposed action.

    (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

293-A:13.22 DISSENTERS' NOTICE.

    (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

    (b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

        (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

        (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

        (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

        (5)    Be accompanied by a copy of this subdivision.

293-A:13.23 DUTY TO DEMAND PAYMENT.

    (a) A shareholder sent a dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters' notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

    (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.

293-A:13.24 SHARE RESTRICTIONS.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

293-A:13.25 PAYMENT.

    (a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

    (b)    The payment shall be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3)    An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

        (5)    A copy of this subdivision.

293-A:13.26 FAILURE TO TAKE ACTION.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

293-A:13.27 AFTER-ACQUIRED SHARES.

    (a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.

293-A:13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

        (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

        (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

C. JUDICIAL APPRAISAL OF SHARES

293-A:13.30 COURT ACTION.

    (a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (e) Each dissenter made a party to the proceeding is entitled to judgment:

        (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

        (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

293-A:13.31 COURT COSTS AND COUNSEL FEES.

    (a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

    (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.


                                    CONSOLIDATION OF BANKS

388:13 DISSENTING STOCKHOLDERS.

    I. Any stockholder of a bank shall have the right to dissent from, and to obtain payment for his shares in the event of any merger, consolidation, or other union of banks under the provisions of this chapter. Such right shall be the same as the right provided for in RSA 293-A:13.01 through RSA 293-A:13.31 with respect to mergers and consolidations of business corporations and shall be subject to the same limitations. Any stockholder of a bank electing to assert the right provided for by this section shall do so in accordance with the provisions of RSA 293-A:13.01 through RSA 293-A:13.31, which provisions shall be binding upon the stockholder and upon the bank and shall in all respects govern the perfection and enforcing of the right provided for by this section.

    II. If a proposed merger, consolidation, or other union of banks under the provisions of this chapter is submitted to a vote at a meeting of stockholders, the notice of meeting shall notify all stockholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this section and of RSA 293-A:13.01 through RSA 293-A:13.31 and shall be accompanied by a copy of this section and RSA 293-A:13.01 through RSA 293-A:13.31.

    III. For purposes of this section, the term "stockholder" shall include the holder of a special deposit in a guaranty savings bank.

                                                                     APPENDIX E


                                     FORM OF
                             PLAN OF REORGANIZATION

        This Plan of Reorganization, dated as of ___________, 1997, by and between The Berlin City Bank, a New Hampshire trust company ("Berlin") and Berlin Interim Trust Company, a New Hampshire trust company ("Interim Bank") and a wholly-owned subsidiary of Northway Financial, Inc., a New Hampshire corporation ("Northway"), which is in turn a wholly-owned subsidiary of Berlin.

                                    RECITALS

        WHEREAS, Berlin and Northway are parties to an Agreement and Plan of Merger dated as of March 14, 1997 (the "Merger Agreement") by and among Berlin, Northway, Pemi Bancorp, Inc. and Pemigewasset National Bank, which contemplated that Berlin and Interim Bank enter into this Plan of Reorganization for the purpose of effecting a holding company reorganization pursuant to which Interim Bank shall be merged with and into Berlin (the "Bank Merger") and Berlin shareholders shall receive 16 shares of Northway common stock for each share of Berlin common stock, par value $5.00 (the "Share Exchange"); and

        WHEREAS, the respective Boards of Directors of Berlin and Interim Bank have adopted resolutions approving this Plan of Reorganization and have directed that it be duly submitted to the shareholders of each of Berlin and Interim Bank in accordance with the applicable laws of the State of New Hampshire; and

        WHEREAS, the shareholders of each of Berlin and Interim Bank have duly approved the Merger Agreement and this Plan of Reorganization; and

        WHEREAS, Berlin and Interim Bank desire that Interim Bank be merged with and into Berlin, with Berlin being the surviving bank (hereinafter sometimes called the "Surviving Bank"), on the terms and conditions hereinafter set forth and in accordance with the applicable laws of the State of New Hampshire.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Plan of Reorganization, Berlin and Interim Bank agree to merge on the terms and conditions as follows:

                                    ARTICLE 1

                                 The Bank Merger

        1.1. The Bank Merger. At the Effective Time (as defined below), Interim Bank shall be merged with and into Berlin. Berlin shall continue its corporate existence as the surviving bank (the "Surviving Bank") and the identity, properties and assets of Berlin shall continue unaffected and unimpaired by the Bank Merger. The identity and separate existence of Interim Bank shall cease, and all of the rights, privileges, powers, franchises, properties and assets of Interim Bank shall be vested in Berlin.

        1.2 Effective Time. When authorization of the submission of the Bank Merger to the New Hampshire Bank Commissioner is received pursuant to New Hampshire Revised Statutes Annotated ("N.H. Rev. Stat. Ann.") 388:8 and 9, this Plan of Reorganization shall constitute a contract for union entered into pursuant to that authorization and shall be submitted to the Bank Commissioner for his approval pursuant to N.H. Rev. Stat. Ann. 388:10. Following receipt of such approval (or a Superior Court decree pursuant to N.H. Rev. Stat. Ann. 388:5) and the receipt of other required approvals, and following the Closing provided for by Section 9.01 of the Merger Agreement, this Plan of Reorganization, together with the Bank Commissioner's certificate of authority pursuant to N.H. Rev. Stat. Ann. 388:9 and approval pursuant to N.H. Rev. Stat. Ann. 388:10 and any necessary approvals pursuant to N.H. Rev. Stat. Ann. 388:14 (or the Superior Court decree pursuant to N.H. Rev. Stat. Ann. 388:5), shall be filed with the New Hampshire Secretary of State. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Plan of Reorganization, the Bank Merger shall become effective immediately following the close of business on the date on which such filing with the Secretary of State takes place (the "Effective Time"), which will constitute an effective date of union as that term is used in N.H. Rev. Stat. Ann. 388:10.

                                    ARTICLE 2

                          Articles of Agreement; Bylaws

        2.1 Charter. The Articles of Agreement (the "Charter") of Berlin, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Bank from and after the Effective Time, except as the Charter may thereafter be altered, amended or repealed.

        2.2. Bylaws. The Bylaws of Berlin, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank from and after the Effective Time, except as the Bylaws may thereafter be altered, amended or repealed.

                                    ARTICLE 3

                         Board of Directors and Officers

        3.1. Directors. From and after the Effective Time of the Bank Merger, the directors of the Surviving Bank, who shall hold office until their successors are elected and qualified according to the Bylaws of the Surviving Bank, shall be the same as the directors of Berlin immediately prior to the Effective Time of the Bank Merger.

        3.2. Officers. From and after the Effective Time of the Bank Merger, the officers of the Surviving Bank, who shall hold office until their successors are elected and qualified according to the Bylaws of the Surviving Bank, shall be the same as the officers of Berlin immediately prior to the Effective Time of the Bank Merger.

                                    ARTICLE 4

              Conversion and Exchange of Shares; Dissenters' Rights


        4.1. Conversion and Exchange of Shares.

             (a) At the Effective Time, each share of the common stock, par value $5.00 per share, of Berlin (the "Berlin Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Berlin Common Stock held in Berlin's treasury or directly or indirectly by Berlin (except for Trust Account Shares and DPC Shares (as such terms are defined in Section 4.1(b) hereof) and (ii) Dissenting Shares (as such term is defined in Section 4.2 hereof)) shall, by virtue of this Plan of Reorganization and without any action on the part of the holder thereof, be converted into and exchangeable for 16 shares of the common stock, par value $1.00 per share, of Northway ("Northway Common Stock"). All of the shares of Berlin Common Stock converted into Northway Common Stock pursuant to this Article 4 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Berlin Common Stock shall thereafter represent the right to receive the number of whole shares of Northway Common Stock into which shares of the Berlin Common Stock represented by such Certificate have been converted pursuant to this Section 4.1(a). Certificates previously representing shares of Berlin Common Stock shall be exchanged for certificates representing shares of Northway Common Stock upon the surrender of such Certificates in accordance with Section 4.1(d) hereof, without any interest thereon.

             (b) At the Effective Time, all shares of Berlin Common Stock that are owned by Berlin as treasury stock and all shares of Berlin Common Stock that are held directly or indirectly by Berlin (other than (i) shares of Berlin Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Berlin Common Stock which are similarly held, whether held directly or indirectly, by Berlin being referred to herein as "Trust Account Shares") and (ii) any shares of Berlin Common Stock held by Berlin in respect of a debt previously contracted (any such shares of Berlin Common Stock whether held directly or indirectly by Berlin being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Northway or other consideration shall be delivered in exchange therefor.

             (c) At least one business day prior to the Effective Time, Northway shall deposit, or shall cause to be deposited, with The First National Bank of Boston or such other bank or trust company selected by Northway (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article 4, certificates representing the shares of Northway Common Stock (such certificates for shares of Northway Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1(a) and paid pursuant to Section 4.1(d) in exchange for outstanding shares of Berlin Common Stock.

             (d) As soon as practicable after the Effective Time, and in no event later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Berlin Common Stock and the cash in lieu of fractional shares into which the shares of Berlin Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Plan of Reorganization. [Berlin shall have the right to review both the letter of transmittal and the instructions three days prior to its mailing.] Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Northway Common Stock to which such holder of Berlin Common Stock shall have become entitled pursuant to the provisions of Section 4.1(a) hereof which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on unpaid dividends and distributions, if any, payable to holders of Certificates.

             (e) After the Effective Time, there shall be no transfers on the stock transfer books of Berlin of the shares of Berlin Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Northway Common Stock as provided in this Article 4.

             (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Berlin for twelve months after the Effective Time shall be transferred to Northway. Any shareholders of Berlin who have not theretofore complied with this Article 4 shall thereafter look only to Northway for payment of their shares of Northway Common Stock, and unpaid dividends and distributions on the Northway Common Stock deliverable in respect of each share of Berlin Common Stock such shareholder holds as determined pursuant to this Plan of Reorganization, in each case without any interest thereon. Notwithstanding the foregoing, none of Northway, Berlin, Interim Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Berlin Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

             (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Northway, the posting by such person of a bond in such amount as Northway may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Northway Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

        4.2. Dissenters' Rights. Shares of Interim Bank or Berlin, which are issued and outstanding immediately prior to the Effective Time and which are owned by stockholders who assert and perfect dissenters' rights pursuant to and in accordance with New Hampshire N.H. Rev. Stat. Ann. 388:13 and N.H. Rev. Stat. Ann. 293-A:13:01-13.31 ("Dissenting Shares"), shall not be converted or exchangeable as provided in Section 4.1 of this Plan of Reorganization unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right to payment for such shares under such applicable laws. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, the shares of Interim Bank or Berlin held by such shareholder shall thereupon be deemed to have been converted and exchangeable, at the Effective Time, as provided for in Section 4.1 hereof.

                                    ARTICLE 5

                   Rights and Obligations; Further Assurances

        At the Effective Time of the Bank Merger, the separate existence of Interim Bank shall cease and the Surviving Bank shall possess all rights, franchises, and interests of Interim Bank in and to every type of property (real, personal and mixed) and chose in action by virtue of such Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, of a public as well as of a private nature, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of incompetents, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Interim Bank at the time the Bank Merger became effective. The Surviving Bank shall be liable for all liabilities of Interim Bank, all deposits, debts, liabilities, obligations and contracts of Interim Bank matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Interim Bank shall be those of the Surviving Bank and shall not be released or impaired by the Bank Merger, and all rights of creditors and other obligees and all liens on property of Interim Bank shall be preserved unimpaired.

        At the Effective Time, this Plan of Reorganization shall be deemed to constitute, insofar as any transfer document is necessary, an irrevocable transfer and assignment by Interim Bank to the Surviving Bank of all Interim Bank's interests in and to every type of property, including those described in the foregoing paragraph. From time to time as and when requested by the Surviving Bank and to the extent permitted by New Hampshire law, the officers and directors of Interim Bank last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Bank title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Interim Bank, and otherwise to carry out the purposes of this Plan of Reorganization; provided, that the Surviving Bank shall, to the extent provided in the Bylaws of the Surviving Bank and by New Hampshire law, indemnify any such officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he executed or delivered such instrument or took such action at the request of the Surviving Bank; further provided, without limiting the foregoing, that Interim Bank hereby irrevocably appoints the duly elected officers of the Surviving Bank as Interim Bank's attorneys-in-fact, each with full power and authority in the place and stead of Interim Bank and in the name of Interim Bank to execute and deliver such deeds and other instruments.

                                    ARTICLE 6

                                    Amendment

        The parties hereto, by mutual action of their respective Boards of Directors, may amend, modify or supplement this Plan of Reorganization, whether before or after approval thereof by the shareholders of the parties, the New Hampshire Bank Commissioner or Superior Court; provided, however, that after any approval of the Bank Merger by the shareholders, there may not be, without further approval of Berlin shareholders, any amendment of this Plan of Reorganization which reduces the amount or changes the form of consideration to be delivered to Berlin shareholders. This Plan of Reorganization may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                    ARTICLE 7

                                  Miscellaneous

        7.1. Any party, by written instrument signed by any duly authorized officer, may extend the time for the performance of any of the obligations or other acts of any other party hereto, and may waive compliance with any of the covenants or performance of any of the obligations of the other party contained in this Plan of Reorganization.

        7.2. This Plan of Reorganization shall be governed by and construed in accordance with the laws of New Hampshire applicable to agreements made and entirely to be performed within such State.

        7.3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Plan of Reorganization.

        7.4 This Plan of Reorganization may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Interim Bank and Berlin have caused this Plan of Reorganization to be executed by their duly authorized officers as of the day and year first above written.

                                        Berlin Interim Trust Company

Attest:
                                        By:
--------------------------------           ---------------------------------


                                        The Berlin City Bank


Attest:
                                        By:
--------------------------------           ---------------------------------



[SEAL]